Form 10-K405, Exhibit 13
period 1997-12-31
CALIFORNIA WATER SERVICE GROUP
filed 1998-03-26
CIK 1035201

Ten Year Financial Review
(Dollars in thousands except common share and other data)

                               1997      1996      1995      1994      1993      1992     1991     1990     1989     1988

SUMMARY OF OPERATIONS
Operating revenue
Residential                $143,327  $134,035  $119,814  $114,751  $111,526  $101,842  $87,560  $90,178  $84,295  $81,404
Business                     32,916    30,924    28,230    27,023    25,247    23,670   20,759   20,910   19,870   19,480
Industrial                    6,282     6,150     5,836     5,478     5,123     4,925    4,490    5,146    5,166    4,754
Public authorities            9,636     9,023     8,149     7,995     7,396     6,892    5,734    6,412    6,225    6,232
Other                         3,163     2,632     3,057     2,024     2,424     2,476    8,633    1,741    1,932    1,885
Total operating revenue     195,324   182,764   165,086   157,271   151,716   139,805  127,176  124,387  117,488  113,755
Operating expenses          160,975   152,397   139,694   131,766   123,861   116,031  102,855  101,017   95,150   91,265
Interest expense, other
income and expenses, net     11,044    11,300    10,694    11,097    12,354    11,245   10,393    9,004    8,566    8,416
Net income                  $23,305   $19,067   $14,698   $14,408   $15,501   $12,529  $13,928  $14,366  $13,772  $14,074
COMMON SHARE DATA*
Earnings per share            $1.83     $1.50     $1.16     $1.22     $1.35     $1.09    $1.21    $1.25    $1.20    $1.22
Dividends declared            1.055     1.040     1.020     0.990     0.960     0.930    0.900    0.870    0.840    0.800
Dividend payout ratio           58%       69%       88%       81%       71%       85%      74%      70%      70%      65%
Book value                   $13.00    $12.22    $11.72    $11.56    $10.90    $10.51   $10.35   $10.04    $9.66    $9.30
Market price at year-end      29.53     21.00     16.38     16.00     20.00     16.50    14.00    13.38    14.00    12.75
Common shares outstanding
at year-end (in thousands)   12,619    12,619    12,538    12,494    11,378    11,378   11,378   11,378   11,378   11,344
Return on average
common shareholders'
equity                        14.6%     12.7%     10.2%     10.6%     12.4%     10.4%    11.7%    12.4%    12.4%    13.2%
Long-term debt
interest coverage               4.2       3.6       3.2       3.2       3.2       2.9      3.2      3.6      3.4      3.8
BALANCE SHEET DATA
Net utility plant          $460,407  $443,588  $422,175  $407,895  $391,703  $374,613 $349,937 $325,409 $307,802 $289,363
Utility plant
expenditures                 32,907    35,683    27,250    28,275    28,829    35,188   34,459   26,861   27,277   23,994
Total assets                531,297   512,390   497,626   462,794   446,619   403,448  393,609  369,055  339,348  313,561
Long-term debt              139,205   142,153   145,540   128,944   129,608   122,069  103,505  104,905   86,012   86,959
Capitalization
ratios:
Common shareholders
equity                        53.5%     51.4%     49.7%     52.2%     48.2%     48.8%    52.4%    51.3%    55.1%    53.8%
Preferred stock                1.1%      1.2%      1.2%      1.3%      1.4%      1.4%     1.5%     1.6%     1.8%     1.8%
Long-term debt                45.4%     47.4%     49.1%     46.5%     50.4%     49.8%    46.1%    47.1%    43.1%    44.4%
OTHER DATA
Water production
(million gallons)
Wells                        56,612    53,372    49,755    50,325    47,205    52,000   48,930   51,329   51,350   48,828
Purchased                    53,190    51,700    49,068    49,300    48,089    40,426   36,686   45,595   45,978   48,254
Total water production      109,802   105,072    98,823    99,625    95,294    92,426   85,616   96,924   97,328   97,082
Metered customers           302,100   298,400   289,200   286,700   282,100   278,700  275,200  272,100  269,200  267,000
Flat rate customers          77,400    77,700    77,900    78,800    80,800    82,000   82,400   81,200   79,400   77,800
Customers at year-end       379,500   376,100   367,100   365,500   362,900   360,700  357,600  353,300  348,600  344,800
New customers added           3,400     9,000     1,600     2,600     2,200     3,100    4,300    4,700    3,800    7,000
Revenue per customer           $515      $486      $450      $430      $418      $388     $356     $352     $337     $330
Utility plant per
customer                     $1,707    $1,644    $1,592    $1,530    $1,469    $1,406   $1,327   $1,251   $1,198   $1,140
Employees at year-end           649       633       630       624       614       610      593      581      565      550

* Common share data is restated to reflect the effective two-for-one stock split on December 31, 1997.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

In April 1997, shareholders of California Water Service Company ("Company") voted to approve a holding company structure. After receiving final regulatory approval required to complete the process, on December 31, 1997, California Water Service Group ("Group") was formed. Through the holding company formation procedure, the Company became one of the Group's two operating subsidiaries. The Company will continue to operate as a regulated utility. Its assets and operating revenues currently comprise virtually all of the Group's assets and revenues. The other subsidiary, CWS Utility Services, is a new entity that will provide non-regulated water operations and related services. The following discussion and analysis provides information regarding the Group, its assets and operations.

In conjunction with formation of the holding company structure, each common share of Company stock was exchanged on a two-for-one basis for common shares of Group. Per share data has been restated where necessary to reflect the effective two-for-one stock split.

FORWARD LOOKING STATEMENTS
The Management's Discussion and Analysis section and other sections of this annual report contain forward looking statements. Such statements are inherently based on currently available information and expectations, estimates, assumptions and projections, and management's judgment about the Group, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, anticipates or variations of such words or similar expressions are intended to identify forward looking statements. The forward looking statements are not guarantees of future performance. Actual results may vary materially from what is contained in a forward looking statement. Factors which may cause a result different than expected include regulatory decisions, legislation and the impact of weather on operating results. The Group assumes no obligation to provide public updates of forward looking statements.

BUSINESS
The Company is a public utility supplying water service to 379,500 customers in 57 California communities through 21 separate water systems or districts. In the Company's 20 regulated systems, which serve 373,500 customers as shown on the map on page 7, rates and operations are subject to the jurisdiction of the California Public Utilities Commission ("CPUC"). An additional 6,000 customers receive service through a long-term lease of the City of Hawthorne water system, which is not subject to CPUC regulations. The Company also has contracts with various municipalities to operate water systems and provide billing services to an additional 29,500 customers. The Company also operates two reclaimed water systems under contract.

The CPUC requires that water rates for each regulated district be determined independently. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City council. Fees for other operating agreements are based on contracts negotiated among the parties.

RESULTS OF OPERATIONS
Earnings and Dividends. 1997 net income was $23,305,000 compared to $19,067,000 in 1996 and $14,698,000 in 1995. Earnings per common share were $1.83 in 1997, $1.50 in 1996 and $1.16 in 1995. 1997 revenue, net income and earnings per share represent the highest levels ever achieved by the Group. The weighted average number of common shares outstanding in each of the three years was 12,619,000, 12,580,000 and 12,506,000, respectively.

At its January 1997 meeting, the Board of Directors increased the common stock dividend rate for the 30th consecutive year. 1997 also marked the 53rd consecutive year that a dividend had been paid on the Company's common stock. The annual dividend rate paid in 1997 was $1.055, an increase of 1.4% over the 1996 rate of $1.04 per share which was an increase of 2.0% compared with the 1995 dividend of $1.02 per share. The dividend increases were based on projections that the higher dividend could be sustained while still providing the Group with adequate financial flexibility. Earnings not paid as dividends are reinvested in the business. The dividend payout ratio was 58% in 1997, 69% in 1996 and 88% in 1995, an average of 72% for the three-year period. The variation in payout ratios among the three years is primarily attributable to earnings per share fluctuations.

Operating Revenue. Operating revenue, including revenue from City of Hawthorne customers, was a record $195.3 million, exceeding the record set the previous year of $182.8 million, a $12.6 million or 7% increase. 1995 revenue was $165.1 million. General and step rate increases contributed $6.4 million, while offset rate adjustments, primarily for purchased water cost increases, added $0.2 million. Increased customer usage added $3.9 million. Average revenue per customer for each of the three years ended December 31, 1997 and was $515, $486 and $450, respectively. The revenue changes were mainly driven by consumption levels and rate increases. Rainfall for the 1996-97 season was concentrated in December 1996 and January 1997, then virtually ceased. The summer months were dry and warm, resulting in the highest average recorded consumption level for metered accounts at 315 ccf., a 4% increase for the year. The increase in average consumption followed a very strong consumption year in 1996. The increase in revenue during the first half of 1997 benefited from the June, 1996 rate case decision affecting 47% of customers. The CPUC decision for the applications filed in 1996 became effective in April 1997, affecting 11% of the customers. The customer count increased 0.9% to 379,500. Sales to 3,352 new customers increased revenue $2.1 million. The City of Hawthorne system was operated for the full year in 1997, while the 1996 operation was for a ten-month period.

Operating revenue in 1996 increased $17.7 million, or 11% greater than 1995's operating revenue. Offset rate adjustments, primarily for purchased water cost increases, added $2.2 million to revenue, while general and step rate increases contributed $7.8 million. Increased customer usage added $3.1 million. Average billed water consumption per metered customer was 303 ccf, a 6% increase for the year.
Following a wet first quarter, during which heavy rainfall assured an adequate supply for the year, warm, dry spring and summer weather caused an increase in consumption. In June, rate increases in five districts, covering 47% of customers, became effective and added significantly to revenue in the second half of the year. The number of customers increased 2.4% for the year due to the addition of the 6,000 City of Hawthorne customers in March and other customers added in existing service areas. Sales to a total of 9,000 new accounts provided $4.6 million in additional revenue.

The 1995 revenue increase was $7.8 million, or 5% greater than 1994. Offset rate adjustments, mainly for purchased water cost increases, added $3.8 million while general and step rate increases contributed $2.2 million. Increased customer usage added $1.1 million. Average billed water consumption per metered customer was 286 ccf., an increase of 1 ccf for the year. Only consumption in the fourth quarter exceeded that of the prior year, the first three 1995 quarters recorded usage which was less than 1994's. The consumption pattern reflects 1995's weather. The winter was unusually wet. Rain and cool weather continued through the spring and negatively influenced summer usage. With the exception of August, which showed a slight increase in consumption, all months through the third quarter recorded a sales decline from the prior year. Lack of rain and mild weather in the fourth quarter resulted in increased average customer usage of 14%. Sales to 1,600 new customers during the year accounted for $0.7 million in additional revenue. Operating and Interest Expenses. Operating expenses, including those for the Hawthorne operation, increased $8.6 million in 1997, $12.7 million in 1996 and $7.9 million in 1995.

Well production supplied 51.2% of the water delivered to all systems in 1997, while 48.4% was purchased from wholesale suppliers and 0.4% came from the Company's Bear Gulch district watershed. Water production was 110 billion gallons, up 5% from 1996's 105 billion gallons. Production in 1995 was 99 billion gallons. The production levels in 1997 and 1996 reflect increased customer usage. Total cost of water production, including purchased water, purchased power and pump taxes, was $68.9 million in 1997, $67.3 million in 1996 and $62.2 million in 1995. Purchased water expense was the largest component of operating expense in each year. This year purchased water expense was $52.2 million, an increase of $0.6 million. The overall purchased water expense was reduced by $2.5 million due to refunds received from two wholesale suppliers in May 1997. Well production, which increased 6% in 1997 because of increased demand, caused a $0.9 million increase in pump taxes and purchased power costs. In 1996, well production was up 8%, however, purchased power decreased $0.6 million due to the availability of less expensive power in several districts. In 1997, the Bear Gulch watershed yielded 0.5 billion gallons, the same production as in 1996.

Employee payroll and benefits charged to operations and maintenance expense was $32.9 million this past year, $31.2 million in 1996 and $29.9 million in 1995. The increases in payroll and related benefits are attributable to general wage increases effective at the start of each year and additional hours worked. At year-end 1997, 1996 and 1995, there were 649, 633 and 630 employees, respectively.

Income taxes were $14.0 million in 1997, $12.2 million in 1996 and $9.9 million in 1995. The changes in taxes are generally due to increased taxable income.

Long-term debt interest expense decreased $0.3 million due to the retirement of Series K bonds in November 1996 and Series L bonds in November 1997, and annual sinking fund payments each year. Interest on long-term debt increased $0.7 million in 1996 because of the sale, in August, 1995, of $20 million of senior notes which were outstanding for the full year. In 1995, bond interest expense increased $0.4 million, also because of the senior note sale.

Interest on short-term bank borrowings in 1997 was $0.3 million more than in 1996 which was $0.2 million less than 1995's expense. The additional interest expense this year reflects increased short-term borrowings, especially during the latter part of the year. 1996's expense reduction reflects a reduced requirement for short-term borrowings due to increased water sales which resulted in improved cash flow and funds available in 1996 from the 1995 senior note sale. Interest on short-term bank borrowings decreased $0.3 million in 1995, despite higher short-term rates during 1995 compared to 1994. The reduction in the expense reflects the payoff of outstanding short-term bank borrowings upon the issuance of senior notes and reduced short-term borrowing needs. Due to improved earnings, interest coverage of long-term debt before income taxes was 4.2 in 1997, 3.6 in 1996 and
3.2 in 1995.

Other Income. Other income is derived from management contracts under which the Company operates three municipally owned water systems, contracts for operation of five privately owned water systems, agreements for operation of two reclaimed water systems, provides billing services to various cities, leases certain facilities, other nonutility sources and interest on short-term investments. Total other income was $1.1 million in 1997, $0.8 million in 1996 and $0.9 million in 1995. Income from the various operating and billing contracts excluding short-term interest income was $1 million this year, $0.7 million in 1996 and 1995.

Following the August 1995 senior note issue, available funds generated significant interest income. This source for temporary investments was not available in 1997 or 1996. There was $14.5 million in temporary borrowings at the end of 1997, $7.5 million at the end of 1996 and none at the end of 1995.
RATES AND REGULATION
General rate case applications were filed for four districts representing 7% of total accounts in July 1997. The applications request additional revenue of about $650,000 for 1998. Future step rate increases for two of the districts of about $110,000 for each year 1999 through 2001 were also requested. In the other two districts, proposed step rate increases would be based on a hybrid - CPI each year through the year 2003.

During 1996, general rate case applications were filed with the CPUC for two districts, Livermore and Palos Verdes, which represent about 11% of the Company's customers. In April, the CPUC granted the Company a return on common equity (ROE) of 10.35%. Additional 1997 revenue, including memorandum and balancing account adjustments, was $2.4 million. The decision included provisions for future step rate increases to become effective in the next three years of $1.7 million in 1998 and $0.1 million in 1999 and 2000. The CPUC also authorized step rate increases for 1997 in various districts totaling $1.5 million and $1.4 million for undercollection of expense balancing accounts.

The CPUC's decision on the Company's 1995 rate case filing was effective in June 1996. The decision, which involved five districts representing 47% of the Company's customers, authorized an ROE of 10.3%. It added $5.4 million of revenue during the first full year, including $1.2 million of step rate increases effective at the start of 1996. Over a four-year period, the decision is expected to provide about $10.6 million in new revenue. The decision includes a provision to accelerate recovery of the Company's utility plant investment, resulting in an annualized depreciation rate of about 2.6% for the five districts. Historically, the Company's annual depreciation rate has been 2.4% of utility plant.

During 1998, 14 districts, representing about 80% of all customers, are eligible for rate increase filings. The Company will review earnings levels in those districts and file for additional rate consideration as it deems appropriate. The filings are expected to be made in July.

WATER SUPPLY
The Company's source of supply varies among its 21 operating districts. Certain districts obtain all of their supply from wells, some districts purchase all of their supply from wholesale suppliers and other districts obtain their supply from both sources. The Company operates two treatment plants which process surface water supplies. In each of the past three years, approximately half of the total Company supply has been pumped from Company owned wells and half purchased from wholesale suppliers. Total water production for 1997, 1996 and 1995 was 109,802, 105,072 and 98,823 million gallons, respectively.

Generally, between mid-spring and mid-fall little precipitation falls in the Company's service areas. Water demand is highest during the warm, dry summer period and less in the cool, wet winter. Rain and snow during the winter months replenish underground water basins and fill reservoirs providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 1997-98 winter has exceeded normal levels for the third year in a row. Water storage in state reservoirs exceeds historic levels. The Company believes that its source of supply from both underground aquifers and purchased sources is adequate to meet customer demands for 1998 in all service areas.

ENVIRONMENTAL MATTERS
The Company is subject to regulations of the United States Environmental Protection Agency (EPA), the California Department of Health Services and various county health departments concerning water quality matters. It is also subject to the jurisdiction of various state and local regulatory agencies relating to environmental matters, including handling and disposal of hazardous materials.

The Company believes it is in compliance with all monitoring and treatment requirements set forth by the various agencies. In the past several years, substantially all of the Company's wells have been equipped with chlorinators, providing disinfection of water extracted from underground sources. The cost of the new treatment is being recovered in customer rates as authorized by the CPUC. Water purchased from wholesale suppliers is treated before delivery to the Company.

During 1996, Congress approved amendments to the Safe Drinking Water Act. The revised law provides improvements in establishing regulations for potential contaminants. Among the considerations by EPA in determining whether to regulate a particular substance are potential impact on public health, the likelihood of the contaminants' occurrence and a cost/benefit analysis. The Company believes the amended law provides a prudent approach to safeguarding potable water supplies.

Various regulatory agencies could require increased monitoring and possibly additional treatment of water supplies. The Company intends to request recovery for any additional treatment costs through the ratemaking process.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity. The Company's liquidity is provided by utilization of a $50 million short-term bank line of credit which is split evenly between Group and Company, and by internally generated funds. Prior to 1997, the line of credit was $30 million. The Group's $25 million portion of the bank credit line may be drawn upon for use by the Group, including funding operations of either of its two operating subsidiaries. The Company's $25 million portion of the credit line may be used solely for purposes of regulated water operations. Additional information regarding the bank line of credit is presented in Note 4 to the financial statements. Internally generated funds come from retention of a portion of earnings, depreciation and deferred income taxes.

Because of the seasonal nature of the water business, the need for short-term borrowings under the line of credit generally increases during the first six months of the year. Due to greater summer usage, cash flow from operations increases and bank borrowings can be repaid.

The Company believes that long-term financing is available to it through equity and debt markets. Standard & Poor's and Moody's have maintained their ratings of the Company's first mortgage bonds at AA-and Aa3, respectively. Long-term financing, which includes issuance of common stock, first mortgage bonds, senior notes and other debt securities is used to replace short-term borrowings and fund construction. Developer contributions in aid of construction and refundable advances for construction are also sources of funds for various construction projects.

Additional long-term financing was not necessary in either 1997 or 1996. Operating and capital requirements were met by borrowings under the bank short-term line of credit and by internally generated funds. During August, 1995, Series A, 7.28%, 30-year senior notes were issued. The proceeds from the issue were used to repay outstanding bank borrowings, redeem upon maturity the outstanding $2,565,000 Series J first mortgage bonds and fund the 1995 and a portion of the 1996 construction programs.

During the first quarter of 1998, the Group plans to implement a new Dividend Reinvestment and Stock Purchase Plan (Plan). The Plan will replace the Company's former Dividend Reinvestment Plan. Under the new Plan, shareholders may reinvest dividends to purchase additional Group common stock. Another feature of the Plan allows existing shareholders and other interested investors to purchase Group common shares. Shares required for the Plan may be purchased on the open market or newly issued shares. Therefore, the Plan will provide the Group with an alternative means of developing additional equity if new shares were to be issued. Initially, the intention is to purchase shares required for the Plan on the open market. If new shares are issued to satisfy future Plan requirements, the impact on earnings per share could be dilutive because of the added shares outstanding. Also, shareholders not participating in the Plan would experience dilution of their ownership percentage.

In 1996, under the Company's former Dividend Reinvestment Plan, 80,438 new common shares were issued to shareholders who elected to reinvest their dividends, providing the Company with $1.4 million in additional equity. In 1995, 44,634 new shares were issued under the Plan during the third and fourth quarters providing equity of $0.7 million. Reinvestment shares required for the 1995 first and second quarter dividends were purchased on the open market and redistributed to Plan participants. Currently, about 10% of outstanding shares participate in the Company's dividend reinvestment program.
Capital Requirements. Capital requirements consist primarily of new construction expenditures for expanding and replacing the Company's utility plant facilities, and the acquisition of new water properties. They also include refunds of advances for construction and retirement of bonds.

During 1997, utility plant expenditures totaled $32.9 million compared to $35.7 million in 1996. This year's expenditures included $25.5 million provided by Company funding and $7.4 million received from developers through contributions in aid of construction and refundable advances. Company funded expenditures were in the following areas: wells, pumping and water treatment equipment and storage facilities, $6.9 million; distribution systems, $9.7 million; services and meters, $5.2 million; equipment, $3.7 million. Company projects were funded by internally generated funds and the short-term bank line of credit. In 1996, expenditures included the $6.5 million up-front City of Hawthorne lease payment. The system is being leased for 15 years. A portion of the proceeds from the August 1995 senior notes issue was also available to fund a portion of the 1996 Company construction program.

The 1998 Company construction program has been authorized by the Board of Directors for $31.0 million. Expenditures are expected to be in the following areas: wells, pumping and water treatment equipment and storage facilities, $11.9 million; distribution systems, $8.7 million; services and meters, $5.4 million; and equipment, $5.0 million. The funds for this program are expected to be provided by cash from operations, bank borrowings and long-term debt financing. New subdivision construction generally will be financed by developers' contributions and refundable advances. Company funded construction budgets over the next five years are projected to be $125 million.

Since 1986, proceeds received from developers for installation of new facilities were subject to income tax. During 1996, Congress enacted legislation which exempted from taxable income the majority of proceeds received from developers to fund advances for construction and contributions in aid of construction. As part of the legislation, future water utility plant additions will generally be depreciated for federal tax purposes on a straight-line, 25-year life basis. The federal tax exemption of developer funds will reduce the Company's cash flow requirement for income taxes. In 1997, California adopted similar legislation regarding the taxability of payments received from developers.

Capital Structure. The Company's total capitalization at December 31, 1997 and 1996 was $306.7 million and $299.9 million, respectively.

Capital ratios were:

                       1997       1996
Common equity         53.5%      51.4%
Preferred stock        1.1%       1.2%
Long-term debt        45.4%      47.4%

The increase in the common equity percentage from 1996 to 1997 and the corresponding decrease in the long-term debt percentage were primarily caused by strong 1997 earnings which contributed to shareholders' equity. During the year, no new debt was sold or equity issued. Also contributing to the change was the retirement of Series L, first mortgage bonds in November 1997 along with the annual bond sinking fund payments which were also made in November.

The 1997 return on average common equity was 14.6% compared with 12.7% in 1996 and 10.2% in 1995. The most recent CPUC authorized rate of return on common equity is 10.35%.

Shareholder Rights Plan. As explained in Note 3 to the Consolidated Financial Statements, in January 1998, the Board of Directors adopted a Shareholder Rights Plan (Plan). In connection with the Plan, a dividend distribution of one's right to purchase preferred stock under certain circumstances was also authorized. The Plan is designed to protect shareholders and maximize shareholder value in the event of an unsolicited takeover proposal by encouraging a prospective acquirer to negotiate with the Board.

NEW ACCOUNTING STANDARDS
During 1997, the Financial Accounting Standards Board issued two statements which will be effective for the Group in 1998. Statement No. 130, "Reporting Comprehensive Income," requires comprehensive income items be classified separately and the accumulated balance be reported in the equity section of the financial statements. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes disclosure requirements concerning operating business segments, products and services, geographic areas and major customers. The Group, which will adopt both statements during 1998, does not anticipate that either statement will have a material impact on its financial position or operating results.

YEAR 2000
The Group is familiar with the concerns and technological complexities associated with achieving Year 2000 compliance of computer based systems. A program is in place with a goal to assure that Group's systems achieve Year 2000 compliance by the end of 1998. In addition, the program includes attaining comfort that our business partners will also achieve Year 2000 compliance without a disruption of our business processes. The Group believes that the Year 2000 transition will be completed without a material adverse effect on its operations or financial position.

CONSOLIDATED BALANCE SHEET

(In thousands)
December 31,

                                                 1997                   1996

ASSETS
Utility plant:
Land                                           $7,860                 $7,536
Depreciable plant and equipment               627,584                600,329
Construction work in progress                   4,026                  3,300
Intangible assets                               8,178                  7,267
Total utility plant                           647,648                618,432
Less depreciation and amortization            187,241                174,844
Net utility plant                             460,407                443,588

Current assets:
Cash and cash equivalents                      1,742                   1,368
Receivables:
Customers                                     10,890                  11,437
Other                                          3,972                   1,528
Unbilled revenue                               5,136                   5,577
Materials and supplies at average cost         2,105                   2,324
Taxes and other prepaid expenses               4,423                   4,537
Total current assets                          28,268                  26,771

Other assets:
Regulatory assets                             38,345                  37,556
Unamortized debt premium and expense           3,748                   3,943
Other                                            529                     532
Total other assets                            42,622                  42,031
                                            $531,297                $512,390

See accompanying notes to consolidated financial statements.



December 31,                                    1997                   1996
(In thousands)

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock                                 $44,941                $44,941
Retained earnings                            119,124                109,285
Total common shareholders' equity            164,065                154,226
Preferred stock without mandatory
redemption provision                           3,475                  3,475
Long-term debt                               139,205                142,153
Total capitalization                         306,745                299,854
Current liabilities:
Short-term borrowings                         14,500                  7,500
Accounts payable                              15,499                 14,692
Accrued taxes                                  2,985                  3,002
Accrued interest                               1,919                  1,947
Other accrued liabilities                      8,241                  7,653
Total current liabilities                     43,144                 34,794
Unamortized investment tax credits             3,006                  3,086
Deferred income taxes                         25,761                 23,736
Regulatory liabilities                        12,493                 12,627
Advances for construction                     95,878                 95,226
Contributions in aid of construction          44,270                 43,067
                                            $531,297               $512,390


CONSOLIDATED STATEMENT OF INCOME

For the years ended December 31,              1997        1996         1995
(In thousands, except per share data)

Operating revenue                         $195,324    $182,764     $165,086
Operating expenses:
Operations:
Purchased water                             52,155      51,514       46,370
Purchased power                             12,462      12,075       12,689
Pump taxes                                   4,302       3,753        3,151
Administrative and general                  23,521      21,664       19,989
Other                                       24,019      23,000       21,635
Maintenance                                  9,319       8,317        7,722
Depreciation and amortization               13,670      12,665       11,436
Income taxes                                13,950      12,150        9,850
Property and other taxes                     7,577       7,259        6,852
Total operating expenses                   160,975     152,397      139,694
Net operating income                        34,349      30,367       25,392
Other income and expenses, net                 858         607          768
Income before interest expense              35,207      30,974       26,160
Interest expense:
Long-term debt interest                     11,405      11,663       10,984
Other interest                                 497         244          478
Total interest expense                      11,902      11,907       11,462
Net income                                 $23,305     $19,067      $14,698
Earnings per share of common stock           $1.83       $1.50        $1.16
Average number of common
 shares outstanding                         12,619      12,580       12,506

See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                                     Common
                                     Shares    Common      Retained
                                Outstanding     Stock      Earnings     Total
(In thousands, except shares)

Balance at December 31, 1994     12,494,068   $42,800     $ 101,647  $144,447
Net income                                                   14,698    14,698
Dividends paid:
Preferred stock                                                 153       153
Common stock                                                 12,750    12,750
Total dividends paid                                         12,903    12,903
Income reinvested in business                                 1,795     1,795
Dividend reinvestment                44,634       707                     707
Balance at December 31, 1995
                                 12,538,702    43,507       103,442   146,949
Net income                                                   19,067    19,067
Dividends paid:
Preferred stock                                                 153       153
Common stock                                                 13,071    13,071
Total dividends paid                                         13,224    13,224
Income reinvested in business                                 5,843     5,843
Dividend reinvestment                80,438     1,434                   1,434
Balance at December 31, 1996
                                 12,619,140    44,941       109,285   154,226
Net income                                                   23,305    23,305
Dividends paid:
Preferred stock                                                 153       153
Common stock                                                 13,313    13,313
Total dividends paid                                         13,466    13,466
Income reinvested in business                                 9,839     9,839
Balance at December 31, 1997
                                 12,619,140    $44,941     $119,124  $164,065

See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31,               1997       1996       1995
(In thousands)

Operating activities:
Net income                                  $23,305    $19,067    $14,698
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization                13,670     12,665     11,436
Deferred income taxes and investment
tax credits, net                              1,945    (2,169)      1,698
Regulatory assets and liabilities, net        (923)        503    (1,181)
Changes in operating assets and liabilities:
Receivables                                 (1,897)        698    (1,936)
Unbilled revenue                                441        729      (314)
Accounts payable                                807      (115)      2,576
Other current liabilities                       543      1,579      1,560
Other changes, net                            1,510        235      1,258
Net adjustments                              16,096     14,125     15,097
Net cash provided by operating activities 39,401 33,192 29,795 Investing activities:
Utility plant expenditures:
Company funded                             (25,491)   (27,631)   (20,039)
Developer advances and contributions
in aid of construction                      (7,416)    (8,052)    (7,211)
Net cash used in investing activities (32,907) (35,683) (27,250) Financing activities:
Net short-term borrowings                    $7,000     $7,500   $(7,000)
Proceeds from issuance of long-term debt                           20,000
Proceeds from issuance of common stock                   1,434        707
Advances for construction                     4,536      4,998      5,368
Refunds of advances for construction        (3,685)    (3,631)    (3,524)
Contributions in aid of construction          2,443      3,896      3,183
Retirements of first mortgage bonds
including premiums                          (2,948)    (3,387)    (3,404)
Dividends paid                             (13,466)   (13,224)   (12,903)
Net cash provided by (used in)
financing activities                        (6,120)    (2,414)      2,427
Change in cash and cash equivalents             374    (4,905)      4,972
Cash and cash equivalents at
beginning of year                             1,368      6,273      1,301
Cash and cash equivalents at end of year     $1,742     $1,368     $6,273

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest (net of amounts capitalized)       $11,734    $11,721    $11,050
Income taxes                                $14,525    $12,775     $8,258

See accompanying notes to consolidated financial statements


Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995

In April 1997, shareholders of California Water Service Company ("Company") voted to approve a holding company structure. The formation process was completed on December 31, 1997 at which time California Water Service Group ("Group") became the parent company. As a result of the holding company formation, the Company became one of Group's two operating subsidiaries. The Company will continue to operate as a utility regulated by the California Public Utilities Commission (CPUC). The other subsidiary, CWS Utility Services, is a new entity which will perform non-regulated water related services and operations. The consolidated financial statements include the accounts of the Company which comprise virtually all of the Group's assets and revenues.

In conjunction with formation of the holding company structure, common shares of Company stock were exchanged on a two-for-one basis for common shares of Group. Prior years' share data has been restated to reflect the effects of the exchange which is equivalent to a stock split.

NOTE 1. Summary of Significant Accounting Policies
The consolidated financial statements include the accounts of California Water Service Group and its wholly-owned subsidiaries, California Water Service Company and CWS Utility Services, collectively referred to as the Group. Intercompany transactions and balances have been eliminated.

The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the CPUC. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue. Revenue consists of monthly cycle customer billings for regulated water service at rates authorized by the CPUC and billings to City of Hawthorne customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat rate accounts which are billed at the beginning of the service period are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

Utility Plant. Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant, other than transportation equipment, is charged to operation expenses. Maintenance and depreciation of transportation equipment are charged to a clearing account and subsequently distributed primarily to operations. Interest is capitalized on plant expenditures during the construction period and amounted to $267,000 in 1997, $261,000 in 1996, and $207,000 in 1995.

Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the CPUC. All other intangibles have been recorded at cost. Included in intangible assets is $6,500,000 paid to the City of Hawthorne to lease the city's water system and associated water rights. The lease payment is being amortized on a straight-line basis over the 15-year life of the lease. The Group continually evaluates the recoverability of utility plant by assessing whether the amortization of the balance over the remaining life can be recovered through the expected and undiscounted future cash flows.
Long-Term Debt Premium, Discount and Expense. The discount and expense on long-term debt is being amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

Cash Equivalents. Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, stated at cost with original maturities of three months or less.

Depreciation. Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.5% in 1997 and 1996, and 2.4% in 1995. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996, are depreciated on a straight-line basis for tax purposes.

Advances for Construction. Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base. Such payments are refundable to the developer without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from each extension. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 1997, the amounts refundable under the 20-year contracts were $9,547,000 and under the 40-year contracts $86,331,000. Estimated refunds for 1998 for all water main extension contracts are $3,800,000.

Contributions in Aid of Construction. Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to contributions is charged to Contributions in Aid of Construction.

Income Taxes. The Group accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

It is anticipated that future rate action by the CPUC will reflect revenue requirements for the tax effects of temporary differences recognized which have previously been flowed through to customers.

The CPUC has granted the Company customer rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available investment tax credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties.

Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 subject to state income tax. In 1996 the federal tax law, and in 1997 the state tax law, changed and a major portion of subsequent advances and contributions are non-taxable.

Earnings per Share. In 1997, the Group adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", issued by the Financial Accounting Standards Board. SFAS No. 128 changes the standard for computing earnings per share (EPS) by replacing the presentation of primary EPS with basic EPS for all periods presented. Per share data is calculated using income available to common shareholders divided by the weighted average number of shares outstanding during the year. The adoption of SFAS No. 128 had no effect on the Group's EPS amounts. The Group has no dilutive securities, accordingly, diluted EPS is not shown.

NOTE 2.  Preferred Stock
As of December 31, 1997 and 1996, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock. Preferred shares are entitled to sixteen votes each with the right to cumulative votes at any elections of directors.

The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series
C. There is no premium in the event of an involuntary liquidation.

NOTE 3.  Common Shareholders' Equity
The Group is authorized to issue 25,000,000 shares of no par value common stock. All share data has been restated to reflect the two-for-one stock split effective December 31, 1997. As of December 31, 1997 and 1996, 12,619,140 shares of common stock were issued and outstanding. All shares of common stock are eligible to participate in the Group's dividend reinvestment plan. Approximately 10% of shareholders participate in the plan. In 1996 and 1995, 80,438 and 44,634, respectively, new shares were issued under the reinvestment plan.

Shareholder Rights Plan. In January 1998, the Board of Directors adopted a Shareholder Rights Plan (Rights Plan) and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock. The Rights will become effective in February 1998 and expire in February 2008. The Rights Plan is designed to provide shareholders protection and to maximize shareholder value by encouraging a prospective acquirer to negotiate with the Board.

Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment ("the Purchase Price"). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any shareholder election. The Rights become exercisable upon occurrence of a Distribution Date. A Distribution Date event occurs if (a) any person accumulated 15% of the then outstanding Common Stock, (b) any person presents a tender offer which caused the person's ownership level to exceed 15% and the Board determined the tender offer not to be fair to Group's shareholders, or (c) the Board determines that a shareholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Group or could attempt to pressure Group to repurchase the holder's shares at a premium.

Until the occurrence of a Distribution Date, each Right trades with the Common Stock and is not separately transferable. When a Distribution Date occurs: (a) Group would distribute separate Rights Certificates to Common Shareholders and the Rights would subsequently trade separate from the Common Stock; and (b) each holder of a Right, other than the Acquiring Person (whose Rights will thereafter be void), will have the right to receive upon exercise at its then current Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. If Group merges into the acquiring person, transfers a significant portion of its assets to the acquiring person or enters into any transaction that unfairly favors the acquiring person or disfavors Group's other shareholders, the Right becomes a right to purchase Common Stock of the acquiring person having a market value of two times the Purchase Price.

The Board may determine that in certain circumstances a proposal which would cause a distribution date is in the Group shareholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $.001 per Right.

NOTE 4.  Short-Term Borrowings
As of December 31, 1997, the Group maintained a bank line of credit providing unsecured borrowings of up to $50,000,000 at the prime lending rate or lower rates as quoted by the bank. Subsequent to December 31, 1997, $25,000,000 of the bank line was transferred to California Water Service Group, with the remaining line of $25,000,000 available solely to the Company. The agreement does not require minimum or specific compensating balances. The following table represents borrowings under the bank line of credit.

                                        Dollars in Thousands
                                   1997          1996          1995

Maximum short-term borrowings   $14,500        $9,500       $13,000
Average amount outstanding        5,164         1,662         5,142
Weighted average interest rate    7.22%         6.94%         7.26%
Interest rate at December 31      7.29%         6.98%

NOTE 5.  Long-Term Debt

As of December 31, 1997 and 1996 long-term debt outstanding was:

                                                 In Thousands
                                             1997           1996

First Mortgage Bonds:
Series L   6.75%  due 1997                 $              $2,138
Series P  7.875%  due 2002                  2,625          2,640
Series S   8.50%  due 2003                  2,640          2,655
Series BB  9.48%  due 2008                 16,740         16,920
Series CC  9.86%  due 2020                 18,900         19,100
Series DD  8.63%  due 2022                 19,500         19,600
Series EE  7.90%  due 2023                 19,600         19,700
Series FF  6.95%  due 2023                 19,600         19,700
Series GG  6.98%  due 2023                 19,600         19,700
                                          119,205        122,153
Senior Notes:
Series A   7.28%  due 2025                 20,000         20,000
Total long-term debt                     $139,205       $142,153

The first mortgage bonds are held by institutional investors and secured by substantially all of the Company's utility plant. Aggregate maturities and sinking fund requirements for each of the succeeding five years 1998 through 2002 are $620,000, $2,240,000, $2,240,000,
$2,240,000 and $4,790,000, respectively.

The senior notes are held by institutional investors and are unsecured and require interest only payments until maturity.

NOTE 6.  Income Taxes
Income tax expense consists of the following:
                                                 In Thousands
                                          Federal         State        Total
1997
Current                                    $8,970        $2,894      $11,864
Deferred                                    2,280         (194)        2,086
Total                                     $11,250        $2,700      $13,950
1996
Current                                    $9,356        $3,274      $12,630
Deferred                                      444         (924)        (480)
Total                                      $9,800        $2,350      $12,150
1995
Current                                    $6,839        $2,729       $9,568
Deferred                                    1,161         (879)          282
Total                                      $8,000        $1,850       $9,850

Income tax expense computed by applying the current federal tax rate of 35% to pretax book income differs from the amount shown in the Consolidated Statement of Income. The difference is reconciled in the table below:

                                                     In Thousands
                                             1997          1996         1995

Computed "expected" tax expense           $13,039       $10,926       $8,592
Increase (reduction) in taxes due to:
State income taxes net of
federal tax benefit                         1,755         1,528        1,203
Investment tax credits                      (152)         (119)        (132)
Other                                       (692)         (185)          187
Total income tax                          $13,950       $12,150       $9,850

The components of deferred income tax expense in 1997, 1996 and 1995 were:

                                                     In Thousands
                                             1997          1996         1995

Depreciation                               $2,457        $3,544       $3,854
Developer advances and contributions        (334)       (3,749)      (3,455)
Bond redemption premiums                     (62)          (73)         (75)
Investment tax credits                       (93)          (93)         (90)
Other                                         118         (109)           48
Total deferred income tax expense          $2,086        $(480)         $282

The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented in the following table:

                                                       In Thousands
                                                  1997              1996

Deferred tax assets:
Developer deposits for extension agreements
and contributions in aid of construction       $43,980           $45,901
Federal benefit of state tax deductions          2,998             4,177
Book plant cost reduction for future
deferred ITC amortization                        1,776             1,832
Insurance loss provisions                          334               286
Total deferred tax assets                       49,088            52,196
Deferred tax liabilities:
Utility plant, principally due to
depreciation differences                        74,029            74,407
Premium on early retirement of bonds             1,215             1,290
Other                                            (395)               235
Total deferred tax liabilities                  74,849            75,932
Net deferred tax liabilities                   $25,761           $23,736

A valuation allowance was not required during 1997 and 1996. Based on historical taxable income and future taxable income projections over the periods in which the deferred assets are deductible, management believes it is more likely than not the Group will realize the benefits of the deductible differences.

NOTE 7.  Employee Benefit Plans
Pension Plan. The Company provides a qualified defined benefit, non-contributory, pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, bond and short-term investment accounts. The data below includes the unfunded, non-qualified, supplemental executive retirement plan.

Net pension cost for the years ending December 31, 1997, 1996 and 1995 included the following components:

                                                        In Thousands
                                                1997       1996       1995

Service cost-benefits earned during the year  $1,545     $1,543     $1,265
Interest cost on projected obligation          2,805      2,583      2,360
Actual return on plan assets                 (6,023)    (4,784)    (5,817)
Net amortization and deferral                  3,915      2,789      4,220
Net pension cost                              $2,242     $2,131     $2,028

The following table sets forth the plan's funded status and the plan's accrued assets (liabilities) as of December 31, 1997 and 1996:

                                                            In Thousands
                                                       1997             1996

Accumulated benefit obligation, including vested
benefits of $31,519 in 1997 and $28,059 in 1996   $(32,242)        $(28,679)
Projected benefit obligation                       (44,576)         (39,296)
Plan assets at fair value                           42,390           38,293
Projected benefit obligation in excess of
plan assets                                         (2,186)          (1,003)
Unrecognized net gain                               (5,203)          (6,120)
Prior service cost not yet recognized
in net periodic pension cost                         5,370            4,991
Remaining net transition obligation at
adoption date January 1, 1987                        1,144            1,430
Accrued pension liability recognized
in the balance sheet                                $(875)           $(702)

The projected long-term rate of return on plan assets used in determining pension cost was 8.0% for the years 1997, 1996 and 1995. A discount rate of 7.0% in 1997, 7.4% in 1996 and 7.0% in 1995, and future compensation increases of 4.5% in 1997, 1996 and 1995 were used to calculate the projected benefit obligations as of the end of the respective years.
Savings Plan. The Company sponsors a 401(k) qualified, defined contribution savings plan that allows participants to contribute up to 15% of pre-tax compensation. The Company matched fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%, 3.5% and 3.0% of the employees' compensation in 1997, 1996 and 1995, respectively. Company contributions were $1,045,000, $858,000 and $711,000 for the years 1997, 1996 and 1995, respectively.

Other Postretirement Plans. The Company provides substantially all active employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of service are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Retired employees are also provided with a $5,000 life insurance benefit.

The Company records the costs of postretirement benefits during the employees' years of active service. The CPUC has issued a decision which authorizes rate recovery of tax deductible funding of postretirement benefits and permits recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

Net postretirement benefit cost for the years ending December 31, 1997, 1996 and 1995 included the following components:

                                                    In Thousands
                                              1997       1996       1995

Service cost - benefits earned                $280       $166       $131
Interest cost on accumulated
postretirement benefit obligation              549        383        391
Actual return on plan assets                  (424)       (63)       (30)
Net amortization of transition obligation      710        278        260
Net periodic postretirement benefit cost    $1,115       $764       $752

Postretirement benefit expense recorded in 1997, 1996 and 1995, was $581,000, $523,000 and $507,000, respectively. $1,441,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes. Plan assets are invested in mutual funds, short-term money market instruments and commercial paper.

The following table sets forth the plan's funded status and the plan's accrued assets (liabilities) as of December 31, 1997 and 1996:

                                                            In Thousands
                                                         1997           1996

Accumulated postretirement benefit obligation        $(3,982)       $(2,959)
Other fully eligible participants                       (818)          (604)
Other active participants                             (3,430)        (2,310)
Total                                                 (8,230)        (5,873)
Plan assets at fair value                                936            582
Accumulated postretirement benefit
obligation in excess of plan assets                   (7,294)        (5,291)
Unrecognized net loss                                  2,129            407
Remaining unrecognized transition obligation           3,724          3,972
Net postretirement benefit liability
included in current liabilities                      $(1,441)         $(912)

For 1997 measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered benefits was assumed; the rate was assumed to decrease gradually to 5% in the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $1,226,000 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year ended December 31, 1997, by $144,000.

The discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 31, 1997, 7.4% at December 31, 1996, and 7% at December 31, 1995. The long-term rate of return on plan assets was 8% for 1997, 1996 and 1995.

NOTE 8.  Fair Value of Financial Instruments
For those financial instruments for which it is practicable to estimate a fair value the following methods and assumptions were used:
Cash Equivalents. The carrying amount of cash equivalents approximates fair value because of the short-term maturity of the instruments.
Long-term Debt. The fair value of the Group's long-term debt is estimated at $155,000,000 as of December 31, 1997 and $159,000,000 as
of December 31, 1996, using a discounted cash flow analysis, based on the current rates available to the Group for debt of similar maturities.

Advances for Construction. The fair value of advances for construction contracts is estimated at $21,000,000 as of December 31, 1997 and 1996, based on data provided by brokers.

NOTE 9.  Quarterly Financial and Common Stock Market Data
(Unaudited)
The Group's common stock is traded on the New York Stock Exchange under the symbol "CWT". There were approximately 11,000 common stock shareholders at December 31, 1997. Quarterly dividends have been paid on common stock for 212 consecutive quarters and the quarterly rate has been increased during each year since 1968. The stock quotations presented, adjusted for the two-for-one split, are those of the Company which traded on the New York Stock Exchange prior to its December 31, 1997 merger with the Group.

1997

                                  First     Second    Third     Fourth
(In thousands, except per share amounts)

Operating revenue               $37,558    $55,083   $59,551    $43,132
Net operating income              5,712     11,788    10,540      6,309
Net income                        2,921      8,878     7,860      3,646
Earnings per share                  .23        .70       .62        .28
Common stock market price range:
High                              22.63      23.88     25.22      29.59
Low                               19.50      18.63     21.13      23.44
Dividends paid                     .264       .264      .264       .264



1996

                                  First     Second     Third    Fourth

Operating revenue               $32,298    $49,048   $59,230   $42,188
Net operating income              4,028      8,698    11,488     6,153
Net income                        1,177      5,836     8,673     3,381
Earnings per share                  .09        .46       .68       .27
Common stock market price range:
High                              18.63      17.81     19.13     21.88
Low                               16.25      16.75     16.25     17.94
Dividends paid                      .26        .26       .26       .26



Independent Auditors' Report

Shareholders and Board of Directors
California Water Service Group:

We have audited the accompanying consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


San Jose, California
January 23, 1998