Form 10-K, Exhibit 13
period 1998-12-31
CALIFORNIA WATER SERVICE GROUP
filed 1999-03-16
CIK 1035201

                                                                     EXHIBIT 13

                                                           (annual report cover)

CALIFORNIA WATER SERVICE GROUP

H2O (accompanied by a photo of water in a testing glass)

1998 Annual Report

                                                            (inside front cover)

We are dedicated to being the leader in providing communities and customers with traditional and innovative utility services.


step 1: contract
Arrangements under which water quality services are provided to customers.

step 2: site
The place within a specific service area where treatment facilities are located.

step 3: contaminant
The substance the treatment facility is designed to remove.

step 4: benefit
What this process provides to our customers.

                                           CALIFORNIA WATER SERVICE GROUP Page 1

Photo of Chairman and Chief Executive Officer:
Robert W. Foy, Chairman of the Board (right)
Peter C. Nelson, President and Chief Executive Officer (left)

LETTER TO OUR SHAREHOLDERS

1998 was a memorable business year for the California Water Service Group.

In fact, 1998 was the first full-year of operation for the California Water Service Group (the Group), the holding company for the California Water Service Company (Cal Water) and CWS Utility Services. At year's start, we knew the unusually wet El Nino weather would make it unlikely to top the all-time financial records set in 1997. While this forecast was correct, we did produce strong financial results, business growth and process improvements that increased the level of customer service.

One of our proudest accomplishments of 1998, and indeed in our 72-year history, was the agreement to merge with Dominguez Services Corporation. It is the largest merger in our history and the largest ever of two investor-owned water utilities in California.

DOMINGUEZ MERGER
On November 13, 1998, the Boards of the California Water Service Group and Dominguez Services Corporation (DSC) of Long Beach, California, announced an agreement to merge. Incorporated in 1911, DSC has nearly 40,000 service connections, almost all held by its main subsidiary, the Dominguez Water Company, in the South Bay region of Los Angeles. This system is adjacent to our Hermosa-Redondo and Palos Verdes districts and together will serve almost 90,000 customers. The synergies that result should produce long-term cost savings for our customers and position us as a much stronger competitor for future growth opportunities in Los Angeles. In addition, DSC has operations in fast-growing northeast Los Angeles County, near our Bakersfield district and in Northern California. DSC also brings experience in the growing area of water rights trading, enabling us to maximize the value and usefulness of our combined water rights.

The merger must be approved by DSC shareholders and the California Public Utilities Commission. Another water company has submitted a competing offer to merge with Dominguez. The offer will be evaluated by Dominguez. In the event Dominguez completes a merger with another company, it must pay the Group $2.7 million in settlement fees.

1998 FINANCIAL RESULTS
1998 was a very good year for the Group. Operating revenues totaled $186,273,000, net income was $18,395,000, earnings per share equaled $1.45, while the price-per-share and market capitalization at the end of the year reached $31-5/16 and $395,000,000, respectively. Although we expected 1998's results to be lower than the record highs set in 1997 - and for all but share price and market capitalization, we were correct - we were pleased by the small differences between 1998's and 1997's results. For example, operating revenues were less than five percent below the $195 million reached in 1997.

In 1998, it was common practice to blame virtually any misfortune on abnormal weather patterns caused by El Nino, the periodic warming of the Pacific Ocean's

                                           CALIFORNIA WATER SERVICE GROUP Page 2

surface waters. In fact customer demand dropped dramatically in response to precipitation levels that were twice normal in January, three times normal in February, four times normal in May - with statewide precipitation reaching 170 percent of normal by the end of that month. When normal weather patterns returned in the summer, growth in revenues outpaced those in expenses. The third quarter turned out to be the single most profitable quarter in our 72-year history.

We don't expect the weather to have as great an impact in 1999. Weather patterns will be influenced by La Nina, a cooling of the Pacific's surface waters, typified by short, heavy rainfalls and colder-than-normal temperatures. Though we cannot predict 1999's precipitation, carryover storage from last year is excellent and that alone should ensure sufficient supply well into 1999.

In January 1999, the Board of Directors voted to raise the dividend on common stock from $1.07 to $1.085 per share, the 32nd consecutive annual dividend increase. In 1999, we anticipate issuing new long-term debt to meet our capital construction budget after meeting long-term financing needs with internally generated funds for three years in a row. This transaction is expected to be completed in the first quarter of 1999. And, as already discussed, 1999 will see the culmination of the most significant business transaction the Group has undertaken since the formation of its predecessor in 1926: the merger of the Group and Dominguez Services Corporation.

CUSTOMER SERVICE AND WATER QUALITY
Our vision statement says it all: "We are dedicated to being the leader in providing communities and customers with traditional and innovative utility services." To continue this leadership into the next century, we are vigorously pursuing improvements in the excellent service we provide customers. Every employee in our 21 operating districts and General Office is continuously focusing on improving business processes that serve customers. An area that receives special attention is water quality. Not surprisingly, our customers identified safe, fresh and good-tasting water as their number one need in a recent survey.

The new treatment facilities underway in Bakersfield and Torrance featured on pages 4-7, are tangible evidence of our commitment to meeting this key customer need. To support these facilities, Cal Water has a state-certified in-house water quality laboratory focused on improving water quality. And as the table on the reverse of the attached map shows, water quality has always been a top priority of the Group and Cal Water sometimes anticipating both regulatory and technological requirements.

BOARD DEVELOPMENTS
We are very pleased that George A. Vera was elected to the Board of Directors in March to fill the vacancy left with the retirement of Edwin E. van Bronkhorst. Like Mr. van Bronkhorst, George has ties to the founders of Silicon Valley:
Messrs. Packard and Hewlett. He serves as director of finance and administration

                                           CALIFORNIA WATER SERVICE GROUP Page 3

for the Packard Foundation - the nation's third largest private foundation, with an endowment of $9 billion, distributing annual grants in excess of $400 million.

Y2K
Group has been taking steps for over a year to address potential Year 2000 (Y2K) computer problems. These include: an internal assessment in both 1998 and 1999 of our readiness; transferring most non-billing computer functions to a Y2K-compliant computer by mid-1999; converting our mainframe billing computer to handle Y2K dates; working with critical suppliers and customers - like power companies and hospitals - to ensure readiness; and developing contingency plans for water delivery should, despite all these preparations, a problem arise that threatens our ability to supply customers. An outside, independent consultant reviewed our preparations and gave us a positive review. Additional information about Y2K efforts is found on page 15 of this report.

CONCLUSION
The changes that the California Water Service Group and its subsidiaries saw in 1998 were some of the most dramatic in its history. At the same time that we are creating unparalleled growth opportunities, the marketplace is becoming more crowded. Financial market expectations of strong growth and dividend increases remain unchanged, meaning our people must improve customer service and business processes and contribute to profitable growth. A tall order, but one well within the reach of our 658 employees, particularly now that we have all been trained in the Continuous Improvement Process, an approach to business that focuses on customer service, operating efficiency and developing the potential and contribution of every employee.

In 1998, the California Water Service Group was buffeted by rainstorms of nearly unprecedented magnitude. Our people met these challenges and produced a very successful year. We are working hard to ensure that 1999 is equally successful and are confident unprecedented results await us in the next century. Just look at the map of California at the back of this annual report. It shows how geographically diverse the Group is, and how we are positioned to take advantage of a projected 25 percent increase in California's population over the next 20 years in an economy that is already the world's seventh largest. 1998 has indeed set the tone for a very promising future.

/S/ Robert W. Foy
Robert W. Foy
Chairman of the Board
February 12, 1999

/S/ Peter C. Nelson
Peter C. Nelson
President and Chief Executive Officer
February 12, 1999

                                           CALIFORNIA WATER SERVICE GROUP Page 4

NORTHEAST BAKERSFIELD
SURFACE WATER TREATMENT PLANT
(a small map outlining the state of California appears with the general location of Bakersfield depicted)

Kern County is one of the State's most productive agricultural regions. The California Department of Finance projects the population of Kern County to more than double from 648,000 today, to over 1.6 million by 2040. Where will all these people live? Bakersfield, by far the largest city in Kern County, is taking steps to channel development to the northeast, away from the westside's prime agricultural land. To serve this area, the California Water Service Company is working with Bakersfield to make high-quality Kern River water available by building a 10 million gallon per day (MGD) treatment plant. This plant will be expandable to 60 MGD and may ultimately supply a population of 180,000. Cal Water will design, build, finance, own and operate this facility.

                                                                 Unnumbered Page

Principles of Agreement between Cal Water and the City of Bakersfield establishes us as the owner/operator.

It will be built on an 80-acre site near the Kern River.

Sediment and microbes often found in surface water will be removed.

Safe, healthful drinking water will enable families and communities to flourish.

(four boxes appear horizontally across the page with graphics that depict the Northeast Bakersfield agreement, the future treatment plant, removal of microbes from the water and delivery of water through a faucet)

                                           CALIFORNIA WATER SERVICE GROUP Page 5

(A photograph of the area in Northeast Bakersfield where the new treatment plant will be built appears on the page; it is accompanied by the word "microbes")

                                           CALIFORNIA WATER SERVICE GROUP Page 6

TORRANCE DESALINATION FACILITY
(a small map outlining the state of California appears with the general location of Torrance desalination facility)

The West Coast Groundwater Basin lies under one of the most heavily populated areas of the country and is bordered to the west by the Pacific Ocean. In the 50s, the California Department of Water Resources proclaimed this basin "one of the most critically overdrawn ground water sources in southern California," resulting in seawater intrusion. To combat the further inland spread of seawater, the Water Replenishment District (WRD) was formed in 1955 to halt it, a job that has been accomplished through injecting treated surface water into the underground basin.

Now the mission is to clean up and reuse seawater trapped inland. In cooperation with WRD, CWS Utility Services is making surplus land in Torrance available for the desalination facility that will help achieve this new goal.

                                                                 Unnumbered Page

CWS Utility Services will operate the facility under a 20-year O&M contract.

Facility will be housed at our retired well sites.

By removing chlorides, the reverse osmosis process will produce potable water.

Safe drinking water will be produced at a discount to alternative supplies.

(four boxes appear horizontally across the page with graphics that depict the Torrance agreement, the future desalination facility, removal of chlorides from the water and delivery of water in a glass)

                                           CALIFORNIA WATER SERVICE GROUP Page 7

(A photograph of a desalination facility appears on the page; it is accompanied by the word "chlorides")

                                           CALIFORNIA WATER SERVICE GROUP Page 8

TEN YEAR FINANCIAL REVIEW

(Dollars in thousands, except common share data)
                         1998        1997       1996      1995       1994       1993       1992       1991       1990        1989
SUMMARY OF OPERATIONS
OPERATING REVENUE
Residential            $135,733   $143,327   $134,035   $119,814   $114,751   $111,526   $101,842   $ 87,560   $ 90,178   $ 84,295
Business                 31,591     32,916     30,924     28,230     27,023     25,247     23,670     20,759     20,910     19,870
Industrial                6,238      6,282      6,150      5,836      5,478      5,123      4,925      4,490      5,146      5,166
Public authorities        8,368      9,636      9,023      8,149      7,995      7,396      6,892      5,734      6,412      6,225
Other                     4,343      3,163      2,632      3,057      2,024      2,424      2,476      8,633      1,741      1,932
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Total operating
  revenue               186,273    195,324    182,764    165,086    157,271    151,716    139,805    127,176    124,387    117,488

Operating expense       156,199    160,975    152,397    139,694    131,766    123,861    116,031    102,855    101,017     95,150

Interest expense,
  other income and
  expenses, net          11,679     11,044     11,300     10,694     11,097     12,354     11,245     10,393      9,004      8,566
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------

  Net income           $ 18,395   $ 23,305   $ 19,067   $ 14,698   $ 14,408   $ 15,501   $ 12,529   $ 13,928   $ 14,366   $ 13,772
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------

COMMON SHARE DATA*
Earnings per share     $   1.45   $   1.83   $   1.50   $   1.16   $   1.22   $   1.35   $   1.09   $   1.21   $   1.25   $   1.20

Dividends declared     $  1.070   $  1.055   $  1.040   $  1.020   $  0.990   $  0.960   $  0.930   $  0.900   $  0.870   $  0.840

Dividend payout
  ratio                      74%        58%        69%        88%        81%        71%        85%        74%        70%        70%

Book value             $  13.38   $  13.00   $  12.22   $  11.72   $  11.56   $  10.90   $  10.51   $  10.35   $  10.04   $   9.66

Market price
  at year-end             31.31      29.53      21.00      16.38      16.00      20.00      16.50      14.00      13.38      14.00

Common shares
  outstanding in
  thousands)             12,619     12,619     12,619     12,538     12,494     11,378     11,378     11,378     11,378     11,378

Return on average
  commonshareholders'
  equity                   11.1%      14.6%      12.7%      10.2%      10.6%      12.4%      10.4%      11.7%      12.4%      12.4%

Long-term debt
  interest
  coverage                  3.5        4.2        3.6        3.2        3.2        3.2        2.9        3.2        3.6        3.4

* Common share data is restated to reflect the effective two-for-one stock split on December 31, 1997.

                                           CALIFORNIA WATER SERVICE GROUP Page 9

(Dollars in thousands, except other data)

                          1998       1997        1996      1995       1994       1993      1992       1991        1990       1989
BALANCE SHEET DATA
Net utility
  plant                 $478,305   $460,407   $443,588   $422,175   $407,895   $391,703   $374,613   $349,937   $325,409   $307,802
Utility plant
  expenditures            34,553     32,907     35,683     27,250     28,275     28,829     35,188     34,459     26,861     27,277

Total assets             548,499    531,297    512,390    497,626    462,794    446,619    403,448    393,609    369,055    339,348

Long-term debt
  including current
  portion                138,585    139,205    142,153    145,540    128,944    129,608    122,069    103,505    104,905     86,012

Capitalization ratios:
  Common shareholders'
    equity                  54.3%      53.5%      51.4%      49.7%      52.2%      48.2%      48.8%      52.4%      51.3%      55.1%
Preferred stock              1.1%       1.1%       1.2%       1.2%       1.3%       1.4%       1.4%       1.5%       1.6%       1.8%
   Long-term debt           44.6%      45.4%      47.4%      49.1%      46.5%      50.4%      49.8%      46.1%      47.1%      43.1%

OTHER DATA
Water production
  (million gallons)
  Wells                   49,955     56,612     53,372     49,755     50,325     47,205     52,000     48,930     51,329     51,350
  Purchased               49,436     53,190     51,700     49,068     49,300     48,089     40,426     36,686     45,595     45,978
                        --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
  Total water
    production            99,391    109,802    105,072     98,823     99,625     95,294     92,426     85,616     96,924     97,328

Metered customers        305,900    302,100    298,400    289,200    286,700    282,100    278,700    275,200    272,100    269,200
Flat rate
  customers               77,100     77,400     77,700     77,900     78,800     80,800     82,000     82,400     81,200     79,400
                        --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
  Customers at
    year-end             383,000    379,500    376,100    367,100    365,500    362,900    360,700    357,600    353,300    348,600
New customers
  added                    3,500      3,400      9,000      1,600      2,600      2,200      3,100      4,300      4,700      3,800

Revenue per
  customer              $    486   $    515   $    486   $    450   $    430   $    418   $    388   $    356   $    352   $    337

Utility plant
per customer            $  1,777   $  1,707   $  1,644   $  1,592   $  1,530   $  1,469   $  1,406   $  1,327   $  1,251   $  1,198

Employees at
  year-end                   658        649        633        630        624        614        610        593        581        565

                                          CALIFORNIA WATER SERVICE GROUP Page 10


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

California Water Service Group ("Group") was formed on December 31, 1997 as a holding company with two operating subsidiaries, California Water Service Company ("Company") and CWS Utility Services ("Services"). The Company is a regulated public utility. Its assets and operating revenues currently comprise virtually all of the Group's assets and revenues. Services provides non-regulated water operations and related services. The following discussion and analysis provides information regarding the Group, its assets, operations and financial condition.

FORWARD LOOKING STATEMENTS

This annual report, including the Letter to Shareholders, Management's Discussion and Analysis and other sections of this report contain forward looking statements within the meaning of federal securities laws. Such statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Group, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, anticipates or variations of such words or similar expressions are intended to identify forward looking statements. The forward looking statements are not guarantees of future performance. Actual results may vary materially from what is contained in a forward looking statement. Factors which may cause a result different than expected or anticipated include regulatory commission decisions, new legislation, increases in suppliers' prices, changes in environmental compliance requirements, acquisitions, changes in customer water use patterns and the impact of weather on operating results. The Group assumes no obligation to provide public updates of forward looking statements.

BUSINESS

The Company is a public utility supplying water service to 383,000 customers in 58 California communities through 21 separate water systems or districts. In the Company's 20 regulated systems, serving 377,000 customers as shown on the enclosed map, rates and operations are subject to the jurisdiction of the California Public Utilities Commission ("CPUC"). An additional 6,000 customers receive service through a long-term lease of the City of Hawthorne water system, which is not subject to CPUC regulations. Group's subsidiaries also have contracts with various municipalities to operate water systems and provide billing services for an additional 30,700 customers, and operate two reclaimed water systems and lease communication antenna sites.

The CPUC requires that water rates for each regulated district be determined independently. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City council. Fees for other operating agreements are based on contracts negotiated among the parties.

RESULTS OF OPERATIONS

EARNINGS AND DIVIDENDS. 1998 net income was $18,395,000 compared to $23,305,000 in 1997 and $19,067,000 in 1996. Earnings per common share were $1.45 in 1998, $1.83 in 1997 and $1.50 in 1996. 1997 revenue, net income and earnings per share represent the highest levels ever achieved by the Group. The weighted average number of common shares outstanding in each of the three years was 12,619,000, 12,619,000 and 12,580,000, respectively.

At its January 1998 meeting, the Board of Directors increased the common stock dividend rate for the 31st consecutive year. 1998 also marked the 54th consecutive year that a dividend had been paid on the Company's common stock. The annual dividend rate paid in 1998 was $1.07, an increase of 1.4% over the 1997 rate of $1.055 per share which was an increase of 1.4% compared with the 1996 dividend of $1.04 per share. The dividend increases were based on projections that the higher dividend could be sustained while still providing the Group with adequate financial flexibility. Earnings not paid as dividends are reinvested in the business. The dividend payout ratio was 74% in 1998, 58% in 1997 and 69% in 1996, an average of 67% for the three-year period. The variation in payout ratios among the three years is primarily attributable to earnings per share fluctuations.

                                          CALIFORNIA WATER SERVICE GROUP Page 11

OPERATING REVENUE. Operating revenue, including revenue from City of Hawthorne customers, was $186.3 million, $9.1 million or 5% less than the record established the previous year of $195.3 million. 1996 revenue was $182.8 million. The sources of change in operating revenue are set forth in the following table:

(In millions)                                                1998         1997        1996
                                                            -----        -----       -----
Customer water usage                                       $(12.6)        $3.9        $3.1
General and step rate increases                               1.9          6.4         7.8
Water production costs-offset rate increases                  0.2          0.2         2.2
Usage by new customers                                        1.4          2.1         4.6
                                                            -----        -----       -----
Net change                                                  $(9.1)       $12.6       $17.7

Average revenue per customer (dollars)                       $486         $515        $486
Average metered customer usage (ccf)                          285          315         303
New customers added                                         3,500        3,400       9,000

During the first half of 1998, weather in our service areas was wet and cool, very much the reverse of 1997's favorable weather pattern. Weather in the second half of the year returned to a more normal pattern. However, the wet, cool weather in the early part of the year resulted in an overall 9% decrease in 1998 water usage, negatively impacting revenue. The impact of rate changes is discussed in a following separate section. The year-end customer count was 383,000, a 0.9% increase.

Rainfall for the 1996-97 season was concentrated in December 1996 and January 1997, then virtually ceased. Average consumption per metered account was at a record level due to summer months that were dry and warm. The customer count increased 0.9% to 379,500. The City of Hawthorne system was operated for the full year, while in 1996 operation was for a ten-month period.

OPERATING AND INTEREST EXPENSES. Operating expenses, including those for the Hawthorne operation, were $156.2 million in 1998, $161.0 million in 1997 and $152.4 million in 1996. These amounts reflect a decrease in 1998 of $4.8 million and an increase in 1997 of $8.6 million.

Well production and water purchases from wholesale suppliers each supplied 49.7% of the required water deliveries in 1998. The remaining 0.6% was obtained from the Company's Bear Gulch district watershed. For 1997, wells produced 51.2 % of the supply, 48.4% was purchased and 0.4% came from the watershed. Information regarding water production costs which includes purchased water, purchased power and pump taxes is tabulated in the following table:

(In millions)                                                1998         1997        1996
                                                            -----        -----       -----
Purchased water                                             $50.4        $52.2       $51.5
Purchased power                                              11.1         12.5        12.1
Pump taxes                                                    3.9          4.3         3.8
                                                            -----        -----       -----
Total water production costs                                $65.4        $69.0       $67.4
                                                            -----        -----       -----
Change from prior year                                        (5%)          2%          8%
                                                            -----        -----       -----
Water production (billion gallons)                             99          110         105
                                                            -----        -----       -----
Change from prior year                                       (10%)          5%          6%
                                                            -----        -----       -----

Water production in 1998 reflects a decline in customer usage, while production levels in 1997 and 1996 reflect increased customer usage. The changes were influenced by each year's predominant weather pattern as discussed above in the operating revenue section. In each of the three years, purchased water expense, the largest component of operating expense, was affected by wholesale supplier rate increases. Well production decreased in 1998 due to a decline in water sales and because several wells were out of service for maintenance. With less well production, purchased power and pump tax expenses also declined. In 1997,

                                          CALIFORNIA WATER SERVICE GROUP Page 12

purchased water expense was reduced by two nonrecurring refunds totaling $2.5 million received from two wholesale water suppliers. Well production increased 6% in 1997 because of increased demand causing a $0.9 million increase in pump taxes and purchased power costs.

Employee payroll and benefits charged to operations and maintenance expense was $33.7 million this past year, $32.9 million in 1997 and $31.2 million in 1996. The increases in payroll and related benefits are attributable to general wage increases effective at the start of each year and additional hours worked. At year-end 1998, 1997 and 1996, there were 658, 649 and 633 employees, respectively.

Income taxes were $10.6 million in 1998, $14.0 million in 1997 and $12.2 million in 1996. The changes in taxes are generally due to variations in taxable income.

Long-term debt interest expense decreased $0.2 million in 1998 and $0.3 million in 1997 due to the retirement of Series K bonds in November 1996 and Series L bonds in November 1997, annual sinking fund payments each year and the absence of new long-term financing since 1995.

Interest expense from short-term bank borrowings in 1998 was $0.7 million greater than in 1997. In 1997, short-term interest expense was $0.3 million more than in 1996. The additional interest expense in the past two years reflects a higher level of short-term bank borrowings. Interest coverage of long-term debt before interest and income taxes was 3.5 times in 1998, 4.2 times in 1997 and
3.6 times in 1996. There was $22.5 million in temporary borrowings at the end of 1998 and $14.5 million at the end of 1997.

OTHER INCOME. Other income is derived from management contracts under which the Company operates three municipally owned water systems, contracts for operation of five privately owned water systems, agreements for operation of two reclaimed water systems, meter reading and billing services to various cities, leasing certain facilities, other nonutility sources and interest on short-term investments. Total other income was $1.1 million in 1998 and 1997, and $0.8 million in 1996. Income from the various operating and billing contracts excluding short-term interest income was $1.1 million in 1998, $1.0 million in 1997 and $0.7 million in 1996.

RATES AND REGULATION

The 1998 rate case applications were filed with the CPUC in July. The applications request rate increases in four districts representing 25% of total accounts. An application covering General Office operations was also submitted. Based on the CPUC's processing schedule, a decision regarding the applications is expected in the second quarter of 1999. It is estimated that the decision will provide the Company with between $1.5 and $2.0 million of additional revenue in the first twelve months following the decision.

CPUC decisions were received in July 1998 for the general rate applications filed in July 1997. Additional annual revenue from these decisions is expected to be $299,000 in 1998, $267,000 in 1999 and $121,000 in the years 2000 and
2001. In a variance from its past practice, future rate increases for operating costs and capital requirements over the next five years in the Oroville and Selma districts are tied to changes in a price index.
The decision maintained the ROE at 10.35%.

During 1996, general rate case applications were filed with the CPUC for two districts. The CPUC granted an ROE of 10.35%. Additional 1997 revenue, including memorandum and balancing account adjustments, was $2.4 million. The decision included provisions for future step rate increases to become effective in the next three years of $1.7 million in 1998 and $0.1 million in 1999 and 2000. The CPUC also authorized step rate increases for 1997 in various districts totaling $1.5 million and $1.4 million for undercollection of expense balancing accounts.

During 1999, 10 districts, representing about 55% of all customers, are eligible for rate increase filings. The Company will review earnings levels in those districts and file for additional rate consideration as it deems appropriate. The Company expects to file any rate applications in July with decisions received from the CPUC in the second quarter of 2000.

WATER SUPPLY

The Company's source of supply varies among its 21 operating districts. Certain districts obtain all of their supply from wells, some districts purchase all of

                                          CALIFORNIA WATER SERVICE GROUP Page 13

their supply from wholesale suppliers and other districts obtain their supply from both sources. As a general rule, about half of the water is provided from wells and about half purchased. Total water production for 1998, 1997 and 1996 was 99.4, 109.8 and 105.1 million gallons, respectively.

Generally, between mid-spring and mid-fall little precipitation falls in the Company's service areas. Water demand is highest during the normally warm, dry summer period and less in the cool, wet winter. Rain and snow during the winter months replenish underground water basins and fill reservoirs providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 1998-99 water year has been less than normal; however, the prior three years exceeded normal levels. Water storage in state reservoirs at the end of 1998 exceeded historic levels. The Company believes that its water sources from both underground aquifers and purchased sources should be adequate to meet customer demand during 1999.

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

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY. The Group's liquidity is provided by utilization of a $50 million short-term bank line of credit and internally generated funds. Under the bank line, Group has available $20 million and Company $30 million. Prior to 1997, the line of credit was $30 million. The Group's $20 million portion of the bank credit line may be drawn upon for use by the Group, including funding operations of either of its two operating subsidiaries. The Company's $30 million portion of the credit line may be used solely for purposes of regulated water operations. Additional information regarding the bank line of credit is presented in Note 4 to the Consolidated Financial Statements. Internally generated funds come from retention of earnings not paid out as dividends, depreciation and deferred income taxes.

Because of the seasonal nature of the water business, the need for short-term borrowings under the line of credit generally increases during the first six months of the year when water sales are lowest. Greater summer usage and larger customer bills increase cash flow and allow bank borrowings to be repaid.

The Company believes that long-term financing is available to it through equity and debt markets. Standard & Poor's and Moody's have maintained their ratings of the Company's first mortgage bonds at AA- and Aa3, respectively. Long-term financing, which includes issuance of common stock, first mortgage bonds, senior notes and other debt securities is used to replace short-term borrowings and fund construction. Developer contributions in aid of construction and refundable advances for construction are also sources of funds for various construction projects.

Additional long-term financing was not necessary in 1998 or 1997. Operating and capital requirements were met by borrowings under the short-term bank line of credit and by internally generated funds. The most recent financing was Series A, 7.28%, 30-year senior notes issued in 1995. A new $20 million long-term debt financing is expected to be completed in the first quarter of 1999. The funds will be used to repay short-term borrowings.

During the first quarter of 1998, the Group implemented a new Dividend Reinvestment and Stock Purchase Plan (DRSP). About 10% of outstanding

                                          CALIFORNIA WATER SERVICE GROUP Page 14

shares participate in the DRSP which replaced the Company's former Dividend Reinvestment Plan. Under the DRSP, shareholders may reinvest dividends to purchase additional Group common stock. Another feature of the DRSP allows existing shareholders and other interested investors to purchase Group common shares. Shares required for the DRSP may be purchased on the open market or from newly issued shares. Therefore, the DRSP will provide the Group with an alternative means of developing additional equity if new shares were to be issued. During 1998 and 1997 shares required by the new and former plans were purchased on the open market. At this time, Group intends to continue purchasing shares required for the DRSP on the open market. However, if new shares were issued to satisfy future DRSP requirements, the impact on earnings per share could be dilutive because of the added shares outstanding. Also, shareholders not participating in the DRSP may experience dilution of their ownership percentage.

CAPITAL REQUIREMENTS. Capital requirements consist primarily of new construction expenditures for expanding and replacing the Company's utility plant facilities, and the acquisition of new water properties. They also include refunds of advances for construction and retirement of bonds.

During 1998, utility plant expenditures totaled $34.6 million compared to $32.9 million in 1997. This year's expenditures included $30.1 million provided by Company funding and $4.5 million received from developers through contributions in aid of construction and refundable advances for construction. Company projects were funded by internally generated funds and borrowings under the short-term bank line of credit.

The Board of Directors authorized a $30.7 million 1999 construction budget for the Company. The funds for this program are expected to be provided by cash from operations, bank borrowings and long-term debt financing. New subdivision construction generally will be financed by developers' contributions and refundable advances. Company funded construction budgets over the next five years are projected to be about $170 million.

CAPITAL STRUCTURE. The Group's total capitalization at December 31, 1998 and 1997 was $310.9 million and $306.7 million, respectively. Capital ratios were:


                                                            1998           1997
                                                           ------          -----
Common equity                                               54.3%          53.5%
Preferred stock                                              1.1%           1.1%
Long-term debt including current maturities                 44.6%          45.4%

During the year, no new debt was sold or equity issued. The common equity percentage increase from 1997 to 1998 and the corresponding decrease in the long-term debt percentage were caused by several factors. Shareholders' equity increased by the amount of earnings not paid out for dividends, while the amount of outstanding debt decreased due to annual November bond sinking fund payments.

The 1998 return on average common equity was 11.1% compared with 14.6% in 1997 and 12.7% in 1996. The most recent CPUC authorized rate of return on common equity is 10.35%.

REAL ESTATE PROGRAM. The Group's subsidiaries own more than 850 real estate parcels. Certain parcels are not necessary for or used in water utility operations. A program has been developed to realize the value of certain surplus properties through the sale or lease of those properties. The program will be ongoing over a period of several years. Over the next four years, Group estimates that gross property transactions totaling six million dollars could be completed.

SHAREHOLDER RIGHTS PLAN. As explained in Note 3 to the Consolidated Financial Statements, in January 1998, the Board of Directors adopted a Shareholder Rights Plan (Plan). The Plan is designed to protect shareholders and maximize shareholder value in the event of an unsolicited takeover proposal by encouraging a prospective acquirer to negotiate with the Board.

                                          CALIFORNIA WATER SERVICE GROUP Page 15
DOMINGUEZ MERGER

On November 13, 1998, the boards of Group and Dominguez Services Corporation (Dominguez) agreed to the merger of the two companies. Dominguez is a utility holding company. Its largest subsidiary, Dominguez Water Company, is a regulated water utility providing water service to about 40,000 customers in 21 California communities. Its other subsidiary conducts water brokering and has an equity investment in a manufacturer of chlorine generators used by the water and wastewater industries. Dominguez' 1997 operating revenue was $26.8 million. At December 31, 1997, net utility plant was $41.4 million and total assets $51.7 million.

The merger agreement provides that each outstanding Dominguez common share will be exchanged on a tax-free basis for 1.18 Group common shares. At December 31, 1998, there were 1,561,000 shares of Dominguez common stock outstanding. Group also expects to assume approximately $10.5 million of outstanding Dominguez debt. The transaction is expected to be accounted for as a pooling of interests.

The merger is subject to review by various state and federal agencies including the CPUC. Final regulatory approval is expected in 1999's fourth quarter. The transaction is also subject to approval by Dominguez shareholders. Several inquiries indicating interest in submitting a competing proposal have been received by Dominguez from another water company. Subsequently, that company submitted a formal proposal that will be evaluated by Dominguez. In the event Dominguez completes a merger with another company, it must pay Group $2.7 million in settlement fees.

REINCORPORATION IN DELAWARE

The Board of Directors has approved a resolution to reincorporate Group in the State of Delaware. Among the advantages considered by the Board in adopting the resolution of incorporating in Delaware were: the legislature is responsive to business needs and acts quickly to enact relevant new laws; Delaware has the most extensive case law on corporate issues of any state, thereby providing corporations with more certainty about the application of laws in particular circumstances; courts that specialize in corporate law have developed an expertise in dealing with corporate issues; and the state has developed a sharper definition of director responsibilities so that boards may act with greater certainty on issues affecting shareholders.

The reincorporation is subject to shareholder approval. Shareholders will vote on the proposal at their annual meeting in April 1999. If shareholders approve the proposal, the reincorporation is expected to be effective in the second or third quarter of 1999. Only Group will be reincorporated in Delaware, Company and Services will remain California corporations.

NEW ACCOUNTING STANDARDS

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes new accounting and reporting standards for derivative financial instruments and hedging activities. In 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. The Group, which will adopt SFAS No. 133 and SOP 98-5 during 1999, does not anticipate that either statement will have material impact on its financial position or operating results.

YEAR 2000
READINESS. The Group has assembled a team to address Year 2000 preparedness issues and the team has developed a Year 2000 readiness plan. The Group retained an outside independent consultant who reviewed and evaluated the Year 2000 readiness plan. The consultant's report was positive. Recommendations from the consultant are being addressed.

                                          CALIFORNIA WATER SERVICE GROUP Page 16

Generally, computer operations are centralized at a single location. The information technology (IT) group has inventoried its various software programs and identified modifications required to make the programs Year 2000 ready. Most computer applications are currently processed on a mainframe-based system. However, as part of a technology upgrade, a local area network (LAN) computer system that includes Year 2000 ready servers and personal computers, was installed during 1998. A new Year 2000 compatible accounting, purchasing and human resources software package is being installed on the LAN system. Certain accounting applications have already been migrated to the LAN system and others are in the process of being converted. It is anticipated that most non-customer billing applications will be migrated to the LAN system by mid-1999 and the process continues on schedule. The mainframe customer billing system has been converted to handle Year 2000 dates. The customer billing system will not be switched to the LAN system until sometime after 2000.

Group has also identified non-computer equipment and operating systems that may contain embedded date-sensitive chips. Steps have been taken to make the equipment and systems Year 2000 ready.

Suppliers and vendors with whom the Group has a material business relationship were contacted during 1998 to assess their Year 2000 preparedness. The intent of these contacts is to determine that suppliers and vendors will not encounter Year 2000 problems that might disrupt the Group's business processes. Those contacted include water wholesalers, power supply companies, chemical vendors, fuel suppliers, banks and stock registrar. This process is being repeated in 1999 as operating units continue to work with suppliers and vendors to assure availability of necessary products and supplies. A survey of each of the Group's district water operations has also been completed to assess specific needs within each district.

COSTS. The total estimated remediation cost for Year 2000 preparedness is about $300,000. Included in the estimate is the cost of the outside consultant and computer programming time. The costs of the new LAN system and software package were not included in the estimate since their implementation and installation date were not Year 2000 driven. No IT projects have been deferred as a result of the Year 2000 efforts.

RISKS. In a worst-case scenario, the Group may be unable to deliver water to its customers because wholesale suppliers cannot provide water to the Group or power supplies are not available to operate pumping equipment. Additionally, it may be impossible to produce customer bills or maintain accounting functions if power sources are not available or computer billing programs do not function due to Year 2000 failures. The Group is not able to estimate the potential financial impact of these scenarios.

Because there is an increased threat of litigation due to potential Year 2000 problems, the Group is evaluating its insurance policies to determine if they afford coverage of Year 2000 issues.

CONTINGENCY PLANS. Group maintains emergency response plans that are reviewed and updated on a regular basis. These plans are designed to provide for alternative operating plans and procedures in the event normal procedures are interrupted. The emergency plans are the basis for developing Year 2000 service interruption plans.

Fixed site and portable auxiliary power generators are located throughout the service territories. These generators are designed to produce electric power for wells and pumps to supply water to customers in the event of power company outages. If a power supplier is unable to deliver electricity, the auxiliary generators would be used as a substitute source.

Emergency water connections are maintained between certain of the Group's water systems and those of adjacent purveyors. In the event of loss of a wholesale water supply or a power outage, the emergency connections could be operated to provide a water supply.

Each district has identified high-profile water users, such as hospitals, and developed contingency plans for continued service in the event of a Year 2000 disruption.

                                          CALIFORNIA WATER SERVICE GROUP Page 17


CONSOLIDATED BALANCE SHEET

December 31,
(In thousands)                                        1998              1997
                                                    --------          --------
ASSETS
UTILITY PLANT:
    Land                                            $  8,139          $  7,860
    Depreciable plant and equipment                  653,524           627,584
    Construction work in progress                     10,613             4,026
    Intangible assets                                  8,414             8,178
                                                    --------          --------
        Total utility plant                          680,690           647,648
    Less depreciation and amortization               202,385           187,241
                                                    --------          --------
        Net utility plant                            478,305           460,407
                                                    --------          --------

CURRENT ASSETS:
    Cash and cash equivalents                            591             1,742
    Receivables:
        Customers                                     10,439            10,890
        Other                                          3,071             3,972
    Unbilled revenue                                   5,896             5,136
    Materials and supplies at average cost             2,107             2,105
    Taxes and other prepaid expenses                   4,491             4,423
                                                    --------          --------
        Total current assets                          26,595            28,268
                                                    --------          --------

OTHER ASSETS:
    Regulatory assets                                 39,538            38,345
    Unamortized debt premium and expense               3,556             3,748
    Other                                                505               529
                                                    --------          --------
        Total other assets                            43,599            42,622
                                                    --------          --------
                                                    $548,499          $531,297
                                                    --------          --------



See accompanying notes to consolidated financial statements.

                                                                 1998             1997
                                                               --------          --------
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    Common stock, no par value; 25,000 shares
        authorized, 12,619 shares outstanding                  $ 44,941          $ 44,941
    Retained earnings                                           123,863           119,124
                                                               --------          --------
        Total common shareholders' equity                       168,804           164,065
    Preferred stock without mandatory
        redemption provision, $25 par value;
        380 shares authorized, 139 shares outstanding             3,475             3,475
    Long-term debt, less current maturities                     136,345           138,585
                                                               --------          --------
        Total capitalization                                    308,624           306,125
                                                               --------          --------

CURRENT LIABILITIES:
    Current maturities of long-term debt                          2,240               620
    Short-term borrowings                                        22,500            14,500
    Accounts payable                                             15,881            15,499
    Accrued taxes                                                 3,484             2,985
    Accrued interest                                              1,933             1,919
    Other accrued liabilities                                     9,490             8,241
                                                               --------          --------
        Total current liabilities                                55,528            43,764

UNAMORTIZED INVESTMENT TAX CREDITS                                2,924             3,006
DEFERRED INCOME TAXES                                            27,925            25,761
REGULATORY LIABILITIES                                           12,697            12,493
ADVANCES FOR CONSTRUCTION                                        95,701            95,878
CONTRIBUTIONS IN AID OF CONSTRUCTION                             45,100            44,270
                                                               --------          --------
                                                               $548,499          $531,297
                                                               --------          --------

                                          CALIFORNIA WATER SERVICE GROUP Page 18

CONSOLIDATED STATEMENT OF INCOME

For the years ended December 31,
(In thousands, except per share data)               1998              1997              1996
                                                  --------          --------          --------
OPERATING REVENUE                                 $186,273          $195,324          $182,764
                                                  --------          --------          --------
OPERATING EXPENSES:
    Operations:
        Purchased water                             50,377            52,155            51,514
        Purchased power                             11,145            12,462            12,075
        Pump taxes                                   3,850             4,302             3,753
        Administrative and general                  24,384            23,521            21,664
        Other                                       24,498            24,019            23,000
    Maintenance                                      9,030             9,319             8,317
    Depreciation and amortization                   14,563            13,670            12,665
    Income taxes                                    10,550            13,950            12,150
    Property and other taxes                         7,802             7,577             7,259
                                                  --------          --------          --------
        Total operating expenses                   156,199           160,975           152,397
                                                  --------          --------          --------
        Net operating income                        30,074            34,349            30,367
OTHER INCOME AND EXPENSES, NET                         767               858               607
                                                  --------          --------          --------
    Income before interest expense                  30,841            35,207            30,974
                                                  --------          --------          --------

INTEREST EXPENSE:
    Long-term debt interest                         11,259            11,405            11,663
    Other interest                                   1,187               497               244
                                                  --------          --------          --------
        Total interest expense                      12,446            11,902            11,907
                                                  --------          --------          --------
NET INCOME                                        $ 18,395          $ 23,305          $ 19,067
                                                  --------          --------          --------

BASIC EARNINGS PER SHARE OF COMMON STOCK          $   1.45          $   1.83          $   1.50
                                                  --------          --------          --------
AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING                                     12,619            12,619            12,580
                                                  --------          --------          --------



See accompanying notes to consolidated financial statements.

                                          CALIFORNIA WATER SERVICE GROUP Page 19

CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                                           Common Shares     Common       Retained
                                            Outstanding       Stock       Earnings      Total
                                            ----------       ------       -------      -------
(In thousands, except shares)
BALANCE AT DECEMBER 31, 1995                12,538,702      $43,507      $103,442     $146,949

Net income                                                                 19,067       19,067
                                            ----------       ------       -------      -------
Dividends paid:
    Preferred stock                                                           153          153
    Common stock                                                           13,071       13,071
                                            ----------       ------       -------      -------
      Total dividends paid                                                 13,224       13,224
                                            ----------       ------       -------      -------
Income reinvested in business                                               5,843        5,843
Dividend reinvestment                           80,438        1,434             -        1,434
                                            ----------       ------       -------      -------
BALANCE AT DECEMBER 31, 1996                12,619,140       44,941       109,285      154,226

Net income                                                                 23,305       23,305
Dividends paid:
    Preferred stock                                                           153          153
    Common stock                                                           13,313       13,313
                                            ----------       ------       -------      -------
      Total dividends paid                                                 13,466       13,466
                                            ----------       ------       -------      -------
Income reinvested in business                                               9,839        9,839
                                            ----------       ------       -------      -------
BALANCE AT DECEMBER 31, 1997                12,619,140       44,941       119,124      164,065

Net income                                                                 18,395       18,395
Dividends paid:
    Preferred stock                                                           153          153
    Common stock                                                           13,503       13,503
                                            ----------       ------       -------      -------
      Total dividends paid                                                 13,656       13,656
                                            ----------       ------       -------      -------
Income reinvested in business                                               4,739        4,739
                                            ----------       ------       -------      -------
BALANCE AT DECEMBER 31, 1998                12,619,140      $44,941      $123,863     $168,804
                                            ----------       ------       -------      -------



See accompanying notes to consolidated financial statements.

                                          CALIFORNIA WATER SERVICE GROUP Page 20

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31,
(In thousands)                                               1998               1997              1996
                                                           --------           --------           --------
OPERATING ACTIVITIES:
Net income                                                  $18,395            $23,305            $19,067
                                                           --------           --------           --------
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                            14,563             13,670             12,665
    Deferred income taxes and investment
      tax credits, net                                        2,082              1,945             (2,169)
    Regulatory assets and liabilities, net                     (989)              (923)               503
    Changes in operating assets and liabilities:
      Receivables                                             1,352             (1,897)               698
      Unbilled revenue                                         (760)               441                729
      Accounts payable                                          382                807               (115)
      Other current liabilities                               1,762                543              1,579
      Other changes, net                                        734              1,510                235
                                                           --------           --------           --------
    Net adjustments                                          19,126             16,096             14,125
                                                           --------           --------           --------
    Net cash provided by operating activities                37,521             39,401             33,192
                                                           --------           --------           --------

INVESTING ACTIVITIES:
Utility plant expenditures:
    Company funded                                          (30,051)           (25,491)           (27,631)
    Developer advances and contributions
      in aid of construction                                 (4,502)            (7,416)            (8,052)
                                                           --------           --------           --------
    Net cash used in investing activities                   (34,553)           (32,907)           (35,683)
                                                           --------           --------           --------

FINANCING ACTIVITIES:
Net short-term borrowings                                     8,000              7,000              7,500
Proceeds from issuance of common stock                           --                 --              1,434
Advances for construction                                     3,744              4,536              4,998
Refunds of advances for construction                         (3,757)            (3,685)            (3,631)
Contributions in aid of construction                          2,170              2,443              3,896
Retirements of first mortgage bonds                            (620)            (2,948)            (3,387)
Dividends paid                                              (13,656)           (13,466)           (13,224)
                                                           --------           --------           --------
    Net cash used in financing activities                    (4,119)            (6,120)            (2,414)
                                                           --------           --------           --------
CHANGE IN CASH AND CASH EQUIVALENTS                          (1,151)               374             (4,905)
CASH AND CASH EQUIVALENTS AT BEGINNING
    OF YEAR                                                   1,742              1,368              6,273
                                                           --------           --------           --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $    591           $  1,742           $  1,368
                                                           --------           --------           --------



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest (net of amounts capitalized)                  $ 11,053           $ 11,734           $ 11,721
    Income taxes                                           $  8,725           $ 14,525           $ 12,775



See accompanying notes to consolidated financial statements.

                                          CALIFORNIA WATER SERVICE GROUP Page 21


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998, 1997, and 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements include the accounts of California Water Service Group (Group) and its wholly-owned subsidiaries, California Water Service Company (Company) and CWS Utility Services (Services), collectively referred to as the Group. The Company is a utility, regulated by the California Public Utilities Commission (CPUC). Services provides non-regulated water operations and related services. Intercompany transactions and balances have been eliminated.

The accounting records of the Group are maintained in accordance with the uniform system of accounts prescribed by the CPUC. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." It establishes disclosure requirements concerning operating business segments, products and services, geographic areas and major customers. The Group adopted this pronouncement in 1998. The Group operates primarily in one business segment, providing water utility services. The non-utility segment is not material to the Group's revenues, net income or assets.

REVENUE. Revenue consists of monthly cycle customer billings for regulated water service at rates authorized by the CPUC and billings to the City of Hawthorne customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat rate accounts which are billed at the beginning of the service period are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

UTILITY PLANT. Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant, other than transportation equipment, is charged to operating expenses. Maintenance and depreciation of transportation equipment are charged to a clearing account and subsequently distributed primarily to operations. Interest is capitalized on plant expenditures during the construction period and amounted to $224,000 in 1998, $267,000 in 1997, and $261,000 in 1996.

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

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on accounting for the cost of computer software developed or obtained for internal use. The Group's adoption of this SOP 98-1 in 1998 did not have a material effect on the financial position or results from operations.

LONG-TERM DEBT, PREMIUM, DISCOUNT AND EXPENSE. The discount and expense on long-term debt is being amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

CASH EQUIVALENTS. Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, stated at cost with original maturities of three months or less.

                                          CALIFORNIA WATER SERVICE GROUP Page 22

DEPRECIATION. Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.6% in 1998, and 2.5% in 1997 and 1996. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes.

ADVANCES FOR CONSTRUCTION. Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base. Such payments are refundable to the developer without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 1998, the amounts refundable under the 20-year contracts were $8,328,000 and under 40-year contracts $87,373,000. Estimated refunds for 1999 for all water main extension contracts are $4,000,000.

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

Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 are taxable for federal income tax purposes and subsequent to 1991 subject to state income tax. In 1996 the federal tax law, and in 1997 the state tax law, changed and the major portion of future advances and contributions are nontaxable.

EARNINGS PER SHARE. Basic earnings per share (EPS) is calculated using income available to common shareholders divided by the weighted average shares outstanding during the year. The Group has no dilutive securities, accordingly, diluted EPS is not shown.

NOTE 2. PREFERRED STOCK

As of December 31, 1998 and 1997, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock. Preferred shares are entitled to sixteen votes each with the right to cumulative votes at any elections of directors.

The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation.

                                          CALIFORNIA WATER SERVICE GROUP Page 23

NOTE 3. COMMON SHAREHOLDERS' EQUITY
The Company is authorized to issue 25,000,000 shares of no par value common stock. All share data has been restated to reflect the 2-for-1 stock split effective December 31, 1997. As of December 31, 1998 and 1997, 12,619,140 shares of common stock were issued and outstanding. All shares of common stock are eligible to participate in the Company's dividend reinvestment plan. Approximately 10% of shareholders participate in the plan.

SHAREHOLDER RIGHTS PLAN. In January 1998, the Board of Directors adopted a Shareholder Rights Plan (the Plan) and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock. The Rights became effective in February 1998 and expire in February 2008. The Plan is designed to provide shareholders protection and to maximize shareholder value by encouraging a prospective acquirer to negotiate with the Board.

Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (the Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any shareholder election. The Rights become exercisable upon occurrence of a Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which caused the person's ownership level to exceed 15% and the Board determined the tender offer not to be fair to Group's shareholders, or (c) the Board determines that a shareholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Group or could attempt to pressure Group to repurchase the holder's shares at a premium.

Until the occurrence of a Distribution Date, each Right trades with the Common Stock and is not separately transferable. When a Distribution Date occurs: (a) Group would distribute separate Rights Certificates to Common Stockholders and the Rights would subsequently trade separately from the Common Stock; and (b) each holder of a Right, other than the acquiring person (whose Rights will thereafter be void), will have the right to receive upon exercise at its then current Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. If Group merges into the acquiring person or enters into any transaction that unfairly favors the acquiring person or disfavors Group's other shareholders, the Right becomes a right to purchase Common Stock of the acquiring person having a market value of two times the Purchase Price.

The Board may determine that in certain circumstances a proposal which would cause a Distribution Date is in the Group shareholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $.001 per Right.

NOTE 4. SHORT-TERM BORROWINGS
As of December 31, 1998, the Group maintained a bank line of credit providing unsecured borrowings of up to $20,000,000 at the prime lending rate or lower rates as quoted by the bank. The Company maintained a bank line of credit for an additional $30,000,000 on the same terms as the Group. The line of credit agreements, which expire April 1999, do not require minimum or specific compensating balances. The following table represents borrowings under the bank line of credit.

(Dollars in thousands)                                      1998           1997          1996
                                                          -------        -------        ------
Maximum short-term borrowings                             $24,000        $14,500        $9,500
Average amount outstanding                                 15,740          5,164         1,662

Weighted average interest rate                              7.09%          7.22%         6.94%
Interest rate at December 31                                6.97%          7.29%         6.98%

                                          CALIFORNIA WATER SERVICE GROUP Page 24

NOTE 5. LONG-TERM DEBT
As of December 31, 1998 and 1997, long-term debt outstanding was:

(In thousands)                                                    1998           1997
                                                                --------       --------
First Mortgage Bonds:
Series P                          7.875%      due 2002            $2,610         $2,625
Series S                           8.50%      due 2003             2,625          2,640
Series BB                          9.48%      due 2008            16,650         16,740
Series CC                          9.86%      due 2020            18,800         18,900
Series DD                          8.63%      due 2022            19,400         19,500
Series EE                          7.90%      due 2023            19,500         19,600
Series FF                          6.95%      due 2023            19,500         19,600
Series GG                          6.98%      due 2023            19,500         19,600
                                  -----       --------          --------       --------
                                                                $118,585       $119,205
Senior Notes:
Series A                           7.28%      due 2025            20,000         20,000
                                  -----       --------          --------       --------
Total long-term debt                                            $138,585       $139,205
Less current maturities                                            2,240            620
                                                                --------       --------
                                                                $136,345       $138,585
                                                                --------       --------

The first mortgage bonds are held by institutional investors and secured by substantially all of the Company's utility plant. Aggregate maturities and sinking fund requirements for each of the succeeding five years 1999 through 2003 are $2,240,000, $2,240,000, $2,240,000, $4,790,000 and $4,775,000,
respectively. The senior notes are held by institutional investors and are unsecured and require interest-only payments until maturity.

NOTE 6. INCOME TAXES
Income tax expense consists of the following:

(In thousands)    Federal            State              Total
                  --------          --------           --------
1998
Current           $  6,105          $  2,281           $  8,386
Deferred             2,520              (356)             2,164
                  --------          --------           --------
Total             $  8,625          $  1,925           $ 10,550
                  --------          --------           --------

1997
Current           $  8,970          $  2,894           $ 11,864
Deferred             2,280              (194)             2,086
                  --------          --------           --------
Total             $ 11,250          $  2,700           $ 13,950
                  --------          --------           --------

1996
Current           $  9,356          $  3,274           $ 12,630
Deferred               444              (924)              (480)
                  --------          --------           --------
Total             $  9,800          $  2,350           $ 12,150
                  --------          --------           --------

                                          CALIFORNIA WATER SERVICE GROUP Page 25

Income tax expense computed by applying the current federal tax rate of 35% to pretax book income differs from the amount shown in the Consolidated Statement of Income. The difference is reconciled in the table below:

(In thousands)                                       1998               1997               1996
                                                   --------           --------           --------
Computed "expected" tax expense                    $ 10,131           $ 13,039           $ 10,926
    Increase (reduction) in taxes due to:
      State income taxes net of
        federal tax benefit                           1,251              1,755              1,528
    Investment tax credits                             (156)              (152)              (119)
    Other                                              (676)              (692)              (185)
                                                   --------           --------           --------
Total income tax                                   $ 10,550           $ 13,950           $ 12,150
                                                   --------           --------           --------


The components of deferred income tax expense in 1998, 1997 and 1996 were:

(In thousands)                                 1998              1997              1996
                                              -------           -------           -------
Depreciation                                  $ 2,691           $ 2,457           $ 3,544
Developer advances and contributions             (798)             (334)           (3,749)
Bond redemption premiums                          (62)              (62)              (73)
Investment tax credits                            (93)              (93)              (93)
Other                                             426               118              (109)
                                              -------           -------           -------
Total deferred income tax expense             $ 2,164           $ 2,086           $  (480)
                                              -------           -------           -------

The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented in the following table:

(In thousands)                                              1998               1997
                                                           --------           --------
Deferred tax assets:
    Developer deposits for extension agreements
      and contributions in aid of construction             $ 42,251           $ 43,980
    Federal benefit of state tax deductions                   2,524              2,998
    Book plant cost reduction for future deferred
      ITC amortization                                        1,727              1,776
    Insurance loss provisions                                   271                334
                                                           --------           --------
Total deferred tax assets                                  $ 46,773           $ 49,088
                                                           --------           --------
Deferred tax liabilities:
    Utility plant, principally due to
      depreciation differences                             $ 74,186           $ 74,029
    Premium on early retirement of bonds                      1,152              1,215
    Other                                                      (640)              (395)
                                                           --------           --------
Total deferred tax liabilities                             $ 74,698           $ 74,849
                                                           --------           --------
Net deferred tax liabilities                               $ 27,925           $ 25,761
                                                           --------           --------

A valuation allowance was not required during 1998 and 1997. Based on historical taxable income and future taxable income projections over the periods in which the deferred assets are deductible, management believes it is more likely than not the Group will realize the benefits of the deductible differences.

                                          CALIFORNIA WATER SERVICE GROUP Page 26

NOTE 7. EMPLOYEE BENEFIT PLANS
SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was released in 1998 and revises employers' disclosure requirements about pension and other postretirement benefit plans. This SFAS was implemented by the Group in 1998 and prior years' amounts have been restated to conform to the current year presentation.

PENSION PLAN. The Company provides a qualified defined benefit, non-contributory, pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, and bond and short-term investment accounts. The data below includes the unfunded, non-qualified, supplemental executive retirement plan.

SAVINGS PLAN. The Company sponsors a 401(k) qualified, defined contribu-tion savings plan that allows participants to contribute up to 15% of pre-tax compensation. The Company matched fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0% of the employee's compensation in 1998 and 1997, and 3.5% of the employee's compensation in 1996. Company contributions were $1,078,000, $1,045,000, and $858,000, for the years 1998,
1997 and 1996, respectively.

OTHER POSTRETIREMENT PLANS. The Company provides substantially all active employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of service are offered, along with their spouses and dependents, continued participation in the plan by a payment of a premium. Retired employees are also provided with a $5,000 life insurance benefit. Plan assets are invested in a mutual fund, short-term money market instruments and commercial paper.

The Company records the costs of postretirement benefits during the employees' years of active service. The CPUC has issued a decision which authorizes rate recovery of tax deductible funding of postretirement benefits and permits recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 1998 and 1997:

                                             Pension Benefits                      Other Benefits
(In thousands)                          1998               1997                1998              1997
                                       --------           --------           --------           --------
CHANGE IN BENEFIT OBLIGATION:
Beginning of year                      $ 44,576           $ 39,296           $  8,230           $  5,873
Service cost                              1,899              1,545                370                280
Interest cost                             3,011              2,805                577                549
Assumption change                         2,313              3,190                303                415
Plan amendment                               --                991              1,101                 --
Experience (gain) or loss                   220                744               (872)             1,424
Benefits paid                            (2,085)            (3,995)              (488)              (311)
                                       --------           --------           --------           --------
End of year                            $ 49,934           $ 44,576           $  9,221           $  8,230
                                       --------           --------           --------           --------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at
    beginning of year                    42,390             38,293                936                582
Actual return on plan assets              2,433              6,023                131                 84
Employer contribution                     2,208              2,069                635                581

Retiree contributions                        --                 --                357                340
Benefits paid                            (2,085)            (3,995)              (845)              (651)
                                       --------           --------           --------           --------
Fair value of plan assets at
    end of year                        $ 44,946           $ 42,390           $  1,214           $    936
                                       --------           --------           --------           --------

                                          CALIFORNIA WATER SERVICE GROUP Page 27

                                              Pension Benefits                    Other Benefits
(In thousands)                            1998              1997              1998              1997
                                         -------           -------           -------           -------
Funded status                            $(4,988)          $(2,186)          $(8,007)          $(7,294)
Unrecognized actuarial
    (gain) or loss                        (1,708)           (5,203)            1,485             2,129
Unrecognized prior service cost            4,758             5,370             1,030                --
Unrecognized transition
    obligation                                --                --             3,476             3,724
Unrecognized net initial asset               858             1,144                --                --
                                         -------           -------           -------           -------
Net amount recognized                    $(1,080)          $  (875)          $(2,016)          $(1,441)
                                         -------           -------           -------           -------

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate                                            6.75%           7.0%         6.75%           7.0%
Long-term rate of return on
    Plan assets                                           8.0%           8.0%          8.0%           8.0%
Rate of compensation increase                             4.5%           4.5%           --             --

Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 1998, 1997 and 1996 included the following components:

                              Pension Benefits                           Other Benefits
                      --------------------------------          --------------------------------
(In thousands)        1998          1997          1996          1998          1997          1996
                      ----          ----          ----          ----          ----          ----
Service cost         $1,899        $1,545        $1,543        $  370        $  280        $  166
Interest cost         3,011         2,805         2,583           577           549           383


                                        Pension Benefits                             Other Benefits
                          ---------------------------------------         ---------------------------------------
(In thousands)             1998            1997            1996            1998            1997            1996
                          -------         -------         -------         -------         -------         -------
Expected return on
    Plan assets            (3,320)         (2,876)         (2,696)            (83)            (52)            (33)
Net amortization
    and deferral              823             768             701             346             338             248
                          -------         -------         -------         -------         -------         -------
Net periodic
    benefit cost          $ 2,413         $ 2,242         $ 2,131         $ 1,210         $ 1,115         $   764
                          -------         -------         -------         -------         -------         -------

Postretirement benefit expense recorded in 1998, 1997, and 1996 was $635,000, $581,000, and $523,000, respectively. $2,016,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

For 1998 measurement purposes, a 5.5% annual rate of increase in the per capita cost of covered benefits was assumed; the rate was assumed to decrease gradually to 5% in the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends would have the following effect:

                                                     1-percentage               1-percentage
                                                   Point Increase             Point Decrease
Effect on total service and
    interest costs                                           $175                     $(153)
Effect on accumulated postretirement
    benefit obligation                                     $1,402                   $(1,133)

                                          CALIFORNIA WATER SERVICE GROUP Page 28

NOTE 8. AGREEMENT OF MERGER WITH DOMINGUEZ
SERVICES CORPORATION
On November 13, 1998, the Boards of Directors of Group and Dominguez Services Corporation (Dominguez) agreed to a merger of the two companies. Dominguez' 1997 operating revenue was $26.8 million, net income was $2.0 million and basic earnings per share was $1.34. At December 31, 1997, its net utility plant was $41.4 million and its total assets were $51.7 million.

The merger agreement provides that each outstanding Dominguez common share will be exchanged on a tax-free basis for 1.18 Group common shares. At December 31, 1998, there were 1,561,000 shares of Dominguez common stock outstanding. Group also expects to assume approximately $10.5 million of outstanding Dominguez debt. The transaction is expected to be accounted for as a pooling of interests.

The merger is subject to review by various state and federal agencies including the CPUC. The transaction is also subject to approval by Dominguez shareholders. Several inquiries indicating interest in submitting a competing proposal have been received by Dominguez from another water company. Subsequently, that company submitted a formal proposal that will be evaluated by Dominguez. In the event Dominguez completes a merger with another company, it must pay Group $2.7 million in settlement fees.

NOTE 9. FAIR VALUE OF FINANCIAL INSTRUMENTS
For those financial instruments for which it is practicable to estimate a fair value the following methods and assumptions were used:

     CASH EQUIVALENTS. The carrying amount of cash equivalents approximates fair value because of the short-term maturity of the instruments.

LONG-TERM DEBT. The fair value of the Company's long-term debt is estimated at $153,900,000 as of December 31, 1998 and $155,000,000 as of December 31, 1997,
using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities.

ADVANCES FOR CONSTRUCTION. The fair value of advances for construction contracts is estimated at $30,000,000 as of December 31, 1998 and $22,000,000 as of December 31, 1997, based on data provided by brokers.

NOTE 10. QUARTERLY FINANCIAL AND COMMON STOCK
MARKET DATA (UNAUDITED)
The Group's common stock is traded on the New York Stock Exchange under the symbol "CWT". There were approximately 11,000 holders of common stock at December 31, 1998. Quarterly dividends have been paid on common stock for 216 consecutive quarters and the quarterly rate has been increased during each year since 1968.

(In thousands, except per share amounts)                       1998
                                                            ----------
                                First               Second              Third              Fourth
                                -----               ------              -----              ------
Operating revenue           $     35,225        $     44,455        $     62,263        $     44,330
Net operating income               4,501               6,574              12,003               6,996
Net income                         1,590               3,561               9,141               4,103
Earnings per share                   .12                 .28                 .72                 .33
Common stock market
    price range:
    High                           33.75               30.19               27.69               33.13

    Low                            24.31               21.50               20.75               21.25
Dividends paid                     .2675               .2675               .2675               .2675

                                                              1997
                                                            --------
Operating revenue           $     37,558        $     55,083        $     59,551        $     43,132
Net operating income               5,712              11,788              10,540               6,309
Net income                         2,921               8,878               7,860               3,646
Earnings per share                   .23                 .70                 .62                 .28
Common stock market
    price range:
    High                           22.63               23.88               25.22               29.59
    Low                            19.50               18.63               21.13               23.44
Dividends paid                      .264                .264                .264                .264

                                          CALIFORNIA WATER SERVICE GROUP Page 29

INDEPENDENT AUDITORS' REPORT

SHAREHOLDERS AND BOARD OF DIRECTORS
CALIFORNIA WATER SERVICE GROUP:

We have audited the accompanying consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                            /s/ KPMG LLP

Mountain View, California
January 22, 1999

                                          CALIFORNIA WATER SERVICE GROUP Page 30
CORPORATE INFORMATION

STOCK TRANSFER, DIVIDEND DISBURSING AND REINVESTMENT AGENT
The First National Bank of Boston
(Boston EquiServe)
P.O. Box 644,
Boston, MA 02102-0644
1-800-736-3001

HOW TO TRANSFER STOCK
A change of ownership of shares requires a transfer of stock. This can happen when you sell stock, make a gift of stock or add or delete owners of stock certificates. You should complete the assignment on the back of the certificate and sign it exactly as your name appears on the front. Your signature must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions with membership in an approved signature medallion program) pursuant to SEC Rule 17Ad-15.


A notary's acknowledgement is not acceptable. This certificate should then be sent to Boston EquiServe, Shareholder Services, by registered or certified mail with complete transfer instructions.

STOCK CERTIFICATES
As a result of the merger of California Water Service Company into California Water Service Group and the related stock split, Company stock certificates now represent the same number of Group shares as they did Company shares. Stock certificates issued since formation of the holding company are Group stock certificates.

BOND REGISTRAR
US Bank Trust, N.A.
One California Street
Suite 400
San Francisco, CA  94111-5402
1-415-273-4580

EXECUTIVE OFFICE
California Water Service Group
1720 North First Street,
San Jose, CA 95112-4598
1-408-367-8200

ANNUAL MEETING
The Annual Meeting of Shareholders of the Group will be held on Wednesday, April 21, 1999 at 10 A.M. at the Executive Office of the Group, 1720 North First Street, San Jose, California. Details of the business to be transacted during the meeting will be contained in the proxy material, which will be mailed to shareholders on or about March 11, 1999.

ANNUAL REPORT FOR 1998 ON FORM 10-K
A copy of the Group's report for 1998 filed with the Securities and Exchange Commission on Form 10-K will be available in April 1999 and can be obtained by any shareholder without charge upon written request to Shareholders Relations at the address below:

SHAREHOLDER INFORMATION
California Water Service Group
Attn: Shareholders Relations

1720 North First Street
San Jose, CA 95112-4598
1-408-367-8200 or 1-800-750-8200
http://www.calwater.com

                                                               A TEAROUT SECTION

(a tearout section which opens to a four section map of the state of California is inserted)

The map is titled CALIFORNIA WATER SERVICE GROUP

On the map are the locations of the Company's operating districts. A drawing of redwood trees is printed in the northwest part of the state; a skier is depicted in the region of Lake Tahoe; an electronic chip is shown in the area south of San Francisco which is known as the Silicon Valley; a head of lettuce is shown in the are of the San Joaquin Valley; and a movie camera is drawn in the area of Hollywood.

Along the right margin of the map are various California Zip Codes. A large "CA" is printed in the upper right hand corner of the map.

The following text is printed on the map regarding California and its economy:
"California has a land area of 156,000 square miles, big enough to hold the states of New York, New Jersey, Pennsylvania and Connecticut - with room left over to hold another New York!"

"California's 1997 population was 32,268,000. It is projected to reach 40 million by 2011 and almost 59 million by 2040, or twice its population in 1990."

"By comparison, New York, New Jersey and Pennsylvania have a combined population of about 38 million."

"A DIVERSIFIED ECONOMY"
"California added 484,000 people in 1997; more than any other state in absolute terms.*"

"California's population is growing at an annual rate of 1.5 percent compared to a national average of 1 percent.*"

"The Central Valley, home to 45 percent of our customers, is growing at a rate of 2.25 percent per year.*"

"Gross State Product (GSP) in 1996 was $963 billion, more than 50 percent greater than New York, the number two state."

"In 1997, for the first time, California's GSP exceeded $1 tillion.**"

"California has the world's seventh largest economy.**"

Data Source: California Department of Finance unless otherwise indicated.
* Kiplinger California Letter, Vol. 35, No. 1, January 6, 1999.
** CA Trade and Commerce Agency.

Four graphs appear on the map with the following data:
FIRST GRAPH
BOOK VALUE AND MARKET VALUE PER SHARE OF COMMON STOCK FOR 1994 THROUGH 1998

                                             1994       1995       1996      1997       1998
                                             ----       ----       ----      ----       ----
    Book Value                             $11.56     $11.72     $12.22    $13.00     $13.38
    Market Value                            16.00      16.38      21.00     29.53      31.31

SECOND GRAPH
DIVIDENDS AND EARNINGS PER SHARE FOR 1994 THROUGH 1998

                                             1994       1995       1996      1997       1998
                                             ----       ----       ----      ----       ----
    Dividends                              $0.990     $1.020     $1.040    $1.055     $1.070
    Earnings per Share                       1.22       1.16       1.50      1.83       1.45

THIRD GRAPH
TOTAL CUSTOMERS AND INCREASE IN CUSTOMERS FOR 1994 THROUGH 1998

                                             1994       1995       1996      1997       1998
                                             ----       ----       ----      ----       ----
    Total customers                       365,500    367,100    376,100   379,500    383,000
    Increase in customers                   2,600      1,600      9,000     3,400      3,500

FOURTH GRAPH
REVENUE AND NET INCOME FOR 1994 THROUGH 1998 (in thousands)

                                             1994       1995       1996      1997       1998
                                             ----       ----       ----      ----       ----
    Revenue                              $157,271   $165,086   $182,764  $195,324   $186,273
    Net Income                             14,408     14,698     19,067    23,305     18,395

                                                     REVERSE SIDE OF TEAROUT MAP

(Four sections are printed on the reverse side of the tearout map)

FIRST SECTION
A photograph of mass of people with the number 32,286,000 printed under the photograph. The number represents California's 1997 population.

SECOND SECTION
A summary of 1994 through 1998 FINANCIAL HIGHLIGHTS displayed in a table.

                                    1994       1995       1996      1997       1998     Change
                                    ----       ----       ----      ----       ----     ------
    Book Value                    $11.56     $11.72     $12.22    $13.00     $13.38       2.9%
    Market price                   16.00      16.38      21.00     29.53      31.31       6.0%
    Earnings per Share              1.22       1.16       1.50      1.83       1.45      20.8%
    Dividends per share             0.99       1.02       1.04     1.055       1.07       1.4%
    Revenue (000)                157,300    165,100    182,800   195,300    186,300       4.6%
    Net Income (000)              14,400     14,700     19,100    23,300     18,400      21.0%

THIRD SECTION
CUSTOMERS

               District Name              Regulated        Non-Regulated
               -------------              ---------        -------------
               Bakersfield                   55,700               23,300
               Bear Gulch                    17,400                4,000
               Chico                         22,200
               Dixon                          2,800
               East Los Angeles              26,300                2,700
               Hawthorne                                           6,000
               Hermosa Redondo               25,100
               King City                      2,200
               Livermore                     16,300                  400
               Los Altos                     18,300
               Marysville                     3,700
               Oroville                       3,500
               Salinas                       25,000                  300
               Mid-Peninsula                 35,600
               Selma                          5,000
               South San Francisco           15,900
               Stockton                      41,300
               Visalia                       27,900
               Willows                        2,300
               Palos Verdes                  23,600
               Westlake                       6,900
               ---------------------------------------------------------

               Subtotal                     377,000               36,700
               ---------------------------------------------------------

               TOTAL                                             413,700
               =========================================================

FOURTH SECTION

WELL TREATMENT SUMMARY

                                                        Treatment
                                                        Capacity
  District        Location       Method               (million gallons/day)    Comments
  --------        --------       ------               ---------------------    --------
  Bakersfield     Five sites     Carbon contactor              7.0             Catalytic removal*

  City of
   Bakersfield    Four sites     Carbon contactor              4.0             Catalytic removal*

  Chico           One site       Air stripper                  1.3
                  Three sites    Carbon contactor              2.6             Adsorbtive removal

  East Los        One site       Proprietary mixed media       0.1             Oxidation/Filter
   Angeles        One site       Carbon contactor              0.8             Adsorbtive removal

  Hawthorne       One site       Proprietary mixed media       3.6             Oxidation/Filter

  Hermosa         Three sites    Proprietary mixed media       4.1             Oxidation/Filter
   Redondo        One site       Reverse osmosis               5.0             Ultrafiltration

  Salinas         One site       Carbon contactor              2.9             Adsorbtive removal
                  One site       Proprietary mixed media       1.2             Oxidation/Filter

  Selma           One site       Carbon contactor              1.4             Adsorbtive removal*

  South San
   Francisco      One site       Proprietary mixed media       1.6             Oxidation/Filter

  Visalia         Two sites      Carbon contactor              2.4             Adsorbtive removal
                  One site       Carbon contactor              1.3             Adsorbtive removal



* First use of this technology in California.

(INSIDE BACK COVER)
OFFICERS OF CALIFORNIA WATER SERVICE COMPANY
Robert W. Foy (1,2)
Chairman of the Board

Peter C. Nelson (1,2)
President and Chief Executive Officer

Gerald F. Feeney (1,2)
Vice President, Chief Financial Officer and Treasurer

Francis S. Ferraro
Vice President, Regulatory Matters

James L. Good (2)
Vice President, Corporate Communications and Marketing

Robert R. Guzzetta (2)
Vice President, Engineering and Water Quality

Christine L. McFarlane
Vice President, Human Resources

Raymond H. Taylor
Vice President, Operations

Raymond L. Worrell
Vice President, Chief Information Officer

Calvin L. Breed (1)
Controller, Assistant Secretary and Assistant Treasurer

Paul G. Ekstrom (1,2)
Corporate Secretary

John Simpson
Assistant Secretary, Manager of New Business


BOARD OF DIRECTORS
California Water Service Group
California Water Service Company
CWS Utility Services

Peter C. Nelson *
President and Chief Executive Officer

Robert W. Foy *
Chairman of the Board

C.H. Stump ++*
Former Chairman of the Board
and former CEO of California
Water Service Company

Linda R. Meier +++
Member, National Advisory Board, Haas Public Service Center; Member, Board of Directors, Comerica Bank - California

J.W. Weinhardt +*

Chairman and CEO of SJW Corp. and Chairman of its subsidiary, San Jose Water Company

Edward D. Harris, Jr., M.D. +*
George DeForest Barnett Professor of Medicine, Stanford University Medical
 Center

George A. Vera +
Director of Finance and Administration, David and Lucile Packard Foundation

Richard P. Magnuson ++
Private Venture Capital Investor

Robert K. Jaedicke +++
Professor Emeritus of Accounting and former Dean, Stanford Graduate School of Business

(A photograph of the members of the Board of Directors appears on the page with the following identifying caption)
Board of Directors (from left to right) Front row: Robert W. Foy, Peter C. Nelson, Robert K. Jaedicke, Linda R. Meier. Back row: George A. Vera, Richard P. Magnuson, Edward D. Harris, Jr., M.D., J.W. Weinhardt, C.H. Stump.


1  Holds the same position with California Water Service Group
2  Holds the same position with CWS Utility Services

+  Member of the Audit Committee
++ Member of the Compensation Committee
*  Member of the Executive Committee

                                                                      BACK COVER

CALIFORNIA WATER SERVICE GROUP
1720 North First Street
San Jose, California 95112-4598
408-367-8200

(the logos for California Water Service Group, California Water Service Co. and CWS Utility Services are printed under the address)