Form 10-K, Exhibit 13
period 1999-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2000-03-24
CIK 1035201

Exhibit 13.1

Regulated and Non-Regulated Customers                                                            page 12

                                                                                                  NON

DISTRICT NAME            INCLUDING                                              REGULATED      REGULATED
CALIFORNIA

Bakersfield              O&M contracts for the City of Bakersfield                 56,700         24,900
                         and Spicer City and Rancho Verdugo MWC

Bear Gulch               Atherton, Woodside, Portola Valley, portions
                         of Menlo Park and City of Menlo Park                      17,500          4,000
                         service contract
Chico+                   Hamilton City                                             22,800
Dixon                                                                               2,800
East Los Angeles         O&M contracts for cities of Commerce and                  26,400          2,700
                         Montebello

Hawthorne                15-year lease-- full service water operations              6,100
Hermosa-Redondo+         a portion of Torrance                                     25,400
King City+                                                                          2,200
Livermore                O&M contracts for Castlewood Country                      16,500            400
                         Club and Crane Ridge MWC
Los Altos                portions of Cupertino, Los Altos Hills,                   18,300
                         Mountain View and Sunnyvale
Marysville+                                                                         3,700
Mid-Peninsula            San Mateo and San Carlos                                  35,700
Oroville                                                                            3,500
Palos Verdes+            Palos Verdes Estates, Rancho Palos Verdes,                23,700
                         Rolling Hills Estates and Rolling Hills
Salinas                  O&M contracts for Country Meadows                         25,600            300
                         MWC and Spreckels Water Co.
Selma                                                                               5,100
South San Francisco      Colma and Broadmoor                                       16,200
Stockton                                                                           41,600
Visalia+                 four O&M contracts                                        28,600          1,100
Westlake                 a portion of Thousand Oaks                                 6,900
Willows+                                                                            2,300
                         Subtotal                                                 381,500         39,500

WASHINGTON

Harbor                   numerous O&M contracts                                     9,300          1,700
South Sound              numerous O&M contracts                                     2,700          1,100
                         Subtotal                                                  12,000          2,800

                         Current Total                                            393,500         42,300


                                                                                                      32


DOMINGUEZ*

Antelope Valley          Fremont Valley, Lake Hughes, Lancaster                     1,300            300
                         and Leona Valley

Dominguez                Carson and portions of Compton, Harbor                    32,500
                         City, Long Beach and Torrance
Kern River Valley        Bodfish, Kernville, Lakeland, Mountain                     4,100            700
                         Shadows, Onyx, Squirrel Valley, South
                         Lake and Wofford Heights
Redwood Valley           Lucerne, Duncans Mills and Guerneville                     1,900

                         Subtotal                                                  39,800          1,000

                         Total with Dominguez                                     433,300         43,300


                                                                                                 Page 13
MAP OF SERVICE TERRITORIES

This page is a map of the Western United States with Washington,  California and New Mexico highlighted.
The  California  Water  Service  Company,  Washington  Water  Service  Company  and  Dominguez  Services
Corporation service areas noted. In New Mexico, a contract operation is noted near Santa Fe.

Financial Section (INDEX)


Ten-year Financial Review                                                                        15

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                                        16

Consolidated Balance Sheet                                                                       23

Consolidated Statement of Income                                                                 24

Consolidated Statement of Common Stockholders' Equity                                            25

Consolidated Statement of Cash Flows                                                             26

Notes to Consolidated Financial Statements                                                       27

Independent Auditors' Report                                                                     35

Corporate Information                                                                            36


                                                                                                      33


Board of Directors                                                              inside back cover

Officers                                                                        inside back cover




Ten-Year Financial Review                                                                        Page 15

Dollars in thousands, except common share data

                             1999       1998     1997      1996      1995      1994      1993      1992     1991     1990
Summary of Operations:
Operating revenue
   Residential             $150,326  $139,018  $146,246  $136,747  $122,275  $117,032  $113,445  $103,644  $ 89,108  $ 91,595
   Business                  34,219    31,591    32,916    30,924    28,230    27,023    25,247    23,670    20,759    20,910
   Industrial                 6,947     6,239     6,282     6,150     5,836     5,478     5,123     4,925     4,490     5,145
   Public authorities         9,501     8,368     9,636     9,023     8,149     7,995     7,397     6,892     5,734     6,412

   Other                      5,447     4,443     3,267     2,709     3,126     2,087     2,475     2,525     8,676     1,782
   Total op. revenue        206,440   189,659   198,347   185,553   167,616   159,615   153,687   141,656   128,767   125,844
Operating expenses          175,830   159,120   163,431   154,849   141,950   133,821   125,729   117,646   104,372   102,350
Interest expense, other
  income and expenses,
  net                        10,691    11,603    11,180    11,285    10,651    11,091    12,386    11,276    10,204     8,963
   Net income              $ 19,919  $ 18,936  $ 23,736  $ 19,419  $ 15,015  $ 14,703  $ 15,572  $ 12,734  $ 14,191  $ 14,531

Common Share Data*
Earnings per share         $   1.53  $   1.45  $   1.82  $   1.49  $   1.16  $   1.21  $   1.32  $   1.08  $   1.20  $   1.23
Dividends declared         $  1.085  $   1.07  $  1.055  $   1.04  $   1.02  $   0.99  $   0.96  $   0.93  $   0.90  $   0.87
Dividend payout ratio            71%       74%       58%       70%       88%       82%       73%       86%       75%       71%
Book value                 $  13.70  $  13.27  $  12.84  $  12.10  $  11.58  $  11.36  $  10.68  $  10.31  $  10.16  $   9.83
Market price at year-end      30.31     31.31     29.53     21.00     16.38     16.00     20.00     16.50     14.00     13.38
Common shares
   outstanding at year-
   end (in thousands)        12,936    12,936    12,936    12,936    12,855    12,811    11,694    11,694    11,694    11,694
Return on average common
   stockholders' equity        11.4%     11.3%     14.7%     12.8%     10.3%     10.8%     12.3%     10.5%     11.8%     12.5%
Long-term debt
   interest coverage            3.5       3.5       4.1       3.6       3.1       3.2       3.1       3.0       3.2       3.6

Balance Sheet Data

Net utility plant          $515,354  $489,017  $469,897  $452,441  $430,636  $415,747  $399,088  $381,683  $356,172  $331,352
Utility plant
   expenditures              44,493    35,878    33,931    36,820    28,409    29,117    29,445    36,275    34,994    27,402
Total assets                587,618   560,508   542,783   522,870   507,732   471,855   455,055   411,479   400,698   375,746
Long-term debt including
  current portion           159,223   141,401   142,013   143,840   147,062   130,983   131,199   123,445   104,494   105,948

Capitalization ratios:
   Common stockholders'
     equity                    52.1%     54.2%     53.3%     51.5%     49.7%     52.0%     48.1%     48.7%     52.4%     51.3%
   Preferred stock              1.0%      1.1%      1.1%      1.1%      1.2%      1.2%      1.3%      1.4%      1.5%      1.5%
   Long-term debt              46.9%     44.7%     45.6%     47.4%     49.1%     46.8%     50.6%     49.9%     46.1%     47.2%

Other Data

Water production (million gallons)
   Wells                     57,934    51,139    57,652    54,457    50,688    51,352    48,012    52,909    49,692    52,272
   Purchased                 52,340    49,436    53,190    51,700    49,068    49,300    48,089    40,426    36,686    45,431
     Total water

       production           110,274   100,575   110,842   106,157    99,756   100,652    96,101    93,335    86,378    97,703

Metered customers           322,478   317,178   312,732   308,455   298,730   295,831   290,513   286,465   282,377   278,639
Flat-rate customers          77,091    77,340    77,649    77,961    78,099    79,103    81,360    82,566    82,979    81,721
   Customers at

     year-end               399,569   394,518   390,381   386,416   376,829   374,934   371,873   369,031   365,356   360,360
New customers added           5,051     4,137     3,965     9,587     1,895     3,061     2,842     3,675     4,996     1,251
Revenue per customer       $    517  $    481  $    508  $    480  $    445  $    426  $    413  $    384  $    352  $    349


                                                                                                                           34


Utility plant per customer    1,845     1,764     1,694     1,633     1,582     1,520     1,460     1,399     1,320     1,247
Employees at year-end           708       689       679       663       660       653       642       637       618       605

            *Common share data is restated to reflect the effective two-for-one stock split on December 31, 1997.

Management's Discussion and Analysis of Financial Condition and Results of Operations

California Water Service Group (Company) is a holding company with three operating subsidiaries, California Water Service Company (Cal Water), CWS Utility Services (Services) and Washington Water Service Company (Washington Water). Cal Water and Washington Water are regulated public utilities. Their assets and operating revenues currently make up the majority of the Company's assets and revenues. Services provides non-regulated water operations and related services to other private companies and municipalities. The following discussion and analysis provides information regarding the Company and its assets, operations and financial condition.

Forward-Looking Statements

This annual report, including the Letter to Stockholders, Management's Discussion and Analysis and other sections, contains forward-looking statements within the meaning of the federal securities laws. Such statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, anticipates or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. Actual results may vary materially from what is contained in a forward-looking statement. Factors which may cause a result different than expected or anticipated include regulatory commission decisions, new legislation, increases in suppliers' prices, changes in environmental compliance requirements, acquisitions, changes in customer water use patterns and the impact of weather on operating results. The Company assumes no obligation to provide public updates on forward-looking statements.

Business

Cal Water is a public utility supplying water service to 387,600 customers in 60 California communities through 21 separate water systems or districts. Cal Water's 20 regulated systems, which are subject to regulation by the California Public Utilities Commission (CPUC), serve 381,500 customers as shown on the enclosed map. An additional 6,100 customers receive service through a lease of the City of Hawthorne's water system, which is not subject to CPUC regulation. Cal Water derives non-regulated income from contracts with other private companies and municipalities to operate water systems and provide billing services to 33,400 customers. It also leases communication antenna sites and operates two reclaimed water systems.

         Washington Water's utility operations are regulated by the Washington Utilities and Transportation Commission (WUTC). Washington Water provides domestic water service to 12,000 customers through two operating districts near Tacoma and Olympia. An additional 2,800 customers are served under operating agreements with private owners. Refer to the separate section titled "Washington Acquisitions" for further information concerning Washington Water.

         Rates and operations for regulated customers are subject to the jurisdiction of the respective state's regulatory commission. The commissions require that water rates for each regulated district be independently determined. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City Council. Fees for other operating agreements are based on contracts negotiated among the parties.

Results of Operation

Restatement During 1999, the Company issued 316,472 shares of common stock in exchange for all of the outstanding shares of Harbor Water Company and South Sound Utility Company. Both acquisitions were accounted for as poolings of interests. Financial statements for the current and prior periods have been restated to include the accounts of both companies.

Earnings and Dividends Net income in 1999 was $19,919,000, compared to $18,936,000 in 1998 and $23,736,000 in 1997. Earnings per common share were $1.53 in 1999, $1.45 in 1998 and $1.82 in 1997. Net income and earnings per share in 1997 were the highest levels ever achieved by the Company. The weighted average number of common shares outstanding in each of the three years was 12,936,000.

     At its January 1999 meeting, the Board of Directors increased the common stock dividend rate for the 32nd consecutive year. 1999 also marked the 55th consecutive year that a dividend had been paid on the Company's common stock. The annual dividend paid in 1999 was $1.085, an increase of 1.4% over the 1998 rate of $1.07 per share, which in turn was an increase of 1.4% from the 1997 dividend of $1.055 per share. The dividend increases were based on projections that the higher dividend could be sustained while still providing the Company with adequate financial flexibility. Earnings not paid as dividends are reinvested in the business. The dividend payout ratio was 71% in 1999, 74% in 1998 and 58% in 1997, an average of 67% for the three-year period.

Operating Revenue Operating revenue, including revenue from City of Hawthorne customers, was $206.4 million, $16.8 million or 9% more than the $189.7 million recorded last year. Revenue in 1997 was $198.3 million. Operating revenue exceeded $200 million for the first time in 1999. The source of changes in operating revenue were:

      dollars in millions                           1999        1998        1997

Customer water usage                               $11.8      $(12.6)      $ 3.9
General and step rate increases                      3.0         1.9         6.4
Offset rate increases - water production costs       0.2         0.2         0.2
Usage by new customers                               1.8         1.9         2.3
Net change                                         $16.8      $ (8.6)      $12.8
Average revenue per customer                       $ 517      $  481       $ 508

Average metered customer usage (ccf)                 305         284         315
New customers added                                5,000       4,100       4,000

Weather in the first half of 1999 was normal, while in the prior year it was cool and wet; as a result, customer usage and revenue were higher this year. Third-quarter weather in both years was normal. Fourth-quarter 1999 weather was mild and drier than 1998, causing an increase in customer usage and an increase in revenue. The year-end customer count was 399,600, an increase of 1.3%.

         During the first half of 1998, weather in our service areas was wet and cool, very much the reverse of 1997's favorable weather pattern. Weather in the second half of 1998 returned to a more normal pattern. However, the wet, cool weather in the early part of the year resulted in an overall 9% decrease in 1998 water usage, negatively impacting revenue. The year-end customer count in 1998 was 394,500, a 1.1% increase.

         Rainfall for the 1996-97 season was concentrated in December 1996 and January 1997, then virtually ceased. Average consumption per metered account reached a record level due to dry and warm summer months. The customer count in 1997 increased 1.0% to 390,400.

Operating and Interest Expenses Operating expenses, including those for the Hawthorne operation, were $175.8 million in 1999, $159.1 million in 1998 and $163.4 million in 1997.

     Wells provided 52.4% of water requirements in 1999 and purchased water provided 47.2%, with 0.4% obtained from a surface supply. In 1998, the corresponding percentages were 50.6%, 48.9% and 0.5%, and in 1997, 51.8%, 47.8% and 0.4%. The table below provides information regarding water production costs, which includes purchased water, purchased power and pump taxes:

    dollars in millions                             1999       1998       1997

Purchased water                                    $58.1      $50.4       $52.2
Purchased power                                     13.0       11.4        12.7
Pump taxes                                           4.5        3.8         4.3
Total water production costs                       $75.6      $65.6       $69.2
Change from prior year                                15%       (5)%          2%
Water production (billion gallons)                   110        101         111
Change from prior year                                10%       (9)%          5%

         The year-to-year water production cost changes were influenced by each year's predominant weather pattern. In each of the three years, purchased water expense, the largest component of annual operating expense, was affected by wholesale suppliers' rate increases. Water production costs in 1999 reflect an increase in customer usage and significant purchased water price increases for the San Francisco Peninsula districts, where the wholesale supplier's rates increased 37%.

         Production  levels in 1998  decreased  from 1997 due to lower  customer usage in response to weather conditions. Despite some wholesaler price increases, overall water production expenses declined. Well production decreased due to the decline in water sales and because several wells were out of service for maintenance. With reduced well production, purchased power and pump tax expenses declined.

         In 1997, nonrecurring refunds totaling $2.5 million received from two wholesale water suppliers reduced purchased water expense. Well production increased 6% in 1997 because of increased demand, causing an increase in pump taxes and purchased power costs.

         Employee payroll and benefits charged to operations and maintenance expense was $38.4 million in 1999, $34.9 million in 1998 and $34.1 million in 1997. The increases in payroll and related benefits are attributable to wage increases effective at the start of each year and additional hours worked. At year-end 1999, 1998 and 1997, there were 708, 689 and 679 employees.

         Income tax expense was $12.2 million in 1999, $10.8 million in 1998 and $14.1 million in 1997. The changes in taxes are generally due to variations in taxable income. There is no state income tax in Washington.

         Long-term debt interest expense increased $1.0 million in 1999 because of the issuance of Series B, 6.77% senior notes in March. Long-term interest costs decreased $0.4 million in 1998 and $0.3 million in 1997 due to the retirement of Series K bonds in November 1996 and Series L bonds in November 1997, annual sinking fund payments each year and the absence of new long-term financing.

         Interest expense from short-term bank borrowings in 1999 decreased $0.4 million. Short-term borrowings were reduced after the issue of the Series B senior notes and by strong cash flow from operations. In 1998, short-term interest expense was $0.7 million greater than in 1997. In 1997, short-term interest expense was $0.3 million more than in the prior year. Interest coverage of long-term debt before income taxes was 3.5 times in 1999 and 1998, and 4.1 times in 1997. There was $13.5 million in short-term borrowings at the end of 1999, and $22.5 million at the end of 1998.

Other Income Other income is derived from management contracts by which the Company operates private and municipally-owned water systems, agreements for operation of two reclaimed water systems, contracts for meter reading and billing services to various cities, leases of communication antenna sites, surplus property sales, other nonutility sources and interest on short-term investments. Total other income was $2.7 million in 1999, $1.3 million in 1998 and $1.4 million in 1997. During 1999, $1.3 million in pretax revenues were realized as part of the Real Estate Program that is described in more detail in "Liquidity and Capital Resources." Income from the various operating and billing contracts, excluding short-term interest income, was $2.5 million in 1999 and $1.3 million in 1998 and 1997.

Rates and Regulation

The Company's regulatory staff completed a review of 14 Cal Water districts that were eligible for general rate application filings in 1999. Based on current earnings levels, projected expense increases and expected capital expenditures, a determination was made that no general rate increase applications were necessary. During 2000, eligible districts will again be reviewed. It is anticipated that general rate application filings will be made in mid-year with CPUC decisions expected in late spring 2001.

         In May 1999, the CPUC authorized rate increases in four districts serving about 25% of Cal Water's total customers. The applications were filed in July 1998.

Subsequently, the Company and CPUC staff agreed to a stipulated settlement. The decision is estimated to generate $4,095,000 in new revenue during the twelve months following its mid-June effective date. The decision authorized a 9.55% return on equity, providing $1.9 million in additional revenue. In addition, the decision provided another $2.2 million in revenue for environmental compliance, specific capital budget expenditures and recovery of General Office expenses. The $2.2 million is not reflected in the 9.55% return on equity calculation.

         CPUC decisions were received in July 1998 for the general rate applications filed in July 1997. Additional annual revenue from these decisions is expected to total $299,000 in 1998, $267,000 in 1999 and $121,000 in the years 2000 and 2001. In a variance from its past practice, future rate increases for operating costs and capital requirements over the next five years in the Oroville and Selma districts are tied to changes in a price index. The decision maintained the ROE at 10.35%.

         In 1997, the CPUC's general rate application decisions granted an ROE of 10.35% and additional revenue of $2.4 million.

         No rate applications were filed for the Washington operations during 1999. The most recent authorized rate of return was 11.1%, granted in a 1998 decision. General rate application filings for both districts are expected in 2000.

Water Supply                                                             Page 19

The Company's source of supply varies among its operating districts. Certain districts obtain all of their supply from wells, some districts purchase all of their supply from wholesale suppliers and other districts obtain their supply from a combination of wells and purchased sources. Historically, about half of the water is provided from wells and about half is purchased.

         Generally, between mid-spring and mid-fall, little precipitation falls in the California service areas. The Washington service areas receive precipitation in all seasons. Water demand is highest during the warm summers and lowest in the cool winters. Rain and snow during the winter months replenish underground water basins and fill reservoirs, providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 1999-2000 water year has been less than normal, but the prior four years exceeded normal levels. Water storage in state reservoirs at the end of 1999 exceeds historic amounts. The Company believes that its supply from both underground aquifers and purchased sources should be adequate to meet customer demand during 2000.

Environmental Matters

The Company is subject to regulations of the United States Environmental Protection Agency (EPA), state health service departments and various local health departments concerning water quality matters. It is also subject to the jurisdiction of various state and local regulatory agencies relating to environmental matters, including handling and disposal of hazardous materials. The Company believes it is in compliance with all requirements set forth by the various agencies.

         The Safe Drinking Water Act was amended in 1996 to provide a new process for the EPA to select and regulate waterborne contaminants. The EPA can now regulate only contaminants that are known or likely to occur at levels that would pose a risk to public health when such regulation would provide a meaningful opportunity to reduce a health risk. New drinking water regulations will be based primarily on risk assessment and measurement of cost/benefit considerations for minimizing overall health risk. Over 90 contaminants for possible regulation have been listed by the EPA and the list must be updated every five years. Also, every five years the EPA must select at least five listed contaminants and determine if they should be regulated.

         The Company has an established water supply monitoring program to test for contaminants as mandated by the EPA. As necessary or required, water treatment is added to provide disinfection for water extracted from underground sources. The Company also owns and operates three surface water treatment plants. The cost of treatment is being recovered in customer rates as authorized by the regulatory authorities. Water purchased from wholesale suppliers is treated before delivery to the Company's systems.

         Enforcement of the EPA standards is the responsibility of individual states, which could impose more stringent regulation. In addition to the EPA's requirements, various regulatory agencies could require increased monitoring and possibly additional treatment of water supplies. The Company intends to request recovery for any additional treatment costs through the ratemaking process.

Liquidity and Capital Resources

Liquidity The Company's liquidity is provided by bank lines of credit and internally generated funds. The Company and Cal Water have a $50 million bank line of credit. The Company's portion is $20 million and Cal Water's portion is $30 million. The Company's $20 million portion may be drawn on for use by the Company, including funding operations of either of its two California subsidiaries. Cal Water's $30 million portion can be used solely for purposes of the regulated utility. Washington Water has loan commitments from two banks to meet its operating and capital equipment purchase requirements. Generally, short-term borrowings under the commitments are converted annually to long-term borrowings with repayment terms tied to system and equipment acquisitions. Additional information regarding the bank borrowings is presented in Note 6 to the Consolidated Financial Statements. Internally generated funds come from retention of earnings not paid out as dividends, depreciation and deferred income taxes.

         Because of the seasonal nature of the water business, the need for short-term borrowings under the line of credit generally increases during the first six months of the year when water sales are lower. With greater summer usage and increased billings comes increased cash flow from operations, allowing bank borrowings to be repaid.

         The Company believes that long-term financing is available to it through equity and debt markets. Standard & Poor's and Moody's have maintained their ratings of the Cal Water's first mortgage bonds at AA- and Aa3. Long-term financing, which includes common stock, first mortgage bonds, senior notes and other debt securities, has been used to replace short-term borrowings and fund construction. Developer contributions in aid of construction and refundable advances for construction are also sources of funds for various construction projects.

         In March 1999, Cal Water completed its first long-term financing in four years when Series B, 6.77%, 30-year senior notes were issued. Prior to the Series B issue, operating and capital requirements were met by borrowings under the bank short-term line of credit and by internally generated funds.

         In 1998, the Company introduced a Dividend Reinvestment and Stock Purchase Plan (Plan), replacing the existing plan. Under the Plan, stockholders may reinvest dividends to purchase additional Company common stock. The Plan also allows existing stockholders and other interested investors to purchase Company common stock through the transfer agent. Shares required for the Plan may be purchased on the open market or newly issued shares. Therefore, the Plan will provide the Company with an alternative means of developing additional equity if new shares are issued. During 1999 and 1998, shares required by the Plan were purchased on the open market. At this time, the Company intends to continue purchasing shares required for the Plan on the open market. However, if new shares were issued to satisfy future Plan requirements, the impact on earnings per share could be dilutive because of the added shares outstanding. Also, stockholders not participating in the Plan may experience dilution of their ownership percentage.

Capital Requirements Capital requirements consist primarily of new construction expenditures for expanding and replacing the Company's utility plant facilities, and the acquisition of new water properties. They also include refunds of advances for construction and retirement of bonds.

         During 1999, total utility plant expenditures were $44.5 million. For 1998, utility plant expenditures totaled $35.9 million, compared to $33.9 million in 1997. Expenditures in 1999 included $31.5 million provided by Company funds and $13.0 million received from developers through contributions in aid of construction and refundable advances for construction. Company projects were funded by internally generated funds, borrowings under bank credit lines and commitments, and issuance of the $20 million Series B senior notes.

         The Company's 2000 construction program is authorized for $35.7 million. The funds for this program are expected to be provided by cash from operations, bank borrowings and long-term debt financing. New subdivision construction generally will be financed by developers' contributions and refundable advances. Company-funded construction budgets over the next five years are projected to be about $175 million.

Capital Structure Common stockholders' equity increased by the amount of earnings not paid out for dividends. No new equity was issued in the past three years. The long-term debt portion of the capital structure increased due to the issuance of Series B senior notes. It was reduced by first mortgage bond sinking fund payments.

         The Company's total capitalization at December 31, 1999 was $337.2 million, compared to $313.9 million at the end of 1998.

         Capital ratios were:                        1999             1998

     Common equity                                  52.1%            54.2%
     Preferred stock                                 1.0%             1.1%
     Long-term debt                                 46.9%            44.7%

         The 1999 return on average common equity was 11.4%, compared with 11.3% in 1998 and 14.7% in 1997. Refer to the discussion of authorized return on equity in the "Rates and Regulation" section.

Real Estate Program The Company's subsidiaries own more than 900 real estate parcels. Certain parcels are not necessary for or used in water utility operations. A program has been developed to realize the value of certain surplus properties through sale or lease of those properties. Most surplus properties have a low cost basis. The program, which commenced in 1999, will be ongoing for a period of several years. During the next four years, the Company estimates that gross property transactions totaling over six million dollars could be completed.

Stockholder Rights Plan As explained in Note 5 to the Consolidated Financial Statements, in January 1998, the Board of Directors adopted a Stockholder Rights Plan (Plan). In connection with the Plan, a dividend distribution of one right for each common share to purchase preferred stock under certain circumstances was also authorized. The Plan is designed to protect stockholders and maximize stockholder value in the event of an unsolicited takeover proposal by encouraging a prospective acquirer to negotiate with the Board.

Dominguez  Merger                                                        Page 21

On November 13, 1998, the boards of the Company and Dominguez Services Corporation (Dominguez) agreed to the merger of the two companies. The agreement was subsequently amended on March 22, 1999.

         Dominguez is a utility holding company whose subsidiaries provide water service to about 40,000 customers in 20 California communities. Its primary subsidiary, Dominguez Water Company, is a regulated water utility with its largest operation serving over 32,000 accounts in the South Bay area of Los
Angeles County adjacent to Cal Water's Hermosa Redondo and Palos Verdes districts. Dominguez also has operations in Kern County east of Cal Water's Bakersfield district serving over 4,100 accounts, in the Antelope Valley area serving about 1,300 accounts and in an area north of San Francisco serving about 1,900 customers.

         Dominguez' 1998 operating revenue was $25.3 million. Its net utility plant was $44.8 million and it had total assets of $52.6 million.

         The amended agreement provides that each outstanding Dominguez common share will be exchanged for between 1.25 and 1.49 shares of Company common stock. The precise conversion ratio will depend upon the average closing price of Company common stock for a twenty-day period preceding the transaction's closing date. The conversion ratio is designed to yield Dominguez shareholders a $33.75 value for each Dominguez share. At December 31, 1998, there were 1,561,000 shares of Dominguez common stock outstanding. The Company also expects to assume approximately $12 million of outstanding Dominguez debt.

         Dominguez shareholders approved the merger at a meeting in May 1999. Necessary approvals from federal agencies, including the Securities and Exchange Commission and Federal Trade Commission, have been received. Final approval of the CPUC is now anticipated in March 2000.

Washington Acquisitions

During the fourth quarter of 1999, the Company completed the acquisitions of Harbor Water Company near Tacoma and South Sound Utility Company near Olympia. The two companies, which serve 14,800 customers, were merged into a new subsidiary, Washington Water Service Company. The transactions were completed through tax-free exchanges of 316,472 Company common shares, valued at $8.5 million for all of the shares of the two companies. The Company also assumed $3 million in outstanding debt. Both transactions were accounted for on a pooling of interest basis.

New Accounting Standard

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes new accounting and reporting standards for derivative financial instruments and hedging activities. The Company expects to adopt the standard in 2000. Its adoption is not anticipated to have a material impact on the Company's results of operations or financial position.

Year 2000 Update

Readiness The Company successfully transitioned from 1999 to 2000 without technology or customer service disruptions as a result of preparation efforts by our employees in the districts and at the corporate office. A Year 2000 (Y2K) Transition Team was assembled to ensure the Company's Y2K preparedness. Computer applications are currently processed on a mainframe-based system and a local area network (LAN) computer system. Most billing applications are processed on the mainframe computer. The information systems department (IS) inventoried software programs and modified them to be Y2K ready. A Y2K compatible accounting, purchasing and human resources software package was installed and operated on the LAN during 1999 as scheduled. The Company identified non-computer equipment and operating systems that potentially contained embedded date-sensitive chips. Steps were taken to make the equipment and systems Y2K ready. The Company continues to monitor its computer-based systems for possible Y2K disruptions and is ready to respond in the event of a Y2K related problem.

         Suppliers and vendors with whom the Company has material business relationships were contacted throughout 1998 and 1999 to assess their Y2K preparedness. Those contacted included water wholesalers, power supply companies, chemical vendors, fuel suppliers, banks and the stock registrar. Operating units continue in 2000 to work with suppliers and vendors to assure availability of necessary products and supplies.

         The Company's water systems operate independent of each other. Each system is unique as to its operating requirements. Each operating district prepared a Y2K readiness and response plan. The plans were continually reviewed and updated as testing was completed and new information received that could affect the Y2K transition.

Costs The estimated remediation cost for Y2K preparedness was about $500,000. This includes the cost of an outside consultant, vendors and computer programming time. The costs of a new computer system and software package are not included since their selection and installation were not Y2K driven. No IS projects were deferred as a result of the Y2K efforts. The Company did accelerate the acquisition of several portable boosters for use in moving water in the event of a power outage, with a capitalized cost of about $400,000.

Risks In a worst case scenario, the Company could have been unable to deliver water to some or all of its customers if wholesale suppliers had not provided water or power supplies. Additionally, it could have been impossible to produce customer bills or maintain accounting functions if power sources were not available or computer billing programs did not properly function. Insurance coverage was reviewed and the Company and its broker believed that the policies afforded Y2K coverage.

Contingency Plans Each district maintains an emergency response plan that is reviewed and updated on a regular basis. These plans are designed to provide for alternative operating plans and procedures in the event normal operations are interrupted. The emergency plans were the basis for developing separate Y2K service interruption preparedness and response plans.

         Fixed site and portable auxiliary power generators are located throughout the service territories. These generators are designed to produce electric power for wells and pumps to supply water to customers in the event power companies experience outages. Emergency water connections are maintained between the Company's water systems and those of adjacent purveyors to provide an emergency water supply.

         Each district has identified high-profile water users, such as hospitals, and developed contingency plans for continued service in the event of a service disruption. Detailed Y2K plans included the following: establishing a timeline to ascertain vendors' ability to provide crucial products and services; informing employees of Y2K efforts and responsibilities; scheduling maintenance so that water delivery facilities were on line at year-end; arranging for alternate water and power supplies; conducting "what if" exercises to develop responses to loss of water or power outages from normal sources and preparing for manual water system operations if necessary; identifying plans to provide water service to critical vendors, such as hospitals; assuring that measures were in place to maintain water quality and that water testing alternatives were available; arranging for equipment needs and supplies should Y2K problems develop; and scheduling employees to be on duty or available for duty as needed.

CONSOLIDATED BALANCE SHEET                                                                   Page 23

December 31, 1999 and 1998
                                                                                    In thousands
                                                                               1999             1998
     ASSETS
     Utility plant:

         Land                                                              $  9,424         $  8,221
         Depreciable plant and equipment                                    704,009          667,902
         Construction work in progress                                       13,740           10,829
         Intangible assets                                                   10,179            8,807


              Total utility plant                                           737,352          695,759
         Less depreciation and amortization                                 221,998          206,742
              Net utility plant                                             515,354          489,017

     Current assets:
         Cash and cash equivalents                                            1,437             1,051
         Receivables:
              Customers                                                      12,533           10,700
              Other                                                           3,041            3,436
         Unbilled revenue                                                     7,145            5,958
         Materials and supplies at average cost                               2,229            2,235
         Taxes and other prepaid expenses                                     4,437            4,512
              Total current assets                                           30,822           27,892

     Other assets:
         Regulatory assets                                                   36,458           39,538
         Unamortized debt premium and expense                                 3,503            3,556
         Other                                                                1,481              505
              Total other assets                                             41,442           43,599

                                                                           $587,618         $560,508

CAPITALIZATION AND LIABILITIES
     Capitalization:
         Common stock, $.01 par value; 25,000
              share authorized, 12,936 shares outstanding                  $    129         $    129
         Additional paid-in capital                                          44,881           44,881
         Retained earnings                                                  132,689          126,687
         Accumulated other comprehensive loss                                  (517)              --
         Total common stockholders' equity                                  177,182          171,697
         Preferred stock without mandatory redemption
              provision, $25 par value;  380 shares authorized,
              139 shares outstanding                                          3,475            3,475
              Long-term debt, less current maturities                       156,572          138,758
              Total capitalization                                          337,229          313,930

     Current liabilities:
         Current maturities of long-term debt                                 2,651            2,643
         Short-term borrowings                                               13,599           22,500
         Accounts payable                                                    23,707           16,010
         Accrued taxes                                                        3,556            4,726
         Accrued interest                                                     2,092            1,944
         Other accrued liabilities                                            9,906            9,428
              Total current liabilities                                      55,511           57,251

     Unamortized investment tax credits                                       2,842            2,937
     Deferred income taxes                                                   21,427           27,200


                                                                                                  45


     Regulatory and other liabilities                                        18,001           12,697
     Advances for construction                                               99,991           95,917
     Contributions in aid of construction                                    52,617           50,576

                                                                           $587,618         $560,508

See accompanying notes to consolidated financial statements.

Consolidated Statement of Income                                                                 Page 24
For the years ended December 31, 1999, 1998 and 1997
                                                                     In thousands, except per share data

                                                                       1999          1998           1997
      Operating revenue                                            $206,440      $189,659       $198,347
      Operating expenses:
          Operations:
               Purchased water                                       58,132        50,378         52,155
               Purchased power                                       13,033        11,389         12,679
               Pump taxes                                             4,537         3,850          4,302
               Administrative and general                            27,987        25,418         24,566
               Other                                                 26,425        25,065         24,505
          Maintenance                                                 9,183         9,164          9,445
          Depreciation and amortization                              15,802        14,870         13,959
          Income taxes                                               12,176        10,808         14,057
          Property and other taxes                                    8,555         8,178          7,763
               Total operating expenses                             175,830       159,120        163,431

          Net operating income                                       30,610        30,539         34,916

Other income and expenses, net                                        2,510         1,094            949
          Income before interest expense                             33,120        31,633         35,865

Interest expense:
          Long-term debt interest                                    12,144        11,259         11,405
          Other interest                                              1,057         1,438            724
               Total interest expense                                13,201        12,697         12,129

Net income                                                         $ 19,919      $ 18,936       $ 23,736


Basic earnings per share of common stock                           $   1.53      $   1.45       $   1.82
Average number of common shares outstanding                          12,936        12,936         12,936

See accompanying notes to consolidated financial statements.

Consolidated Statement of Common Stockholders' Equity                                           Page 25
For the years ended December 31, 1999, 1998 and 1997
                                                                  In thousands
                                                                                   Accumulated
                                                         Additional                   Other
                                           Common         Paid-in      Retained   Comprehensive
                                              Stock       Capital      Earnings        Loss         Total
Balance at December 31, 1996                   $129       $44,881     $111,137     $    --       $156,147

   Net income                                                           23,736                     23,736
   Dividends paid:
          Preferred stock                                                  153                        153
          Common                                                        13,313                     13,313
               Total dividends paid                                     13,466                     13,466
   Income reinvested in business                                        10,270                     10,270
Balance at December 31, 1997                    129        44,881      121,407          --        166,417

   Net income                                                           18,936                     18,936
   Dividends paid:
          Preferred stock                                                  153                        153
          Common stock                                                  13,503                     13,503
               Total dividends paid                                     13,656                     13,656
   Income reinvested in business                                         5,280                      5,280
Balance at December 31, 1998                    129        44,881      126,687          --        171,697
   Net income                                                           19,919                     19,919
   Dividends paid:
          Preferred stock                                                  153                        153
          Common stock                                                  13,764                     13,764
               Total dividends paid                                     13,917                     13,917
   Income reinvested in business                                         6,002                      6,002
   Comprehensive lo                                                                   (517)          (517)
Balance at December 31, 1999                   $129       $44,881     $132,689     $  (517)      $177,182


See accompanying notes to consolidated financial statements.

                                                                                                 Page 26

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 1999, 1998 and 1997
                                                                                     In thousands
                                                                              1999       1998       1997
Operating activities
      Net income                                                           $19,919    $18,936    $23,736
          Adjustments to reconcile net income to net
                  cash provided by operating activities:
              Depreciation and amortization                                 15,802     14,870     13,959
              Deferred income taxes, investment tax credits,
                 and regulatory assets and liabilities, net                  1,056        273      1,072
              Changes in operating assets and liabilities:
                 Receivables                                                (1,438)     1,013     (1,855)
                 Unbilled revenue                                           (1,187)      (780)       399
                 Accounts payable                                            7,697        374        739
                 Other current liabilities                                    (544)     2,726        365
                 Other changes, net                                          1,352        805      1,507
          Net adjustments                                                   22,738     19,281     16,186
                 Net cash provided by operating activities                  42,657     38,217     39,922

      Investing activities:
          Utility plant expenditures:
                 Company funded                                            (31,509)   (30,780)   (26,153)
                 Developer advances and contributions
                    in aid of construction                                 (12,984)    (5,098)    (7,778)
                 Net cash used in investing activities                     (44,493)   (35,878)   (33,931)

      Financing activities:
          Net short-term borrowings                                         (8,901)     8,000      6,900
          Issuance of long-term debt                                        20,062         --         --
          Advances for construction                                          7,435      3,737      4,559
          Refunds of advances for construction                              (3,902)    (3,760)    (3,701)
          Contributions in aid of construction                               3,685      2,746      2,770
          Retirement of long-term debt                                      (2,240)      (733)    (2,324)
          Dividends paid                                                   (13,917)   (13,656)   (13,466)
              Net cash provided (used) in financing activities               2,222     (3,666)    (5,262)

      Change in cash and cash equivalents                                      386     (1,327)       729
      Cash and cash equivalents at beginning of year                         1,051      2,378      1,649
      Cash and cash equivalents at end of year                             $ 1,437    $ 1,051     $2,378

      Supplemental disclosures of cash flow information:
          Cash paid during the year for:
              Interest (net of amounts capitalized)                        $12,900    $11,319    $11,976
              Income taxes                                                  10,849      8,851     14,666


See accompanying notes to consolidated financial statements.



Notes To Consolidated Financial Statements                               Page 27
December 31, 1999, 1998, and 1997

Note 1. Organization And Operations

California Water Service Group (Company) is a holding company and through its wholly owned subsidiaries provides water utility and other related services in California and Washington. During 1999, the Company reincorporated as a Delaware corporation. California Water Service Company and Washington Water Service Company provide regulated utility services under the rules and regulations of their respective regulatory commissions (jointly referred to as Commissions). CWS Utility Services provides non-regulated water utility and related utility services.

         The Company operates primarily in one business segment, providing water and related utility services.

Note 2.  Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The financial statements give retroactive effect to acquisitions, which were accounted for as poolings of interests. Intercompany transactions and balances have been eliminated.

         The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

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

Revenue Revenue consists of monthly cycle customer billings for regulated water service at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

Utility Plant Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged primarily to operation expenses. Interest is capitalized on plant expenditures during the construction period and amounted to $324,000 in 1999, $224,000 in 1998, and $267,000 in 1997.

         Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost. Included in intangible assets is $6,500,000 paid to the City of Hawthorne to lease the city's water system and associated water rights. The lease payment is being amortized on a straight-line basis over the 15-year life of the lease. The Company continually evaluates the recoverability of utility plant by assessing whether the amortization of the balance over the remaining life can be recovered through the expected and undiscounted future cash flows.

Depreciation Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.6% in 1999, 1998, and 1997. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes.

Cash Equivalents Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, stated at cost with original maturities of three months or less.

                                                                         Page 28

Long-Term Debt Premium, Discount and Expense The discount and expense on long-term debt is being amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

Accumulated Other Comprehensive Loss The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan exceeds the accrued benefit cost. This amount exceeds the unrecognized prior service cost, therefore accumulated other comprehensive loss has been recorded as a separate component of Stockholders' Equity.

Advances for Construction Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base. Such payments are refundable to the developer without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 1999, the amounts refundable under the 20-year contracts were $7,664,000 and under 40-year contracts $92,327,000. Estimated refunds for 2000 for all water main extension contracts are $4,100,000.

Contributions in Aid of Construction Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to contributions is charged to Contributions in Aid of Construction.

Income Taxes The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

         It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers.

The Commissions have granted the Company customer rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available investment tax credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties for book purposes. Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996 the federal tax law, and in 1997 the California tax law, changed and the major portion of future advances and contributions are nontaxable.

Earnings per Share Basic earnings per share (EPS) is calculated using income available to common stockholders divided by the weighted average shares outstanding during the year. The Company has no dilutive securities; accordingly, diluted EPS is not shown.

Note 3.  Acquisitions

The Company acquired all of the outstanding stock of Harbor Water Company and South Sound Utility Company, which form the operations of Washington Water Service Company, serving 14,800 regulated and non-regulated customers. The acquisitions, which were completed in 1999, were accounted for as poolings of interests in exchange for 316,472 shares of Company stock and assumption of long-term debt of $2,959,000. The results of operations previously reported by the separate entities and included in the accompanying financial statements are not significant.

Note 4. Preferred Stock                                                  Page 29

As of December 31, 1999 and 1998, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock. Preferred shares are entitled to sixteen votes, each with the right to cumulative votes at any election of directors.

         The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation.

Note 5. Common Stockholders' Equity

The Company is authorized to issue 25,000,000 shares of $.01 par value common stock. As of December 31, 1999 and 1998, 12,935,612 shares of common stock were issued and outstanding. All shares of common stock are eligible to participate in the Company's dividend reinvestment plan. Approximately 10% of stockholders participate in the plan.

Stockholder Rights Plan In January 1998, the Board of Directors adopted a Stockholder Rights Plan (the Plan) and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock. The Rights became effective in February 1998 and expire in February 2008. The Plan is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board.

         Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (the Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which causes the person's ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holder's shares at a premium.

         Until the occurrence of a Distribution Date, each Right trades with the Common Stock and is not separately transferable. When a Distribution Date occurs: (a) the Company would distribute separate Rights Certificates to Common Stockholders and the Rights would subsequently trade separate from the Common Stock; and (b) each holder of a Right, other than the Acquiring Person (whose Rights will thereafter be void), will have the right to receive upon exercise at its then current Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. If the Company merges into the acquiring person or enters into any transaction that unfairly favors the acquiring person or disfavors the Company's other stockholders, the Right becomes a right to purchase Common Stock of the acquiring person having a market value of two times the Purchase Price.

         The Board may determine that in certain circumstances a proposal that would cause a distribution date is in the Company stockholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $.001 per Right.

Note 6.  Short-Term Borrowings

As of December 31, 1999, the Company maintained a bank line of credit providing unsecured borrowings of up to $20,000,000 at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a bank line of credit for an additional $30,000,000 on the same terms as the Company. The line of credit agreements, which expire April 2001, do not require minimum or specific compensating balances. The following table represents borrowings under these bank lines of credit.
                                                                              Dollars in Thousands

                                                                     1999           1998           1997
     Maximum short-term borrowings                                $24,000        $24,000        $14,500
     Average amount outstanding                                     9,084         15,750          5,164
     Weighted average interest rate                                  6.52%          7.09%          7.22%
     Interest rate at December 31                                    7.11%          6.97%          7.29%



Note 7.  Long-Term Debt                                                                          Page 30
As of December 31, 1999 and 1998, long-term debt outstanding was:

                                                                                       In Thousands

                                                                                    1999            1998

First Mortgage Bonds:              Series P         7.875%       due 2002       $  2,595        $  2,610
                                   Series S          8.50%       due 2003          2,610           2,625
                                   Series BB         9.48%       due 2008         14,940          16,650
                                   Series CC         9.86%       due 2020         18,700          18,800
                                   Series DD         8.63%       due 2022         19,300          19,400
                                   Series EE         7.90%       due 2023         19,400          19,500
                                   Series FF         6.95%       due 2023         19,400          19,500
                                   Series GG         6.98%       due 2023         19,400          19,500
                                                                                 116,345         118,585

Senior Notes:                      Series A          7.28%       due 2025         20,000          20,000
                                   Series B          6.77%       due 2028         20,000              --

Other long-term debt                                                               2,878           2,816
     Total long-term debt                                                        159,223         141,401
Less current maturities                                                            2,651           2,643

                                                                                $156,572        $138,758

         The first mortgage bonds are held by institutional investors and secured by substantially all of Cal Water's utility plant. The senior notes are held by institutional investors and are unsecured and require interest-only payments until maturity. Other long-term debt is primarily equipment financing arrangements with other financial institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2000 through 2004) are $2,651,000, $2,613,000, $5,072,000, $5,265,000, and $2,373,000.

Note 8. Income Taxes
Income tax expense consists of the following:
                                                                           In Thousands

                                                                  Federal          State           Total
     1999                               Current                   $ 7,476        $ 2,351         $ 9,827
                                        Deferred                    2,524           (175)          2,349
                                        Total                     $10,000        $ 2,176         $12,176

     1998                               Current                   $ 6,368        $ 2,281         $ 8,649
                                        Deferred                    2,515           (356)          2,159
                                        Total                     $ 8,883        $ 1,925         $10,808

     1997                               Current                   $ 9,118        $ 2,894         $12,012
                                        Deferred                    2,239           (194)          2,045
                                        Total                     $11,357        $ 2,700         $14,057


                                                                                                 Page 31

         Income tax expense computed by applying the current federal tax rate of 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statement of Income. The difference is reconciled in the table below:

                                                                                In Thousands
                                                                     1999           1998            1997
     Computed "expected" tax expense                              $11,233        $10,410         $13,228
     Increase (reduction) in taxes due to:
         State income taxes net of federal tax benefit              1,414          1,251           1,755
         Investment tax credits                                      (173)          (156)           (152)
         Other                                                       (298)          (697)           (774)
     Total income tax                                             $12,176        $10,808         $14,057

The components of deferred income tax expense were:

                                                                                In Thousands
                                                                     1999           1998            1997
     Depreciation                                                 $ 2,629        $ 2,691         $ 2,457
     Developer advances and contributions                            (749)          (798)           (334)
     Bond redemption premiums                                         (62)           (62)            (62)
     Investment tax credits                                           (94)           (93)            (93)
     Other                                                            625            421              77
     Total deferred income tax expense                            $ 2,349        $ 2,159         $ 2,045

The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented in the following table:


                                                                              55


                                                                                        In Thousands
                                                                                    1999            1998
     Deferred tax assets:
         Developer deposits for extension agreements
              and contributions in aid of construction                          $ 40,595         $42,251
         Federal benefit of state tax deductions                                   6,040           2,524
         Book plant cost reduction for future deferred
              ITC amortization                                                     1,679           1,727
         Insurance loss provisions                                                   821             271
         Other                                                                     2,856           1,365
     Total deferred tax assets                                                    51,991          48,138

     Deferred tax liabilities:
         Utility plant, principally due to depreciation differences               72,327          74,186
         Premium on early retirement of bonds                                      1,091           1,152
     Total deferred tax liabilities                                               73,418          75,338
         Net deferred tax liabilities                                           $(21,427)       $(27,200)

         A valuation allowance was not required during 1999 and 1998. Based on historic taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

Note 9. Employee Benefit Plans                                           Page 32

Pension Plan The Company provides a qualified defined benefit, non-contributory pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, bonds and short-term investment accounts. The data below includes the unfunded, non-qualified, supplemental executive retirement plan.

Savings Plan The Company sponsors a 401(k) qualified, defined contribution savings plan that allows participants to contribute up to 15% of pre-tax compensation. The Company matched fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,126,000, $1,078,000, and $1,045,000, for the years 1999, 1998 and 1997.

Other Postretirement Plans The Company provides substantially all active employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of service are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Retired employees are also provided with a $5,000 life insurance benefit. Plan assets are invested in a mutual fund, short-term money market instruments and commercial paper.

         The Company records the costs of postretirement benefits during the employees' years of active service. The Commissions have issued decisions that authorize rate recovery of tax deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

         The following table  reconciles the funded status of the plans with the accrued pension  liability and the net  postretirement  benefit  liability as of
December 31, 1999 and 1998:
                                                                              In Thousands
                                                                Pension Benefits          Other Benefits
                                                               1999         1998        1999        1998
     Change in benefit obligation:
     Beginning of year                                     $ 49,934     $ 44,576    $  9,221    $  8,230
     Service cost                                             2,339        1,899         456         370
     Interest cost                                            3,149        3,011         646         577
     Assumption change                                      (6,669)        2,313       (929)         303
     Plan amendment                                             744           --          --       1,101
     Experience (gain) or loss                               (2,378)         220         507        (872)
     Benefits paid                                           (2,204)      (2,085)       (368)       (488)
     End of year                                           $ 44,915     $ 49,934    $  9,533    $  9,221

     Change in plan assets:
     Fair value of plan assets at beginning of year        $ 44,946     $ 42,390    $  1,214    $    936
     Actual return on plan assets                             5,110        2,433         136         131
     Employer contributions                                     177        2,208          --         635
     Retiree contributions                                       --           --         343         357
     Benefits paid                                           (2,204)      (2,085)       (711)       (845)
     Fair value of plan assets at end of year              $ 48,029     $ 44,946    $    982    $  1,214

     Funded status                                         $  3,114     $(4,988)    $ (8,551)   $ (8,007)
     Unrecognized actuarial (gain) or loss                  (12,332)      (1,708)        964       1,485
     Unrecognized prior service cost                          4,828        4,758         959       1,030
     Unrecognized transition obligation                          --           --       3,228       3,476
     Unrecognized net initial asset                             572          858          --          --
     Net amount recognized                                 $ (3,818)    $ (1,080)   $ (3,400)   $ (2,016)


                                                                                                 Page 33
Amounts recognized on the balance sheet consist of:

                                                                              In Thousands
                                                                Pension Benefits          Other Benefits
                                                               1999         1998        1999        1998

     Accrued benefit costs                                 $ (3,818)    $ (1,080)   $ (3,400)   $ (2,016)
     Additional minimum liability                            (1,460)          --          --          --
     Intangible asset                                           943           --          --          --
     Accumulated other comprehensive loss                       517           --          --          --
     Net amount recognized                                 $ (3,818)    $ (1,080)   $ (3,400)   $ (2,016)

                                                                Pension Benefits          Other Benefits
                                                               1999         1998        1999        1998
     Weighted-average assumptions as
        of December 31:
           Discount rate                                      7.50%        6.75%       7.50%       6.75%


                                                                                                      57


           Long-term rate of return on plan assets             8.0%         8.0%        8.0%        8.0%
           Rate of compensation increases                      4.5%         4.5%          --         --

Net periodic  benefit costs for the pension and other  postretirement  plans for the years  ending  December  31,  1999,  1998 and 1997  included  the  following components:
                                                                In Thousands
                                                 Pension Plan                      Other Benefits
                                        1999       1998          1997         1999       1998       1997
     Service cost                     $2,339     $1,899        $1,545       $  456     $  370     $  280
     Interest cost                     3,149      3,011         2,805          646        577        549
     Expected return on
       plan assets                    (3,542)    (3,320)       (2,876)        (107)       (83)       (52)
     Net amortization and
       deferral                          969        823           768          389        346        338
     Net periodic benefit cost        $2,915     $2,413        $2,242       $1,384     $1,210     $1,115

         Postretirement benefit expense recorded in 1999, 1998, and 1997 was $680,000, $635,000, and $581,000. $3,400,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

         For 1999 measurement purposes, a 5.5% annual rate of increase in the per capita cost of covered benefits was assumed; the rate was assumed to decrease gradually to 5% in the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends would have the following effect:

                                                           In Thousands
                                                  1-percentage     1-percentage
                                                 Point Increase   Point Decrease
   Effect on total service and interest costs        $250               $(166)
   Effect on accumulated postretirement
       benefit obligation                          $1,378             $(1,121)


                                                                         Page 34

Note 10. Agreement Of Merger With Dominguez Services Corporation

On November 13, 1998, the Boards of Directors of the Company and Dominguez Services Corporation (Dominguez) agreed to a merger of the two companies. Dominguez is a utility holding company whose wholly owned subsidiaries provide water service to about 40,000 accounts in 20 California communities. Dominguez' 1998 operating revenue was $25.3 million, net income was $0.9 million and basic earnings per share was $0.61. At December 31, 1998, its net utility plant was $44.8 million and its total assets were $52.6 million.

         The merger agreement provides that each outstanding Dominguez common share will be exchanged on a tax-free basis for Company common shares yielding an equivalent value of $33.75 per Dominguez share. At December 31, 1999, there were

1,506,512 shares of Dominguez common stock outstanding. The Company also expects to assume approximately $12.0 million of Dominguez' long-term debt. The transaction is expected to be accounted for as a pooling of interests.

         The only approval the Company has yet to receive is that of the CPUC. The CPUC's approval of the merger is expected in March of 2000.

Note 11. Fair Value Of Financial Instruments

For those financial instruments for which it is practicable to estimate a fair value the following methods and assumptions were used. For cash equivalents, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $175,700,000 as of December 31, 1999, and $153,900,000 as of December 31, 1998,
using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The fair value of advances for construction contracts is estimated at $31,000,000 as of December 31, 1999, and $30,000,000 as of December 31, 1998, based on data provided by brokers.

Note 12. Quarterly Financial And Common Stock Market Data (Unaudited)

The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT." There were approximately 11,000 holders of common stock at December 31, 1999. Quarterly dividends have been paid on common stock for 220 consecutive quarters and the quarterly rate has been increased each year since 1968.

                                    1999 - in thousands except per share amounts

                                        first     second        third     fourth
Operating revenue                     $39,853    $52,112      $64,021    $50,454
Net operating income                    4,862      8,062       11,051      6,635
Net income                              2,621      5,649        8,020      3,629
Basic earnings per share                  .20        .43          .62        .28
Common stock market price range:
    High                                31.25      27.63        31.88      32.00
    Low                                 23.38      22.69        25.88      24.13
Dividends paid                         .27125     .27125       .27125     .27125

                                    1998 - in thousands except per share amounts


                                        first     second        third     fourth
Operating revenue                     $35,920    $45,275      $63,380    $45,084
Net operating income                    4,598      6,660       12,273      7,008
Net income                              1,709      3,638        9,662      3,927
Basic earnings per share                  .13        .28          .74        .30
Common stock market price range:
    High                                33.75      30.19        27.69      33.13
    Low                                 24.31      21.50        20.75      21.25
Dividends paid                          .2675      .2675        .2675      .2675

Independent Auditors' Report

The Stockholders and Board of Directors
California Water Service Group:

         We  have  audited  the  accompanying   consolidated  balance  sheet  of
California Water Service Group and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                     KPMG (signature)

     Mountain View, California
     January 21, 2000

Corporate Information                                                    Page 36

Stock Transfer, Dividend Disbursing and Reinvestment Agent
The First National Bank of Boston
(Boston EquiServe)
P.O. Box 644
Boston, MA  02102-0644
800.736.3001

To Transfer Stock

A change of ownership of shares (such as when stock is sold or gifted or when owners are deleted from or added to stock certificates) requires a transfer of stock. To transfer stock, the owner must complete the assignment on the back of the certificate and sign it exactly as his or her name appears on the front. This signature must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions with membership in approved signature medallion programs) pursuant to SEC Rule 17AD-15. A notary's acknowledgement is not acceptable. This certificate should then be sent to Boston EquiServe, Stockholder Services, by registered or certified mail with complete transfer instructions.

Bond Registrar
US Bank Trust, N.A.
One California Street
San Francisco, CA  94111-5402
415.273.4580

Executive Office
California Water Service Group
1720 North First Street
San Jose, CA  95112-4598
408.367.8200

Annual Meeting

The Annual Meeting of Stockholders will be held on Wednesday, April 19, 2000 at 10 a.m. at the Company's Executive Office, located at 1720 North First Street in San Jose, California. Details of the business to be transacted during the meeting will be contained in the proxy material, which will be mailed to stockholders on or about March 17, 2000.

Annual Report for1999 on Form 10-K

A copy of the Company's report for 1999 filed with the Securities and Exchange Commission on Form 10-K will be available in April 2000 and can be obtained by any stockholder at no charge upon written request to the address below.

Stockholder Information
California Water Service Group
Attn:  Stockholder Relations
1720 North First Street
San Jose, CA  95112-4598

408.367.8200 or 800.750.8200
http://www.calwater.com
-----------------------

                                                               Inside Back Cover

Board Of Directors

California Water Service Group, California Water Service Company, CWS Utility Services (PHOTOGRAPHS: a picture of each director appears above the caption)

Peter C. Nelson*
President and Chief Executive Officer

Robert W. Foy*
Chairman of the Board

C.H. Stump*++
Former Chairman of the Board and former
CEO of California Water Service Company

Linda R. Meier+++
Member, National Advisory Board, Haas Public
Service Center; Member of the Board of
Directors, Comerica Bank-California

George A. Vera+
Chief Financial Officer,
the David & Lucile Packard Foundation

J.W. Weinhardt+*
Chairman of SJW Corp. and Chairman of its subsidiary, San Jose Water Company

Edward D. Harris, JR., M.D.+*
George DeForest Barnett Professor of Medicine,
Stanford University Medical Center

Richard P. Magnuson++
Private Venture Capital Investor

Robert K. Jaedicke+++
Professor Emeritus of Accounting and former
Dean, Stanford Graduate School of Business

Officers

California Water Service Company

Robert W. Foy (1,2,3)
Chairman of the Board

Peter C. Nelson (1,2,3)
President and Chief Executive Officer

Gerald F. Feeney (1,2,3)
Vice President, Chief Financial Officer and Treasurer

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

Christine L. McFarlane
Vice President, Human Resources

Raymond H. Taylor
Vice President, Operations

Raymond L. Worrell
Vice President, Chief Information Officer

Calvin L. Breed (1)
Controller, Assistant Secretary and Assistant Treasurer

Paul G. Ekstrom (1,2,3)
Corporate Secretary

John S. Simpson
Assistant Secretary, Manager of New Business

Washington Water Service Company

Michael P. Ireland
President

+  Member of the Audit Committee
++ Member of the Compensation Committee
o  Member of the Executive Committee
o  1 Holds the same  position with  California  Water Service Group
o  2 Holds the same position with CWS Utility Services
o  3 Also an officer of Washington Water Service Company

California Water Service Group                                      (back cover)


1720 North First Street
San Jose, California 95112-4598
408.367.8200
www.calwater.com

Four company logos appear on the back cover:

         California Water Service Group
         California Water Service Company
         CWS Utility Services
         Washington Water Service Company