Form 10-K405, Exhibit 13
period 2000-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2001-03-27
CIK 1035201

Exhibit 13.1    2000 Annual Report to Stockholders

Ten-Year Financial Review


Dollars in thousands, except
common share data              2000      1999      1998      1997       1996       1995      1994        1993       1992      1991
Summary of Operations
Operating revenue
  Residential               $171,234   $163,681  $150,491  $158,210   $148,313   $132,859  $127,228   $122,585   $111,353   $ 95,393
  Business                    44,211     41,246    38,854    40,520     37,605     35,873    33,712     31,360     29,208     25,490
  Industrial                  11,014     12,695    10,150    10,376      9,748      9,952     9,080      8,415      7,905      7,037
  Public authorities          11,609     10,898     9,654    11,173     10,509      9,585     9,397      8,535      7,899      6,754
  Other                        6,738      6,417     5,777     4,886      4,083      4,833     3,767      4,985      7,104     12,799
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
  Total operating revenue    244,806    234,937   214,926   225,165    210,258    193,102   183,184    175,880    163,469    147,473
Operating expenses           211,610    201,890   183,245   188,020    177,356    164,958   155,012    145,517    137,401    121,179
Interest expense, other
  income and expenses, net    13,233     11,076    11,821    11,388     11,502     11,176    11,537     12,785     11,794     10,769
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
  Net income                $ 19,963   $ 21,971  $ 19,860  $ 25,757   $ 21,400   $ 16,968  $  16,635  $ 17,578   $ 14,274   $ 15,525
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------

Common Share Data
Earnings per share-diluted  $  1.31    $  1.44   $  1.31   $  1.71    $  1.42    $  1.13   $  1.17    $  1.26    $  1.02    $  1.12
Dividend declared              1.100      1.085     1.070     1.055      1.040      1.020     0.990      0.960      0.930      0.900
Dividend payout ratio            84%        75%       82%       62%        73%        90%       85%        76%        91%        80%
Book value                  $ 13.13    $ 12.89   $ 12.49   $ 12.15    $ 11.47    $ 10.97   $ 10.72    $ 10.03    $  9.65    $  9.48
Market price at year-end      27.00      30.31     31.31     29.53      21.00      16.38     16.00      20.00      16.50      14.00
Common shares outstanding
 at year-end (in thousands)   15,146     15,094    15,015    15,015     15,015     14,934    14,890     13,773     13,773     13,773
Return on average  common
  stockholders' equity        10.1%      11.5%     10.8%     14.5%      12.8%      10.6%     11.1%      12.6%      10.7%      11.8%
Long-term debt interest        3.58       3.73      3.64      4.37       3.81       3.41      3.49       3.34       3.21       3.33
    coverage                --------   --------  --------  --------   --------   --------  --------   --------   --------   --------

Balance Sheet Data
Net utility plant           $582,008   $564,390  $538,741  $515,917   $495,985   $471,994  $455,769   $437,065   $419,194   $389,965
Utility plant expenditures    37,161     48,599    41,061    37,511     40,310     31,031    32,435     31,097     37,698     37,935
Total assets                 666,605    645,507   613,143   594,444    569,745    553,027   516,507    497,717    451,754    440,294
Long-term debt including
  current portion            189,979    171,613   152,674   153,271    151,725    154,416   138,628    138,863    130,971    108,572
Capitalization ratios:
  Common stockholders' equity 51.1%      53.0%     54.6%     53.8%      52.7%      50.9%     52.9%      49.3%      49.7%      53.9%
  Preferred stock              0.9%       0.9%      1.0%      1.0%       1.1%       1.1%      1.2%       1.2%       1.3%       1.4%
  Long-term debt              48.0%      46.1%     44.4%     45.2%      46.2%      48.0%     45.9%      49.5%      49.0%      44.7%
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------

Other Data
Water production (million gallons)

  Wells                       65,408     65,144    57,482    63,736     60,964     54,818    53,274     48,598     55,641     52,944
  Purchased                   62,237     58,618    54,661    59,646     56,769     57,560    59,850     59,103     49,303     44,457
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
   Total water production    127,645    123,762   112,143   123,382    117,733    112,378   113,124    107,701    104,944     97,401
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
Metered customers            366,242    361,235   354,832   350,139    345,307    335,238   332,146    326,564    322,457    318,275
Flat-rate customers           78,104     77,892    77,568    77,878     77,991     78,330    79,159     81,416     82,617     83,030
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
  Customers at year-end,
    including Hawthorne      444,346    439,127   432,400   428,017    423,298    413,568   411,305    407,980    405,074    401,305
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------
New customers added            5,219      6,727     4,383     4,719      9,730      2,263     3,325      2,906      3,769      6,301
Revenue per customer        $    551   $    535  $    497  $    526   $    497    $   467  $    445   $    431   $    404   $    367
Utility plant per customer     1,916      1,851     1,768     1,694      1,632      1,580     1,520      1,459      1,400      1,327
Employees at year-end            797        790       759       752        740        738       729        717        706        689
                            --------   --------  --------  --------   --------   --------  --------   --------   --------   --------


Management's Discussion and Analysis of Results of Operations and Financial Condition


California Water Service Group (Company) is a holding company with four operating subsidiaries: California Water Service Company (Cal Water), CWS Utility Services (Utility Services), New Mexico Water Service Company (New Mexico Water) and Washington Water Service Company (Washington Water). Cal Water and Washington Water are regulated public utilities. Their assets and operating revenues currently comprise the majority of the Company's assets and revenues. New Mexico Water is a new subsidiary formed in 2000 to provide regulated water services. Utility Services provides non-regulated water operations and related services to other private companies and municipalities. The following discussion and analysis provides information regarding the Company, its assets, operations and financial condition.

Forward-Looking Statements
This annual report, including the Letter to Stockholders and Management's Discussion and Analysis, contains forward-looking statements within the meaning of the federal securities laws. Such statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, anticipates or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. Actual results may vary materially from what is contained in a forward-looking statement. Factors which may cause a result different than expected or anticipated include governmental and regulatory commissions' decisions, new legislation, increases in suppliers' prices and the availability of supplies, changes in environmental compliance requirements, acquisitions, the ability to successfully implement business plans, changes in customer water use patterns and the impact of weather on operating results. The Company assumes no obligation to provide public updates of forward-looking statements.

Business
Cal Water is a public utility supplying water service to 431,900 customers in 75 California communities through 25 separate water systems or districts. Cal Water's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission (CPUC) serve 425,800 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's water system, which is not subject to CPUC regulation.
    Washington Water's utility operations are regulated by the Washington Utilities and Transportation Commission (WUTC). Washington Water provides domestic water service to 12,500 customers in the Tacoma and Olympia areas. An additional 2,400 customers are served under operating agreements with private owners.
    New Mexico Water was organized in 2000. It currently provides meter reading services for 48,500 accounts in Santa Fe and Los Alamos. In November, the Company entered an agreement to acquire the water and wastewater assets of Rio Grande Utility Corporation. Rio Grande has annual revenue of $1.2 million and serves 2,300 water and 1,600 wastewater customers south of Albuquerque. The acquisition is contingent on approval of the state's Public Regulation Commission, which is expected in the third quarter of 2001.
    Utility Services derives non-regulated income from contracts with other private companies and municipalities to operate water systems and provide meter reading and billing services for 105,900 customers. It also leases communication antenna sites, operates recycled water systems, provides meter reading and customer services, and conducts real estate sales.
    Rates and operations for regulated customers are subject to the jurisdiction of the respective state's regulatory commission. The commissions require that water rates for each regulated district be independently determined. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City Council. Fees for other operating agreements are based on contracts negotiated among the parties.

Results of Operations
RESTATEMENT. During 2000, the Company issued 2,210,000 shares of common stock in exchange for all of the outstanding shares of Dominguez Services Corporation. The acquisition, which was accounted for as a pooling of interests, was completed on May 25, 2000. The accompanying financial statements have been restated to include the Dominguez accounts in the current and prior periods.

EARNINGS AND DIVIDENDS. Net income in 2000 was $19,963,000 compared to $21,971,000 in 1999 and $19,860,000 in 1998. Diluted earnings per common share were $1.31 in 2000, $1.44 in 1999 and $1.31 in 1998. The weighted average number of common shares outstanding was 15,173,000 in 2000, 15,142,000 in 1999 and 15,061,000 in 1998.
    At its January 2000 meeting, the Board of Directors increased the common stock dividend for the 33rd consecutive year. 2000 also marked the 56th consecutive year that a dividend had been paid on the Company's common stock. The annual dividend paid in 2000 was $1.10, a 1.4% increase over the $1.085 paid in 1999, which was an increase of 1.4% over the $1.07 paid in 1998. The dividend increases were based on projections that the higher dividend could be sustained while still providing the Company with adequate financial flexibility. Earnings not paid as dividends are reinvested in the business for the benefit of stockholders. The dividend payout ratio was 84% in 2000, 75% in 1999 and 82% in 1998, an average of 80% during the three-year period.

OPERATING REVENUE. Operating revenue, including revenue from the City of Hawthorne lease, was $244.8 million, $9.9 million or 4% more than the $234.9 million recorded last year. Revenue in 1998 was $214.9 million. The source of changes in operating revenue were:

Dollars in millions                              2000          1999        1998

Customer water usage                          $   4.8       $  14.0     $ (14.4)
Rate increases                                    3.0           3.2          2.1
Usage by new customers                            2.1           2.8          2.1
                                                  ------------------------------
    Net change                                $   9.9       $  20.0     $ (10.2)
                                              ----------------------------------

Average revenue per customer (in dollars)     $   551       $   535     $    497
Average metered customer usage (Ccf)              317           305          284
New customers added                             5,200         6,700        4,400


    Weather always has an important influence on water revenues. The first quarter of 2000 was wetter than in the previous year, causing a reduction in customer usage. Second and third quarter weather was normal; however, rains in the early part of the fourth quarter negatively affected usage. The year-end customer count was 444,000, an increase of 1.0%.
    Weather in the first half of 1999 was normal, while in the prior year it was cooler and wetter; as a result, customer usage and revenue were higher in 1999. Third quarter weather in both years was normal. Fourth quarter 1999 weather was mild and drier than 1998, causing an increase in customer usage and an increase in revenue. The year-end customer count was 439,000, an increase of 1.6%.
    During the first half of 1998, weather in our service areas was wet and cool, very much the reverse of 1997's favorable weather pattern. Weather in the second half of the year returned to a more normal pattern. However, the wet, cool weather in the early part of the year resulted in an overall 9% decrease in 1998 water usage, negatively impacting revenue. The year-end customer count was 432,000, a 1.0% increase.

OPERATING AND INTEREST EXPENSES. Total operating expenses, including those for the Hawthorne operation, were $211.6 million in 2000, $201.9 million in 1999 and $183.2 million in 1998.
    Wells provided 50.7% of water requirements in 2000 and purchased water provided 48.7%, with 0.6% obtained from surface supplies. In 1999 the corresponding percentages were 52.4%, 47.2% and 0.4%, and in 1998, 50.8%, 48.7% and 0.5%. The table below provides information regarding water production costs consisting of purchased water, purchased power and pump taxes:

Dollars in millions                      2000             1999              1998

Purchased water                         $73.8            $69.4             $61.0
Purchased power                          15.1             14.4              12.5
Pump taxes                                6.3              6.9               5.2
                                        ----------------------------------------

    Total water production costs        $95.2            $90.7             $78.7
                                        ----------------------------------------

    Change from prior year                 5%              15%              (5)%
                                          --------------------------------------

    Water production (billion gallons)    128              124               112
                                          --------------------------------------

    Change from prior year                 3%              10%              (9)%
                                          --------------------------------------

    The year-to-year water production cost changes are influenced by weather patterns and sources of supply. In each of the three years, purchased water expense, the largest component of annual operating expense, was affected by wholesale suppliers' rate increases. During 2000, seven districts experienced wholesale price increases ranging from 2% to 7%. Water production costs in 1999 reflect an increase in customer usage and significant purchased water price increases for the San Francisco Peninsula districts where the wholesale supplier's rates increased 37%. Despite some wholesale price increases in 1998, overall water production expenses declined. Well production decreased due to the decline in water sales and because several wells were out of service for maintenance. With reduced well production, purchased power and pump tax expenses declined.
    During the last three years, the Company has not been subject to significant energy rate increases. However, as has been widely publicized, California energy costs are expected to rise significantly. In January 2001, the CPUC approved temporary energy surcharges that the Company estimates may increase its power costs by 10%. The Company believes that energy cost increases are recoverable from consumers through established CPUC procedures, although on a short-term basis the regulatory lag in recovering higher energy costs will negatively impact earnings.
    Employee payroll and benefits charged to operations and maintenance expense was $43.9 million for 2000, $43.0 million in 1999 and $38.8 million in 1998. The increases in payroll and related benefits are attributable to general wage increases effective at the start of each year and additional hours worked. At year-end 2000, 1999 and 1998, there were 797, 790 and 759 employees, respectively.
    During 2000, a curtailment of the Dominguez pension plan was recorded resulting in a gain of $1.2 million which was offset against operating expenses. The curtailment occurred because the Dominguez plan was frozen at the merger date and its participants became participants in the Company pension plan. Previous amounts expensed by Dominguez but not funded to the plan comprise the curtailment amount. This amount is not included in the $43.9 million reported for payroll and benefits charged to operations and maintenance expense.
    Income tax expense was $11.6 million in 2000, $13.5 million in 1999 and $11.4 million in 1998. The changes in taxes are generally due to variations in taxable income. There is no state income tax in Washington.
    In 2000, interest on long-term debt was unchanged from 1999. In October, $20 million, Series C, 8.15% senior notes were issued. The added interest expense was offset by sinking fund reductions of outstanding bonds and interest capitalized on constructed assets. Long-term debt interest expense increased $1 million in 1999 because of the issue of Series B, 6.77% senior notes in March.
    Short-term bank borrowing interest expense increased in 2000 by $0.7 million because of higher borrowings to meet operating and interim construction funding needs. Bank borrowings were reduced when Series C senior notes were issued. In 1999, other interest expense decreased $0.4 million. Short-term borrowings were reduced after the issue of Series B senior notes and by strong cash flow from operations. Interest coverage of long-term debt before income taxes was 3.6 times in 2000, 3.7 times in 1999 and 3.6 times in 1998. There was $14.6 million in short-term borrowings at the end of 2000, $14.0 million at the end of 1999 and $22.9 million at the end of 1998.

OTHER INCOME AND EXPENSES. Other income is derived from management contracts whereby the Company operates private and municipally owned water systems, agreements for operation of two recycled water systems, contracts for meter reading and billing services to various cities, leases of communication antenna sites, surplus property sales, other non-utility sources and interest on short-term investments. Total other income was $1.8 million in 2000, $3.6 million in 1999 and $2.1 million in 1998. During 1999, $1.3 million in pre-tax profits were recorded from properties sold as part of the Real Estate Program that is described in more detail in the "Liquidity and Capital Resources" section of this report. There were no property sales in 2000 or 1998.

Rates and Regulation
The Company's regulatory staff reviewed 15 Cal Water districts that were eligible for general rate filings in 2000. Based on current earnings levels, projected expense increases and expected capital expenditures, applications were filed in July 2000 for three districts representing about 25% of Cal Water customers. The applications request a 10.75% return on equity and would provide $3.4 million in new revenue in 2001 and $7.2 million in 2002. A CPUC decision is expected during the second quarter of 2001. There can be no assurance that the increases will be granted as requested.
    Step rate increases of $0.8 million for 2001 from prior general rate decisions were effective in January.
    New water rates for the City of Hawthorne water system, which the Company operates under a long-term lease, became effective in early August 2000. The rates are designed to add $0.3 million in annual revenue in their first full year. Step rate increases of $0.2 million will be effective on July 1, 2001 and 2002. Additionally, there will be a surcharge added to customer bills for a two-year period starting in August 2001 designed to produce $0.5 million in annual revenue.
    Effective in August 2000, offset rate increases to recover increases in water production expenses became effective in four Cal Water districts. The rates generated $1.6 million in additional 2000 revenue and are expected to add $1.8 million in 2001.
    Prior to and unrelated to the merger with the Company, Dominguez Services Corporation filed a general rate increase application with the CPUC. A CPUC decision was issued in October 2000 authorizing an increase in customer rates and granting a return on equity of 9.95%. For 2000, $0.2 million in new revenue was received from the rate increase and for the full year 2001, $1.7 million is expected.
    During 1999, the Company's regulatory staff completed a review of 14 Cal Water districts that were eligible for general rate application filings. Based on existing earnings levels, projected expense increases and expected capital expenditures, a determination was made that no general rate increase applications were necessary.
    In May 1999, the CPUC authorized general rate increases for the rate applications filed in July 1998 affecting four districts representing about 25% of Cal Water's customers. The decision generated $4.1 million in new revenue during the twelve months following the mid-June effective date. The decision's 9.55% authorized return on equity provided $1.9 million in new annual revenue. In addition, the decision provided another $2.2 million in annual revenue for environmental compliance, specific capital budget expenditures and recovery of General Office expenses. The $2.2 million is not reflected in the 9.55% return on equity calculation.
    CPUC decisions were received in July 1998 for the general rate applications filed in July 1997. Additional annual revenue from these decisions was $0.3 million in 1998, $0.3 million in 1999 and $0.1 million in 2000, with $0.1 million expected in 2001. In a variance from its past practice, future rate increases for operating costs and capital requirements over the next five years in the Oroville and Selma districts are tied to changes in a price index. The decision maintained the Return on Equity (ROE) at 10.35%.

Water Supply
The Company's source of supply varies among its operating districts. Certain districts obtain all of their supply from wells, some districts purchase all of their supply from wholesale suppliers and other districts obtain their supply from a combination of well and purchased sources. A small portion of the supply is from surface sources. On average, approximately half of the water is provided from wells and about half purchased.
    California's normal weather pattern yields little precipitation between mid-spring and mid-fall. The Washington service areas receive precipitation in all seasons with the heaviest amounts during the winter. Water usage is highest during the warm summers and declines in the cool winter months. Rain and snow during the winter months replenish underground water basins and fill reservoirs providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 2000-2001 water year has been less than normal; however, the prior four years were at or exceeded normal levels. Water storage in California's reservoirs at the end of 2000 was at 107% of historic average, so the state will enter 2001 with ample storage. The Company believes that its supply from underground aquifers and purchased sources should be adequate to meet customer demand during 2001.

Environmental Matters
The Company is subject to regulations of the United States Environmental Protection Agency (EPA), state health service departments and various local health departments concerning water quality matters. It is also subject to the jurisdiction of various state and local regulatory agencies relating to environmental matters, including handling and disposal of hazardous materials. The Company strives for complete compliance with all requirements set forth by the various agencies.
    The Safe Drinking Water Act (SDWA) was amended in 1996 to provide a new process for the EPA to select and regulate waterborne contaminants. The EPA can now regulate only contaminants that are known or likely to occur at levels expected to pose a risk to public health when regulation would provide a meaningful opportunity to reduce a health risk. New drinking water regulations will be based primarily on risk assessment and measurement of cost/benefit considerations for minimizing overall health risk. The amended SDWA allows EPA to require monitoring of up to 30 contaminants in any five-year cycle. Also, every five years the EPA must select at least five listed contaminants and determine if they should be regulated.
    The Company has an established water supply monitoring program to test for contaminants in accordance with SDWA requirements. Water pumped from underground sources is treated as necessary or required by regulations. The Company owns and operates three surface water treatment plants. The cost of existing treatment is being recovered in customer rates as authorized by the regulatory authorities. Water purchased from wholesale suppliers is treated before delivery to the Company's systems.
    Enforcement of the EPA standards is the responsibility of individual states. The states can impose more stringent regulation than mandated by EPA. In addition to the EPA's requirements, various regulatory agencies could require increased monitoring and possibly require additional treatment of water supplies.
    In January 2001, EPA released a new, lower regulatory limit for arsenic, a naturally-occurring element, that is sometimes present in groundwater. It is anticipated that EPA will issue other regulations that will require further monitoring and possible treatment for specific contaminants. Depending on the action levels contained in the regulations, the cost of compliance with the new regulations could be significant in certain Company districts. The Company intends to request recovery for capital investments and additional treatment costs needed to remain in compliance with established health standards through the ratemaking process.

Liquidity and Capital Resources
LIQUIDITY. The Company's liquidity is provided by bank lines of credit and internally generated funds. The Company has a $50 million line of credit with a bank, of which $20 million is designated for the parent and $30 million is available to Cal Water. The $20 million portion may be drawn on for use by the Company, including funding of its subsidiaries' operations. Cal Water's $30 million portion can be used solely for purposes of the regulated utility.
    The Company has committed $7.6 million of the $20 million credit line to a contractor who is constructing a combined customer/operation center to serve the South Bay Los Angeles operations. When complete in the fall of 2001, the Company will exchange real property on a tax-free basis with the contractor for the customer/operation center. At December 31, 2000, $3.5 million had been drawn to acquire land and commence construction.
    Washington Water has loan commitments from two banks to meet its operating and capital equipment purchase requirements. At December 31, 2000, the total available under these commitments was $0.4 million. Generally, short-term borrowings under the commitments are converted annually to long-term borrowings with repayment terms tied to system and equipment acquisitions.
    The water business is seasonal. Revenue is lower in the winter months when water usage declines from the higher-use summer period. During the winter period, the need for short-term borrowings under the bank lines of credit increases. The larger summer cash flow allows short-term borrowings to be paid down. Short-term borrowings that remain outstanding more than one year have generally been converted to long-term debt. The Company believes that long-term financing is available to it through debt and equity markets. Standard & Poor's and Moody's have maintained their ratings of Cal Water's first mortgage bonds at AA- and Aa3, respectively. These are the highest ratings for senior debt in the water industry. Long-term financing, which includes common stock, first mortgage bonds, senior notes and other debt securities has been used to replace short-term borrowings and fund construction. Developer contributions in aid of construction and refundable advances for construction are also sources of funds for various construction projects. Internally generated funds come from retention of earnings not paid out as dividends, depreciation and deferred income taxes. Additional information regarding the bank borrowings and long-term debt is presented in notes 7 and 8 to the financial statements.
    In October 2000, Series C, 8.15%, 30-year senior notes were issued and in March 1999, Series B, 6.77%, 30-year senior notes were issued. Each issue is for $20 million. During the four years prior to the Series B issue, the

Company's operating and capital requirements were met by borrowings under the bank short-term line of credit and internally generated funds.
    The Company has a Dividend Reinvestment Plan and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional
Company common stock. The Plan also allows existing stockholders and other interested investors to purchase Company common stock through the transfer agent. The Plan provides that shares required for the Plan may be purchased on the open market or be newly issued shares. Therefore, the Plan provides the Company with an alternative means of developing additional equity if new shares were issued. During 2000 and 1999 shares were purchased on the open market. At this time, the Company intends to continue purchasing shares required for the Plan on the open market. However, if new shares were issued to satisfy future Plan requirements, the impact on earnings per share could be dilutive because of the additional shares outstanding. Also, stockholders may experience dilution of their ownership percentage.

CAPITAL REQUIREMENTS. Capital requirements consist primarily of new construction expenditures for expanding and replacing the Company's utility plant facilities and the acquisition of new water properties. They also include refunds of advances for construction and retirement of bonds.
    The 2000 utility plant expenditures totaled $37.1 million. During 1999, total utility plant expenditures were $48.6 compared to $41.1 million in 1998. The 2000 expenditures included $33.5 million provided by Company funds and $3.6 million received from developers for contributions in aid of construction and refundable advances for construction. Company projects were funded by internally generated funds, borrowings under bank credit lines and commitments, and issuance of the $20 million Series C senior notes.
    Several major projects account for an increase in the 2001 construction budget to $53.9 million. In 2001, construction will commence on a three-year project to construct a treatment plant to accommodate growth and meet water quality standards in the Bakersfield district. $10.8 million is budgeted for this project in 2001. Over the three-year period, the plant and related pumping and pipeline facilities are estimated to cost $45 million. Also in the 2001 budget is $4.6 million for construction of office/operation centers in the Chico and Stockton districts. These facilities will replace existing office/operation centers that have become inadequate due to age and district growth. The budget will be funded by operations, bank borrowings and long-term debt and equity financing. New subdivision construction will be financed by developers' contributions and refundable advances for construction. The Company-funded construction budgets over the next five years are projected to be about $275 million.

CAPITAL STRUCTURE. Common stockholders' equity increased by the amount of earnings not paid out for dividends. New equity issued in 1999 and 1998 was to acquire water systems. The long-term debt portion of the capital structure increased due to the issuance of Series B and C senior notes. It was reduced by first mortgage bond sinking fund payments.
    The Company's total capitalization at December 31, 2000, was $389.4 million and at the end of 1999 was $366.9 million.
    Capital ratios were:
                                                    2000              1999

Common equity                                       51.1%             53.0%
Preferred stock                                      0.9%              0.9%
Long-term debt                                      48.0%             46.1%

    The 2000 return on average common equity was 10.1% compared to 11.5% in 1999 and 10.8% in 1998.

OTHER ACQUISITIONS. On January 25, 2001, the CPUC approved the Company's acquisition of the Nish water systems in Visalia. The four systems serve 1,100 customers and have annual revenue of $1.2 million. The Company will issue common stock valued at $0.8 million and assume debt of $0.2 million to complete the transaction.
    On April 12, 2000, Washington Water received approval from the WUTC to purchase the assets of Mirrormount Water Services and Lacamas Farmsteads Water Company. The acquisitions were completed in April 2000. Together the companies serve almost 800 customers and produce annual revenue of about $250,000. Washington Water also purchased the assets of Robischon Engineers, Inc. in April 2000. This acquisition added in-house engineering capabilities to the Washington operation, enabling Washington Water to provide water system design services to other water providers.
    During 1999 the Company invested in a firm that provides meter-reading services in Santa Fe, New Mexico and assumed responsibility for this contract in April 2000. The Company's agreement is with Avistar, a subsidiary of Public Service of New Mexico, which operates the 26,000-account water system for the city. The acquisition of the Rio Grande Utility Corporation, which serves 2,300 water and 1,600 wastewater customers, for $2.3 million in cash and assumed debt of $3.1 million is expected to be completed in the third quarter of 2001.

REAL ESTATE PROGRAM. The Company's subsidiaries own more than 900 real estate parcels. Certain parcels are not necessary for or used in water utility operations. Most surplus properties have a low cost basis. A program has been developed to realize the value of certain surplus properties through sale or lease of those properties. The program will be ongoing for a period of several years. During the next four years, the Company estimates that gross property transactions totaling over $10 million dollars could be completed. In 1999, $1.3 million in pretax sales were completed. No transactions were completed during 2000; however, $4 million in pretax property sales are anticipated to close during 2001.

STOCKHOLDER RIGHTS PLAN. As explained in Note 6 to the Consolidated Financial Statements, in January 1998, the Board of Directors adopted a Stockholder Rights Plan (Plan). In connection with the Plan, a dividend distribution of one right for each common share to purchase preferred stock under certain circumstances was also authorized. The Plan is designed to protect stockholders and maximize stockholder value in the event of an unsolicited takeover proposal by encouraging a prospective acquirer to negotiate with the Board.

Financial Risk Management
The Company does not participate in hedge arrangements, such as forward contracts, swap agreements, options or other contractual agreements relative to the impact of market fluctuations on its assets, liabilities, production or contractual commitments. The Company operates only in the United States, and therefore, is not subject to foreign currency exchange rate risks.

INTEREST RATE RISK. The Company does have exposure to market risk that includes changes in interest rates. Interest rate risk exists because the Company's financing includes the use of long-term debt obligations with maturity dates up to 30 years from the date of issue and during the outstanding period interest rates are subject to fluctuation. The Company's long-term obligations are first mortgage bonds and senior note obligations that are generally placed with insurance companies. Washington Water's long-term obligations are for periods of up to 10 years and are placed with two banks. During 2000, the Company issued a single series of $20 million, 30-year senior notes at 8.15%. To expand access to capital debt markets, the Company may investigate the use of private and public markets for future debt issues. It may also consider financing on a company-wide basis, rather than on a subsidiary-by-subsidiary basis.
    The Company's short-term financing is provided by bank lines of credit that are discussed under the "Liquidity and Capital Resources" section of this report. Short-term borrowings that are not repaid from operating cash or funded by retained earnings are generally converted to long-term debt issues. The Company plans to continue the financing of its construction program in this manner. Financing of acquisitions have been done using Company common stock or through the debt financing vehicles available to the subsidiary companies.

VALUE RISK. Because the Company operates primarily in a regulated industry, its value risk is somewhat lessened; however, regulated parameters also can be recognized as limitations to operations and earnings, and the ability to respond to certain business condition changes. Non-regulated operations are subject to risk of contract constraints and performance by the Company in achieving its objectives. Value risk management is accomplished using various financial models that consider changing business parameters. It is also supplemented by considering various risk control processes that may be available as circumstances warrant.

EQUITY RISK. The Company does not have equity investments, therefore, it does not have equity risks.

New Accounting Standard
In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement as amended, establishes new accounting and reporting standards for derivative financial instruments and hedging activities. The Company adopted the standard on January 1, 2001. Its adoption is not anticipated to have a material impact on the Company's results of operations or financial position.

Consolidated Balance Sheet


In thousands, except per share data
December 31, 2000 and 1999                              2000              1999
Assets
Utility plant
    Land                                            $  10,641         $  10,440
    Depreciable plant and equipment                   797,403           776,795
    Construction work in progress                      31,400            14,661
    Intangible assets                                  11,837            10,790
                                                       ------------------------
        Total utility plant                           851,281           812,686
    Less accumulated depreciation and amortization    269,273           248,296
                                                      -------------------------
        Net utility plant                             582,008           564,390
                                                      -------------------------


Current assets:
    Cash and cash equivalents                           3,241             1,655
    Receivables:
        Customers                                      15,163            14,333
        Other                                           5,450             4,777
    Unbilled revenue                                    7,964             8,199
    Materials and supplies at average cost              2,718             2,247
    Taxes and other prepaid expenses                    6,257             7,140
                                                        -----------------------
        Total current assets                           40,793            38,351
                                                       ------------------------


Other assets:
    Regulatory assets                                  38,133            37,441
    Unamortized debt premium and expense                3,817             3,503
    Other                                               1,854             1,822
                                                        -----------------------
        Total other assets                             43,804            42,766
                                                       ------------------------
                                                     $666,605          $645,507
                                                     --------------------------


Consolidated Balance Sheet (continued)

In thousands, except per share data
December 31, 2000 and 1999                                                                 2000             1999

Capitalization and Liabilities
Capitalization:
    Common stock, $.01 par value; 25,000 shares authorized,
        15,146 and 15,094 shares outstanding in 2000 and 1999, respectively              $    151          $    151
    Additional paid-in capital                                                             49,984            49,340
    Retained earnings                                                                     149,185           145,610
    Accumulated other comprehensive loss                                                    (486)             (517)
                                                                                            -----------------------
        Total common stockholders' equity                                                 198,834           194,584
    Preferred stock without mandatory redemption provision,
        $25 par value; 380 shares authorized, 139 shares outstanding                        3,475             3,475
    Long-term debt, less current maturities                                               187,098           168,866
                                                                                          -------------------------
        Total capitalization                                                              389,407           366,925
                                                                                          -------------------------

Current liabilities:
    Current maturities of long-term debt                                                    2,881             2,747
    Short-term borrowings                                                                  14,598            13,999
    Accounts payable                                                                       26,493            26,748
    Accrued taxes                                                                           3,976             3,556
    Accrued interest                                                                        2,579             2,092
    Other accrued liabilities                                                              13,209            13,569
                                                                                           ------------------------
        Total current liabilities                                                          63,736            62,711
                                                                                           ------------------------

Unamortized investment tax credits                                                          2,989             3,096
Deferred income taxes                                                                      25,620            25,796
Regulatory and other liabilities                                                           20,316            22,544
Advances for construction                                                                 105,562           105,556
Contributions in aid of construction                                                       58,975            58,879
                                                                                           ------------------------
                                                                                         $666,605          $645,507
                                                                                         --------------------------





See accompanying notes to consolidated financial statements.



Consolidated Statement of Income

In thousands, except per share data
For the years ended December 31, 2000, 1999 and 1998                     2000             1999              1998

Operating revenue                                                       $244,806         $234,937          $214,926
                                                                        -------------------------------------------
    Operating expenses:
        Operations:
           Purchased water                                                73,768           69,351            60,958
           Purchased power                                                15,136           14,355            12,541
           Pump taxes                                                      6,275            6,856             5,162
           Administrative and general                                     32,974           32,266            29,784
           Other                                                          32,308           28,963            28,131
        Maintenance                                                       11,592           10,200            10,191
        Depreciation and amortization                                     18,368           17,246            16,309
        Income taxes                                                      11,571           13,515            11,425
        Property and other taxes                                           9,618            9,138             8,744
                                                                           ----------------------------------------
           Total operating expenses                                      211,610          201,890           183,245
                                                                         ------------------------------------------

    Net operating income                                                  33,196           33,047            31,681

Other income and expenses, net                                             1,413            3,089             1,746
                                                                          -----------------------------------------
    Income before interest expense                                        34,609           36,136            33,427
                                                                          -----------------------------------------

Interest expense:
    Long-term debt interest                                               12,901           13,084            12,125
    Other interest                                                         1,745            1,081             1,442
                                                                          -----------------------------------------
        Total interest expense                                            14,646           14,165            13,567
                                                                          -----------------------------------------

Net income                                                              $ 19,963         $ 21,971          $ 19,860
                                                                        -------------------------------------------

Earnings per share:
    Basic                                                              $   1.31          $  1.45           $  1.31
                                                                       -------------------------------------------
    Diluted                                                            $   1.31          $  1.44           $  1.31
                                                                       -------------------------------------------

Weighted average number of common shares outstanding:
    Basic                                                                 15,126           15,090            15,014
                                                                         ------------------------------------------
    Diluted                                                               15,173           15,142            15,061
                                                                         ------------------------------------------



See accompanying notes to consolidated financial statements.


Consolidated Statement of Common Stockholders' Equity and Comprehensive Income

In thousands                                                                      Accumulated
                                                     Additional                         Other           Total          Total
For the years ended                        Common       Paid-in      Retained   Comprehensive   Stockholders'  Comprehensive
December 31, 2000, 1999 and 1998            Stock       Capital      Earnings   Income (Loss)          Equity         Income

Balance at December 31, 1997                $150        $48,372      $134,236     $   --          $182,758        $     --
                                         -----------------------------------------------------------------------------------

    Net income                              --            --          19,860          --            19,860            19,860
                                         -----------------------------------------------------------------------------------
    Dividends paid:
        Preferred stock                     --            --             153          --               153               --
        Common stock                        --            --          14,889          --            14,889               --
                                         -----------------------------------------------------------------------------------
           Total dividends paid             --            --          15,042          --            15,042               --
                                         -----------------------------------------------------------------------------------
    Income reinvested in business           --            --           4,818          --             4,818               --
                                         -----------------------------------------------------------------------------------
Balance at December 31, 1998                 150        48,372       139,054          --           187,576            19,860
                                         -----------------------------------------------------------------------------------

    Issuance of common stock                   1           968         --             --               969               --
                                         -----------------------------------------------------------------------------------
    Net income                              --            --          21,971          --            21,971            21,971
                                         -----------------------------------------------------------------------------------
    Dividends paid:
        Preferred stock                     --            --             153          --               153               --
        Common stock                        --            --          15,262          --            15,262               --
                                         -----------------------------------------------------------------------------------
           Total dividends paid             --            --          15,415          --            15,415               --
                                         -----------------------------------------------------------------------------------
    Income reinvested in business           --            --           6,556          --             6,556               --
                                         -----------------------------------------------------------------------------------
    Other comprehensive loss                --            --           --             (517)          (517)             (517)
                                         -----------------------------------------------------------------------------------
Balance at December 31, 1999                  151        49,340      145,610          (517)        194,584            21,454
                                         -----------------------------------------------------------------------------------
    Issuance of common stock                --              644        --             --               644               --
                                         -----------------------------------------------------------------------------------
    Net income                              --            --          19,963          --            19,963            19,963
                                         -----------------------------------------------------------------------------------
    Dividends paid:
        Preferred stock                     --            --             152          --               152               --
        Common stock                        --            --          16,236          --            16,236               --
                                         -----------------------------------------------------------------------------------
           Total dividends paid             --            --          16,388          --            16,388               --
                                         -----------------------------------------------------------------------------------
    Income reinvested in business           --            --           3,575          --             3,575               --
                                         -----------------------------------------------------------------------------------
    Other comprehensive income              --            --           --               31              31                31
                                         -----------------------------------------------------------------------------------
 Balance at December 31, 2000                $151      $49,984      $149,185         $(486)       $198,834           $19,994
                                         -----------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.


Consolidated Statement of Cash Flows

In thousands
For the years ended December 31, 2000, 1999 and 1998                      2000             1999              1998

Operating activities:
   Net income                                                           $ 19,963         $ 21,971         $ 19,860
                                                                        ------------------------------------------
   Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                                     18,368           17,246           16,309
        Deferred income taxes, investment tax credits,
           and regulatory assets and liabilities, net                     (3,203)           1,360              503
        Changes in operating assets and liabilities
           Receivables                                                    (1,503)          (2,324)           2,224
           Unbilled revenue                                                  235           (1,187)            (780)
           Accounts payable                                                 (255)           7,623              332
           Other current assets and liabilities                            1,093             (649)           2,272
           Other changes, net                                                (71)           3,334              892
                                                                            ---------------------------------------
        Net adjustments                                                   14,664           25,403           21,752
                                                                          -----------------------------------------
           Net cash provided by operating activities                      34,627           47,374           41,612
                                                                          -----------------------------------------

Investing activities:
   Utility plant expenditures
        Company funded                                                   (33,540)         (35,535)         (35,963)
        Developer advances and contributions in aid of construction       (3,621)         (12,984)          (5,098)
   Other investments                                                       --                 (80)             --
                                                                           ---------------------------------------
           Net cash used in investing activities                         (37,161)         (48,599)         (41,061)
                                                                        -------------------------------------------

Financing activities:
   Net short-term borrowings                                                 599           (8,951)           8,450
   Issuance of common stock                                                  644               46              --
   Issuance of long-term debt                                             20,326           20,062              --
   Advances for construction                                               3,846            7,480            3,972
   Refunds of advances for construction                                   (3,870)          (4,056)          (3,939)
   Contributions in aid of construction                                    1,883            4,814            3,982
   Retirement of long-term debt                                           (2,920)          (2,318)            (785)
   Dividends paid                                                        (16,388)         (15,415)         (15,042)
                                                                        -------------------------------------------
        Net cash provided (used) in financing activities                   4,120            1,662           (3,362)
                                                                           ----------------------------------------
Change in cash and cash equivalents                                        1,586              437           (2,811)
Cash and cash equivalents at beginning of year                             1,655            1,218            4,029
                                                                           ----------------------------------------
Cash and cash equivalents at end of year                               $   3,241        $   1,655        $   1,218
                                                                       --------------------------------------------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
        Interest (net of amounts capitalized)                          $  14,785         $ 13,796         $ 11,922
        Income taxes                                                      11,775           11,499            9,501
   Non-cash financing activity-common stock issued in acquisitions           --               923              --



See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements


December 31, 2000, 1999, and 1998

Note 1.
Organization and Operations
California Water Service Group (Company) is a holding company that through its wholly owned subsidiaries provides water utility and other related services in California, Washington and New Mexico. During 1999, the Company reincorporated as a Delaware corporation. California Water Service Company (Cal Water) and Washington Water Service Company (Washington Water) provide regulated utility services under the rules and regulations of their respective regulatory commissions (jointly referred to as Commissions). CWS Utility Services provides non-regulated water utility and utility-related services in all three states. New Mexico Water Service Company was formed in 2000 to provide regulated utility services.
    The Company operates primarily in one business segment, providing water and related utility services.

Note 2.
Summary of Significant Accounting Policies
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The financial statements give retroactive effect to acquisitions, which were accounted for as pooling of interests. Accordingly, the Company's consolidated financial statements and footnotes have been restated to include Dominguez Services Corporation and subsidiaries (Dominguez) as if the merger had been completed as of the beginning of the earliest period presented. Intercompany transactions and balances have been eliminated.
    The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.
    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

UTILITY PLANT Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged primarily to operation expenses. Interest is capitalized on plant expenditures during the construction period and amounted to $703,000 in 2000, $324,000 in 1999 and $224,000 in 1998.
    Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost. Included in intangible assets is $6,500,000 paid to the City of Hawthorne to lease the city's water system and associated water rights. The lease payment is being amortized on a straight-line basis over the 15-year life of the lease. The Company continually evaluates the recoverability of utility plant by assessing whether the amortization of the balance over the remaining life can be recovered through the expected and undiscounted future cash flows.

DEPRECIATION Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.4% in 2000 and 2.5% in 1999 and 1998. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations.

CASH EQUIVALENTS Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, stated at cost with original maturities of three months or less.

RESTRICTED CASH Restricted cash represents proceeds collected through a surcharge on certain customers' bills plus interest earned on the proceeds. The restricted cash is to service California Safe Drinking Water Bond obligations and is classified in other prepaid expenses. At December 31, 2000 and 1999, the amounts restricted were $755,000 and $724,000, respectively.

LONG-TERM DEBT PREMIUM, DISCOUNT AND EXPENSE The discount and issuance expense on long-term debt is amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

ACCUMULATED OTHER COMPREHENSIVE LOSS The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan exceeds the accrued benefit cost. This amount exceeds the unrecognized prior service cost; therefore accumulated other comprehensive loss has been recorded as a separate component of Stockholders' Equity.

ADVANCES FOR CONSTRUCTION Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate setting purposes. Annual refunds are made to developers without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 2000, the amounts refundable under the 20-year contracts were $8,688,000 and under 40-year contracts were $96,874,000. Estimated refunds for 2001 for all water main extension contracts are $4,100,000.

CONTRIBUTIONS IN AID OF CONSTRUCTION Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to contributions is charged to Contributions in Aid of Construction.

INCOME TAXES The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.
    It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers.
    The Commissions have granted the Company customer rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available Investment Tax Credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties for book purposes.
    Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996 the federal tax law, and in 1997 the California tax law, changed and only deposits for new services were taxable. In late 2000, federal regulations were further modified to exclude fire services from tax.

EARNINGS PER SHARE Basic earnings per share (EPS) is calculated by dividing income available to common stockholders by the weighted average shares outstanding during the year. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average shares outstanding and potentially dilutive shares.

STOCK-BASED COMPENSATION The Company adopted Statement on Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The Company elected to adopt the provision of the statement that allows the continuing practice of not recognizing compensation expense related to the granting of employee stock options to the extent that the option price of the underlying stock was equal to or greater than the market price on the date of the option grant.

Note 3.
Merger with Dominguez Services Corporation
The Merger between the Company and Dominguez was completed on May 25, 2000. On the merger date, each outstanding Dominguez common share was exchanged for 1.38 shares of Company common stock. The Company issued 2,210,254 new common shares in exchange for the 1,601,679 outstanding Dominguez shares. Dominguez provided water service to about 40,000 customers in 21 California communities. The former Dominguez operations became districts within Cal Water.
    The Merger was accounted for as a pooling of interests. There were no intercompany transactions as a result of the Merger. Certain reclassifications were made to the historic financial statements of the companies to conform presentation.
    For the periods indicated below, the Company and Dominguez reported the following items:

                                     6 Months             Year             Year
                                        Ended            Ended             Ended
Unaudited - In thousands              6-30-00         12-31-99          12-31-98

Revenue:
    Company                         $  98,428         $206,440          $189,659
    Dominguez                          14,232           28,497            25,267
                                       -----------------------------------------
                                     $112,660         $234,937          $214,926
                                     -------------------------------------------

Net income:
    Company                        $    6,139        $  19,919         $  18,936
    Dominguez                           1,147            2,052               924
                                        ----------------------------------------
                                   $    7,286        $  21,971         $  19,860
                                   ---------------------------------------------

    Dominguez previously reported net of tax extraordinary items related to merger transaction expenses. The Company reclassified the extraordinary items into "Operating expenses" in the income statement. The reclassified amounts were for the six months ended June 30, 2000, $167,000; for the year ended December 31, 1999, $190,000; and for the year ended December 31, 1998, $499,000.
    No adjustments were made to the Dominguez net assets in applying the accounting practices of the Company. Dominguez previously reported common stock of $1,542,000 that was reclassified by the Company to "Paid-in-Capital" in accordance with the Company's financial statement presentation. The Company and Dominguez each had December 31 year-ends; therefore no adjustment was required to retained earnings due to a change in fiscal year-ends.

Note 4.
Other Acquisitions
In 1999, the Company acquired all of the outstanding stock of Harbor Water Company and South Sound Utility Company, which form the operations of Washington Water, serving 14,900 regulated and non-regulated customers. The acquisitions were accounted for as pooling of interests in exchange for 316,472 shares of Company stock and assumption of long-term debt of $2,959,000. The results of operations previously reported by the separate entities are included in the accompanying consolidated financial statements.
    During 1998, the Company purchased the assets of Lucerne Water Company, Rancho del Paradiso Water Company and Armstrong Valley Water Company. These investor-owned systems serve 1,624 accounts.

The acquisitions were completed effective January 1, 1999, in exchange for the equivalent of 75,164 shares of Company common stock. The acquisitions were accounted for under purchase accounting. The purchases were completed on a non-cash basis in which the Company issued common stock valued at $922,000 and assumed debt obligations of $1,108,000.
    Two other water company asset acquisitions were completed in 1999. The acquired companies served 288 customers. The acquisitions were accounted for under purchase accounting.
    On April 12, 2000, Washington Water received approval from the Washington Utilities and Transportation Commission to purchase the assets of Mirrormount Water Services and Lacamas Farmsteads Water Company. The acquisitions were completed in April 2000 for $639,000 in cash and assumed debt. Together the companies serve almost 800 customers and produce annual revenue of about $250,000. To provide in-house engineering, Washington Water also purchased the assets of Robischon Engineers, Inc. in April 2000 for $70,000 in cash. The acquisitions were accounted for by purchase accounting.
    During  1999 the  Company  invested  in a firm that  provides  meter-reading services in Santa Fe, New Mexico. In April 2000, the Company assumed responsibility for this contract. The Company's agreement is with Avistar, a subsidiary of Public Service of New Mexico, which operates the 26,000-account water system for the city. New Mexico Water has agreed to acquire the Rio Grande Utility Corporation, which serves 2,300 water and 1,600 wastewater customers, for $2.3 million in cash and assumed debt of $3.1 million. The acquistion is expected to be completed in the third quarter of 2001 after approval of the state's regulatory authority is received.

Note 5.
Preferred Stock
As of December 31, 2000 and 1999, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock. Preferred shares are entitled to sixteen votes, each with the right to cumulative votes at any election of directors.
    The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation.

Note 6.
Common Stockholders' Equity
The Company is authorized to issue 25,000,000 shares of $.01 par value common stock. As of December 31, 2000 and 1999, 15,145,866 and 15,093,627 shares of common stock were issued and outstanding, respectively. All shares of common stock are eligible to participate in the Company's dividend reinvestment plan. Approximately 10% of the outstanding shares participate in the plan.

STOCKHOLDER RIGHTS PLAN The Company's Stockholder Rights Plan (the Plan) is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board. The Plan was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock in certain circumstances. The Rights are for a ten-year period that expires in February 2008.
    Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (the Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which causes the person's ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holder's shares at a premium.
    Until the occurrence of a Distribution Date, each Right trades with the Common Stock and is not separately transferable. When a Distribution Date occurs: (a) the Company would distribute separate Rights Certificates to Common Stockholders and the Rights would subsequently trade separate from the Common Stock; and (b) each holder of a Right, other than the acquiring person (whose Rights would thereafter be void), would have the right to receive upon exercise at its then current Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. If the Company merges into the acquiring person or enters into any transaction that unfairly favors the acquiring person or disfavors the Company's other stockholders, the Right becomes a right to purchase Common Stock of the acquiring person having a market value of two times the Purchase Price.
    The Board may determine that in certain circumstances a proposal that would cause a Distribution Date is in the Company stockholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $.001 per Right.

Note 7.
Short-term Borrowings
As of December 31, 2000, the Company maintained a bank line of credit providing unsecured borrowings of up to $20,000,000 at the prime lending rate or lower rates as quoted by the bank. $7,562,000 of the line is committed to a contractor for construction of an office complex for combined Los Angeles South Bay operations. When completed, the office complex will be exchanged with the contractor for surplus company land on a tax-free basis. Cal Water maintained a bank line of credit for an additional $30,000,000 on the same terms as the Company. The line of credit agreements, which expire April 2001 and which the Company expects to renew, do not require minimum or specific compensating balances.
    The following table represents borrowings under the bank lines of credit:

Dollars in thousands                     2000             1999              1998

Maximum short-term borrowings         $26,750          $25,500           $25,700
Average amount outstanding             16,810            9,093            15,755
Weighted average interest rate          7.77%            6.52%             7.09%
Interest rate at December 31            7.88%            7.11%             6.97%

Note 8.
Long-term Debt
As of December 31, 2000 and 1999, long-term debt outstanding was:

                                Interest     Maturity
In thousands           Series       Rate         Date         2000          1999

First Mortgage Bonds:       J      8.86%         2023     $  4,000      $  4,000
                            K      6.94%         2012        5,000         5,000
                            P     7.875%         2002        2,580         2,595
                            S      8.50%         2003        2,595         2,610
                           BB      9.48%         2008       13,230        14,940
                           CC      9.86%         2020       18,600        18,700
                           DD      8.63%         2022       19,200        19,300
                           EE      7.90%         2023       19,300        19,400
                           FF      6.95%         2023       19,300        19,400
                           GG      6.98%         2023       19,300        19,400
                                                            --------------------
                                                           123,105       125,345

Senior Notes:               A      7.28%         2025       20,000        20,000
                            B      6.77%         2028       20,000        20,000
                            C      8.15%         2030       20,000          --

California Department of         3.0% to
    Water Resources loans           7.4%      2011-32        3,176         3,236

Other long-term debt                                         3,698         3,032
                                                             -------------------

    Total long-term debt                                   189,979       171,613
Less current maturities                                      2,881         2,747
                                                             -------------------

    Long-term debt excluding current maturities           $187,098      $168,866
                                                          ----------------------

The first mortgage bonds are obligations of Cal Water. All bonds are held by institutional investors and secured by substantially all of Cal Water's utility plant. The unsecured senior notes are also obligations of Cal Water. They are held by institutional investors and require interest-only payments until maturity. The Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt is primarily equipment and system acquisition financing arrangements with other financial institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2001 through 2005) are $2,881,000, $5,381,000, $5,283,000, $2,663,000, and $2,669,000.

Note 9.
Income Taxes
Income tax expense consists of the following:

In thousands                          Federal            State             Total
2000                Current           $ 7,961           $2,519           $10,480
                   Deferred             1,554            (463)             1,091
                                        ----------------------------------------
                      Total           $ 9,515           $2,056           $11,571
                                      ------------------------------------------

1999                Current           $ 8,291           $2,560           $10,851
                   Deferred             2,769            (105)             2,664
                                        ----------------------------------------
                      Total           $11,060           $2,455           $13,515
                                      ------------------------------------------

1998                Current           $ 6,667           $2,388           $ 9,055
                   Deferred             2,679            (309)             2,370
                                        ----------------------------------------
                      Total           $ 9,346           $2,079           $11,425
                                      ------------------------------------------



    Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statement of Income. The difference is reconciled in the table below:

In thousands                                                                2000             1999              1998

Computed "expected" tax expense                                          $11,037          $12,420           $10,950
Increase (reduction) in taxes due to:
    State income taxes net of federal tax benefit                          1,336            1,624             1,442
    Investment tax credits                                                 (155)            (184)             (167)
    Other                                                                  (647)            (345)             (800)
                                                                           ----------------------------------------
Total income tax                                                         $11,571          $13,515           $11,425
                                                                         ------------------------------------------

    The components of deferred income tax expense were:

In thousands                                                                2000             1999              1998

Depreciation                                                              $2,031           $2,974            $3,007
Developer advances and contributions                                       (814)            (749)             (798)
Bond redemption premiums                                                    (61)             (62)              (62)
Investment tax credits                                                      (61)             (94)              (93)
Other                                                                        (4)              595               316
                                                                             --------------------------------------
Total deferred income tax expense                                         $1,091           $2,664            $2,370
                                                                          -----------------------------------------


    The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented in the following table:

In thousands                                                                                2000             1999
Deferred tax assets:
    Developer deposits for extension agreements and contributions
        in aid of construction                                                            $40,458           $40,595
    Federal benefit of state tax deductions                                                 5,648             6,040
    Book plant cost reduction for future deferred ITC amortization                          1,765             1,679
    Insurance loss provisions                                                                 632               821
    Pension plan                                                                              736               794
    Other                                                                                   4,860             2,886
                                                                                            -----------------------
Total deferred tax assets                                                                  54,099            52,815
                                                                                           ------------------------

Deferred tax liabilities:
    Utility plant, principally due to depreciation differences                             78,894            77,520
    Premium on early retirement of bonds                                                      825             1,091
                                                                                              ---------------------
Total deferred tax liabilities                                                             79,719            78,611
                                                                                           ------------------------
    Net deferred tax liabilities                                                          $25,620           $25,796
                                                                                          -------------------------



    A valuation allowance was not required during 2000 and 1999. Based on historic taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

Note 10.
Employee Benefit Plans
PENSION PLAN The Company provides a qualified defined benefit, non-contributory pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, bonds and short-term investment accounts. The data below includes the unfunded, non-qualified, supplemental executive retirement plan.
    Benefits earned by Dominguez employees under the Dominguez pension plan were frozen as of the merger date and future pension benefits to those employees will be provided under the Company pension plan. The Dominguez plan was curtailed. The Dominguez plan was fully funded and additional contributions to the plan could not be funded, although plan annual expense was recorded. As a result of the curtailment, accrued pension liability of $1,218,000 that had been expensed by Dominguez in prior years was reversed by the Company in 2000. The amount was offset against other operations expense.

SAVINGS PLAN The Company sponsors a 401(k) qualified, defined contribution savings plan that allowed participants to contribute up to 15% of pre-tax compensation in 1999, increasing to 18% in 2000. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,298,000, $1,126,000, and $1,078,000 for the years 2000, 1999 and 1998.

OTHER POSTRETIREMENT PLANS The Company provides substantially all active employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of ser-vice are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Retired employees are also provided with a $5,000 life insurance benefit. Plan assets are invested in a mutual fund, short-term money market instruments and commercial paper.
    The Company records the costs of postretirement benefits during the employees' years of active service. The Commissions have issued decisions that authorize rate recovery of tax deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.
    The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2000 and 1999:

                                                          Pension Benefits                      Other Benefits
In thousands                                              2000              1999             2000              1999

Change in benefit obligation:
Beginning of year                                    $  55,692          $ 61,396          $10,195          $  9,900
Service cost                                             2,846             2,899              544               498
Interest cost                                            4,079             3,894              790               689
Assumption change                                          825            (6,669)             394              (929)
Plan amendment                                           1,215               744               --                --
Experience (gain) or loss                                  (34)           (3,900)             558               433
Curtailment gain                                        (1,347)               --               --               --
Benefits paid                                           (4,178)           (2,672)            (429)             (396)
                                                       ------------------------------------------------------------
End of year                                          $  59,098         $  55,692         $ 12,052          $ 10,195
                                                     --------------------------------------------------------------

Change in plan assets:
Fair value of plan assets at beginning of year       $  61,008         $  57,050         $  1,561          $  1,723
Actual return on plan assets                             3,140             6,453              228               206
Employer contributions                                   3,678               177              707                28
Retiree contributions                                       --                --              370               343
Benefits paid                                           (4,178)           (2,672)            (799)             (739)
                                                      -------------------------------------------------------------
Fair value of plan assets at end of year             $  63,648         $  61,008         $  2,067          $  1,561
                                                     --------------------------------------------------------------

Funded status                                        $   4,550         $   5,317         $ (9,985)         $ (8,634)
Unrecognized actuarial (gain) or loss                  (13,534)          (16,204)           1,422               556
Unrecognized prior service cost                          5,279             4,971              888               959
Unrecognized transition obligation                          --                --            3,597             3,228
Unrecognized net initial asset                             228               455             (276)              369
                                                       ------------------------------------------------------------
Net amount recognized                                $  (3,477)        $  (5,461)        $  (4,354)        $ (3,522)
                                                     --------------------------------------------------------------

    Amounts recognized on the balance sheet consist of:

                                                          Pension Benefits                      Other Benefits
                                                          ----------------                      --------------
In thousands                                             2000              1999             2000              1999

Accrued benefit costs                                $ (3,477)         $ (5,461)         $ (4,354)         $ (3,522)
Additional minimum liability                           (1,363)           (1,460)               --               --
Intangible asset                                           877               943               --               --
Accumulated other comprehensive loss                       486               517               --               --
                                                           -------------------------------------------------------
Net amount recognized                                $ (3,477)         $ (5,461)         $ (4,354)         $ (3,522)
                                                     --------------------------------------------------------------


                                                          Pension Benefits                      Other Benefits
                                                          ----------------                      --------------
                                                          2000              1999             2000             1999

Weighted average assumptions as of December 31:
    Discount rate                                        7.25%             7.50%            7.25%             7.50%
    Long-term rate of return on plan assets              8.00%             8.00%            8.00%             8.00%
    Rate of compensation increases                       4.50%             4.50%              --                --


Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 2000, 1999 and 1998 included the following components:


                                       55


                                                      Pension Plan                          Other Benefits
                                                      ------------                          --------------
In thousands                                 2000         1999         1998         2000         1999          1998

Service cost                               $2,846       $2,899       $2,399       $  544       $  498        $  405
Interest cost                               4,079        3,894        3,747          790          689           623
Expected return on plan assets             (4,498)      (4,450)      (4,199)        (152)        (144)         (117)
Net amortization and deferral                 486          871          683          357          401           360
                                           ------------------------------------------------------------------------
Net periodic benefit cost                  $2,913       $3,214       $2,630       $1,539       $1,444        $1,271
                                           ------------------------------------------------------------------------

    Postretirement benefit expense recorded in 2000, 1999, and 1998 was $781,000, $1,064,000, and $666,000 respectively. $3,437,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.
    For 2000 measurement purposes, the Company assumed a 5% annual rate of increase in the per capita cost of covered benefits with the rate remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                               1-percentage       1-percentage
In thousands                                 Point Increase     Point Decrease

Effect on total service and interest costs      $   269          $   (166)

Effect on accumulated postretirement
    benefit obligation                          $ 1,815          $ (1,471)

Note 11.

Stock-Based Compensation Plans
At the Company's 2000 annual meeting, stockholders approved a Long-Term Incentive Plan that allows for the granting of nonqualified stock options, performance shares and dividend units. Under the plan, a total of 1,500,000 common shares are authorized for option grants. Options are granted at an exercise price that is not less than the per share common stock market price on the date of grant. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a ten-year period. No options were vested at December 31, 2000.
    Certain key Dominguez executives participated in the Dominguez 1997 Stock Incentive Plan which was terminated at the time Dominguez merged with the Company. The plan provided that in the event of a merger of Dominguez into another entity, granted but unexercised stock options issued became exercisable. Prior to the Merger, all outstanding Dominguez options were exercised and converted into Dominguez shares and subsequently converted to 52,357 shares of Company common stock.
    Under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized in the consolidated financial statements for stock options that have been granted. If the Company had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans, basic and diluted earnings per share would be unchanged from the amounts reported, except for 2000 diluted earnings per share which was reported as $1.31, but on a pro forma basis would be $1.30. Net income for the years ended December 31, 2000, 1999 and 1998 would be as presented in the following table:

In thousands                             2000             1999              1998

As reported                           $19,963          $21,971           $19,860
Pro forma                              19,939           21,937            19,825

    The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                         2000             1999              1998

Expected dividend                        4.3%             4.3%              4.3%
Expected volatility                     22.0%            22.6%             22.6%
Risk-free interest rate                  4.9%             6.2%              5.7%
Expected holding period in years          5.0             10.0              10.0


    The following table summarizes the activity for the stock option plans:

                                                               Weighted            Weighted                 Weighted
                                                                Average             Average                  Average
                                                               Exercise           Remaining       Options       Fair
                                               Shares             Price    Contractual Life   Exercisable      Value

Outstanding at January 1, 1998                 35,604           $22.54              --            --            --
Granted                                        20,617            24.84                                       $5.15
                                               ------
Outstanding at December 31, 1998               56,221            23.38              --          8,901           --
Exercised                                      (3,864)           22.54
                                              -------
Outstanding at December 31, 1999               52,357            23.45              --         19,092           --
Granted                                        53,500            23.06                                        3.74
Exercised                                     (52,357)           23.45
                                             --------
Outstanding at December 31, 2000               53,500            23.06             9.5            --            --


Note 12.
Fair Value of Financial Instruments
For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $199,890,000 as of December 31, 2000, and $189,400,000 as of December 31,
1999, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The fair value of advances for construction contracts is estimated at $27,000,000 as of December 31, 2000, and $33,000,000 as of December 31, 1999, based on data provided by brokers.

Note 13.
Quarterly Financial Data (Unaudited)
The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT." Quarterly dividends have been paid on common stock for 224 consecutive quarters and the quarterly rate has been increased each year since
1968.

2000 - in thousands except per share amounts             First            Second            Third            Fourth

Operating revenue                                      $46,694           $65,966          $76,580           $55,566
Net operating income                                     4,902             8,977           12,782             6,535
Net income                                               1,533             5,753            9,205             3,472
Diluted earnings per share                                 .10               .38              .60               .23

1999 - in thousands except per share amounts             First            Second            Third            Fourth

Operating revenue                                      $45,628           $59,232          $72,280           $57,797
Net operating income                                     4,777             8,440           11,922             7,908
Net income                                               2,868             6,089            8,706             4,308
Diluted earnings per share                                 .19               .40              .57               .28



Independent Auditors' Report


The Board of Directors
California Water Service Group:

We have audited the accompanying consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    The consolidated financial statements of California Water Service Group as of and for each of the years ended December 31, 1999 and 1998, have been restated to reflect the pooling-of-interests transaction with Dominguez Services Corporation and subsidiaries as described in Note 3 to the consolidated financial statements. We did not audit the consolidated financial statements of Dominguez Services Corporation and subsidiaries, which financial statements reflect total assets constituting 9.0 percent as of December 31, 1999 and total revenue constituting 12.1 percent and 11.8 percent, in 1999 and 1998 respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Dominguez Services Corporation and subsidiaries as of December 31, 1999, and for the years ended December 31, 1999 and 1998, is based solely on the report of the other auditors.
    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ KPMG LLP


Mountain View, California
January 22, 2001