Form 10-K405, Exhibit 13
period 2000-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2001-03-27
CIK 1035201

Exhibit 13.1


Regulated and Non-Regulated Customers

                                                                                                 NON-
DISTRICT NAME           INCLUDING                                             REGULATED        REGULATED
-------------           ---------                                             ---------        ---------
CALIFORNIA
Antelope Valley         Fremont Valley, Lake Hughes, Lancaster                   1,300               400
                        and Leona Valley; numerous operating
                        agreements
Bakersfield             O&M contracts for the City of Bakersfield               57,500            25,800
                        and Spicer City
Bear Gulch              Atherton, Woodside, Portola Valley,                     17,500             4,000
                        portions of Menlo Park and City of
                        Menlo Park service contract
Chico+                  Hamilton City                                           23,300
Dixon                                                                            2,800
Dominguez               Carson and portions of Compton, Harbor                  32,800
                        City, Long Beach and Torrance
East Los Angeles        O&M contracts for cities of Commerce and                26,400             2,700
                        Montebello
Hawthorne               15-year lease -- full service water operations           6,100
Hermosa-Redondo+        a portion of Torrance; meter reading for                25,600            13,400
                        Manhattan Beach
Kern River Valley       Bodfish, Kernville, Lakeland, Mountain                   4,100               500
                        Shadows, Onyx, Squirrel Valley, South
                        Lake and Wofford Heights; numerous
                        operating agreements
King City+                                                                       2,200
Livermore               O&M contracts for Castlewood Country                    16,800               400
                        Club and Crane Ridge MWC
Los Altos               portions of Cupertino, Los Altos Hills,                 18,300
                        Mountain View and Sunnyvale
Marysville+                                                                      3,800
Mid-Peninsula           San Mateo and San Carlos                                35,800
Oroville                                                                         3,500
Palos Verdes+           Palos Verdes Estates, Rancho Palos Verdes,              23,800
                        Rolling Hills Estates and Rolling Hills
Redwood Valley          Lucerne, Duncans Mills and Guerneville                   1,900               300
Salinas                 O&M contracts for Foothill Estates                      26,700               300
                        and Spreckels Water Co.
Selma                                                                            5,200
South San Francisco     Colma and Broadmoor                                     16,300
Stockton                                                                        41,700
Visalia+                four O&M contracts                                      29,300             1,100
Westlake                a portion of Thousand Oaks                               6,900
Willows+                                                                         2,300
                                                                              --------           -------
                        California total                                       425,800            55,000

NEW MEXICO              meter reading contracts                                                   48,500

WASHINGTON              numerous O&M contracts                                  12,500             2,400
                                                                              ---------          --------

                        Company total                                          438,300           105,900

                                       59