Form 10-K, Exhibit 13
period 2002-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2003-03-25
CIK 1035201

EXHIBIT 13.1

Ten-Year Financial Review
Dollars in thousands, except per share amounts

                                      2002      2001      2000      1999      1998      1997      1996      1995      1994      1993
Summary of Operations
   Operating revenue
     Residential                  $184,894  $173,823  $171,234  $163,681  $150,491  $158,210  $148,313  $132,859  $127,228  $122,585
     Business                       46,404    44,944    44,211    41,246    38,854    40,520    37,605    35,873    33,712    31,360
     Industrial                     11,043     9,907    11,014    12,695    10,150    10,376     9,748     9,952     9,080     8,415
     Public authorities             12,706    11,860    11,609    10,898     9,654    11,173    10,509     9,585     9,397     8,535
     Other                           8,104     6,286     6,738     6,417     5,777     4,886     4,083     4,833     3,767     4,985
     Total operating revenue       263,151   246,820   244,806   234,937   214,926   225,165   210,258   193,102   183,184   175,880
   Operating expenses              232,854   221,669   211,610   201,890   183,245   188,020   177,356   164,958   155,012   145,517
   Interest expense, other
       income and expenses, net     11,224    10,186    13,233    11,076    11,821    11,388    11,502    11,176    11,537    12,785
     Net income                   $ 19,073  $ 14,965  $ 19,963  $ 21,971  $ 19,860  $ 25,757  $ 21,400  $ 16,968  $ 16,635  $ 17,578

Common Share Data
    Earnings per share - diluted  $   1.25  $   0.97  $   1.31  $   1.44  $   1.31  $   1.71  $   1.42  $   1.13  $   1.17  $   1.26
    Dividend declared                 1.12     1.115     1.100     1.085     1.070     1.055     1.040     1.020     0.990     0.960
    Dividend payout ratio              90%      115%       84%       75%       82%       62%       73%       90%       85%       76%
    Book value                    $  13.12  $  12.95  $  13.13  $  12.89  $  12.49  $  12.15  $  11.47  $  10.97  $  10.72  $  10.03
    Market price at year-end         23.65     25.75     27.00     30.31     31.31     29.53     21.00     16.38     16.00     20.00
    Common shares outstanding
         at year-end
         (in thousands)             15,182    15,182    15,146    15,094    15,015    15,015    15,015    14,934    14,890    13,773
    Return on average common
      stockholders' equity            9.7%      7.6%     10.1%     11.5%     10.8%     14.5%     12.8%     10.6%     11.1%     12.6%
    Long-term debt interest
      coverage                        2.73      2.64      3.31      3.79      3.64      4.37      3.81      3.41      3.49      3.34

Balance Sheet Data
    Net utility plant             $696,988  $624,342  $582,782  $564,390  $538,741  $515,917  $495,985  $471,994  $455,769  $437,065
    Utility plant expenditures      88,800    62,049    37,161    48,599    41,061    37,511    40,310    31,031    32,435    31,097
     Total assets                  800,582   710,214   666,605   645,507   613,143   594,444   569,745   553,027   516,507   497,717
    Long-term debt including
      current portion              251,365   207,981   189,979   171,613   152,674   153,271   151,725   154,416   138,628   138,863
    Capitalization ratios:
     Common stockholders' equity     44.0%     48.8%     51.1%     53.0%     54.6%     53.8%     52.7%     50.9%     52.9%     49.3%
     Preferred stock                  0.7%      0.9%      0.9%      0.9%      1.0%      1.0%      1.1%      1.1%      1.2%      1.2%
     Long-term debt                  55.3%     50.3%     48.0%     46.1%     44.4%     45.2%     46.2%     48.0%     45.9%     49.5%

Other Data
   Water production (million
     gallons)
     Wells and surface supply       67,488    65,283    65,408    65,144    57,482    63,736    60,964    54,818    53,274    48,598
     Purchased                      64,735    61,343    62,237    58,618    54,661    59,646    56,769    57,560    59,850    59,103
       Total water production      132,223   126,626   127,645   123,762   112,143   123,382   117,733   112,378   113,124   107,701

    Metered customers              380,087   371,281   366,242   361,235   354,832   350,139   345,307   335,238   332,146   326,564
    Flat-rate customers             78,901    79,146    78,104    77,892    77,568    77,878    77,991    78,330    79,159    81,416
     Customers at year-end,
       including Hawthorne         458,988   450,427   444,346   439,127   432,400   428,017   423,298   413,568   411,305   407,980
    New customers added              8,561     6,081     5,219     6,727     4,383     4,719     9,730     2,263     3,325     2,906
    Revenue per customer          $    579  $    552  $    554  $    539  $    500  $    529  $    502  $    468  $    447  $    433
    Utility plant per customer       2,182     2,020     1,916     1,851     1,768     1,694     1,632     1,580     1,520     1,459
    Employees at year-end              802       783       797       790       759       752       740       738       729       717

Management's Discussion and Analysis of Results of Operations and Financial Condition

         California Water Service Group (Company) is a holding company, incorporated in Delaware, with four operating subsidiaries: California Water Service Company (Cal Water), CWS Utility Services (Utility Services), New Mexico Water Service Company (New Mexico Water) and Washington Water Service Company (Washington Water). Cal Water, New Mexico Water and Washington Water are regulated public utilities. Their assets and operating revenues currently comprise the majority of the Company's assets and revenues. The regulated utilities also provide some non-regulated water-related services. Utility Services provides non-regulated water operations and related services to private companies and municipalities. The following discussion and analysis provides information regarding the Company, its assets, operations and financial condition.

FORWARD-LOOKING STATEMENTS

         This annual report, including the Letter to Stockholders and Management's Discussion and Analysis, contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995
(Act). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, forecasts, predicts, believes, estimates, anticipates, projects or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: future economic conditions, governmental and regulatory commissions' decisions, changes in regulatory commissions' policies or procedures, the timeliness of regulatory commissions' actions concerning rate relief, new legislation, electric power interruptions, access to capital, increases in suppliers' prices and the availability of supplies including water and power, changes in environmental compliance requirements, acquisitions, the ability to successfully implement business plans, changes in customer water use patterns and the impact of weather on operating results, especially as it impacts water sales. When considering forward-looking statements, the reader should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.

BUSINESS

         Cal Water, which began operation in 1926, is a public utility supplying water service to 440,500 customers in 75 California communities through 25 separate water systems or districts. Cal Water's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission (CPUC), serve 434,400 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's water system, which is not subject to CPUC regulation. Cal Water accounts for 96% of the Company's total customers and 98% of the Company's operating revenue.

         Washington Water's utility operations are regulated by the Washington Utilities and Transportation Commission (WUTC). Washington Water, which started operations in 1999, provides domestic water service to 14,400 customers in the Tacoma and Olympia areas, and accounts for 2% of the Company's operating revenue. An additional 3,900 customers are served under operating agreements with private owners.

         New Mexico Water acquired the assets of Rio Grande Utility Corporation in July 2002. New Mexico Water provides service to 2,400 water and 1,700 wastewater customers south of Albuquerque. Its regulated operations, which account for less than 1% of the Company's operating revenue, are subject to the jurisdiction of the New Mexico Public Regulation Commission. It also provides non-regulated meter reading service under contract with a county.

         Rates and operations for regulated customers are subject to the jurisdiction of the respective state's regulatory commissions. The commissions require that water rates for each regulated district be independently determined. The commissions are expected to authorize water rates sufficient to recover normal operating expenses and allow the utility to earn a fair and reasonable return on invested capital. Rates for the City of Hawthorne water system are established in accordance with an operating agreement and are subject to ratification by the Hawthorne City Council. Fees for other operating agreements are based on contracts negotiated between the parties.

         Utility Services derives non-regulated income from contracts with other private companies and municipalities to operate water systems and provide meter reading and billing services. It also leases communication antenna sites, operates recycled water systems and conducts real estate sales of surplus properties.

CRITICAL ACCOUNTING POLICIES

         The Company maintains its accounting records in accordance with accounting principles generally accepted in the United States of America and as directed by the regulatory commissions to which the Company's operations are subject. The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on historic experience and an understanding of current facts and circumstances. Management believes that the following accounting policies are critical because they involve a higher degree of complexity and judgement and can have a material impact on the Company's results of operations and financial condition.

         Revenue Recognition. Revenue from metered customers includes billings to customers based on monthly meter readings plus an estimate for unbilled revenue which represents water used between the last reading of the customer's meter and the end of the accounting period. The unbilled revenue amount is recorded as a current asset on the balance sheet under the caption "Unbilled Revenue." At December 31, 2002, the unbilled revenue amount was $8.0 million and at December 31, 2001, was $7.3 million. The unbilled revenue amount is generally higher during the summer months when water sales are higher. The amount recorded as unbilled revenue varies depending on water usage in the preceding period, the number of days between meter reads for each billing cycle, and the number of days between each cycle's meter reading and the end of the accounting cycle.

         Flat-rate customers are billed in advance at the beginning of the service period. The revenue is prorated so that the portion of revenue applicable to the current accounting period is included in that period's revenue. The portion related to a subsequent accounting period is recorded as unearned revenue on the balance sheet and recognized as revenue when earned in the subsequent accounting period. The unearned revenue liability was $1.7 million at December 31, 2002 and 2001. It is included in "Other accrued liabilities" on the balance sheet.

         Expense-balancing and Memorandum Accounts. Expense-balancing accounts and memorandum accounts represent costs incurred, but not billed to Cal Water customers. The amounts included in these accounts relate to rate increases charged to the Company by suppliers of purchased water and purchased power, and increases in pump taxes. The Company does not record expense-balancing or memorandum accounts in its financial statements as revenue, nor record a receivable until the CPUC has authorized recovery of the higher costs and customers have been billed. The accounts are only used to track the higher costs. The cost increases, which are beyond the Company's control, are referred to as "offsetable expenses" because under certain circumstances they are recoverable from customers in future offset rate increases.

         In October 2001, the CPUC adopted a resolution implementing its staff's interim recommendation concerning practices and policies that enable water utilities to recover cost increases in purchased water, purchased power and pump taxes. The interim recommendation directed that future Company requests to recover offsetable expenses will be processed only if an operating district has filed a General Rate Case (GRC) application within a three-year period and the district is not earning more than its authorized rate of return on a forward-looking, pro forma basis. Neither of these requirements applied to offset rate increase recovery prior to adoption of the resolution. The CPUC also directed its staff to open a proceeding to evaluate offsetable expense recovery practices and policies and to recommend permanent revisions.

         Historically, offset rate increases enabled water utilities to recover as a pass-through cost increases for offsetable expenses that were not known or anticipated when customer rates were established and were beyond the utility's control. Offsetable expenses incurred prior to the CPUC's adoption of the staff's interim recommendation were frozen as of November 29, 2001 in the balancing accounts. The Company was authorized to track offsetable expenses incurred after the CPUC changed its policy with regard to regulatory memorandum accounts for potential recovery subject to the CPUC's future determination of appropriate practices and policies. Because of the uncertainty of collection, the Company's accounting policy is to not record the expense-balancing and memorandum account amounts in its financial statements until such amounts are billed to customers.

         In September 2002, the assigned administrative law judge recommended that the CPUC adopt as permanent the interim recommendation regarding recovery of expense-balancing and memorandum accounts as described above, but modify the limit on the amount subject to recovery. Under the interim rules, a utility is not allowed to recover any of the balancing or memorandum account balance if it is earning more than its authorized return on equity. However, the proposed modification by the administrative law judge would allow recovery of a portion of the balancing or memorandum account up to the amount by which the Company's over earning of its authorized rate of return did not exceed the amount in the balancing account. While this recommendation was an improvement over the interim rules currently in place, the Company believes there should be no limit on allowed recovery of the balancing and memorandum accounts. The Company is continuing to present its arguments to the CPUC staff.

         In December 2002, the CPUC issued a decision that will allow the Company to recover offsetable expenses tracked in the frozen balancing accounts. The decision provided that recovery of these expenses will not be subject to the interim rules adopted in October 2001. The CPUC is now expected to adopt permanent rules regarding recovery of memorandum accounts during the first half of 2003. The Company is unable to predict what the final rules will comprise or their financial impact.

         At December 31, 2001, the amount included in the balancing and memorandum accounts was $6.5 million. At December 31, 2002, the amount had increased to $12.5 million after reflecting collection of $1.9 million of balancing account power costs during 2002. The increase in balancing and memorandum accounts was attributable primarily to higher electric costs incurred by the Company since 2001 when power rates charged to the Company by electric suppliers, as authorized by the CPUC, increased an average of 48%. Increases in the memorandum accounts are expected to be smaller once current power rates are reflected in customer rates through future GRC decisions and assuming there are no large increases in purchased water or power costs.

         Regulated Utility Accounting. Because the Company operates extensively in a regulated business, it is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulators establish rates that are expected to permit the recovery of the cost of service and a return on investment. In the event a portion of the Company's operations were no longer subject to the provisions of SFAS No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if other assets might be impaired. If a regulatory commission determined that a portion of the Company's assets were not recoverable in customer rates, the Company would be required to determine if it had suffered an asset impairment that would require a write-down in the assets' valuation. There had been no such asset impairment as of December 31, 2002.

         Income Taxes. Significant judgment by management is required in determining the provision for income taxes. The preparation of consolidated financial statements requires the estimation of income tax expense. The process involves the estimating of current tax exposure together with assessing temporary differences resulting from different treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in deferred tax assets and liabilities, which are reported in the consolidated balance sheet. The Company must also assess the likelihood that deferred tax assets will be recovered in future taxable income. To the extent recovery is unlikely, a valuation allowance would be recorded. If a valuation allowance were required, it could significantly increase income tax expense. In management's view, a valuation allowance was not required at December 31, 2002.

         Pension Benefits. The Company incurs costs associated with its pension and postretirement health care benefits plans. To measure the expense of these benefits, management must estimate compensation increases, mortality rates, future health cost increases and discount rates used to value related liabilities and to determine appropriate funding. Different estimates used by management could result in significant variances in the cost recognized for pension benefit plans. The estimates used are based on historical experience, current facts, future expectations and recommendations from independent advisors and actuaries. The Company uses an investment advisor to provide expert advice in managing its benefit investments. To diversify investment risk, the plan's goal is to invest 60% of the assets in equity mutual funds and 40% in bond funds. At December 31, 2002, 48% of the assets were invested in equity mutual funds and 52% in bond funds. Based on the market values of the investment funds, for the year ended December 31, 2002, the total return on the pension plan assets was a decline of 3.7%, and for the year ended December 31, 2001, pension plan assets had a positive 2.6% total return. For December 31, 2002, the discount rate used for pension plan obligations or pension plan expense was 6.7%, which was based on high-quality bond rates in December 2002. The long-term rate of return used to determine the Company's pension obligation was 8%. By comparison, a 20-year return of assets invested using the same investment diversification as for the Company's pension plan would have returned 11.8%. The Company anticipates any increase in funding for the pension and postretirement health care benefits plans will be recovered in future customer rates.

RESULTS OF OPERATIONS

         Earnings and Dividends. Net income in 2002 was $19,073,000 compared to $14,965,000 in 2001 and $19,963,000 in 2000. Diluted earnings per common share were $1.25 in 2002, $0.97 in 2001 and $1.31 in 2000. The weighted average number of common shares outstanding was 15,185,000 in 2002, 15,186,000 in 2001, and 15,129,000 in 2000. As explained below, the decline in 2001 net income resulted from three primary factors: low water sales to existing customers due to weather conditions, significantly higher purchased power costs and delays in receipt of regulatory rate relief.

         At its January 2002 meeting, the Board of Directors increased the common stock dividend for the 35th consecutive year. 2002 also marked the 58th consecutive year that a dividend had been paid on the Company's common stock. The annual dividend paid in 2002 was $1.12, a 0.4% increase over the $1.115 paid in 2001, which was an increase of 1.4% over the $1.100 paid in 2000. The dividend increases were based on projections that the higher dividend could be sustained while still providing the Company with adequate financial resources and flexibility. Earnings not paid as dividends are reinvested in the business for the benefit of stockholders. The dividend payout ratio was 90% in 2002, 115% in 2001, and 84% in 2000, an average of 97% during the three-year period.

         Operating Revenue. Operating revenue, including revenue from the City of Hawthorne lease, was $263.2 million, 6.6% more than the $246.8 million recorded in 2001. Revenue in 2000 was $244.8 million. The sources of changes in operating revenue were:

Dollars in millions                                  2002       2001        2000

Customer water usage                               $  6.9     $ (5.7)     $  4.8
Rate increases                                        6.6        5.4         3.0
Usage by new customers                                2.8        2.3         2.1
 Net change                                        $ 16.3     $  2.0      $  9.9

Average revenue per customer (in dollars)          $  579     $  552      $  554
Average metered customer usage (Ccf)                  373        363         371
New customers added                                 8,600      6,100       5,200

         Temperatures and rainfall in the Company's service territories were relatively normal throughout 2002. In 2001, the weather patterns were cooler and more rainy than normal. From a water sales perspective, 2002's weather resulted in a 2% increase in customer's water usage compared to 2001 and a $6.9 million increase in revenue.

         Rate increases added $6.6 million to 2002 revenue. Revenue from GRC decisions received in 2001 accounted for $2.7 million of the increase, $2.0 million came from step rate increases and $1.9 million from offset rate increases to recover electric costs included in expense-balancing accounts for four California districts. No new GRC decisions were authorized by the CPUC during 2002. Washington Water did receive a GRC decision in 2002. The "RATES AND REGULATION" section of this report provides a detailed discussion of regulatory activity.

         During 2001, revenue from usage by existing customers declined $5.7 million. A cool, wet spring, mild summer and early fall rains throughout the Company's service territories caused water usage by existing customers to decline by 2%. Rainfall was near normal in the northern part of California, but well above normal in the south. The unusually heavy rains in southern California reduced water sales, a trend that continued all year because of the year's weather pattern. Washington Water experienced dry conditions during the winter and spring months; however, summer rains reduced water sales in the normally high usage summer months.

         The December 31, 2002, customer count including the Hawthorne customers was 459,000, an increase of 2% from the 450,400 customers at the end of 2001, which was an increase of 1% from the 444,300 customers at the end of 2000. The increase in customers is due to normal growth within existing service areas and acquisitions of water systems. The acquisition in July 2002 of the Rio Grande Utility Corporation's 4,100 customers is included in the customer count increase.

         Operating Income and Expenses. Total operating expenses, including those for the Hawthorne operation, were $232.9 million in 2002, $221.7 million in 2001 and $211.6 million in 2000.

Water pumped from Company-owned wells provided 50.4% of water delivered to customers in 2002. Water purchased from wholesale suppliers provided 49.0% and the remaining 0.6% was obtained from surface supplies. For 2001, the corresponding percentages were 50.6%, 48.9% and 0.5%.

         As a group, water production costs, which consist of purchased water, purchased power and pump taxes, comprise the largest segment of total operating costs. Water production costs accounted for 45% of total operating costs in 2002, 2001 and 2000. The rates charged for wholesale water supplies, electricity and pump taxes are established by various public agencies. As such, these rates are beyond the Company's control. The table below provides comparative information regarding water production costs during the past three years:

     Dollars in millions                          2002       2001        2000

     Purchased water                           $  76.7     $  73.2      $73.8
     Purchased power                              22.9        21.1       15.1
     Pump taxes                                    6.3         5.9        6.3
      Total water production costs              $105.9      $100.2      $95.2

      Change from prior year                         6%          5%         5%

      Water production (billions of gallons)       132         127        128

      Change from prior year                        4%         (1)%        3%

         Water production expenses vary with wholesale suppliers' prices, the quantity of water produced to supply customer water usage, and the sources of supply. In 2002, four wholesale water suppliers increased their rates charged to the Company. The increases ranged from 2% to 5%. One wholesale supplier reduced its rate by 9%. In 2001, seven wholesale water suppliers increased rates with increases ranging from 2% to 7%. In December 2001, wholesale suppliers in the Los Angeles area refunded $1.4 million for over-collection of prior period water purchases. The refunds were recorded as a reduction of purchased water costs. There were no comparable refunds in 2002. During 2003, wholesale rate increases are expected in 17 districts ranging from 1% to 47%. The 47% increase will add an estimated $1.0 million to purchased water cost. The increased costs will be tracked in regulatory memorandum accounts that the Company will include in future rate proceedings for recovery.

         Purchased power is required to operate wells and pumps. Prior to 2001, the Company had not been subjected to significant electric power cost increases. However, California energy costs rose significantly in 2001. In January 2001, the CPUC approved an energy surcharge that increased the Company's cost of purchased electricity by 10%. A second, more significant 38% increase in electric costs became effective in May 2001, bringing the total increase to 48%. When the CPUC proposed electric cost increases, the Company believed the higher costs were recoverable from consumers on a pass-through basis under established CPUC procedures regarding expense-balancing accounts. However, the CPUC subsequently revised its rules regarding recovery of the higher costs, resulting in delays in recovering the higher costs. While no new power rate increases are proposed or known at this time, the Company continues to purchase electricity from suppliers at rates greater than it is recovering from its water customers in 20 California districts.

         Purchased power increased $1.8 million in 2002, $6.0 million in 2001 and $0.7 million in 2000. The 2002 cost increase was caused by higher electric rates paid through May 2002 as compared to 2001's electric rates and a 5% increase in well production. The purchased power cost increase in 2000 was due mainly to a 3% increase in water production.

         Employee payroll and benefits charged to operations and maintenance was $50.3 million in 2002, $47.8 million for 2001, and $44.5 million for 2000. The increases in payroll and related benefits are attributable to general wage increases effective at the start of each year and additional hours worked. At year-end 2002, there were 802 employees, including 12 employees added in New Mexico with the acquisition of Rio Grande Utility Corporation. At the end of 2001 and 2000, there were 783 and 797 employees, respectively. Most non-supervisory employees are represented by the Utility Workers Union of America, AFL-CIO, with the exception of certain engineering and laboratory employees who are represented by the International Federation of Professional and Technical Engineers, AFL-CIO. In December 2002, the Company successfully negotiated new three-year agreements with both unions covering 2003 through 2005. Wage increases under the new agreements will be 1% in 2003, 1.5% in 2004 and 2% in 2005. Improvements in employee benefit plans were also negotiated.

         During 2000, a curtailment of the Dominguez pension plan was recorded resulting in a non-taxable gain of $1.2 million that was offset against operating expenses. The curtailment occurred because the Dominguez pension plan was frozen at the merger date and its participants became participants in the Company's pension plan. Previous amounts expensed by Dominguez but not funded to the plan comprise the curtailment amount. This amount is included in the $44.5 million reported for payroll and benefits charged to operations and maintenance expense.

         Income tax expense was $12.6 million in 2002, $9.7 million in 2001 and $11.6 million in 2000. The changes in taxes are generally due to variations in taxable income.

         Long-term debt interest expense increased $1.4 million compared to 2001. Series E, 7.11% $20 million senior notes were issued in May 2002 and Series F, 5.90% $20 million senior notes were issued in August 2002. Proceeds from the issues were used to repay short-term bank borrowings and to fund the Company's construction program.

         As part of a program to refinance certain high interest rate first mortgage bonds, Series G and Series H, 5.29% senior notes were issued in November and December 2002, each for $20 million. With the proceeds from these two issues, three series of first mortgage bonds totaling $33 million were redeemed. The remaining proceeds were used to repay short-term bank borrowings.

         The issuance of the new senior notes caused long-term interest expense to increase because of the higher principal amount outstanding. In 2001, interest on long-term debt increased $1.3 million over 2000. The issuance of $20 million of Series D senior notes in September 2001 and $20 million of Series C senior notes in October 2000, net of sinking fund payments on first mortgage bonds, resulted in a larger principal amount of long-term debt outstanding and thus increased interest expense. In 2002, 2001 and 2000, interest capitalized on construction projects was $1.5 million, $0.9 million, and $0.7 million, respectively. The increase in the amount capitalized in 2002 is attributable to an increase in the Company's construction expenditures, particularly those associated with construction of a water treatment plant in the Bakersfield district. Interest coverage of long-term debt before income taxes was 2.7 times in 2002, 2.6 times in 2001 and 3.3 times in 2000. The reduction in interest coverage for 2002 and 2001 compared to 2000 resulted from lower earnings and the new senior note issues outstanding. The interest coverage is expected to improve once GRC decisions are authorized by the CPUC and as a result of the lower interest costs realized by refinancing certain first mortgage bond issues.

         Other interest expense, which includes short-term bank borrowings needed to meet operating and interim construction funding, decreased $0.6 million in 2002. The amount borrowed in 2002 was larger because of an increase in capital expenditures. In 2001, other interest increased by $0.1 million because higher borrowings were necessary due to reduced cash flow from operations and increased capital expenditures. Lower interest rates on short-term borrowings in both years offset the interest cost that resulted from higher borrowing levels. There was $36.4 million in short-term borrowings outstanding at December 31, 2002 and $22.0 million at December 31, 2001.

         Other Income and Expenses. Other income is derived from management contracts under which the Company operates private and municipally-owned water systems and recycled water systems and provides meter reading, water testing and billing services to various cities; leases of communication antenna sites; sales of surplus property; and interest on short-term investments. Other income, net of expenses, was $5.6 million in 2002, $5.8 million in 2001 and $1.4 million in 2000. During 2002, $3.0 million in pre-tax profits were realized from surplus properties sold as part of the Real Estate Program that is described in more detail in the "LIQUIDITY AND CAPITAL RESOURCES" section of this report. There were $3.9 million of gains from surplus property sales in 2001 and no property sales in 2000.

RATES AND REGULATION

         2002 Regulatory Activity. Washington Water filed a GRC application in February 2002. The WUTC issued its decision early in April 2002 granting a $1 million increase in annual revenue to cover higher operating costs and capital expenditures.

         In June 2002, the CPUC authorized the Company to increase rates in its Bakersfield district by $796,000 on an annual basis. This decision was based on an advice letter filing to cover approximately $6 million of construction cost incurred to date for a new water treatment plant.

         The Company filed a Notice of Intent to file GRC applications for three California districts in July 2002. The Commission's staff accepted the applications in November. Four additional district GRC applications, including the General Office operation, were submitted in January 2003. Combined, these districts represent 17% of the California customers. The Commission staff has indicated that a decision on these filings should be expected in late 2003.

         2001 Regulatory Activity. After analyzing 17 Cal Water districts that were eligible for general rate filings in 2001, and based on current earnings levels, projected expense increases, including higher electric power costs, and expected capital expenditures, applications were filed in July 2001 for 15 districts covering about 70% of Cal Water's customers. The applications requested an 11.5% return on equity including 75 basis points to reflect the increased risk associated with the CPUC's changes in recovery of water production expense increases and $21 million in new annual revenue. Under the CPUC's rate case processing schedule, a decision on the district GRC applications was expected by the third quarter of 2002. However, despite the filing of briefs by all parties in May 2002, a Proposed Decision has not been issued. At this time, a final decision is expected in April 2003, about 20 months after filing of the applications. Based on the administrative law judge's Draft of a Proposed Decision (DPD) released in January 2003, the Company would be authorized a $12.8 million increase in annual revenue. Additionally, the DPD recommends a return on equity of 9.7% with an equity percentage of capitalization at 51.5%. While that is positive news, it does not recognize that regulatory delays have resulted in the loss of revenues, which the DPD finds just and reasonable.

         The DPD also recommends an allocation method for sharing expenses between regulated and non-regulated activities that is inconsistent with a prior Commission decision that was issued following a Commission rulemaking investigation. Furthermore, the DPD proposes changing the rate-setting practice regarding the treatment of gain on the sale for surplus property. The existing rules are based on legislation adopted in 1995 by the California legislature, which requires that gains realized on the sale of surplus property be reinvested in new utility plant and that the Company be allowed to earn a reasonable rate of return on the reinvestment. As proposed in the DPD, the Company would be required to treat the reinvestment of gains on the sale of surplus property as contributed plant and it would not be allowed to earn a return on its reinvestment. The Company, along with other California water utilities, opposes these rate-setting changes and will aggressively defend the legislation administratively and, if necessary, pursue legislative remedies. If these proposals were adopted by the Commission, they would have a detrimental impact on the Company's non-regulated activities and surplus real estate program. The DPD on treatment of gains on sale of properties could result in a reduction of earnings and the rate base on which the Commission determines the Company's future earnings. However, because this is only a draft that does not recommend specific actions, the Company cannot predict the final outcome of this matter. Since 1997, the Company has recorded $10.4 million in pretax gains under its surplus property sale program.

         In October 2001, the CPUC adopted a resolution implementing its staff's interim recommendation concerning practices and policies that enable water utilities to recover increases in purchased water, purchased power and pump taxes. These expenses are referred to as "offsetable expenses." The CPUC also directed its staff to open a proceeding to evaluate offsetable expense recovery practices and policies, and recommend permanent revisions. Historically, offset rate increases have enabled water utilities to recover increases in offsetable expenses that were not anticipated when customer rates were established and are beyond the utility's control. Future Company requests to recover offsetable expenses will be processed only if a district has filed a GRC application within its three-year rate case cycle and the district is not earning more than its authorized rate of return on a forward-looking, pro forma basis. Neither of these requirements applied to offset rate increases prior to adoption of the resolution. The Company can continue to track offsetable expenses in regulatory memorandum accounts for potential recovery subject to the CPUC's future determination of appropriate practices and policies.

         During 2001, the rates charged to the Company by electric power suppliers were increased 48%. In May 2001, immediately after the CPUC authorized substantial electric rate increases for the state's two largest power companies, the Company requested authorization to recover $5.9 million in higher power costs for 23 of its 24 regulated California districts. The CPUC's authorization allowing the Company to recover a portion of the higher power costs in four districts was not effective until September and November 2001, well after the high usage summer months. The authorization will allow recovery in four districts totaling $2.7 million in additional annual revenue. The CPUC did not authorize any additional recovery of the higher electric costs during 2002. However, in December 2002, the CPUC did authorize the Company to file for recovery of up to $6.4 million of electric cost increases tracked in expense-balancing accounts. In January 2003, the Company applied to the CPUC requesting authorization to recover the $6.4 million of electric increases included in the expense-balancing accounts. A resolution regarding these advice letter filings is expected in the first half of 2003.

         Legislative Initiative. Regulatory delays in obtaining GRC decisions have been costly to California regulated water utilities. In recent years, the Company has experienced significant revenue losses due to regulatory delays. The Company normally files its GRC applications in July. The CPUC's stated rate processing plan provides for a decision within ten months of accepting a GRC application. When decisions are not issued in a timely manner, customer rates are not increased. As a result, the Company loses revenue and does not recover costs during the period the decisions are delayed.

         California Assembly Bill 2838 became effective January 1, 2003. This bill is intended to preserve the cash flow and financial ratings of regulated water utilities by providing interim rate relief based on inflation and a procedure for applying the final adopted GRC rates on a retroactive basis. In December 2002, the Company filed for protection of its 2002 GRC applications under the new law. The Commission staff rejected the application on the basis that the legislation does not apply to GRC applications submitted prior to January 1, 2003. An appeal of the Commission staff rejection has been filed with the Commission.

WATER SUPPLY

         The Company's source of supply varies among its operating districts. Certain districts obtain all of their supply from wells; some districts purchase all of the supply from wholesale suppliers; and other districts obtain the supply from a combination of well and purchased sources. A small portion of the supply is from surface sources processed through three Company-owned water treatment plants. In 2003, the Company expects to complete construction of a new water treatment plant in the Bakersfield district that will increase the amount of surface water delivered to that system and reduce the amount of water pumped from wells. On average, slightly more than half of the water delivered to customers is produced from wells and surface supply, with the remainder purchased from wholesale suppliers.

         California's normal weather pattern yields little precipitation between mid-spring and mid-fall. The Washington service areas receive precipitation in all seasons with the heaviest amounts during the winter. New Mexico's rainfall is heaviest in the summer monsoon season. Water usage in all service areas is highest during the warm and dry summers and declines in the cool winter months. Rain and snow during the winter months replenish underground water basins and fill reservoirs providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 2002-2003 water year has been above average. Precipitation in the prior five years has been near normal levels. Water storage in California's reservoirs at the end of 2002 was at historic average. The Company believes that its supply from underground aquifers and purchased sources should be adequate to meet customer demand during 2003. The Company also develops long-term water supply plans for each of its districts to help assure an adequate water source under various operating and supply conditions.

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

         The Safe Drinking Water Act (SDWA) was amended in 1996 to provide a new process for the EPA to select and regulate waterborne contaminants. The EPA can now regulate only contaminants that are known or likely to occur at levels expected to pose a risk to public health when regulation would provide a meaningful opportunity to reduce a health risk. New drinking water regulations will be based primarily on risk assessment and measurement of cost/benefit considerations for minimizing overall health risk. The amended SDWA allows the EPA to require monitoring of up to 30 contaminants in any five-year cycle. Also, every five years the EPA must select at least five listed contaminants and determine if they should be regulated.

         The Company has an established water supply monitoring program to test for contaminants in accordance with SDWA requirements. Employees are provided training in water operations and water treatment procedures. Water pumped from underground sources is treated as necessary or required by regulations. The Company owns and operates three surface water treatment plants. The cost of existing treatment is being recovered in customer rates as authorized by the regulatory authorities. Water purchased from wholesale suppliers is treated before delivery to the Company's systems.

         Enforcement of the EPA standards is the responsibility of individual states. The states can impose more stringent regulations than mandated by EPA. In addition to the EPA's requirements, various regulatory agencies could require increased monitoring and possibly require additional treatment of water supplies.

         During 2001, EPA released a new, lower Maximum Contaminant Level (MCL) standard of 10 parts per billion for arsenic, a naturally-occurring element that is sometimes present in groundwater. Compliance with the new standard is required by January 2006. Of the Company's 600 wells, 56 will require treatment to comply with the new MCL. The Company estimates the compliance cost at $61 million in capital expenditures over the next three years and $10 million in additional annual operating costs. The State of California could establish a lower arsenic MCL standard. If the state were to set the standard at five parts per billion, the estimated capital expenditures necessary for compliance would be approximately $125 million. At this time, the Company is unable to predict if the state will adopt the EPA standard or require a lower MCL. The Company is participating in testing alternate arsenic treatment technologies in order to meet the standard in the most cost-efficient manner. The required capital expenditures to meet the new standards and the increased operating costs associated with new treatment are expected to be recovered in customers' future water rates.

         The Company anticipates that the EPA will issue other regulations that will require further monitoring and possible treatment for specific contaminants. Depending on the MCLs contained in the regulations, the cost of compliance with the new regulations could be significant in certain Company districts. The Company intends to request recovery for capital investments and additional treatment costs needed to remain in compliance with established health standards through the ratemaking process.

         The Company is also working with regional water quality control boards and air quality districts to meet current and upcoming regulations. The focus of this work is to meet more stringent National Pollutant Discharge Elimination System requirements for water discharged from wells and for diesel exhaust emissions from operation of emergency generators.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. The Company's short-term liquidity is provided by bank lines of credit and internally generated funds. On a long-term basis, the Company obtains financing through its access to debt and equity markets.

         Short-term Financing. Negotiations to renew separate bank credit agreements for the Company and Cal Water that were scheduled to expire on April 30, 2003, have been completed. The new agreements, which replace a combined $60 million credit line, became effective on February 28, 2003, and expire on April 30, 2005. Under the new agreements the Company will have available a total of $65 million. Of the total, $55 million is designated for Cal Water and $10 million for the Company, including funding of its subsidiaries' operations. Cal Water's $55 million portion can be used solely for purposes of the regulated California utility. As of July 1, 2003, the credit facility available to Cal Water will be reduced to $45 million. The reduction will lower the commitment fee paid by Cal Water on the unused portion of the credit line. The prior agreements required a 30-day out-of-debt period for borrowings under the agreements in calendar year 2002. However, on September 23, 2002, the agreements were amended to extend the out-of-debt compliance period to between January 1, 2002 and April 30, 2003. The new agreements will also have a 30-day out-of-debt requirement that must be met by December 31, 2003.

         During 2002 and 2001, the Company had committed $7.6 million of the $10 million credit line to a contractor for construction of a customer and operation center. The Company has occupied the new facility where four of its southern California district operations were consolidated. The combined operations will provide for more efficient service to customers in the South Bay area of Los Angeles County. The tax-free exchange of seven surplus Company properties to the contractor for the new customer and operations center was completed on September 30, 2002. Because the transaction was structured as a property exchange, acquiring the new facility did not require a significant expenditure of cash. Under terms of the exchange agreement, during the construction period the Company had guaranteed the contractor's bank loan. The new facility, which is valued at over $7 million, served as security to the Company for the guarantee. When the property exchange was completed, the contractor paid off the bank loan, and the Company was released from its guarantee.

         Washington Water has loan commitments from two banks to meet its operating and capital equipment purchase requirements at interest rates negotiated with the banks. At December 31, 2002, nothing was outstanding under the short-term commitments. Generally, short-term borrowings under the commitments are converted annually to long-term borrowings with repayment terms tied to system and equipment acquisitions.

         New Mexico Water Company has a credit arrangement with a New Mexico bank that was renewed in January 2003 for a 16-month period. The interest rate for the agreement is based on prime rate plus 75 basis points. At December 31, 2002, the amount borrowed was $2,380,000. The renewal increased the amount available under the line to $2.9 million.

         The water business is seasonal. Revenue is lower in the cool, wet winter months when less water is used compared to the warm, dry summer months when water use is higher and more revenue is generated. During the winter period, the need for short-term borrowings under the bank lines of credit increases. The increase in cash flow during the summer allows short-term borrowings to be paid down. Short-term borrowings that remain outstanding more than one year have generally been converted to long-term debt. In years when more than normal precipitation falls in the Company's service areas or temperatures are lower than normal, especially in the summer months, customer water usage can be lower than normal. The reduction in water usage reduces cashflow from operations and increases the need for short-term bank borrowings. During 2002 and 2001, the need for short-term borrowings was greater due to an increase in construction expenditures primarily related to construction of the Bakersfield water treatment plant. Regulatory lag, which is the delay in receiving authorization to increase customer rates to cover capital expenditures and higher operating costs, resulted in the need for increased short-term bank borrowings in both 2002 and 2001.

         Credit Ratings. California Water Service Company's first mortgage bonds are rated by Moody's Investors Service (Moody's) and Standard & Poor's (S&P). The Company's bank line of credit agreement contains a provision that if the Company's Moody's or S&P's senior debt ratings falls below investment grade, the credit line may be terminated by the bank. At the end of the third quarter 2002, the Company met separately with the two credit rating agencies at annual rating reviews. Following the review, Moody's issued a news release stating that it was placing the Company's Aa3 senior secured debt rating on review for possible downgrade and subsequently lowered the rating to A1. Moody's indicated that the primary reason for the action was delayed rate relief from the CPUC and the Company's capital spending requirements for water infrastructure and environmental compliance needs. In November 2002, S&P lowered the Company's corporate credit rating from AA- to A+. In its news release, S&P stated that the change "has been caused principally by deterioration in regulatory support from the California Public Utilities Commission," noting that decisions for recovery of reasonable expenses have been delayed as much as 18 months. In the news release, S&P classified the Company's outlook as "stable," saying, "Standard & Poor's does not expect that Cal Water will experience any funding anxiety beyond that associated with regulatory tardiness." The Company believes the credit rating agencies will maintain investment grade ratings for the Company's first mortgage bonds.

         Long-term Financing. Long-term financing, which includes common stock, preferred stock, first mortgage bonds, senior notes and other debt securities, has been used to replace short-term borrowings and fund construction. Internally-generated funds come from earnings not paid out as dividends, depreciation and deferred income taxes. Additional information regarding the bank borrowings and long-term debt is presented in notes 8 and 9 to the financial statements. The Company believes that long-term financing is available to it through debt and equity markets. In March 2002, the CPUC issued a decision granting Cal Water authority to complete up to $250 million of equity and debt financing through 2005, subject to certain restrictions. In addition to Company funds, construction projects are funded by developers' contributions in aid of construction which are not refundable and advances for construction which are refundable.

         In both 2002 and 2001, long-term financing was provided by issuance of senior notes. During 2002, Series E, 7.11% senior notes were issued in May and Series F, 5.90% senior notes were issued in August. During 2001, Series D, 7.13% senior notes were issued in September. Each series, which is an obligation of Cal Water, was issued for $20 million. These senior note issues do not require sinking fund payments.

         During 2002, the Company initiated a program to refinance a portion of Cal Water's outstanding first mortgage bonds. The refinancing is intended to take advantage of the available lower interest rates. The Company estimates that the total program, which will be completed in two phases, will save approximately $1.5 million in annual interest costs. The first phase of the program was completed in 2002 and included refinancing of Series S, BB and DD first mortgage bonds, and Series P that matured on November 1, 2002. Including Series P, the total first mortgage bond principal balance refinanced for the four series was $33,940,000. The refinancing was accomplished with funds from the issue of two new series of lower interest cost, unsecured senior notes. Series G, $20 million senior notes were issued in November 2002 and Series H, $20 million senior notes were issued in December 2002. The interest rate on both series is 5.29% and both mature in 2022. Each series requires annual sinking fund payments of $1.8 million commencing in 2012.

         The second phase of the refinancing is expected to be completed in May 2003 when two $10 million senior notes are issued under Series I and J to redeem Series EE first mortgage bonds. Institutional investors have committed to these two issues. The interest rate for Series I will be determined at closing, but is expected be similar to the Series J interest rate which will be 5.54%. Depending on interest rates at the time, Series FF and GG first mortgage bonds will be considered for possible refinancing during 2003.

         In 2002 and 2000, $1.9 million and $3.6 million, respectively, of net income was reinvested in the business after payment of dividends. Cash flow during 2001 was lower than expected because of lower water usage by existing customers, regulatory lag in receiving rate relief and increased operating costs, especially for purchased power costs. As a result, funds required to pay 2001 dividends exceeded net income by $2.1 million, resulting in a reduction of stockholders' equity. The reduced cash flow also required the Company to borrow additional funds under the bank line of credit agreement.

         The Company has a Dividend Reinvestment and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional
Company common stock. The Plan also allows existing stockholders and other interested investors to purchase Company common stock through the transfer agent. The Plan provides that shares required for the Plan may be purchased on the open market or be newly issued shares. During 2002 and 2001, shares were purchased on the open market. At this time, the Company intends to continue purchasing shares required for the Plan on the open market. However, if new shares were issued to satisfy future Plan requirements, the impact on earnings per share could be dilutive. Also, stockholders may experience dilution of their ownership percentage unless they participate in an offering at the same level of current ownership.

         2003 Financing Plan. The Company's 2003 financing plan includes raising approximately $60 million of new capital. The plan includes issuance of $20 million in senior notes to institutional investors. The senior note financing was completed on February 28, 2003, when Series K 4.58% and Series L 5.48% notes were issued, each for $10 million. Additionally, a global shelf registration statement is being prepared. From the global shelf registration, the Company expects to issue approximately $40 million of common stock. As currently contemplated, the common stock issue will be accomplished with an initial issue during the second quarter and a second issue late in the third quarter. However, the Company does not plan to issue common stock until after the CPUC has issued a decision for the 2001 GRC applications. Therefore, if the CPUC decision is delayed, the common stock issues are also likely to be delayed. Beyond 2003, future issues from the shelf registration could include common stock, preferred stock or debt instruments sold to individual investors.

         Contractual Obligations. The Company's contractual obligations are summarized in the table below. Long-term debt payments include annual sinking fund payments on first mortgage bonds, maturities of long-term debt and annual payments on other long-term obligations. Advances for Construction represent annual contract refunds to developers for the cost of water systems paid for by the developers. The contracts are non-interest bearing and refunds are generally on a straight-line basis over a 40-year period. Operating leases are generally rents for office space. The total amount presented for operating leases is for a 20-year period.

                                                          Less Than                                    After
Contractual Obligations (In thousands)         Total         1 Year     2-3 Years      4-5 Years     5 Years
Long-Term Debt                              $251,365        $1,000       $  1,896      $  1,776     $246,693
Advances for Construction                    115,459         4,605         15,243        11,146       84,465
Operating leases                              21,000           833          1,834         1,834       16,499

         The Company has water supply contracts with wholesale suppliers in 16 of its operating districts. For each contract, the cost of water is established by the wholesale supplier and is generally beyond the Company's control. The amount paid annually to the wholesale suppliers is charged to purchased water expense on the Company's statement of income. Three contracts noted below require minimum payments. The other contracts do not require minimum annual payments. The amount paid under the contracts, except for the contract with Stockton East Water District (SEWD), varies with the volume of water purchased from the wholesalers. The contract with SEWD requires payments totaling
$3,779,000 for 2003, a 27% increase over 2002. The amount paid under this contract is fixed annually and generally does not vary with the quantity of water delivered by the district during the year. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating wells to supplement SEWD deliveries. Two contracts require the Company to purchase minimum quantities of water at the contractors' current wholesale rate for purchased water. Under both contracts, the Company operates so that purchases exceed the contractual minimum amount. The Company plans to continue to purchase at least the minimum water requirement under both contracts in the future.

         Capital Requirements. Capital requirements consist primarily of new construction expenditures for expanding and replacing the Company's utility plant facilities and the acquisition of new water properties. They also include refunds of advances for construction and retirement of first mortgage bonds.

         In 2002, utility plant expenditures totaled $88.4 million compared to $62.0 million in 2001. The 2002 construction program included $71.6 million of Company-funded projects and $16.8 million of projects funded by funds received from developers for non-refundable contributions in aid of construction and refundable advances for construction. The Company's 2002 projects were funded by internally-generated funds, borrowings under bank credit lines, and issuance of long-term debt senior notes. The Company's 2001 projects were funded by internally-generated funds, borrowings under bank credit lines, and issuance of $20 million in senior notes.

         The 2003 Company-funded construction budget was authorized at $51.7 million. It includes $4.5 million for the fifth year of a five-year program to construct a water treatment plant to accommodate growth and meet water quality standards in the Bakersfield district. Construction of the plant is proceeding on-time and on-budget. Over the five-year period, the plant and related pumping and pipeline facilities are estimated to cost $49.0 million. Also in the 2003 budget is $10.7 million for new and replacement water mains and $12.1 million for new wells, pumping equipment and storage facilities. The budget will be funded by funds from operations, bank borrowings and long-term debt and equity financing. New subdivision construction will be financed by developers' non-refundable contributions-in-aid-of-construction and refundable advances for construction.

         Company-funded construction budgets over the next five years are projected to be about $330 million. Included in the estimated amount is $61 million for compliance with arsenic water quality regulations, completion of the Bakersfield treatment plant and expansion and replacement of water plant infrastructure including the start of a program to replace certain wells that are nearing the end of their service life.

         Capital Structure. In 2002, common stockholders' equity increased $1.9 million and in 2000 increased $3.6 million by net income not paid out as dividends. In 2001, common stockholders equity was reduced by the $2.1 million that dividends paid exceeded net income. 36,180 shares of common stock were issued in 2001 for the acquisition of the Nish water systems. The long-term debt portion of the capital structure increased in 2002, 2001 and 2000 primarily due to the issuance of new senior notes. It was reduced by first mortgage bond sinking fund payments.

         The Company's total capitalization at December 31, 2002, was $453.1 million and at the end of 2001 was $402.7 million. Because of the decline in 2001 net income and issuance of additional senior notes, the debt component of capitalization has increased and the equity component has decreased. The Company expects that its planned issuance of common equity, and receipt of regulatory relief will add to the common equity portion of capitalization in 2003 and future years. At December 31 capitalization ratios were:

                                              2002            2001

     Common equity                            44.0%          48.8%
     Preferred stock                           0.7%           0.9%
     Long-term debt                           55.3%          50.3%

         The return on average common equity was 9.7% in 2002 compared to 7.6% in 2001. The low return on average common equity in 2001 was directly related to the decline in net income.

         Acquisitions. Rio Grande Utility Corporation. On July 1, 2002, after receiving state regulatory commission approval, the Company acquired certain assets of Rio Grande Utility Corporation (Rio Grande) through New Mexico Water. The purchase included the water and wastewater assets of Rio Grande, which serves 2,400 water and 1,700 wastewater customers about 30 miles south of Albuquerque. The purchase price was $2,300,000 in cash, plus assumption of $3,100,000 in outstanding debt. Rate base for the system is approximately $5,400,000.

         The Rio Grande purchase price was allocated to the fair value of net assets acquired, including utility plant, water rights and assumed liabilities. The results of operations include the operating results of Rio Grande since the acquisition date. The allocation of fair value is based on management's estimate of the fair value for purchase accounting purposes at the date of acquisition. The purchase price allocations are subject to revision if management obtains additional information.

         For 2001, Rio Grande had gross revenue of $1,485,000. Its gross utility plant in service at December 31, 2001, was $12,458,000 and net utility plant in service was $9,153,000. The regulatory decision authorizing the purchase included an authorization to increase annual water rates by $115,000.

         National Utilities Corporation. In June 2002, New Mexico Water signed an agreement to purchase National Utilities Corporation for approximately $700,000. National Utilities serves 700 water customers located adjacent to the Rio Grande water system and another 1,000 water customers located 150 miles south of Albuquerque, New Mexico. The purchase will entitle New Mexico Water to purchase up to 2,000 acre-feet of water annually as required for its operations. The purchase is subject to the approval of the New Mexico Public Regulation Commission. Regulatory approval is expected in the third quarter of 2003. National Utilities had 2002 revenue of $554,000 and total assets of $1,410,000. Its net utility plant in service at December 31, 2001, was $1,178,000.

         Kaanapali Water Corporation. In August 2002, the Company agreed to acquire the Kaanapali Water Corporation for $7.7 million in cash. Kaanapali Water provides water utility services to 500 customers on the island of Maui in Hawaii, including 10 resorts and eight condominium projects. It posted 2001 revenues of $3.3 million, and has net plant of approximately $7.3 million and current assets of $0.4 million. The transaction is subject to approval of the Hawaii Public Utilities Commission, and an application requesting approval was filed in October 2002. A decision is expected by mid-2003.

         Nish Water Systems. On January 25, 2001, the CPUC approved the Company's acquisition of the Nish water systems in Visalia. The four systems serve 1,100 customers and had annual revenue of $0.2 million. The Company issued 36,180 shares of its common stock valued at $0.9 million and assumed debt of $0.3 million to complete the transaction, which was accounted for as a pooling of interests. The effect of pooling was deemed not to be material; therefore, prior year financial statements have not been restated and pro forma disclosures were not considered significant. The net equity of Nish was recorded as an adjustment to retained earnings as of January 1, 2001.

         Washington Water. In 2002, Washington Water purchased the assets of eight water companies that serve 181 customers and generate $0.1 million in annual revenue. The combined purchase price was $0.1 million. During 2001, Washington Water purchased the assets of seven water companies that serve 681 customers and generate about $0.3 million in annual revenue. The combined purchase price was $0.7 million.

         Real Estate Program. The Company's subsidiaries own more than 900 real estate parcels. Certain parcels are not necessary for or used in water utility operations. Most surplus properties have a low cost basis. A program has been developed to realize the value of certain surplus properties through sale or lease of those properties. The program will be ongoing for a period of several years. During the next four years, the Company estimates that gross property transactions totaling over $10 million could be completed. During 2002, the Company completed four sales totaling $3.0 million in pretax proceeds. In 2001, $4.0 million in pretax sales were completed through two sales.

         Stockholder Rights Plan. As explained in Note 7 to the Consolidated Financial Statements, in January 1998, the Board of Directors adopted a Stockholder Rights Plan (Plan). In connection with the Plan, a dividend distribution of one right for each common share to purchase preferred stock under certain circumstances was also authorized. The Plan is designed to protect stockholders and maximize stockholder value in the event of an unsolicited takeover proposal by encouraging a prospective acquirer to negotiate with the Board.

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

         Terrorism Risk. Since the September 11, 2001, terrorist attacks, to safeguard its water supply and facilities, the Company has heightened security at its facilities and taken added precautions for the safety of our employees and the water we deliver to our customers. While the Company does not make public comments on its security programs, it has been in contact with federal, state and local law enforcement agencies to coordinate and improve water delivery systems' security. The Company has also assigned a high priority to completing work necessary to comply with new EPA requirements concerning security of water facilities. This effort encompasses all of the Company's operations.

         Interest Rate Risk. The Company does have exposure to market risk that includes changes in interest rates. Interest rate risk exists because the Company's financing includes the use of long-term debt obligations with maturity dates up to 30 years from the date of issue. If interest rates increase, the Company's future long-term financing may be done at higher rates, resulting in a need to recover higher cost in customers' future rates. Cal Water's long-term obligations are first mortgage bonds and senior note obligations that are generally placed with insurance companies at fixed interest rates. Washington Water's long-term obligations are for periods of up to 10 years and are placed with two banks. New Mexico Water's long-term debt obligations are with a bank with maturities of 16 months. During 2002, the Company issued four series of $20 million senior notes with interest rates ranging from 5.29% to 7.11%. The range of interest rates is an example of changing market conditions. To expand access to capital debt markets, the Company will investigate the use of private and public markets for future debt issues. It may also consider financing on a parent company basis, rather than on a subsidiary-by-subsidiary basis.

         The Company's short-term financing is provided by bank lines of credit that are discussed under the "Liquidity and Capital Resources" section of this report. Short-term borrowings that are not repaid from operating cash or funded by retained earnings are generally converted to long-term debt issues. The Company plans to continue the financing of its construction program with a combination of debt and equity issues. Financing of acquisitions have been done using Company common stock or through the debt financing vehicles available to the subsidiary companies.

         Value Risk. Because the Company operates primarily in a regulated industry, its value risk is somewhat lessened; however, regulated parameters also can be recognized as limitations to operations and earnings, and the ability to respond to certain business conditions changes. During 2002 and 2001, the Company experienced value risk because of the impact on earnings of CPUC decisions or the lack of decision on earnings. Non-regulated operations are subject to risk of contract constraints and performance by the Company in achieving its objectives. Value risk management is accomplished using various financial models that consider changing business parameters. It is also supplemented by considering various risk control processes that may be available as circumstances warrant.

         Stock Market Performance Risk. While the Company's stock price has not been significantly affected by poor performance of the general stock market over the past two years, the Company's performance could be affected in other areas. The Company provides its employees a defined benefit pension plan and postretirement medical benefit plan. The Company is responsible for funding both of these plans and a portion of the plans' assets are invested in stock market equities, other than Company stock. Poor performance of the equity investments could result in a need for additional future funding and cost to make up for a loss of value in the equity investments. The Company expects to recover its costs associated with the benefit plans in customer rates.

         Equity Risk. The Company does not have equity investments and, therefore, it does not have equity risks.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which applies to legal obligations associated with the retirement of long-lived assets and the associated asset retirement costs. The Statement is effective for the Company in the first quarter of 2003. The Company does not expect the adoption of SFAS No. 143 to have a significant impact on its financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the impact of adopting SFAS No. 146 to have a significant impact on the Company's financial position, results of operations, or cash flows.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The Company does not believe adoption of Interpretation No. 45 will have a material impact on the Company's results of operations or financial position. The recognition and measurement provision of FIN 45 are effective for the years beginning after December 31, 2002. The disclosure requirements are effective for December 31, 2002, financial statements; however, the Company is not a party to any guarantees at this time.

         In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires that disclosure of the pro forma effect of using the fair-value method of accounting for stock-based employee compensation be displayed more prominently and in a table in annual financial statements. Additionally, the statement requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of Statement No. 148 are effective for the Company for 2002. The interim disclosure requirements are effective for the Company's first quarter of 2003. The Company does not expect Statement No. 148 to have a material effect on its results of operations or financial condition.

Consolidated Balance Sheet

In thousands, except per share data

December 31, 2002 and 2001                                    2002          2001

Assets

Utility plant:
 Land                                                   $   11,513    $   10,709
 Depreciable plant and equipment                           927,244       859,846
 Construction work in progress                              48,624        26,826
 Intangible assets                                          13,929        12,277
   Total utility plant                                   1,001,310       909,658
 Less accumulated depreciation and amortization            304,322       285,316
   Net utility plant                                       696,988       624,342

Current assets:
 Cash and cash equivalents                                   1,063           953
 Receivables:
   Customers                                                14,831        14,572
   Other                                                     9,130         8,228
 Unbilled revenue                                            7,969         7,291
 Materials and supplies at average cost                      2,760         2,147
 Taxes and other prepaid expenses                            7,234         7,224
   Total current assets                                     42,987        40,415

Other assets:
 Regulatory assets                                          46,089        38,893
 Unamortized debt premium and expense                        6,798         3,800
 Other                                                       7,720         2,764
   Total other assets                                       60,607        45,457
                                                        $  800,582    $  710,214

                                                             2002           2001

Capitalization and Liabilities

Capitalization:
 Common stock, $0.01 par value; 25,000 shares
   authorized, 15,182                                   $     152     $     152
   outstanding in 2002 and 2001
 Additional paid-in capital                                49,984        49,984
 Retained earnings                                        149,215       147,299
 Accumulated other comprehensive loss                        (134)         (816)
   Total common stockholders' equity                      199,217       196,619
 Preferred stock without mandatory redemption
   provision, $25 par value,
   380 shares authorized, 139 shares outstanding            3,475         3,475
 Long-term debt, less current maturities                  250,365       202,600
   Total capitalization                                   453,057       402,694

Current liabilities:
 Current maturities of long-term debt                       1,000         5,381
 Short-term borrowings                                     36,379        22,000
 Accounts payable                                          23,706        24,032
 Accrued taxes                                              3,742         3,813
 Accrued interest                                           2,873         2,535
 Other accrued liabilities                                 23,841        21,228
   Total current liabilities                               91,541        78,989

Unamortized investment tax credits                          2,774         2,882
Deferred income taxes                                      31,371        28,816
Regulatory and other liabilities                           28,804        20,680
Advances for construction                                 115,459       106,657
Contributions in aid of construction                       77,576        69,496
Commitments and contingencies
                                                        $ 800,582     $ 710,214

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Income

In thousands, except per share data

For the years ended December 31, 2002, 2001 and 2000            2002               2001               2000
Operating revenue                                           $263,151           $246,820           $244,806
Operating expenses:
 Operations:
   Purchased water                                            76,672             73,174             73,768
   Purchased power                                            22,897             21,130             15,136
   Pump taxes                                                  6,344              5,910              6,275
   Administrative and general                                 37,646             36,521             32,974
   Other                                                      34,073             34,109             32,308
 Maintenance                                                  11,587             12,131             11,592
 Depreciation and amortization                                21,238             19,226             18,368
 Income taxes                                                 12,568              9,728             11,571
 Property and other taxes                                      9,829              9,740              9,618
   Total operating expenses                                  232,854            221,669            211,610

 Net operating income                                         30,297             25,151             33,196
Other income and expenses:
 Non-regulated income, net                                     2,637              1,979              1,413
 Gain on the sale of non-utility property                      2,980              3,864               --
   Total other income and expenses                             5,617              5,843              1,413

 Income before interest expense                               35,914             30,994             34,609

Interest expense:
 Long-term debt interest                                      15,554             14,187             12,901
 Other interest                                                1,287              1,842              1,745
   Total interest expense                                     16,841             16,029             14,646

Net income                                                  $ 19,073           $ 14,965           $ 19,963

Earnings per share:
 Basic                                                      $   1.25           $   0.98           $   1.31
 Diluted                                                    $   1.25           $   0.97           $   1.31

Weighted average number of common shares outstanding:
 Basic                                                        15,182             15,182             15,126
 Diluted                                                      15,185             15,186             15,129

     See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Common Stockholders' Equity and Comprehensive Income

In thousands
For the years ended                                                                                  Accumulated
December 31, 2002, 2001 and 2000                                     Additional                             Other             Total
                                                        Common          Paid-in         Retained    Comprehensive     Stockholders'
                                                         Stock          Capital         Earnings             Loss            Equity
Balance at December 31, 1999                         $     151        $  49,340        $ 145,610        $    (517)        $ 194,584

 Net income                                                 --               --           19,963               --            19,963
 Other comprehensive income                                 --               --               --               31                31
 Comprehensive income                                       --               --               --               --            19,994

 Issuance of common stock                                   --              644               --               --               644
 Dividends paid:
           Preferred stock                                  --               --              153               --               153
           Common stock                                     --               --           16,235               --            16,235
              Total dividends paid                          --               --           16,388               --            16,388
Balance at December 31, 2000                               151           49,984          149,185             (486)          198,834

 Net income                                                 --               --           14,965               --            14,965
 Other comprehensive loss                                   --               --               --             (330)             (330)
 Comprehensive income                                       --               --               --               --            14,635

 Acquisition                                                 1               --              220               --               221
 Dividends paid:
           Preferred stock                                  --               --              153               --               153
           Common stock                                     --               --           16,918               --            16,918
              Total dividends paid                          --               --           17,071               --            17,071
 Balance at December 31, 2001                              152           49,984          147,299             (816)          196,619

 Net income                                                 --               --           19,073               --            19,073
 Other comprehensive income                                 --               --               --              682               682
 Comprehensive income                                       --               --               --               --            19,755

 Dividends paid:
           Preferred stock                                  --               --              153               --               153
           Common stock                                     --               --           17,004               --            17,004
              Total dividends paid                          --               --           17,157               --            17,157
Balance at December 31, 2002                         $     152        $  49,984        $ 149,215        $    (134)        $ 199,217

     See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows

In thousands

For the years ended December 31, 2002, 2001 and 2000                          2002        2001        2000
Operating activities:
 Net income                                                               $ 19,073    $ 14,965    $ 19,963
 Adjustments to reconcile net income to net cash provided
   by operating activities
      Depreciation and amortization                                         21,238      19,226      18,368
      Deferred income taxes, investment tax credits, and
      regulatory assets and liabilities, net                                   786       2,919      (3,203)
      Gain on sale of non-utility property                                  (2,980)     (3,864)       --
      Changes in operating assets and liabilities
           Receivables                                                      (1,088)     (2,186)     (1,503)
           Unbilled revenue                                                   (561)        673         235
           Accounts payable                                                   (431)     (2,461)       (255)
           Other current assets and liabilities                              1,287       6,642       1,093
           Other changes, net                                               (3,909)       (625)        638
      Net adjustments                                                       14,342      20,324      15,373
           Net cash provided by operating activities                        33,415      35,289      35,336

Investing activities:
 Utility plant expenditures
      Company funded                                                       (71,553)    (53,379)    (33,540)
      Developer advances and contributions in aid of construction          (16,808)     (8,670)     (3,621)
 Proceeds from sale of non-utility assets                                    3,006       3,999        --
 Acquisitions                                                               (2,300)       (701)       (709)
      Net cash used in investing activities                                (87,655)    (58,751)    (37,870)

Financing activities:
 Net short-term borrowings                                                  12,435       7,402         599
 Issuance of common stock                                                     --          --           644
 Issuance of long-term debt                                                 80,324      20,524      20,326
 Advances for construction                                                  12,545       6,498       3,846
 Refunds of advances for construction                                       (4,597)     (4,166)     (3,870)
 Contributions in aid of construction                                        7,740      10,868       1,883
 Retirement of long-term debt                                              (36,940)     (2,881)     (2,920)
 Dividends paid                                                            (17,157)    (17,071)    (16,388)
      Net cash provided by financing activities                             54,350      21,174       4,120
Change in cash and cash equivalents                                            110      (2,288)      1,586
Cash and cash equivalents at beginning of year                                 953       3,241       1,655
Cash and cash equivalents at end of year                                  $  1,063    $    953    $  3,241

Supplemental disclosures of cash flow information: Cash paid during the year for:
      Interest (net of amounts capitalized)                               $ 16,527    $ 14,785    $ 14,785
      Income taxes                                                          10,205      11,775      11,775
 Non-cash financing activity - common stock issued in acquisitions              --         899          --

     See accompanying Notes to Consolidated Financial Statements.

         Notes to Consolidated Financial Statements

         December 31, 2002, 2001, and 2000

         1

         ORGANIZATION AND OPERATIONS

         California Water Service Group (Company) is a holding company that through its wholly-owned subsidiaries provides water utility and other related services in California, Washington and New Mexico. California Water Service Company (Cal Water), Washington Water Service Company (Washington Water) and New Mexico Water Service Company (New Mexico Water) provide regulated utility services under the rules and regulations of their respective state's regulatory commissions (jointly referred to as Commissions). CWS Utility Services provides non-regulated water utility and utility-related services.

         The Company operates primarily in one business segment, providing water and related utility services.

         2

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles  of  Consolidation  The  consolidated  financial  statements
include  the  accounts  of  the  Company  and  its  wholly-owned   subsidiaries.
Intercompany transactions and balances have been eliminated.

         Reclassifications The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

         Use of Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Revenue consists of monthly cycle customer billings for regulated water and waste water service at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

         Expense balancing and memorandum accounts are used to track suppliers' rate increases for purchased water, purchased power and pump taxes that are not included in customer water rates. The cost increases are referred to as "Offsetable Expenses" because under certain circumstances they are recoverable from customers in future rate increases designed to offset the higher costs. The Company does not record the balancing and memorandum accounts until the Commission has authorized a change in customer rates and the customer has been billed.

         Utility Plant Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged primarily to operation expenses. Interest is capitalized on plant expenditures during the construction period and amounted to $1,473,000 in 2002, $858,000 in 2001, and $703,000 in 2000.

         Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost and are amortized over their useful life. Included in intangible assets is $6,515,000 paid to the City of Hawthorne in 1996 to lease the city's water system and associated water rights. The asset is being amortized on a straight-line basis over the 15-year life of the lease.

         Depreciation Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.4% in 2002, 2001 and 2000. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations.

         Cash Equivalents Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, with original maturities of three months or less.

         Restricted Cash Restricted cash primarily represents proceeds collected through a surcharge on certain customers' bills plus interest earned on the proceeds and is used to service California Safe Drinking Water Bond obligations. In addition, there are compensating balances at a bank in support of borrowings. All restricted cash is classified in other prepaid expenses. At December 31, 2002 and 2001, the amounts restricted were $1,131,000 and $887,000, respectively.

         Regulatory Assets The Company records regulatory assets for future revenues expected to be realized as the tax effects of certain temporary differences previously passed through to customers reverse. The temporary differences relate primarily to the difference between book and income tax depreciation on utility plant that was placed in service before the regulatory Commissions adopted normalization for ratemaking purposes. The regulatory assets are net of revenue related to deferred income taxes that were provided at prior tax rates and the amount that would be provided at current tax rates. The differences will reverse over the remaining book lives of the related assets.

         In addition, regulatory assets include items that are recognized as liabilities for financial statement purposes, which will be recovered in future customer rates. The liabilities relate to postretirement benefits, vacation and self-insured workers' compensation accruals.

         Long-lived Assets The Company regularly reviews its long-lived assets for impairment, annually or when events or changes in business circumstances have occurred, which indicate the carrying amount of such assets may not be fully realizable. Potential impairment of assets held for use is determined by comparing the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. There have been no such impairments as of December 31, 2002.

         Long-term Debt Premium, Discount and Expense The discount and issuance expense on long-term debt is amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

         Accumulated Other Comprehensive Loss The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan, less the accrued benefit, exceeds the unrecognized prior service cost. Accumulated other comprehensive loss has been recorded as a separate component of Stockholders' Equity.

         Advances for Construction Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate setting purposes. Annual refunds are made to developers without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 2002 and 2001, the amounts refundable under the 20-year contracts were $3,248,000 and $4,320,000, respectively, and under 40-year contracts were $111,136,000 and $102,337,000, respectively. In addition, other Advances for Construction totaling $1,075,000 at December 31, 2002, are refundable based upon customer connections. Estimated refunds for 2003 for all water main extension contracts are $4,600,000.

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

         Earnings Per Share Basic earnings per share (EPS) is calculated by dividing income available to common stockholders (net income less preferred stock dividend of $153,000) by the weighted average shares outstanding during the year. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average shares outstanding including potentially dilutive shares as determined by application of the treasury stock method. The difference between basic and diluted weighted average number of common stock outstanding is the effect of dilutive common stock options outstanding.

         Stock-based Compensation The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of nonqualified stock options. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and as permitted by the statement, applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for its plan. All of the Company's outstanding options have an exercise price equal to the market price on the date they were granted. No compensation expense was recorded for the years ended December 31, 2002, 2001 or 2000.

         The table below illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

In thousands, except per share amounts                    2002         2001         2000
Net income, as reported                                $19,073      $14,965      $19,963
Deduct: Total stock-based employee compensation
 expense determined under fair value based method
 for all awards, net of related tax effects                 86           57           24
Pro forma net income                                   $18,987      $14,908      $19,939

Earnings per share:
 Basic - as reported                                   $  1.25      $  0.98      $  1.31
 Basic - pro forma                                     $  1.25      $  0.98      $  1.31

 Diluted - as reported                                 $  1.25      $  0.97      $  1.31
 Diluted - pro forma                                   $  1.24      $  0.97      $  1.30

         Recent Accounting Pronouncements In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which applies to legal obligations associated with the retirement of long-lived assets and the associated asset retirement costs. The Statement is effective for the Company in the first quarter of 2003. The Company does not expect the adoption of SFAS No. 143 to have a significant impact on its financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the impact of adopting SFAS No. 146 to be significant to the Company's financial position, results of operations, or cash flows.

         In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a table. Additionally, the statement requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of Statement No. 148 are effective for the Company in 2002. The interim disclosure requirements are effective for the Company's first quarter of 2003. The Company does not expect Statement No. 148 to have a material effect on its results of operations or financial condition.

         MERGER WITH DOMINGUEZ SERVICES CORPORATION

         The Merger between the Company and Dominguez was completed on May 25, 2000. On the merger date, each outstanding Dominguez common share was exchanged for 1.38 shares of Company common stock. The Company issued 2,210,254 new common shares in exchange for the 1,601,679 outstanding Dominguez shares. Dominguez provided water service in 21 California communities. The former Dominguez operations became districts within Cal Water. The Merger was accounted for as a pooling of interests. There were no intercompany transactions as a result of the Merger. Certain reclassifications were made to the historical financial statements of the companies to conform presentation. No adjustments were made to the Dominguez net assets in applying the accounting practices of the Company. Dominguez previously reported common stock of $1,542,000 that was reclassified by the Company to "Paid-in-Capital" in accordance with the Company's financial statement presentation. The Company and Dominguez each had December 31 year-ends; therefore no adjustment was required to retained earnings due to a change in fiscal year-ends.

         OTHER ACQUISITIONS

         During 2002, after receiving regulatory approval, the Company acquired the assets of Rio Grande Utility Corporation (Rio Grande) through its wholly-owned subsidiary, New Mexico Water. The purchase includes the water and wastewater assets of Rio Grande, which serves water and wastewater customers in unincorporated areas of Valencia County, New Mexico. The purchase price was $2,300,000 in cash, plus assumption of $3,100,000 in outstanding debt. Rate base for the system is $5,400,000, including intangible water rights valued at $732,000.

         In 2001, the Company acquired four companies operating in Cal Water's Visalia district. The acquisitions were completed in February 2001, in exchange for 36,180 shares of Company common stock worth $899,000 and assumed debt of $218,000. The acquisitions were accounted for under the pooling of interests method of accounting; however, due to the results from operations not being material to the Company's consolidated results from operations, prior periods were not restated. The net equity acquired was recorded as an increase to retained earnings at the beginning of the year. In addition, Washington Water purchased the assets of eight water companies for cash of $701,000.

         During 2000, Washington Water purchased the assets of Mirrormount Water Services and Lacamas Farmsteads Water Company for $639,000 in cash and assumed debt. To provide in-house engineering, Washington Water also purchased the assets of Robischon Engineers, Inc. in April 2000 for $70,000 in cash.

         Condensed balance sheets and pro forma results of operations for these acquisitions have not been presented since the effect of these purchases are not material. Acquisitions that involved purchase of assets were accounted for under the purchase method of accounting.

         INTANGIBLE ASSETS

         As of December 31, 2002 and 2001, intangible assets that will continue to be amortized and those not amortized were:

                                                                                   2002                                         2001
Amounts in thousands                                Gross                           Net          Gross                           Net
                                                 Carrying    Accumulated       Carrying       Carrying    Accumulated       Carrying
                                                    Value   Amortization          Value          Value   Amortization          Value
Amortized intangible assets:
Hawthorne lease                                   $ 6,515        $ 2,968        $ 3,547        $ 6,515        $ 2,534        $ 3,981
Water pumping rights                                1,046              2          1,044          1,046             --          1,046
Water planning studies                              1,783            238          1,545          1,054            109            945
Leasehold improvements and other                    2,160          1,027          1,133          1,969            920          1,049
  Total                                           $11,504        $ 4,235        $ 7,269        $10,584        $ 3,563        $ 7,021

Unamortized intangible assets:
Perpetual water rights                            $ 2,425             --        $ 2,425        $ 1,693             --        $ 1,693

         For the years ending December 31, 2002, 2001 and 2000, amortization of intangible assets was $670,000, $630,000 and $507,000. Estimated future amortization expense related to intangible assets for the succeeding five years is $671,000 per year for 2003 to 2007 and $3,243,000 beyond 2007.

         PREFERRED STOCK

         As of December 31, 2002 and 2001, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock.

         The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation. Each Series C preferred share is entitled to sixteen votes, with the right to cumulative votes at any election of directors.

         COMMON STOCKHOLDERS' EQUITY

         The Company is authorized to issue 25,000,000 shares of $0.01 par value common stock. As of December 31, 2002 and 2001, 15,182,046 shares of common stock were issued and outstanding.

         Dividend Reinvestment and Stock Repurchase Plan The Company has a Dividend Reinvestment and Stock Purchase Plan (Plan), which allows stockholders to reinvest dividends to purchase additional Company common stock. The Plan also allows stockholders and other investors to purchase Company common stock through the transfer agent. The Plan provides that shares required for the Plan may be purchased on the open market or be newly issued shares. During 2002 and 2001, shares were purchased on the open market.

         Stockholder Rights Plan The Company's Stockholder Rights Plan (Plan) is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board. The Plan was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock in certain circumstances. The Rights are for a ten-year period that expires in February 2008.

         Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a
Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which would cause the person's ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holder's shares at a premium.

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

         The Board may determine that in certain circumstances a proposal that would cause a Distribution Date is in the Company stockholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $0.001 per Right.

         SHORT-TERM BORROWINGS

         At December 31, 2002, the Company maintained a bank line of credit providing unsecured borrowings of up to $10,000,000 at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a separate bank line of credit for an additional $50,000,000 on the same terms as the Company's line of credit. The agreements require a 30-day out-of-debt period for borrowings under the agreements in calendar year 2002. However, on September 23, 2002, the agreements were amended to extend the out-of-debt compliance period to between January 1, 2002, and April 30, 2003. As explained in Note 16 Subsequent Events, the lines of credit, which were scheduled to expire on April 30, 2003, were renegotiated on February 28, 2003. At December 31, 2002, $34,000,000 was outstanding.

         Washington Water has a loan commitment for $100,000 from a bank to meet its operating and capital equipment purchase requirements at interest rates negotiated with the bank. At December 31, 2002, nothing was outstanding under the short-term commitment.

         New Mexico Water has a $2.9 million credit agreement with a New Mexico bank that was renewed in January 2003 for a 16-month period. The interest rate for the agreement is based on prime rate plus 75 basis points. At December 31, 2002, the amount borrowed was $2,379,000.

         The following table represents borrowings under the bank lines of credit:

     Dollars in thousands                  2002          2001           2000

     Maximum short-term borrowings      $52,285       $36,800        $26,750
     Average amount outstanding         $25,495       $24,453        $16,810
     Weighted average interest rate       3.44%         5.29%          7.77%
     Interest rate at December 31         3.61%         3.16%          7.88%

         LONG-TERM DEBT

         As of December 31, 2002 and 2001, long-term debt outstanding was:

                                                 Interest       Maturity
     In thousands                    Series          Rate           Date          2002           2001
     First Mortgage Bonds:                J         8.86%           2023     $   4,000      $   4,000
                                          K         6.94%           2012         5,000          5,000
                                          P        7.875%           2002            --          2,565
                                          S         8.50%           2003            --          2,580
                                         BB         9.48%           2008            --         11,520
                                         CC         9.86%           2020        18,400         18,500
                                         DD         8.63%           2022            --         19,100
                                         EE         7.90%           2023        19,100         19,200
                                         FF         6.95%           2023        19,100         19,200
                                         GG         6.98%           2023        19,100         19,200
                                                                                84,700        120,865

     Senior Notes:                        A         7.28%           2025        20,000         20,000
                                          B         6.77%           2028        20,000         20,000
                                          C         8.15%           2030        20,000         20,000
                                          D         7.13%           2031        20,000         20,000
                                          E         7.11%           2032        20,000             --
                                          F         5.90%           2017        20,000             --
                                          G         5.29%           2022        20,000             --
                                          H         5.29%           2022        20,000             --
                                                                               160,000         80,000

     California Department of                     3.0% to
      Water Resources loans                          7.4%           2003-33      2,797          2,886

     Other long-term debt                                                        3,868          4,230

      Total long-term debt                                                     251,365        207,981
     Less current maturities                                                     1,000          5,381

      Long-term debt excluding current maturities                             $250,365       $202,600

         The first mortgage bonds and unsecured senior notes are obligations of Cal Water. All bonds are held by institutional investors and secured by substantially all of Cal Water's utility plant. The senior notes are held by institutional investors and require interest-only payments until maturity, except series G and H which have an annual sinking fund requirement of $1.8 million starting in 2012. The Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt is primarily equipment and system acquisition financing arrangements with financial institutions. Compensating balances of $227,000 as of December 31, 2002, are required by these institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2003 through 2007) are $1,000,000, $932,000, $909,000, $928,000 and $918,000.

         OTHER ACCRUED LIABILITIES

         As of December 31, 2001 and 2002, other accrued liabilities were:

     In thousands                                           2002           2001

     Accrued pension and postretirement benefits         $ 9,635       $  9,777
     Accrued and deferred compensation                     6,041          4,926
     Accrued insurance                                     2,914          1,317
     Other                                                 5,251          5,208
                                                         $23,841        $21,228

         INCOME TAXES

         Income tax expense consists of the following:

     In thousands                     Federal         State          Total

     2002              Current         $8,797        $2,406        $11,203
                      Deferred          1,039           326          1,365
                         Total         $9,836        $2,732        $12,568

     2001              Current         $6,472        $2,136        $ 8,608
                      Deferred          1,456          (336)         1,120
                         Total         $7,928        $1,800        $ 9,728

     2000              Current         $7,961        $2,519        $10,480
                      Deferred          1,554          (463)         1,091
                         Total         $9,515        $2,056        $11,571

     Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statement of Income. The difference is reconciled in the table below:

In thousands                                              2002        2001        2000
Computed "expected" tax expense                       $ 11,074    $  8,643    $ 11,037
Increase (reduction) in taxes due to:
 State income taxes net of federal tax benefit           1,818       1,170       1,336
 Investment tax credits                                   (191)       (156)       (155)
 Other                                                    (133)         71        (647)
Total income tax                                      $ 12,568    $  9,728    $ 11,571

The components of deferred income tax expense were:

In thousands                                              2002        2001        2000
Depreciation                                          $  2,405    $  2,337    $  2,031
Developer advances and contributions                      (789)       (783)       (814)
Bond redemption premiums                                   806         (42)        (61)
Investment tax credits                                     (95)        (94)        (61)
Other                                                     (962)       (298)         (4)
Total deferred income tax expense                     $  1,365    $  1,120    $  1,091

         The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented in the following table:

In thousands                                                         2002      2001
Deferred tax assets:
 Developer deposits for extension agreements and contributions
   in aid of construction                                         $37,923   $41,531
 Federal benefit of state tax deductions                            6,325     5,744
 Book plant cost reduction for future deferred ITC amortization     1,639     1,703
 Insurance loss provisions                                            876       537
 Pension plan                                                       1,136       938
 Other                                                              4,703       868
Total deferred tax assets                                          52,602    51,321

Deferred tax liabilities:
 Utility plant, principally due to depreciation differences        82,130    79,348
 Premium on early retirement of bonds                               1,843       789
Total deferred tax liabilities                                     83,973    80,137
 Net deferred tax liabilities                                     $31,371   $28,816

         A valuation allowance was not required at December 31, 2002 and 2001. Based on historical taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

         EMPLOYEE BENEFIT PLANS

         Pension Plan The Company provides a qualified defined benefit, non-contributory pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, bonds and short-term investment accounts. The data in the tables below includes the unfunded, non-qualified, supplemental executive retirement plan. In addition, the tables reflect a plan amendment effective January 1, 2003, that increased the annual minimum benefit, which is recognized over the working life of the employees.

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

         Savings Plan The Company sponsors a 401(k) qualified, defined contribution savings plan that allowed participants to contribute up to 18% of pre-tax compensation. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,422,000, $1,425,000, and $1,298,000, for the years 2002,
2001 and 2000, respectively.

         Other Postretirement Plans The Company provides substantially all active, permanent employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of service are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Plan assets are invested in mutual funds, short-term money market instruments and commercial paper. Retired employees are also provided with a $5,000 life insurance benefit.

         The Company records the costs of postretirement benefits during the employees' years of active service. The Commissions have issued decisions that authorize rate recovery of tax deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

         The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2002 and 2001:

                                                     Pension Benefits         Other Benefits
In thousands                                         2002        2001        2002        2001

Change in benefit obligation:
Beginning of year                                $ 60,359    $ 59,098    $ 14,708    $ 12,052
Service cost                                        2,968       2,786         815         625
Interest cost                                       4,404       4,333       1,037         858
Assumption change                                      30       1,326         699       1,943
Plan amendment                                     15,424          11          40          --
Experience loss                                       660       2,289         845          15
Benefits paid                                      (4,276)     (9,484)       (641)       (785)
End of year                                      $ 79,569    $ 60,359    $ 17,503    $ 14,708

Change in plan assets:
Fair value of plan assets at beginning of year   $ 57,340    $ 63,648    $  2,300    $  2,067
Actual return on plan assets                       (2,377)      1,356         (79)        237
Employer contributions                              5,616       1,820         885         781
Retiree contributions                                  --          --         470         415
Benefits paid                                      (4,276)     (9,484)     (1,111)     (1,200)
Fair value of plan assets at end of year         $ 56,303    $ 57,340    $  2,465    $  2,300

Funded status                                    $(23,266)   $ (3,019)   $(15,038)   $(12,408)
Unrecognized actuarial (gain) or loss               1,281      (6,191)      5,025       3,339
Unrecognized prior service cost                    18,875       4,525         786         817
Unrecognized transition obligation                     --          --       3,045       3,321
Unrecognized net initial asset                         --          --        (276)       (276)
Net amount recognized                            $ (3,110)   $ (4,685)   $ (6,458)   $ (5,207)


     Amounts recognized on the balance sheet consist of:

                                             Pension Benefits          Other Benefits
In thousands                                2002         2001         2002         2001
Accrued benefit costs                    $(3,110)     $(4,685)     $(6,458)     $(5,207)
Additional minimum liability              (4,784)      (1,396)          --           --
Intangible asset                           4,650          580           --           --
Accumulated other comprehensive loss         134          816           --           --
Net amount recognized                    $(3,110)     $(4,685)     $(6,458)     $(5,207)

                                                      Pension Benefits             Other Benefits
                                                       2002           2001          2002           2001
Weighted average assumptions as of December 31:
  Discount rate                                     6.70%               7.00%          6.70%          7.00%
  Long-term rate of return on plan assets           8.00%               8.00%          8.00%          8.00%
  Rate of compensation increases                    1.00 to 4.25%       4.25%            --             --

         Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 2002, 2001 and 2000 included the following components:

                                                                                    Pension Plan  Other Benefits
     In thousands                        2002        2001        2000       2002        2001            2000
     Service cost                     $ 2,968     $ 2,786     $ 2,846    $   815     $   625         $   544
     Interest cost                      4,404       4,333       4,079      1,037         858             790
     Expected return on plan assets    (4,497)     (4,946)     (4,498)      (216)       (212)           (152)
     Net amortization and deferral      1,166         855         486        500         363             357
     Net periodic benefit cost        $ 4,041     $ 3,028     $ 2,913     $2,136      $1,634          $1,539

         Postretirement benefit expense recorded in 2002, 2001, and 2000 was $1,157,000, $885,000, and $781,000, respectively. $5,165,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

         For 2002 measurement purposes, the Company assumed a 7% annual rate of increase in the per capita cost of covered benefits with the rate decreasing 1% per year to a long-term annual rate of 5% per year after two years. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                                               1-percentage    1-percentage
In thousands                                                 Point Increase  Point Decrease
Effect on total service and interest costs                          $   354       $   (279)
Effect on accumulated postretirement benefit obligation             $ 2,742       $ (2,216)

         STOCK-BASED COMPENSATION PLANS

         The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of nonqualified stock options, performance shares and dividend units. Under the plan, a total of 1,500,000 common shares are authorized for option grants. Options are granted at an exercise price that is not less than the per share common stock market price on the date of grant. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a ten-year period. At December 31, 2002, 36,750 options were exercisable at a weighted average price of $24.08.

         Certain key Dominguez executives participated in the Dominguez 1997 Stock Incentive Plan that was terminated at the time Dominguez merged with the Company. The plan provided that in the event of a merger of Dominguez into another entity, granted but unexercised stock options issued became exercisable. Prior to the Merger, all outstanding Dominguez options were exercised and converted into Dominguez shares, and subsequently converted to 52,357 shares of Company common stock.

         The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                               2002         2001           2000

     Expected dividend                         4.5%         4.3%           4.3%
     Expected volatility                      27.7%        30.4%          22.0%
     Risk-free interest rate                  3.25%         4.6%           4.9%
     Expected holding period in years          5.0          5.0            5.0

     The following table summarizes the activity for the stock option plans:

                                                 Weighted          Weighted                     Weighted
                                                  Average           Average                      Average
                                                 Exercise         Remaining       Options           Fair
                                        Shares      Price  Contractual Life   Exercisable          Value
     Outstanding at December 31, 1999   52,357     $23.45               -          19,092              -
     Granted                            53,500      23.06                                          $3.74
     Exercised                         (52,357)     23.45
     Outstanding at December 31, 2000   53,500      23.06               9.5             -              -
     Granted                            58,000      25.94                                           5.65
     Cancelled                         (12,000)     24.50
     Outstanding at December 31, 2001   99,500      24.57               8.8        11,875              -
     Granted                            55,000      25.15                                           4.41
     Outstanding at December 31, 2002  154,500      24.77               8.2        36,750              -

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $306,140,000 as of December 31, 2002, and $214,046,000 as of December 31, 2001, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The fair value of advances for construction contracts is estimated at $34,000,000 as of December 31, 2002 and $32,000,000 as of December 31, 2001,
based on data provided by brokers.


         COMMITMENTS AND CONTINGENCIES

         Commitments The Company leases office facilities in many of its operating districts. The total paid and charged to operations for such leases was $800,000 in 2002, $720,000 in 2001 and $760,000 in 2000. Payments under the lease commitments over the succeeding five years 2003 through 2007 are estimated to be $833,000, $893,000, $941,000, $943,000 and $891,000. Over the 20-year period through 2023, payments under lease commitments, assuming renewal of existing or replacement leases, is estimated to be $21,000,000.

         The Company has long-term contracts with two wholesale water suppliers that require the Company to purchase minimum annual water quantities. Purchases are priced at the suppliers' then current wholesale water rate. The Company operates to purchase sufficient water to equal or exceed the minimum quantities under both contracts. The total paid under the contracts was $6,816,000 in 2002, $6,208,000 in 2001 and $5,400,000 in 2000. The estimated payments under the contracts for the five years 2003 through 2007 are $8,000,000, $8,300,000, $8,600,000, $9,000,000 and $9,300,000.

         The water supply contract with Stockton East Water District (SEWD) requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $2,967,000 in 2002, $3,496,000 in 2001 and $3,269,000 in 2000. Pricing under the contract varies annually. For 2003, the estimated payment is $3,779,000.

         During 2001 and 2002, the Company committed up to $7.6 million of the its bank line of credit to a contractor for construction of a customer and operation center. The tax-free exchange of seven surplus Company properties to the contractor for the new customer and operations center was completed on September 30, 2002. Because the transaction was structured as a property exchange, acquiring the new facility did not require a significant expenditure of cash. Under terms of the exchange agreement, during the construction period the Company had guaranteed the contractor's bank loan. The new facility, which is valued at over $7 million, served as security to the Company for the guarantee. When the property exchange was completed, the contractor paid off the bank loan, and the Company was released from its guarantee.

         In 2002, the Company agreed to acquire the Kaanapali Water Corporation for $7,700,000 in cash. The acquisition is subject to approval of the Hawaii Public Utilities Commission, which is expected in mid-2003. Also in 2002, the New Mexico Water signed an agreement to purchase National Utilities Corporation for approximately $700,000 in cash. The purchase of National Utilities is subject to the approval of the New Mexico Public Regulation Commission, which is expected in the third quarter of 2003.

         Contingencies In 1995, the State of California's Department of Toxic Substances Control (DTSC) named the Company as a potential responsible party for cleanup of a toxic contamination plume in the Chico groundwater. The toxic spill occurred when cleaning solvents, which were discharged into the city's sewer system by local dry cleaners, leaked into the underground water supply due to breaks in the city's sewer pipes. The DTSC contends that the Company's responsibility stems from its operation of wells in the surrounding vicinity that caused the contamination plume to spread. While the Company intends to cooperate with the cleanup effort, it denies any responsibility for the contamination or the resulting cleanup and intends to vigorously resist any action that may be brought against it. The Company has negotiated with DTSC regarding dismissal of the Company from the claim in exchange for the Company's cooperation in the cleanup effort. However, no agreement was reached with DTSC regarding dismissal of the Company from the DTSC action. In December 2002, the Company was named along with eight other defendants in a lawsuit filed by DTSC for the cleanup of the plume. The suit asserts that the defendants are jointly and severally liable for the estimated cleanup of $8.7 million. The Company believes that it has insurance coverage for this claim and that if it were ultimately held responsible for a portion of the cleanup costs, there would not be a material adverse effect on the Company's financial position or results of operations.

         In July 2002, the Company was served with a lawsuit in state court naming it as one of several defendants for damages alleged to have resulted from waste oil contamination in the Company's drinking water. The suit did not specify a dollar amount. The Company does not believe that the complaint alleges any facts under which it may be held liable. The Company has filed a motion to dismiss the suit on various grounds. The Court has not ruled on the Company's motion. If necessary, the Company intends to vigorously defend the suit. In 2000, the plaintiff in this action brought a suit against the Company in federal court with similar allegations concerning drinking water contamination. That suit was dismissed; however, the Court did not bar the plaintiff from filing an amended complaint. The Company's insurance carrier is paying for legal defense costs and the Company believes that its insurance policy will cover all costs related to this matter.

         In December 2001, the Company and several other defendants were served with a lawsuit by the estate and immediate family members of a deceased employee of a pipeline construction contractor. The contractor's employee had worked on various Company projects over a number of years. The plaintiffs allege that the Company and other defendants are responsible for an asbestos-related disease that is claimed to have caused the death of the contractor's employee. The complaint seeks damages in excess of $50,000, in addition to unspecified punitive damages. The Company denies responsibility in the case and intends to vigorously defend itself. Pursuant to an indemnity provision in the contracts between the contractor and the Company, the contractor has accepted liability for the claim against the Company and is reimbursing the Company for its defense costs.

         The Company and City of Stockton (City) purchase water from Stockton East Water District (SEWD). The City has discussed with SEWD its belief that SEWD's meter, which recorded water deliveries to the City's system, malfunctioned for some period of time, and as a result the City overpaid for water deliveries from SEWD. The City has told SEWD that it believes it was overcharged between $800,000 and $2,300,000. If the City's assertion is correct, it could mean that the Company was undercharged. The Company cannot determine whether SEWD agrees with the City's assertion or whether and in what amount SEWD will make a refund to the City. If SEWD were to make a refund to the City, it could have a future operating fund shortfall, which might result in higher future purchased water costs for the Company's Stockton district. However, the Company believes that if purchased water costs increased, the increase would be recovered in customers' future billings.

         The Company is involved in other proceedings or litigation arising in the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its financial position, results of operations or cash flows.

         SUBSEQUENT EVENTS

         Negotiations to renew separate bank credit agreements for the Company and Cal Water that were scheduled to expire on April 30, 2003, have been completed. The new agreements, which replace a combined $60 million credit line, became effective on February 28, 2003, and expire on April 30, 2005. Under the new agreements the Company will have available a total of $65 million. Of the total, $55 million is designated for Cal Water and $10 million for the Company including funding of its subsidiaries' operations. Cal Water's $55 million portion can be used solely for purposes of the regulated California utility. On July 1, 2003, the credit facility available to Cal Water will be reduced to $45 million. The reduction will lower the commitment fee paid by Cal Water on the unused portion of the credit line. Like the prior agreements, the new agreements also have a 30-day out-of-debt requirement that must be met by December 31, 2003.

         On February 28, 2003, the Company issued two series of senior notes to institutional investors, each for $10 million. The 5.48% Series L notes mature in February 2018. The 4.58% Series K notes mature in December 2010. Proceeds from the notes were used to repay outstanding short-term bank borrowings.

         In February 2003, the Commission staff recommended that the Company be fined up to $9,600,000 and refund $470,000 in revenue for failing to report two acquisitions as required by the Commission. One acquisition was completed prior to adoption of the reporting requirement by the Commission; the other was inadvertently not reported. The Company acquired the two water systems, which serve 283 customers, for approximately $140,000. The Company is preparing its response to the staff report. The Company does not believe that the staff's recommendation will be upheld when this matter is considered by the Commission; accordingly, no liability has been accrued.

         QUARTERLY FINANCIAL DATA (UNAUDITED)

         The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT." Through 2002, quarterly dividends have been paid on common stock for 232 consecutive quarters and the quarterly rate has been increased each year since 1968.

     2002 - in thousands except per share amounts   First         Second         Third         Fourth
     Operating revenue                            $51,611        $69,183       $81,440        $60,917
     Net operating income                           5,281          8,300        11,515          5,201
     Net income                                     1,928          6,619         7,675          2,852
     Diluted earnings per share                      0.12           0.43         0.50           0.19
     Common stock market price range:
      High                                          26.25          26.69         26.45          25.95
      Low                                           23.20          23.40         21.60          23.65
     Dividends paid                                 .2800          .2800         .2800          .2800

     2001 - in thousands except per share amounts

     Operating revenue                            $47,008        $66,958       $76,310        $56,544
     Net operating income                           3,792          8,050         9,517          3,792
     Net income                                       221          5,764         5,920          3,060
     Diluted earnings per share                      0.01           0.37          0.39           0.20
     Common stock market price range:
      High                                          28.60          27.70         27.00          27.50
      Low                                           23.38          24.10         23.77          24.00
     Dividends paid                                .27875         .27875        .27875         .27875

     Independent Auditors' Report

     THE BOARD OF DIRECTORS
     CALIFORNIA WATER SERVICE GROUP:

         We  have  audited  the  accompanying   consolidated  balance  sheet  of
California Water Service Group and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

         Mountain View, California
         January 29, 2003, except as to Note 16, which is as of February 28,2003

         Corporate Information

         STOCK TRANSFER, DIVIDEND DISBURSING AND REINVESTMENT AGENT
         Fleet National
         Bank c/o EquiServe L.P.
         P.O. Box 43010 Providence, RI 02940-3010 (800) 736-3001

         TO TRANSFER STOCK

         A change of ownership of shares (such as when stock is sold or gifted or when owners are deleted from or added to stock certificates) requires a transfer of stock. To transfer stock, the owner must complete the assignment on the back of the certificate and sign it exactly as his or her name appears on the front. This signature must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions with membership in approved signature medallion programs) pursuant to SEC Rule 17Ad-15. A notary's acknowledgement is not acceptable. This certificate should then be sent to EquiServe, L. P. Stockholder Services, by registered or certified mail with complete transfer instructions.

         BOND REGISTRAR
         US Bank Trust, N.A.
         One California Street
         San Francisco, CA     94111-5402
         (415) 273-4580

         EXECUTIVE OFFICE

         California Water Service Group
         1720 North First Street
         San Jose, CA 95112-4598
         (408) 367-8200

         ANNUAL MEETING

         The Annual Meeting of Stockholders will be held on Wednesday, April 23, 2003, at 10 a.m. at the Company's Executive Office, located at 1720 North First Street in San Jose, California. Details of the business to be transacted during the meeting will be contained in the proxy material, which will be mailed to stockholders on or about March 26, 2003.

     DIVIDEND DATES FOR 2003
     Quarter     Declaration    Record Date   Payment Date

     First       January 29      February 7    February 21
     Second        April 23           May 2         May 16
     Third          July 23        August 1      August 15
     Fourth      October 22      October 31    November 14


         ANNUAL REPORT FOR 2002 ON FORM 10-K

         A copy of the Company's report for 2002 filed with the Securities and Exchange Commission (SEC) on Form 10-K will be available in April 2003 and can be obtained by any stockholder at no charge upon written request to the address below. The Company's filings with the SEC can viewed via the link to the SEC's EDGAR system on the Company's web site.

         STOCKHOLDER INFORMATION
         California Water Service Group
         Attn: Stockholder Relations
         1720 North First Street
         San Jose, CA 95112-4598
         (408) 367-8200 or (800) 750-8200
         http://www.calwater.com

         OFFICERS

         California Water Service Company
         Robert W. Foy (1,2,3)  Chairman of the Board

         Peter C. Nelson (1,2,3)  President and Chief Executive Officer

         Paul G. Ekstrom (4) Vice President, Customer Service, and Corporate Secretary

         Richard D. Nye (1,2,3) Vice President, Chief Financial Officer and Treasurer

         Francis S. Ferraro (2,5) Vice President, Regulatory Matters and Corporate Development

         Robert R. Guzzetta (2) Vice President, Engineering and Water Quality

         Christine L. McFarlane Vice President, Human Resources

         Raymond H. Taylor Vice President, Operations

         Dan L. Stockton Vice President, Chief Information Officer

         Calvin L. Breed (1) Controller, Assistant Secretary and Assistant Treasurer

         Washington Water Service Company
         Michael P. Ireland President

         New Mexico Water Service Company
         Robert J. Davey  President

         (1) Holds the same position with California Water Service Group

         (2) Also an officer of CWS Utility Services

         (3) Also an officer of Washington Water Service Company and New Mexico Water Service Company

         (4) Also Corporate Secretary of California Water Service Group, CWS Utility Services, Washington Water Service Company and New Mexico Water Service Company

         (5) Holds the same position with New Mexico Water Service Company

         BOARD OF DIRECTORS

         Peter C. Nelson*
         President and Chief Executive Officer

         Robert W. Foy*
         Chairman of the Board

         C. H. Stump
         Director Emeritus
         Former Chairman of the Board and former CEO of California Water Service Company

         George A. Vera+
         Vice President and Chief Financial Officer, the David & Lucile Packard Foundation

         Langdon W. Owen+
         President, Don Owen & Associates; Member of the Board of Directors, Metropolitan Water District of Southern California

         Richard P. Magnuson+++ss.
         Private Venture Capital Investor

         Edward D. Harris, Jr., M.D.++*ss.
         Professor of Medicine, Emeritus, Stanford University Medical Center

         Douglas M. Brown+++ss.
         President and Chief Executive Officer of Tuition Plan Consortium

         Linda R. Meier+++ss.
         Member, National Advisory Board, Haas Public Service Center; Member of the Board of Directors, Greater Bay Bancorp; Chair of the Western Regional Advisory Board of International Education; Member of the National Board of the Institute of International Education; and Member of the Board of Directors, Stanford Alumni Association

         +Member of the Audit Committee

         ++Member of the Compensation Committee
         *Member of the Executive Committee
         ss.Member of the Nominating/Corporate Governance Committee


                                       255