Form 10-K, Exhibit 13
period 2003-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2004-03-15
CIK 1035201

Exhibit 13.1

                               2003 Annual Report

         Ten-Year Financial Review
         California Water Service Group

(Dollars in thousands, except common share data)                  2003              2002              2001          2000       1999
SUMMARY OF OPERATIONS
Operating revenue
  Residential                                                 $194,903          $184,894          $173,823      $171,234   $163,681
  Business                                                      49,666            46,404            44,944        44,211     41,246
  Industrial                                                    11,255            11,043             9,907        11,014     12,695
  Public authorities                                            12,789            12,706            11,860        11,609     10,898
  Other                                                          8,515             8,104             6,286         6,738      6,417
------------------------------------------------------------------------------------------------------------------------------------
  Total operating revenue                                      277,128           263,151           246,820       244,806    234,937
Operating expenses                                             246,894           232,404           221,116       211,610    201,890
Interest expense, other income and expenses, net                10,817            11,674            10,739        13,233     11,076
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $ 19,417          $ 19,073          $ 14,965      $ 19,963   $ 21,971
------------------------------------------------------------------------------------------------------------------------------------

COMMON SHARE DATA
Earnings per share - diluted                                  $   1.21          $   1.25          $   0.97      $   1.31   $   1.44
Dividend declared                                                1.125             1.120             1.115         1.100      1.085
Dividend payout ratio                                               93%               90%              115%           84%        75%
Book value                                                    $  14.44          $  13.12          $  12.95      $  13.13   $  12.89
Market price at year-end                                         27.40             23.65             25.75         27.00      30.31
Common shares outstanding at year-end (in thousands)            16,932            15,182            15,182        15,146     15,094
Return on average common stockholders' equity                      9.1%              9.7%              7.6%         10.1%      11.5%
Long-term debt interest coverage                                  2.78              2.73              2.64          3.31       3.79
------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
Net utility plant                                             $759,498          $696,988          $624,342      $582,782   $564,390
Utility plant expenditures                                      74,253            88,361            62,049        37,161     48,599
Total assets                                                   873,035           798,478           710,214       666,605    645,507
Long-term debt including current portion                       273,130           251,365           207,981       189,979    171,613
Capitalization ratios:
  Common stockholders' equity                                     47.0%             44.0%             48.8%         51.1%      53.0%
  Preferred stock                                                  0.7%              0.7%              0.9%          0.9%       0.9%
  Long-term debt                                                  52.3%             55.3%             50.3%         48.0%      46.1%
------------------------------------------------------------------------------------------------------------------------------------

OTHER DATA
Water production (million gallons)
  Wells and surface supply                                      68,416            67,488            65,283        65,408     65,144
  Purchased                                                     63,264            64,735            61,343        62,237     58,618
------------------------------------------------------------------------------------------------------------------------------------
    Total water production                                     131,680           132,223           126,626       127,645    123,762
------------------------------------------------------------------------------------------------------------------------------------
Metered customers                                              387,579           380,087           371,281       366,242    361,235
Flat-rate customers                                             78,843            78,901            79,146        78,104     77,892
------------------------------------------------------------------------------------------------------------------------------------
  Customers at year-end                                        466,422           458,988           450,427       444,346    439,127
------------------------------------------------------------------------------------------------------------------------------------
New customers added                                              7,434             8,561             6,081         5,219      6,727
Revenue per customer                                          $    594          $    579          $    552      $    554   $    539
Utility plant per customer                                    $  2,313          $  2,182          $  2,020      $  1,916   $  1,851
Employees at year-end                                              813               802               783           797        790
------------------------------------------------------------------------------------------------------------------------------------

                                                              1998       1997       1996       1995       1994
SUMMARY OF OPERATIONS
Operating revenue
  Residential                                             $150,491   $158,210   $148,313   $132,859   $127,228
  Business                                                  38,854     40,520     37,605     35,873     33,712
  Industrial                                                10,150     10,376      9,748      9,952      9,080
  Public authorities                                         9,654     11,173     10,509      9,585      9,397
  Other                                                      5,777      4,886      4,083      4,833      3,767
--------------------------------------------------------------------------------------------------------------
  Total operating revenue                                  214,926    225,165    210,258    193,102    183,184
Operating expenses                                         183,245    188,020    177,356    164,958    155,012
Interest expense, other income and expenses, net            11,821     11,388     11,502     11,176     11,537
--------------------------------------------------------------------------------------------------------------
  Net income                                              $ 19,860   $ 25,757   $ 21,400   $ 16,968   $ 16,635
--------------------------------------------------------------------------------------------------------------

COMMON SHARE DATA
Earnings per share - diluted                              $   1.31   $   1.71   $   1.42   $   1.13   $   1.17
Dividend declared                                            1.070      1.055      1.040      1.020      0.990
Dividend payout ratio                                           82%        62%        73%        90%        85%
Book value                                                $  12.49   $  12.15   $  11.47   $  10.97   $  10.72
Market price at year-end                                     31.31      29.53      21.00      16.38      16.00
Common shares outstanding at year-end (in thousands)        15,015     15,015     15,015     14,934     14,890
Return on average common stockholders' equity                 10.8%      14.5%      12.8%      10.6%      11.1%
Long-term debt interest coverage                              3.64       4.37       3.81       3.41       3.49
--------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
Net utility plant                                         $538,741   $515,917   $495,985   $471,994   $455,769
Utility plant expenditures                                  41,061     37,511     40,310     31,031     32,435
Total assets                                               613,143    594,444    569,745    553,027    516,507
Long-term debt including current portion                   152,674    153,271    151,725    154,416    138,628
Capitalization ratios:
  Common stockholders' equity                                 54.6%      53.8%      52.7%      50.9%      52.9%
  Preferred stock                                              1.0%       1.0%       1.1%       1.1%       1.2%
  Long-term debt                                              44.4%      45.2%      46.2%      48.0%      45.9%
---------------------------------------------------------------------------------------------------------------

OTHER DATA
Water production (million gallons)
  Wells and surface supply                                  57,482     63,736     60,964     54,818     53,274
  Purchased                                                 54,661     59,646     56,769     57,560     59,850
--------------------------------------------------------------------------------------------------------------
    Total water production                                 112,143    123,382    117,733    112,378    113,124
--------------------------------------------------------------------------------------------------------------
Metered customers                                          354,832    350,139    345,307    335,238    332,146
Flat-rate customers                                         77,568     77,878     77,991     78,330     79,159
--------------------------------------------------------------------------------------------------------------
  Customers at year-end, including Hawthorne               432,400    428,017    423,298    413,568    411,305
--------------------------------------------------------------------------------------------------------------
New customers added                                          4,383      4,719      9,730      2,263      3,325
Revenue per customer                                      $    500   $    529   $    502   $    468   $    447
Utility plant per customer                                $  1,768   $  1,694   $  1,632   $  1,580   $  1,520
Employees at year-end                                          759        752        740        738        729
--------------------------------------------------------------------------------------------------------------

         Management's Discussion and Analysis of
         Financial Condition and Results of Operations
         California Water Service Group

         FORWARD-LOOKING STATEMENTS

         This annual report, including the Letter to Stockholders and Management's Discussion and Analysis, contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995
(Act). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and the ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. We assume no obligation to provide public updates of forward-looking statements.

         OVERVIEW

         California Water Service Group provides water utility services to customers in California, Washington, New Mexico and Hawaii. The majority of the business is regulated by the respective state's public utility commission. Our California regulated water business comprises the majority of the business and contributed 96% of our revenues and 84% of our net income in 2003. We also have a regulated wastewater business in New Mexico. Non-regulated activities we provide relate primarily to the water utility business and include operating, maintenance, billing, meter reading and water testing services.

         The regulatory entities governing our regulated operations are referred to as "the Commissions" in this report. Revenues, income and cash flows are earned primarily through delivering drinking water through pipes to homes and businesses. Rates charged to customers for the regulated business are determined by the Commissions. These rates are intended to allow us to recover operating costs and earn a reasonable rate of return on capital.

         Major factors relevant to the drinking water industry and our Company are: the process and timing of setting rates charged to customers; weather; water quality standards; other regulatory standards; water supply; water quality; and level of capital expenditures.

         The most significant risk and challenge to our business during the past several years has been obtaining timely rate increases to cover increased costs and investments. We are addressing this risk by having an experienced team dedicated solely to pursuing rate increases and managing Commission issues. Our business can also be impacted by weather, as it was in 2003. Weather risk is partially mitigated by having operations in both northern and southern California, as well as in three other states. Another risk in our industry is obtaining adequate financing, as the capital expenditures needed for infrastructure may significantly exceed the cash flow generated by operations. Management believes that the Company has a strong balance sheet and is capable of supporting the financing needs of the business through use of debt and equity. Finally, the water industry is highly regulated, and must comply with a multitude of standards related to water quality and service. To address compliance issues, we have a highly trained, focused team that uses state-of-the-art technology and works closely with government agencies to monitor supplies and operations.

         For 2003, net income was $19.4 million compared to $19.1 million in 2002. Diluted earnings per share for 2003 were $1.21 compared to $1.25 in 2002. The decline in earnings per share was primarily due to delays in receiving rate relief on our large general rate case filing, higher rainfall which lowered sales and increased shares outstanding. Partially offsetting these factors were higher gains from property sales additional revenue from other rate filings, and increases in customers. We plan to continue to invest in the business, with budgeted capital expenditures of $66 million for 2004, which we plan to fund from operating cash flows, additional debt and issuance of common stock. Overall, we expect our 2004 operational performance and operating cash flows to improve due to the rate increases approved to date.

         BUSINESS

         California Water Service Group is a holding company incorporated in Delaware with five operating subsidiaries: California Water Service Company (Cal Water), CWS Utility Services (Utility Services), New Mexico Water Service Company (New Mexico Water), Washington Water Service Company (Washington Water) and Hawaii Water Service Company, Inc. (Hawaii Water). Cal Water, New Mexico Water, Washington Water and Hawaii Water are regulated public utilities. The regulated utility entities also provide some non-regulated services. Utility Services provides non-regulated services to private companies and municipalities.

         Cal Water, which began operation in 1926, is a public utility supplying water service to 446,000 customers in 75 California communities through 25 separate districts. Cal Water's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission (CPUC), serve 439,900 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's system by Cal Water, which is not subject to CPUC regulation. Cal Water accounts for 96% of the total customers and 96% of the total operating revenue.

         Washington Water started operations in 1999 through the acquisition of two water companies. It provides domestic water service to 14,700 customers in the Tacoma and Olympia areas. Washington Water's utility operations are regulated by the Washington Utilities and Transportation Commission. Washington Water accounts for 3% of the total customers and 2% of the total operating revenue.

         New Mexico Water began providing non-regulated meter reading services in 2000, and assumed regulated operations in July 2002 with the purchase of the assets of Rio Grande Utility Corporation. New Mexico Water provides service to 2,400 water and 1,700 wastewater customers south of Albuquerque, New Mexico. Its regulated operations are subject to the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Water accounts for 1% of the total customers and 1% of the total operating revenue.

         Hawaii Water was formed in May 2003 with the acquisition of Kaanapali Water Corporation. Hawaii Water provides water service to 500 customers on the island of Maui, including several large resorts and condominium complexes. Its regulated operations are subject to the jurisdiction of the Hawaii Public Utilities Commission. Hawaii Water accounts for less than 1% of the total customers and 1% of the total operating revenue.

         Utility Services conducts only non-regulated activities. Included in Utility Services' operations is a long-term lease agreement with the City of Commerce, which serves approximately 1,100 customers. Non-regulated activities are primarily contracted in Utility Services and include contracting with other private companies and municipalities to operate water systems and provide meter reading and billing services. Other non-regulated activities include leasing communication antenna sites, operating recycled water systems, providing brokerage services for water rights, providing lab services and selling non-utility property. Due to the different mix of services we provide, customers are not tracked for non-regulated activities. Excluding sales of non-operating property, non-regulated activities comprised 6% of the total net income in 2003.

         Rates and operations for regulated customers are subject to the jurisdiction of the respective state's regulatory commission. The Commissions require that water and wastewater rates for each regulated district be independently determined. The Commissions are expected to authorize rates sufficient to recover normal operating expenses and allow the utility to earn a fair and reasonable return on capital. Rates for the City of Hawthorne and City of

Commerce water systems are established in accordance with operating agreements and are subject to ratification by the respective city councils. Fees for other non-regulated activities are based on contracts negotiated between the parties.

         RESULTS OF OPERATIONS

         Earnings and Dividends. Net income in 2003 was $19.4 million compared to $19.1 million in 2002 and $15.0 million in 2001. Diluted earnings per common share were $1.21 in 2003, $1.25 in 2002 and $0.97 in 2001. The weighted average number of common shares outstanding used in the diluted earnings per share calculation was 15,893,000 in 2003, 15,185,000 in 2002, and 15,186,000 in 2001.
As explained below, the decline in 2003 earnings per share resulted from these primary factors: delay in receiving rate relief on a general rate case filing, lower water sales to existing customers due to weather conditions and increased shares outstanding. The effects of these factors were almost entirely negated by higher gains from property sales, additional revenue from other rate increases and an increase in customers.

         At the January 2003 meeting, the Board of Directors declared the quarterly dividend, increasing it for the 36th consecutive year. Dividends have been paid for 59 consecutive years. The annual dividend paid in 2003 was $1.125, a 0.4% increase over the $1.12 paid in 2002, which was an increase of 0.4% over the $1.115 paid in 2001. The dividend increases were based on projections that the higher dividend could be sustained while still providing adequate financial resources and flexibility. Earnings not paid as dividends are reinvested in the business for the benefit of stockholders. The dividend payout ratio was 93% in 2003, 90% in 2002 and 115% in 2001, an average of 98% during the three-year period.

         Operating Revenue. Operating revenue, which includes revenue from the City of Hawthorne and City of Commerce leases, was $277.1 million, an increase of 5.3% over 2002. Operating revenue in 2002 was $263.2 million, an increase of 6.6% over 2001. The sources of changes in operating revenue were:

Dollars in millions                                      2003               2002

Customer usage                                     $     (4.6)        $      6.9
Rate increases                                           12.6                6.6
Usage by new customers                                    6.0                2.8
--------------------------------------------------------------------------------
  Net change                                       $     14.0         $     16.3


Average revenue per customer (in dollars)          $      594         $      579
New customers added                                     7,400              8,600

         Overall, temperatures in our service areas for 2003 were comparable to 2002. Rainfall in our California service areas was higher than normal between February and April. Partially offsetting higher rainfall in California was lower rainfall in our Washington service area during the summer, which had a positive impact on water usage. Higher rainfall in California was the primary factor for the $4.6 million decrease in revenue from customer usage in 2003. In 2002, the weather patterns were relatively normal. In 2001, the weather was cooler and more rainy than normal.

         Rate increases added $12.6 million to 2003 revenues. The estimated impact of various rate increases were: step rate increases - $2.2 million; Bakersfield treatment plant - $2.3 million; balancing accounts - $1.9 million; 2001 General Rate Case (GRC) - $3.7 million; 2001 GRC "catch-up" surcharges - $1.3 million; purchased water rate increases - $0.9 million; and Washington Water rate increases - $0.3 million.

         For 2002, rate increases added $6.6 million to revenue. Revenue from GRC decisions accounted for $2.7 million of the increase, $2.0 million came from step rate increases and $1.9 million came from offset rate increases to recover electric costs included in expense-balancing accounts for four California districts. No new GRC decisions were authorized by the CPUC during 2002.
Washington Water received a GRC decision in 2002. The RATES AND REGULATION section of this report provides a detailed discussion of regulatory activity.

         The December 31, 2003, customer count, including the City of Hawthorne and City of Commerce customers, was 466,400, an increase of 2% from the 459,000 customers at the end of 2002, which was an increase of

2% from the 450,400 customers at the end of 2001. The increase in customers is due to normal growth within existing service areas and acquisitions of water systems. The addition of Hawaii Water added 500 customers in 2003 and the addition of New Mexico Water added 4,100 customers in 2002. These are included in the customer count increases.

         Water Production Expenses. Water production expenses, which consist of purchased water, purchased power and pump taxes, comprise the largest segment of total operating costs. Water production costs accounted for 44.2%, 45.6% and 45.3% of total operating costs in 2003, 2002 and 2001, respectively. The rates charged for wholesale water supplies, electricity and pump taxes are established by various public agencies. As such, these rates are beyond our control. The table below provides the amount of increases (decreases) and percent changes in water production costs during the past two years: Dollars in millions

                                      2003                         2002
                           -------------------------    --------------------------
                           amount   change  % change    amount    change  % change
Purchased Water          $   80.8   $  4.1     5%      $   76.7   $  3.5     5%
Purchased Power              21.9     (1.0)   (4%)         22.9      1.8     8%
Pump Taxes                    6.3     --      --            6.3      0.4     7%
-----------------------------------------------------------------------------------
Total Water Production   $  109.0   $  3.1     3%      $  105.9   $  5.7     6%
-----------------------------------------------------------------------------------

         Two of the principal factors affecting water production expenses are the amount of water produced and the source of the water. Generally, water from wells costs less than water purchased from wholesale suppliers. The table below provides the amounts, percentage change and source mix for the respective years:
Millions of gallons (MG)

                                     2003                    2002                      2001
                            ---------------------    --------------------      ---------------------
                                MG   % of total          MG    % of total         MG    % of total
Source:
Wells                       66,009        50.0%      68,663         51.9%     64,646          51.1%
% change from prior year        (4%)                      6%

Purchased                   63,264        48.2%      62,811         47.5%     61,344          48.4%
% change from prior year         1%                       2%

Surface                      2,407         1.8%         751          0.6%        638           0.5%
% change from prior year       221%                      18%

Total                      131,680       100.0%     132,225        100.0%    126,628         100.0%
% change from prior year        (1%)                      4%

         Purchased water expenses are affected by quantity changes, supplier prices and cost differentials between wholesale suppliers. For 2003, the $4.1 million increase in purchased water costs was primarily driven by increased wholesale rates charged by wholesale suppliers in the Stockton and San Francisco Bay area districts. Overall, wholesale water rates increased 5%. Purchased power expenses are affected by water pumped from wells, water moved through the distribution system, rates charged by electric utility companies and rate structures applied for usage during peak and non-peak times of the day or season. The majority of the change in purchased power expenses is attributable to credits received from the electric utility companies (total of $0.9 million) and lower quantities of water pumped from wells.

         In 2002, four wholesale water suppliers increased their rates, which increased purchased water costs. The increases ranged from 2% to 5%. One wholesale supplier reduced its rate by 9%. The 2002 purchased power expense increase was caused by higher electric rates paid through May 2002 as compared to 2001's electric rates and a 6% increase in well production. In December 2001, wholesale suppliers in the Los Angeles area refunded $1.4 million for over-collection of prior period water purchases. The refunds were recorded as a reduction of purchased water costs. There were no comparable refunds in 2002.

         Administrative and General Expenses. The components of administrative and general expenses include payroll related to administrative and general functions, all company benefits charged to expense accounts, insurance expense, legal fees, audit fees, regulatory utility commissions' expenses, board of directors' fees and general corporate expenses.

         During 2003, administrative and general expenses increased $3.8 million, or 10%, compared to 2002. Payroll expenses increased $0.6 million, or 9%, due to the addition of new employees and wage increases. Employee benefits increased $3.0 million due primarily to increases in retirement plan expense of $2.3 million (51%) and employee/retiree health expenses of $0.4 million (7%). The retirement plan cost increase was due primarily to changes in the pension plan effective January 1, 2003, which will improve benefits to employees. As part of the negotiations with the unions, lower pay increases were offset by increased pension benefits. Other expense elements contributed to the balance of the change, but none were individually significant.

         During 2002, administrative and general expenses increased $1.2 million, or 3%, compared to 2001. Payroll expenses increased $1.2 million with the addition of new employees and wage increases that were effective in January 2002. However, the payroll increase was offset by the reduction of consultants who worked primarily on information systems projects. Certain consultants were replaced with permanent employees. As a result of these changes, consulting fees decreased $2.1 million. Employee benefits increased $2.3 million due to increases mainly in group health ($0.4 million), workers' compensation ($0.5 million) and retirement plan expenses ($1.3 million). The retirement plan cost increase was based on an actuarial report that considered asset performance and the cost of an improvement in the retirement benefit provided to employees. Partially offsetting these increases was an increased allocation of costs attributable to non-regulated operations of $0.3 million, which are reported in a separate line on the Consolidated Statements of Income. These allocations reduce administrative and general expenses.

         Other Operations Expenses. The components of other operations expenses include payroll, material and supplies, and contract services costs of operating the regulated water systems, including the costs associated with water transmission and distribution, pumping, water quality, meter reading, billing and operations of district offices.

         For 2003, other operating expenses increased $3.4 million or 10% from 2002. Payroll costs charged to other operating expenses increased $1.1 million, or 6%, due to general wage increases, labor related to the Bakersfield Treatment Plant and labor related to customer service in our district offices. Other major cost increases were related to lab expenses of $0.5 million (56%), chemicals and filters of $0.5 million (42%), uncollectible account expense of $0.4 million (73%) and rent expense of $0.4 million (45%). Other expense elements contributed to the balance of the change, but none were individually significant.

         For 2002, other operating expenses were virtually unchanged compared to 2001. Payroll costs charged to other operating expenses declined approximately $1.1 million due to synergies realized from combining four Los Angeles operating districts at one location and by shifting of labor to support the increase in capital construction projects. Offsetting the decline in labor costs were increases in non-labor pumping and water quality expenses.

         Maintenance. Maintenance expense increased $1.1 million (10%) in 2003 compared to 2002. For 2002, maintenance expense decreased $0.5 million (5%) compared to 2001. The variance is impacted by a variety of factors. In 2003, we completed more repairs related to leaks and breaks in mains and service lines. We also incurred increased maintenance costs for pumps. Additionally, we expended $0.2 million on a well and treatment plant in the City of Hawthorne.

         Depreciation and Amortization. Depreciation and amortization expense increased due to the level of company-funded capital expenditures. See LIQUIDITY AND CAPITAL RESOURCES section for more information.

         Non-Regulated Income, Net. The major components of non-regulated income are revenue and expenses related to the following activities: operating and maintenance services (O&M), meter reading and billing services, leases for cellular phone antennas, water rights brokering, and design and construction services. Overall, non-regulated income in 2003 was relatively flat compared to 2002, with increases primarily from O&M and cellular phone antennas offset by decreases in water rights brokerage income. Water rights brokerage income is sporadic and is affected by market opportunities and price volatility. See note 3 of the consolidated financial statements for additional information.

         Gain on Sale of Non-Utility Property. Pretax gains from non-utility property sales were $4.6 million, $3.0 million, and $3.9 million in 2003, 2002 and 2001, respectively. The 2003 gains were primarily from three properties sold in the San Francisco Bay area. Earnings and cash flow from these transactions are sporadic and may or may not continue in future periods depending upon market conditions. We have other non-utility properties that may be marketed in the future based on real estate market conditions.

         Interest Expense. Interest expense increased by $0.7 million (4%) and $0.8 million (5%) in 2003 and 2002, respectively. The increased expense was due primarily to higher borrowing of long-term debt. Refinancing activities and lower short-term interest rates partially offset the increase in interest expense. See LIQUIDITY AND CAPITAL RESOURCES section for more information.

         RATES AND REGULATION

         Following are summaries of approved and pending rate filings. The amounts reported are annual amounts; therefore, the impact to recorded revenue will generally be recognized over a twelve-month period from the effective date of the decision. Most increases are permanent in nature except for the increases related to the 2001 GRC "catchup" and the offsetable expenses, which have specific time frames for recovery.

         2003 Regulatory Activity - Approved Filings. In January 2003, we received approval for step rate increases totaling $2.2 million. Step increases allow recovery of cost increases, primarily from inflation, between GRC filings. GRC filings are normally made every three years for each district.

         In April 2003, the CPUC authorized a second advice letter filing related to the Bakersfield Treatment Plant. This advice letter allowed an increase in rates of $1.8 million on an annual basis. The plant became operational in the second quarter of 2003 and had a total project cost of approximately $50 million.

         In May 2003, the CPUC authorized the recovery of $5.4 million in offsetable expenses (also known as balancing accounts), of which approximately $3.6 million will be collected from May 2003 through May 2004 and approximately $1.8 million will be collected from June 2004 through May 2005. Partially offsetting this increase is a $0.8 million decrease for one district, effective from June 2003 through June 2004.

         In September 2003, the CPUC approved Cal Water's 2001 GRC applications. These filings were submitted in July 2001 for 14 of our 24 California districts. This GRC decision authorizes an 8.9% return on rate base and will add an estimated $12.8 million to annual revenues. In addition, we received approval to collect an additional $4.5 million in revenues over 12 months to reflect an effective date of April 3, 2003. The 2001 GRC also authorized the filing of step rate increases for $2.7 million annually for 2004 and 2005 that are effective in January of each year pending approval by the CPUC.

         In the September 2003 to December 2003 period, the CPUC approved increases to recover higher purchased water costs for our districts in the San Francisco Bay area. The total annual amount of these increases is $4.8 million.

         In October 2003, the CPUC authorized a third advice letter filing related to the Bakersfield Treatment Plant. This allowed an increase in rates of $4.2 million on an annual basis. Due to depreciation expense for the new plant beginning in January 2004, only $0.4 million was billed in the October 2003 to December 2003 period. The full $4.2 million annual amount was effective in January 2004.

         No filings were approved during 2003 for Washington Water, New Mexico Water or Hawaii Water.

         2004 Regulatory Activity - Approved Filings (through February 2004). In January 2004, we received approval for step rate increases totaling $4.2 million.

         In February 2004, the CPUC authorized an advice letter for $0.7 million for one district related to increased wholesale purchased water rates.

         Pending Filings. Annual amounts provided below reflect our requested increases; the CPUC has historically approved increases that are lower than those requested.

         Cal Water 2002 GRC Applications - Applications have been filed for rate increases for several districts. As of this report date, the current proposed settlement is $4.0 million. The amount of the proposed settlement may or may not be adjusted when final decisions are issued by the CPUC. At this time, we are unable to predict when the final decisions and rulings will be issued, their composition or their financial impact on revenues for future periods.

         Cal Water 2003 GRC Applications - Applications have been filed for rate increases for two districts totaling approximately $5.7 million on an annual basis. The amount of the filing may or may not be adjusted when final decisions are issued by the CPUC. At this time, we are unable to predict when the final decisions and rulings will be issued, their composition or their financial impact on revenues for future periods.

         Expense Balancing and Memorandum Accounts - Advice letters were filed for recovery of approximately $5.5 million related to balancing-type memorandum accounts. During the initial review process, the CPUC raised certain issues, requiring us to refile our request, which we expect to do in the 1st quarter of 2004. At this time, we cannot predict if adjustments will be made during the CPUC review process nor can we predict the timing of the decision on the filing.

         No filings were pending as of this report date for Washington Water, New Mexico Water or Hawaii Water. We plan on filing during 2004 for increased rates for New Mexico Water's wastewater operations and for Hawaii Water. These filings are not expected to impact 2004 revenues significantly.

         2002 Regulatory Activity - Approved. In January 2002, step increases of $2.0 million were approved by the CPUC.

         In April 2002, Washington Water was granted by the Washington Utility Trade Commission (WUTC) a $1.0 million increase in annual revenue to cover higher operating costs and capital expenditures.

         In June 2002, the CPUC authorized an increase in rates for our Bakersfield District of $0.8 million on an annual basis related to the new treatment plant being constructed at that time. This decision was based on an advice letter filing to cover approximately $6 million of construction costs incurred as of the filing date.

         Regulatory Tardiness and Legislative Initiative. Regulatory delays in obtaining CPUC decisions regarding GRC filings have been costly to California regulated water utilities. In recent years, we have experienced significant revenue losses due to regulatory delays. We normally file GRC applications in July, but filed later in 2002 and 2003 due to the delays in the 2001 GRC. The CPUC's rate processing timeline provides for a decision within 12 months of accepting a GRC application. When decisions are not issued in a timely manner, customer rates are not increased in line with cost increases. As a result, we lose revenue and do not fully recover costs during the period the decisions are delayed.

         We have experienced significant revenue losses due to delays in obtaining GRC filing approvals in California. The estimated loss from CPUC delays was $9.3 million in revenue and $5.6 million in net income. This estimate covers the July 2002 through March 2003 period and was due to the delays concerning the 2001 GRC application. These figures represent the revenue and net income that would have been collected if the CPUC had issued its decision on the 2001 GRC in July 2002, which is when a decision would normally have been rendered on a September 2001 filing. The estimated impact of approval delays on our balancing accounts filings was not permanent and the loss of the time value of money is not deemed to be material.

         California State Assembly Bill 2838 became effective on January 1, 2003, and applies to filings made in January 2003 and thereafter. It is designed to preserve the cash flow of regulated water utilities by providing interim rate relief if the CPUC has not issued a decision for a requested GRC rate increase in a timely manner. While the CPUC has not issued formal procedures for implementing the provisions of this bill, we believe interim rate increases will be authorized if the CPUC does not issue a final rate decision in a timely manner. In our initial application of this bill, we did receive approval to charge interim rates to cover inflation costs and we received approval for establishment of an effective date. While the impact to 2003 revenue was very minor, we view the approval of interim rate and establishment of an effective date as positive indications that the basic provisions of this law will be applied as intended.

         Review of Property Sales by CPUC. In September 2003, the CPUC issued decision D. 03-09-021. In this decision, the CPUC ordered Cal Water to maintain and track sales records for each property that was at any time included in rate base and subsequently sold and to share these records with the CPUC. The CPUC's staff is reviewing our recording of proceeds and recognition of gain on sales of these non-utility, surplus properties. We believe the sales of surplus properties were properly recorded in accordance with the Water Utility Infrastructure Act of 1995 and the

CPUC's decision authorizing the holding company structure for California Water Service Group. Gains have been recognized outside of regulated operations, as the properties sold were not being used in the regulated operations and were excluded from rate base for rate-setting purposes. Also, proceeds from these sales have been reinvested in the regulated business of Cal Water. The CPUC has requested documentation to determine whether we appropriately removed these non-utility, surplus properties from rate base in a timely manner, and has requested documentation on the determination that they were no longer used and useful. If the CPUC finds that any surplus property sale or transfer was recorded inappropriately, then this could result in a reduction to rate base used to determine future rates charged to regulated customers. This could reduce future revenues, net income and cash flows. We are not able to provide estimates of the timing or what the ultimate resolution may be.

         In Washington Water, New Mexico Water and Hawaii Water, we have not experienced regulatory tardiness or variations to established processes on rate filings.

         WATER SUPPLY

         Our source of supply varies among our operating districts. Certain districts obtain all of the supply from wells; some districts purchase all of the supply from wholesale suppliers; and other districts obtain supply from a combination of wells and wholesale suppliers. A small portion of the supply comes from surface sources and is processed through company-owned water treatment plants. We are currently meeting water quality, environmental and other regulatory standards.

         California's normal weather pattern yields little precipitation between mid-spring and mid-fall. The Washington service areas receive precipitation in all seasons with the heaviest amounts during the winter. New Mexico's rainfall is heaviest in the summer monsoon season. Hawaii receives precipitation throughout the year with the largest amounts in the winter months. Water usage in all service areas is highest during the warm and dry summers and declines in the cool winter months. Rain and snow during the winter months replenish underground water basins and fill reservoirs, providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 2003-2004 water year has been above average. Water storage in California's reservoirs at the end of 2003 was at average levels. We believe that supply pumped from underground aquifers and purchased from wholesale suppliers should be adequate to meet customer demand during 2004 and beyond. We develop long-term water supply plans for each of our districts to help assure an adequate water supply under various operating and supply conditions. Some of our districts have unique challenges in meeting water quality standards; but we believe our supplies will meet current standards using current treatment processes. We are executing a plan to meet more stringent EPA standards related to arsenic, which will become effective in January 2006. Additional information on water supply is reported in our Form 10-K filing.

         LIQUIDITY AND CAPITAL RESOURCES

         Liquidity.

         Short-Term Financing. Our short-term liquidity is provided by bank lines of credit and internally generated funds. On a long-term basis, we obtain financing through access to debt and equity markets. Short-term bank borrowings were $6.5 million at December 31, 2003, and $36.4 million at December 31, 2002. Cash and cash equivalents were $2.9 million at December 31, 2003, and $1.1 million at December 31, 2002. Given our ability to access these lines of credit on a daily basis, we keep cash balances down to levels required for daily cash needs and use surplus cash to pay down lines of credit when available. Minimal operating levels of cash are maintained for Washington Water, New Mexico Water and Hawaii Water.

         The water business is seasonal. Revenue is lower in the cool, wet winter months when less water is used compared to the warm, dry summer months when water use is higher. During the winter period, the need for short-term borrowings under the bank lines of credit increases. The increase in cash flow during the summer allows short-term borrowings to be paid down. Short-term borrowings that remain outstanding more than one year have generally been converted to long-term debt. In 2003, we used both long-term debt and the issuance of common stock to provide funding to pay down short-term borrowings. In years when more than normal precipitation falls in the Company's service areas or temperatures are lower than normal, especially in the summer months, customer water usage can be lower than normal. The reduction in water usage reduces cash flow from operations and increases the need for short-term borrowings.

         During the first seven months of 2003, short-term borrowings were used as an initial funding source for capital expenditures. This caused short-term borrowings to increase through July 2003. In August 2003, we issued a secondary offering of common stock under a shelf registration. These proceeds were used to pay down the short-term borrowings and provide long-term funding for capital expenditures. During 2002, the need for short-term borrowings was high due to capital expenditures primarily related to construction of the Bakersfield Treatment Plant. Cash generated by operations was not sufficient to meet cash needs of the business, primarily due to company-funded capital expenditures. Capital was obtained through short-term borrowings and long-term borrowings.

         Cal Water has a $45 million credit facility. The term of the agreement expires in April 2005. This agreement has a requirement for balances to be below certain thresholds for 30 consecutive days each calendar year. We met this requirement in 2003 and have already met this requirement in 2004. No other financial covenants apply, such as interest expense coverage or capitalization ratios. The agreement terms include a provision that allows the bank to call the loan and cancel the facility if Cal Water's debt ratings fall below investment grade (Moody's Baa3 or S&P BBB-). Cal Water's current debt ratings are A2 from Moody's and A+ from S&P. In addition to borrowings, the facility allows for letters of credit up to $10 million. We had one letter of credit outstanding for $0.5 million related to an insurance policy, which reduces the amount available to borrow. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2003, we had borrowed $4.0 million against the facility.

         A $10 million credit facility exists for California Water Service Group, Utility Services, Washington Water, New Mexico Water and Hawaii Water. Until recently modified, the agreement covered only California Water Service Group, Utility Services and New Mexico Water. The term of the agreement expires in April 2005. This agreement has a requirement for balances to be below certain thresholds for 30 consecutive days each calendar year. We met this requirement in 2003 and have already met this requirement in 2004. No other financial covenants apply, such as interest expense coverage or capitalization ratios. The agreement terms include a provision that allows the bank to call the loan and cancel the facility if Cal Water's debt ratings fall below investment grade. In addition to borrowings, the facility allows for letters of credit up to $5 million. We had no letters of credit outstanding at December 31, 2003. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2003, we had no borrowings against the facility.

         New Mexico Water has $2.5 million in loans that expire in May 2004. These loans do not have an out-of-debt compliance period. An additional $0.1 million is available for borrowing under the current arrangement. At this time, we believe these loans can be renewed at market rates. Washington Water has a $0.1 million credit facility that is currently unused. Hawaii Water does not have a credit facility or other third party loans as of December 31, 2003.

         Generally, short-term borrowings under the commitments are converted annually to long-term borrowings.

         Credit Ratings. Cal Water's first mortgage bonds are rated by Moody's Investors Service (Moody's) and Standard & Poor's (S&P). The bank credit facility agreements contain a provision that if Cal Water's Moody's or S&P's senior debt rating falls below investment grade, the credit line may be terminated by the bank and the loan accelerated. During the fourth quarter of 2003, management met separately with the two credit rating agencies during their annual rating reviews. In February 2004, Moody's issued a report lowering Cal Water's senior secured debt from A1 to A2 and noted the rating as stable. In November 2003, S&P issued a report keeping its rating of A+, but changing its outlook from stable to negative. Both cited concerns about the lack of timely rate relief from the CPUC and the projected capital expenditure requirements for water infrastructure and environmental compliance needs. Moody's also issued a report about the water industry, citing the difficulties small operators face in financing needed capital expenditures and delays in commission rulings as two main concerns. We believe that the rate increases received and pending will increase revenues, income and cash flows in 2004, which will increase our financial strength. The rating agencies may or may not agree with this assessment and may further change their ratings in the future. We would expect to be able to meet financing needs even if our ratings were further downgraded, but a rating change may result in a higher interest rate on new debt.

         Long-Term Financing. Long-term financing, which includes senior notes, other debt securities and common stock, has been used to replace short-term borrowings and fund capital expenditures. Internally-generated funds, after making dividend payments, provide positive cash flow, but have not been at a level to meet all of our capital expenditure needs. We expect this trend to continue given our plan for capital expenditures for the next 5 years. We believe that long-term financing is available to us through debt and equity markets.

         In March 2002, the CPUC issued a decision granting Cal Water authority to complete up to $250 million of equity and debt financing through 2005, subject to certain restrictions. We currently have raised $206 million through additional debt, refinanced debt and a common stock offering. We plan to request an additional authorization for $250 million covering the next five years to address future capital needs. In addition to Company funds, construction projects are funded by developers' contributions in aid of construction, which are not refundable, and advances for construction, which are refundable.

         During 2002, we initiated a program to refinance a portion of Cal Water's outstanding first mortgage bonds. The refinancing was intended to take advantage of the available lower interest rates. The total program was completed in three phases. The first phase of the program was completed in 2002 and included refinancing of Series S, BB and DD first mortgage bonds, and Series P that matured on November 1, 2002. Including Series P, the total first mortgage bond principal balance refinanced was $33.9 million. In addition, call premiums and transaction costs were incurred in the transactions. The refinancing was accomplished with funds from the issuance by Cal Water of two lower interest, unsecured senior notes. Series G Senior Notes for $20 million were issued in November 2002 and Series H Senior Notes for $20 million were issued in December 2002. The interest rate on both series is 5.29% and both mature in 2022. Each series requires annual sinking fund payments of $1.8 million commencing in 2012.

         The second phase of the refinancing was completed in May 2003. Cal Water issued $10 million, 5.54%, 20-year Series I Senior Notes and $10 million, 5.44%, 15-year Series J Senior Notes. Both notes were unsecured. The proceeds from these borrowings were used to prepay the Series EE first mortgage bond that had an interest rate of 7.9%. The principal, call premiums and transaction costs were approximately $20 million.

         The third phase was completed in November 2003. In October 2003, Cal Water issued a $20 million, 5.55%, Series N Senior Note. The note is unsecured and matures on December 1, 2013. Payment of principal is due at maturity. Funds received were used to prepay first mortgage bond Series FF, which accrued interest at a rate of 6.95% and had a principal balance of $19.1 million. In addition to the prepayment of the principal balance, funds were used to pay a call premium related to Series FF, transaction costs and for general corporate purposes. In November 2003, Cal Water issued a $20 million, 5.52%, Series M Senior Note. The note is unsecured and matures on November 1, 2013. Payment of principal is due at maturity. Funds received were used to prepay first mortgage bond Series GG, which accrued interest at a rate of 6.98% and had a principal balance of $19.1 million. In addition to the prepayment of the principal balance, funds were used to pay a call premium related to Series GG, transaction costs and for general corporate purposes.

         The transactions described above concluded our refinancing program. Based on terms currently available in the marketplace, we have determined that additional refinancing at this time would be cost prohibitive. The refinanc-ing program encompassed approximately $100 million of long-term debt and we estimate it will save approximately $2.0 million in interest expense on an annual basis through the year 2013.

         In 2002, long-term financing was provided by issuance of senior notes by Cal Water. In May 2002, Cal Water completed the issuance of $20 million, 7.11%, 30-year Series E Senior Notes. In August 2002, Cal Water completed the issuance of $20 million, 5.90%, 15-year Series F Senior Notes. These senior note issues do not require sinking fund payments.

         In 2003, long-term financing was provided by issuance of senior notes by Cal Water and issuance of common stock by the Company.

         In February 2003, Cal Water completed the issuance of $10 million, 4.58%, 7-year Series K Senior Notes and $10 million, 5.48%, 15-year Series L Senior Notes. Both notes were unsecured. The proceeds were used to pay down short-term borrowings and to fund capital expenditures.

         On July 11, 2003, a shelf registration became effective, which provides for the issuance from time to time of up to $120 million in common stock, preferred stock and/or debt securities. We may issue any of these types of securities until the amount registered is exhausted, and will add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of short-term borrowings, refinancing of existing long-term debt, acquisitions and other business opportunities.

         On August 4, 2003, we announced the issuance of 1,750,000 additional shares of common stock from the shelf registration statement. A prospectus supplement and prospectus were filed with the SEC under Rule 424 (b) (2) on August 5, 2003. The shares were sold at $26.25 per share. The net proceeds to us were $43.8 million and the transaction was closed on August 7, 2003. The funds were used to pay down short-term borrowings and to invest in short-term money market instruments pending their use for general corporate purposes. After issuance of the 1,750,000 shares, there remains $74.1 million in securities under the shelf registration, which are available for future issuance.

         Washington Water has long-term debt primarily from two banks to meet its operating and capital equipment purchase requirements at interest rates negotiated with the banks.

         We do not utilize off-balance sheet financing or utilize special purpose entity arrangements. We do not have equity ownership through joint ventures or partnership arrangements.

         Additional information regarding the bank borrowings and long-term debt is presented in notes 8 and 9 in the consolidated financial statements.

         Dividend Reinvestment and Stock Purchase Plan. We have a Dividend Reinvestment and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional common stock without commission fees. The Plan also allows existing stockholders and other interested investors to purchase common stock through the transfer agent up to certain limits. Our transfer agent operates the Plan and purchases shares on the open market to provide shares for the Plan.

         2004 Financing Plan. Our 2004 financing plan includes raising approximately $40-$50 million of new capital. The plan includes issuance of $20-$30 million in senior notes to institutional investors and issuance of $20-$30 million of common stock. As currently contemplated, the common stock offering will be accomplished with one issuance in 2004 pursuant to the shelf registration. The timing of the issuance has not been established. Beyond 2004, we intend to fund capital needs through a relatively balanced approach between long-term debt and equity.

         Contractual Obligations. We have contractual obligations which are summarized in the table below. Long-term debt payments include annual sinking fund payments on first mortgage bonds, maturities of long-term debt and annual payments on other long-term obligations. Advances for construction represent annual contract refunds to developers for the cost of water systems paid for by the developers. The contracts are non-interest bearing and refunds are generally on a straight-line basis over a 40-year period. The total amount presented for operating leases is for a 20-year period.

                                                     Less Than                                After
Contractual Obligations (In thousands)        Total     1 Year   1-3 Years   3-5 Years      5 Years

Long-Term Debt                             $273,130     $  904     $ 1,688     $ 1,623     $268,915
Advances for Construction                   121,952      4,728       8,714       8,279      100,231
Operating Leases                             15,324      1,417       2,656       2,464        8,787
Take or Pay Purchase Agreements              53,978      8,138      17,265      18,674        9,901

         Cal Water has water supply contracts with wholesale suppliers in 16 of its operating districts. For each contract, the cost of water is established by the wholesale supplier and is generally beyond our control. The amount paid annually to the wholesale suppliers is charged to purchased water expense on our statements of income. Most contracts do not require minimum annual payments and vary with the volume of water purchased.

         The wholesale water contract with Stockton East Water District (SEWD) is a fixed fee contract. The SEWD payments totaled $3.8 million in 2003. We estimate the annual price to increase $0.8-$1.5 million for the

SEWD contract effective April 2004. SEWD rates include incorporating current year estimated costs and adjustments related to prior years costs and allocations with other customers. We are unable to estimate price changes beyond a one-year period.

         We currently have two contracts, one in Los Altos and one in Bakersfield, that contain minimal purchase provisions (take or pay). These contract payments vary with the volume of water purchased. We plan to continue to purchase and use at least the minimum water requirement under these contracts in the future. Both contracts renew annually. Obligations were estimated assuming a five-year horizon beyond 2004.

         Capital Requirements. Capital requirements consist primarily of new construction expenditures for expanding and replacing utility plant facilities and the acquisition of water systems. They also include refunds of advances for construction.

         Company-funded utility plant expenditures were $53.9 million, $71.6 million and $53.4 million in 2003, 2002 and 2001, respectively. A major project during this time frame was the $50 million water treatment plant and related water transmission and distribution pipelines in Bakersfield, California. Expenditures to construct the plant were incurred over a five-year period, with the largest portion, $27.1 million, incurred in 2002. The plant became operational in 2003. Other major components of capital expenditures were mains and water treatment equipment.

         For 2004, company-funded capital expenditures are budgeted at $65.8 million. For years beyond 2004, capital expenditures are estimated at $70-$80 million per year for the next 5 years and will primarily be for mains, related water distribution equipment, pumping and water treatment equipment.

         Other capital expenditures are funded through developer advances and contributions in aid of construction (non-company funded). The expenditure amounts were $20.4 million, $16.8 million and $8.7 million in 2003, 2002 and 2001, respectively. The changes from year to year reflect expansion projects by developers in our service areas. Funds are received in advance of incurring costs for these projects. Advances are normally refunded over a 40-year period without interest. Future payments for advances received are listed under Contractual Obligations above.

         We expect to incur non-company-funded expenditures in 2004. These expenditures will be financed by developers through refundable advances for construction and non-refundable contributions in aid of construction. Developers are required to deposit the cost of a water construction project with us prior to our commencing construction work, or the developers may construct the facilities themselves and deed the completed facilities to us. Because non-company-funded construction activity is solely at the discretion of developers, we cannot predict the level of future activity. The cash flow impact is expected to be minor due to the structure of the arrangements.

         Capital Structure. In 2003, common stockholders' equity increased $45.3 million (22.7%), primarily due to the issuance of common stock in August 2003. The long-term debt portion of the capital structure increased in 2003 by $21.9 million, primarily due to issuance of Series K and Series L Senior Notes, which were $10 million each. See Long-Term Financing section above for additional information.

         Total capitalization at December 31, 2003, was $520.2 million and $453.1 million at the end of 2002. We expect that our plan for using a balanced approach of common equity and long-term debt, coupled with increased earnings above dividend growth, will increase the equity portion of capitalization in future years. At December 31, capitalization ratios were:

                                                        2003              2002

Common Equity                                          47.0%              44.0%
Preferred Stock                                         0.7%               0.7%
Long-term Debt                                         52.3%              55.3%

         The return (from both regulated and non-regulated operations) on average common stockholders' equity was 9.1% in 2003 compared to 9.7% in 2002.

         Acquisitions. Although there were no significant acquisitions in the periods presented, the following acquisitions are reported since they expanded operations into new states.

         In July, 2002, we acquired certain assets of Rio Grande Utility Corporation (Rio Grande) through New Mexico Water. The purchase included the water and wastewater assets of Rio Grande, which serves 2,400 water and 1,700 wastewater customers about 30 miles south of Albuquerque, New Mexico. The purchase price was $2.3 million in cash, plus assumption of $3.1 million in outstanding debt. Rate base for the system is approximately $5.4 million. The results of operations include the operating results of Rio Grande since the acquisition date. Revenue for 2003 was $1.6 million and net income was $0.1 million.

         In April 2003, we acquired the Kaanapali Water Corporation for $6.1 million in cash. After completing the acquisition, the entity's name was changed to Hawaii Water Service Company, Inc. (Hawaii Water). Hawaii Water provides water utility services to 500 customers in Maui, Hawaii. The final purchase price will be determined after certain events have occurred, principally the resolution of determining rate base after filing for a general rate case with the Hawaii Public Utilities Commission (HPUC). A filing is planned for 2004. At that time, the purchase price could be adjusted, which could result in additional refunds estimated between 0% and 5% of the purchase price. For 2003, revenue was $2.1 million and net income was $0.3 million. These amounts were for an eight-month period.

         In June 2002, New Mexico Water signed an agreement to purchase National Utilities Corporation (National Utilities) and related assets for approximately $1.1 million. National Utilities serves 700 water customers located adjacent to the Rio Grande water system and another 900 water customers located 150 miles south of Albuquerque. The acquisition will entitle New Mexico Water to purchase up to 2,000 acre-feet of water annually as required for its operations. The purchase is not expected to have a material impact on revenues, net income, or cash flows. The purchase is subject to the approval of the New Mexico Public Regulation Commission. We estimate regulatory approval to be received prior to June 2004.

         Real Estate Program. We own more than 900 real estate parcels. From time to time, certain parcels are deemed not necessary for or used in water utility operations. Most surplus properties have a low cost basis. A program was developed to realize the value of certain surplus properties through sale or lease of those properties. The program will be ongoing for a period of several years. Property sales produced pretax gains of $4.6 million, $3.0 million and $3.9 million in 2003, 2002 and 2001, respectively. As sales are dependent on real estate market conditions, future sales may or may not be at prior year levels.

         CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         We maintain our accounting records in accordance with accounting principles generally accepted in the United States of America and as directed by the regulatory commissions to which our operations are subject. The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on historic experience and an understanding of current facts and circumstances. A summary of our significant accounting policies are listed in note 2 of the consolidated financial statements and other notes provide additional information. The following sections describe the level of subjectivity, judgment and variability of estimates that could have a material impact on the financial condition, operating performance and cash flows of the business.

         Regulated Utility Accounting. Because we operate extensively in a regulated business, it is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Application of SFAS No. 71 requires accounting for certain transactions in accordance with regulations defined by the respective regulatory commission of that state. In the event that a portion of our operations were no longer subject to the provisions of SFAS No. 71, we would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if other assets might be impaired. If a regulatory commission determined that a portion of our assets were not recoverable in customer rates, we would be required to determine if it had suffered an asset impairment that would require a write-down in the assets' valuation. There has been no such asset impairment as of December 31, 2003. Additional information relating to regulatory assets and liabilities are listed in note 2 of the consolidated financial statements.

         Revenue Recognition. Revenue is estimated for metered customers for water used between the last reading of the customer's meter and the end of the accounting period. This estimate is based on the usage from the last bill to the customer, which normally covers a 30-day period, and is prorated from the last meter read date to the end of the accounting period. The amount of variability is low at December 31, as this is one of the lowest usage months of the year and usage for the previous 30-day period is relatively consistent during this time of the year. Actual usage may vary from this estimate.

         Flat-rate customers are billed in advance at the beginning of the service period. Since these are constant amounts, appropriate adjustments can be calculated to determine the revenue related to the applicable period.

         Estimated Expenses. Some expenses are recorded using estimates, as actual payments are not known or processed by the accounting deadline. Estimates are made for unbilled purchased water, unbilled purchased power, unbilled pump taxes, payroll and other types of similar expenses. While management believes its estimates are reasonable, actual results could vary. Differences between actual results and estimates are recorded in the period when the information is known.

         Expense-Balancing and Memorandum Accounts. Expense-balancing accounts and memorandum accounts (offsetable expenses) represent recoverable costs incurred, but not billed to our customers. The amounts included in these accounts relate to rate increases charged to us by suppliers of purchased water and purchased power, and increases in pump taxes. We do not record expense-balancing or memorandum accounts in our financial statements as revenue, nor as a receivable, until the CPUC and other regulators have authorized recovery of the higher costs and customers have been billed. Therefore, a timing difference may occur between when costs are recognized and the recognition of associated revenues. The balancing and memorandum accounts are only used to track the higher costs outside of the financial statements. The cost increases, which are beyond our control, are referred to as "offsetable expenses" because under certain circumstances they are recoverable from customers in future offset rate increases. In May 2003, the CPUC gave approval to charge customers for a portion of our offsetable expenses (See Rates and Regulations). Additionally, we have pending filings with the CPUC for offsetable expenses. The amounts requested may not be ultimately collected through rates, as amounts may be disallowed during the review process or subject to an earnings test. While the adjustments would not impact previously recorded amounts, the adjustments may impact future earnings and cash flows. We are not able to provide estimates of what the ultimate collection will be from these accounts.

         Washington Water, New Mexico Water and Hawaii Water did not have material amounts in expense-balancing or memorandum accounts.

         Income Taxes. Significant judgment is required in determining the provision for income taxes. The process involves estimating current tax exposure and assessing temporary differences resulting from treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in deferred tax assets and liabilities, which are reported in the consolidated balance sheets. We must also assess the likelihood that deferred tax assets will be recovered in future taxable income. To the extent recovery is unlikely, a valuation allowance would be required. If a valuation allowance were required, it could significantly increase income tax expense. In management's view, a valuation allowance was not required at December 31, 2003. Detailed schedules relating to income taxes are provided in note 11 of the consolidated financial statements.

         Employee Benefit Plans. We incur costs associated with our pension and postretirement benefit plans. To measure the expense of these benefits, management must estimate compensation increases, mortality rates, future health cost increases and discount rates used to value related liabilities and to determine appropriate funding. We work with independent actuaries to measure these benefits. Different estimates and/or actual amounts could result in significant variances in the costs and liabilities recognized for these benefit plans. The estimates used are based on historical experience, current facts, future expectations and recommendations from independent advisors and actuaries.

         We use an investment advisor to provide expert advice for managing investments in these plans. To diversify investment risk, the plans' goal is to invest 60% of the assets in various equity mutual funds and 40% in bond funds. At December 31, 2003, 57% of the assets were invested in equity mutual funds and 43% in bond funds. Based on the market values of the investment funds for the year ended December 31, 2003, the total return on the pension plan assets was 19%. For 2002 and 2001, returns were a negative 3.3% and a positive 2.2%, respectively. Future returns on investments could vary significantly from estimates and could impact our earnings and cash flows. We would expect changes to these costs to be recovered in future rate filings, mitigating the financial impact.

         For our measurement in 2003, we estimated the discount rate at 6.25%, which approximates the rate of Moody's AA rated bonds at December 2003. The discount rate used for 2002 was 6.7% using the same methodology. We assumed the rate of compensation to increase 1.5% in 2004, 2.0% in 2005 and 4.25% thereafter. Any change in these assumptions would have an effect on the service costs, interest costs and accumulated benefit obligations. Additional information related to employee benefit plans are listed in note 12 of the consolidated financial statements.

         Workers' Compensation, General Liability and Other Claims. For workers' compensation, we utilize an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. These estimates could vary significantly from actual claims paid, which could impact our earnings and cash flows. For general liability claims and other claims, we estimate the cost incurred but not yet paid using historical information. Actual costs could vary from these estimates. We believe actual costs incurred would be allowed in future rates, mitigating the financial impact.

         Contingencies. We did not record any provisions relating to the contingencies reported in note 15 of the consolidated financial statements, as these did not qualify for recording under SFAS No. 5 or other accounting standards. If our assessment is incorrect, these items could have a material impact on the financial condition, results of operations and cash flows of the business.

         FINANCIAL RISK MANAGEMENT

         We do not participate in hedge arrangements, such as forward contracts, swap agreements, options or other contractual agreements relative to the impact of market fluctuations on our assets, liabilities, production or contractual commitments. We operate only in the United States, and therefore, are not subject to foreign currency exchange rate risks.


         Terrorism Risk. Since the September 11, 2001, terrorist attacks, we have heightened security at our facilities and have taken added precautions to protect our employees and the water we deliver to our customers. We have complied with EPA regulations concerning vulnerability assessments and have made filings to the EPA as required. In addition, communication plans have been developed as a component of our procedures related to this risk. While we do not make public comments on our security programs, we have been in contact with federal, state and local law enforcement agencies to coordinate and improve water delivery systems' security.

         Interest Rate Risk. We are subject to interest rate risk, although this risk is lessened because we are regulated. If interest costs were to increase, we believe our rates would increase accordingly. The majority of debt is long-term, fixed-rate. Interest rate risk does exist on short-term borrowings within our credit facilities, as these interest rates are variable. We also have interest rate risk with new financing, as we may incur higher interest rates on new debt if interest rates increase.

         Stock Price Risk. Because we operate primarily in a regulated industry, our stock price risk is somewhat lessened; however, regulated parameters also can be recognized as limitations to operations and earnings, and the ability to respond to certain business condition changes. In the past, we experienced stock price risk because of the impact on earnings caused by the delay of certain CPUC decisions. The adverse change in our stock price could make use of common stock financing more expensive in the future.

         Stock Market Performance Risk. Although our stock price did not reflect the volatility of the general market over the past few years, we could be impacted by changes in the general market that may influence our stock price. In addition, we could be impacted by changes in the general stock and bond markets in other areas. We provide our employees a defined benefit pension plan and postretirement benefit plan. We are responsible for funding both of these plans and a portion of the plans' assets are invested in stock market equities (excluding our stock) and in corporate bonds. Poor performance of the equity and bond investments could result in a need for additional future funding and costs to make up for a loss of value in the equity investments. We believe we would be able to recover these costs associated with the benefit plans in customer rates.

         Equity Risk. We do not have equity investments and, therefore, do not have equity risks.

         RECENT ACCOUNTING PRONOUNCEMENTS AND RECENT LAW CHANGES

         The description and impact of recent accounting pronouncements that are effective for the period reported are described in note 2 of the consolidated financial statements.

         As of the filing date, there were no accounting pronouncements affecting future periods that would have a material impact on our financial condition, results of operations or cash flows.

         The change in the law concerning Medicare for prescription drugs may have a positive impact on our business. We elected to defer incorporating the law change into the measurement of our postretirement plans. At this time, we are unable to estimate the impact and have not made any decisions on whether the plan will be amended due to this change in the law.

Consolidated Balance Sheets
California Water Service Group

In thousands, except per share data

December 31,                                                                    2003            2002
ASSETS

Utility plant:
  Land                                                                    $   12,318      $   11,513
  Depreciable plant and equipment                                          1,038,058         927,244
  Construction work in progress                                               13,770          48,624
  Intangible assets                                                           14,829          13,929
----------------------------------------------------------------------------------------------------
    Total utility plant                                                    1,078,975       1,001,310
  Less accumulated depreciation and amortization                             319,477         304,322
----------------------------------------------------------------------------------------------------
    Net utility plant                                                        759,498         696,988
----------------------------------------------------------------------------------------------------

Current assets:
  Cash and cash equivalents                                                    2,856           1,063
  Receivables, net of allowance for uncollectible accounts:
    Customers                                                                 18,434          14,831
    Other                                                                      5,125           9,130
  Unbilled revenue                                                             8,522           7,969
  Materials and supplies at weighted average cost                              2,957           2,760
  Taxes and other prepaid expenses                                             5,609           5,130
----------------------------------------------------------------------------------------------------
    Total current assets                                                      43,503          40,883
----------------------------------------------------------------------------------------------------

Other assets:
  Regulatory assets                                                           53,326          46,089
  Unamortized debt premium and expense                                         9,071           6,798
  Other                                                                        7,637           7,720
----------------------------------------------------------------------------------------------------
    Total other assets                                                        70,034          60,607
----------------------------------------------------------------------------------------------------
                                                                          $  873,035      $  798,478
----------------------------------------------------------------------------------------------------

                                                                                2003           2002
CAPITALIZATION AND LIABILITIES

Capitalization:
  Common stock, $0.01 par value; 25,000 shares authorized,
    16,932 and 15,182 outstanding in 2003 and 2002, respectively           $     169      $     152
  Additional paid-in capital                                                  93,748         49,984
  Retained earnings                                                          150,908        149,215
  Accumulated other comprehensive loss                                          (301)          (134)
----------------------------------------------------------------------------------------------------
    Total common stockholders' equity                                        244,524        199,217
  Preferred stock without mandatory redemption provision,
    $25 par value; 380 shares authorized, 139 shares outstanding               3,475          3,475
  Long-term debt, less current maturities 272,226                            250,365
----------------------------------------------------------------------------------------------------
    Total capitalization                                                     520,225        453,057
----------------------------------------------------------------------------------------------------

Current liabilities:
  Current maturities of long-term debt                                           904          1,000
  Short-term borrowings                                                        6,454         36,379
  Accounts payable                                                            23,776         23,706
  Accrued taxes                                                                2,074          1,365
  Accrued interest                                                             2,896          2,873
  Other accrued liabilities                                                   27,460         24,114
----------------------------------------------------------------------------------------------------
    Total current liabilities                                                 63,564         89,437
----------------------------------------------------------------------------------------------------

Unamortized investment tax credits                                             2,925          2,774
Deferred income taxes                                                         38,005         31,371
Regulatory liabilities                                                        16,676         17,201
Advances for construction                                                    121,952        115,459
Contributions in aid of construction                                          90,529         77,576
Other long-term liabilities                                                   19,159         11,603
Commitments and contingencies                                                   --             --
----------------------------------------------------------------------------------------------------
                                                                           $ 873,035      $ 798,478
----------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income
California Water Service Group

In thousands, except per share data

For the years ended December 31,                                    2003          2002          2001
Operating revenue                                               $277,128      $263,151      $246,820
----------------------------------------------------------------------------------------------------
Operating expenses:
  Operations:
    Purchased water                                               80,831        76,672        73,174
    Purchased power                                               21,921        22,897        21,130
    Pump taxes                                                     6,272         6,344         5,910
    Administrative and general                                    40,969        37,196        35,968
    Other                                                         37,476        34,073        34,109
  Maintenance                                                     12,717        11,587        12,131
  Depreciation and amortization                                   23,256        21,238        19,226
  Income taxes                                                    12,898        12,568         9,728
  Property and other taxes                                        10,554         9,829         9,740
----------------------------------------------------------------------------------------------------
    Total operating expenses                                     246,894       232,404       221,116
----------------------------------------------------------------------------------------------------

  Net operating income                                            30,234        30,747        25,704
----------------------------------------------------------------------------------------------------

Other income and expenses:
  Non-regulated income, net                                        2,097         2,187         1,426
  Gain on sale of non-utility property                             4,603         2,980         3,864
----------------------------------------------------------------------------------------------------
    Total other income and expenses                                6,700         5,167         5,290
----------------------------------------------------------------------------------------------------

Interest expense:
  Interest expense                                                19,512        18,314        16,887
  Less capitalized interest                                        1,995         1,473           858
----------------------------------------------------------------------------------------------------
    Net interest expense                                          17,517        16,841        16,029
----------------------------------------------------------------------------------------------------

Net income                                                      $ 19,417      $ 19,073      $ 14,965
----------------------------------------------------------------------------------------------------

Earnings per share:
  Basic                                                         $   1.21      $   1.25      $   0.98
----------------------------------------------------------------------------------------------------
  Diluted                                                       $   1.21      $   1.25      $   0.97
----------------------------------------------------------------------------------------------------

Weighted average number of common shares outstanding:
  Basic                                                           15,882        15,182        15,182
----------------------------------------------------------------------------------------------------
  Diluted                                                         15,893        15,185        15,186
----------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Common Stockholders' Equity and Comprehensive Income
California Water Service Group

In thousands                                                                                         Accumulated
                                                                  Additional                               Other               Total
For the years ended                                 Common           Paid-in          Retained     Comprehensive       Stockholders'
December 31, 2003, 2002 and 2001                     Stock           Capital          Earnings              Loss              Equity
Balance at December 31, 2000                     $     151         $  49,984         $ 149,185         $    (486)         $ 198,834
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                            --                --            14,965                --             14,965
------------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive loss                              --                --                --              (330)              (330)
------------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                  --                --                --                --             14,635
------------------------------------------------------------------------------------------------------------------------------------

  Acquisition                                            1                --               220                --                221
------------------------------------------------------------------------------------------------------------------------------------
  Dividends paid:
    Preferred stock                                     --                --               153                --                153
    Common stock                                        --                --            16,918                --             16,918
------------------------------------------------------------------------------------------------------------------------------------
      Total dividends paid                              --                --            17,071                --             17,071
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                           152            49,984           147,299              (816)           196,619
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                            --                --            19,073                --             19,073
------------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income                            --                --                --               682                682
------------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                  --                --                --                --             19,755
------------------------------------------------------------------------------------------------------------------------------------

  Dividends paid:
    Preferred stock                                     --                --               153                --                153
    Common stock                                        --                --            17,004                --             17,004
------------------------------------------------------------------------------------------------------------------------------------
      Total dividends paid                              --                --            17,157                --             17,157
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002                           152            49,984           149,215              (816)           199,217
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                            --                --            19,417                --             19,417
------------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive loss                              --                --                --              (167)              (167)
------------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                  --                --                --                --             19,250
------------------------------------------------------------------------------------------------------------------------------------

  Issuance of common stock                              17            43,764                --                --             43,781
------------------------------------------------------------------------------------------------------------------------------------
  Dividends paid:
    Preferred stock                                     --                --               153                --                153
    Common stock                                        --                --            17,571                --             17,571
------------------------------------------------------------------------------------------------------------------------------------
      Total dividends paid                              --                --            17,724                --             17,724
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003                     $     169         $  93,748         $ 150,908         $    (301)         $ 244,524
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
California Water Service Group

In thousands

For the years ended December 31,                                            2003          2002           2001

Operating activities:
  Net income                                                            $ 19,417      $ 19,073      $ 14,965
-------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                         23,256        21,238        19,226
    Deferred income taxes, investment tax credits
      and regulatory assets and liabilities, net                           2,834           786         2,919
    Gain on sale of non-utility property                                  (4,603)       (2,980)       (3,864)
    Changes in operating assets and liabilities:
      Receivables                                                          1,292        (1,088)       (2,186)
      Unbilled revenue                                                      (554)         (561)          673
      Taxes and other prepaid expenses                                    (2,876)          (86)       (1,913)
      Accounts payable                                                      (301)         (431)       (2,461)
      Other current assets                                                  (197)         (613)          571
      Other current liabilities                                            7,537         1,911         7,812
      Other changes, net                                                  (1,374)         (696)         (436)
-------------------------------------------------------------------------------------------------------------
      Net adjustments                                                     25,014        17,480        20,341
-------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                         44,431        36,553        35,306
-------------------------------------------------------------------------------------------------------------

Investing activities:
  Utility plant expenditures:
    Company-funded                                                       (53,884)      (71,553)      (53,379)
    Developer advances and contributions in aid of construction          (20,369)      (16,808)       (8,670)
  Proceeds from sale of non-utility assets                                 4,803         3,006         3,999
  Acquisitions                                                            (6,094)       (2,300)         (701)
-------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                            (75,544)      (87,655)      (58,751)
-------------------------------------------------------------------------------------------------------------

Financing activities:
  Net changes in short-term borrowings                                   (29,925)       12,435         7,402
  Issuance of common stock, net of expenses                               43,781            --            --
  Issuance of long-term debt, net of expenses                             80,114        79,718        20,507
  Advances for construction                                               13,248        12,545         6,498
  Refunds of advances for construction                                    (4,838)       (4,597)       (4,166)
  Contributions in aid of construction                                     9,311         7,740        10,868
  Retirement of long-term debt                                           (61,061)      (39,472)       (2,881)
  Dividends paid                                                         (17,724)      (17,157)      (17,071)
-------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                         32,906        51,212        21,157
-------------------------------------------------------------------------------------------------------------

Change in cash and cash equivalents                                        1,793           110        (2,288)
Cash and cash equivalents at beginning of year                             1,063           953         3,241
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $  2,856      $  1,063      $    953
-------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest (net of amounts capitalized)                               $ 17,672      $ 16,527      $ 14,785
    Income taxes                                                           6,188        10,205        11,775
  Non-cash financing activity - common stock issued in acquisitions           --            --           899

See accompanying Notes to Consolidated Financial Statements

         Notes to Consolidated Financial Statements
         California Water Service Group
         December 31, 2003, 2002 and 2001
         Amounts in thousands, except per share data and share data

         1
         ORGANIZATION AND OPERATIONS

         California Water Service Group (Company) is a holding company that through its wholly-owned subsidiaries provides water utility and other related services in California, Washington, New Mexico and Hawaii. California Water Service Company (Cal Water), Washington Water Service Company (Washington Water), New Mexico Water Service Company (New Mexico Water) and Hawaii Water Service Company, Inc. (Hawaii Water) provide regulated utility services under the rules and regulations of their respective state's regulatory commission (jointly referred to as the Commissions). CWS Utility Services provides non-regulated water utility and utility-related services. The Company operates primarily in one business segment, providing water and related utility services.


         2
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation and Accounting Records. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated. The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions.

         Reclassifications. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

         Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue. Revenue consists of monthly cycle customer billings for regulated water and wastewater service at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

         The Company provides an allowance for doubtful accounts. The balance of customer receivables is net of the allowance for doubtful accounts at December 31, 2003 and 2002 of $289 and $181, respectively. The activity in the reserve account is as follows:

                                                           2003         2002
Beginning balance                                         $ 181        $ 224
  Provision for uncollectible accounts                      833          480
  Net write off of uncollectible accounts                  (725)        (523)
-----------------------------------------------------------------------------
Ending balance                                            $ 289        $ 181
-----------------------------------------------------------------------------

         Non-regulated Revenue. Revenue from non-regulated operations and maintenance agreements is recognized when services have been rendered to companies or municipalities under such agreements. Expenses are netted against the revenue billed and are reported in Other Income and Expenses on the Consolidated Statements of Income. Other non-regulated revenue is recognized when title has transferred to the buyer, or ratably over the term of the lease. For construction and design services, revenue is generally recognized on the completed contract method, as most projects are completed in less than three months. One construction and design project spanned multiple years and revenue was recognized using the percentage-of-completion method based on a zero profit margin until project completion. See Note 3, Other Income and Expenses.

         Expense Balancing and Memorandum Accounts. Expense balancing and memorandum accounts are used to track suppliers' rate increases for purchased water, purchased power and pump taxes that are not included in customer water rates. The cost increases are referred to as "Offsetable Expenses" because under certain circumstances they are recoverable from customers in future rate increases designed to offset the higher costs. The Company does not record the balancing and memorandum accounts until the Commission has authorized a change in customer rates and the customer has been billed.

         Utility Plant. Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. When depreciable plant is retired, the cost is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged to operating expenses as incurred. Maintenance projects are not accrued for in advance. Interest is capitalized on plant expenditures during the construction period and amounted to $1,995 in 2003, $1,473 in 2002 and $858 in 2001.

         Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost and are amortized over their useful life. Included in intangible assets is $6,515 paid to the City of Hawthorne in 1996 to lease the City's water system and associated water rights. The asset is being amortized on a straight-line basis over the 15-year life of the lease.

         The following table represents depreciable plant and equipment as of December 31:

                                                           2003             2002

Equipment                                            $  199,157       $  163,946
Transmission and distribution plant                     772,641          718,251
Office buildings and other structures                    66,260           45,047
--------------------------------------------------------------------------------
  Total                                              $1,038,058       $  927,244
--------------------------------------------------------------------------------

         Depreciation of utility plant for financial statement purposes is computed on a straight-line basis over the assets' estimated useful lives as follows:

                                                                   Useful Lives

Equipment                                                         5 to 50 years
Transmission and distribution plant                              40 to 65 years
Office buildings and other structures                            40 to 50 years

         The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.5% in 2003, and 2.4% in 2002 and 2001. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations.

         Cash Equivalents. Cash equivalents include highly liquid investments, primarily money market funds.

         Restricted Cash. Restricted cash primarily represents proceeds collected through a surcharge on certain customers' bills plus interest earned on the proceeds and is used to service California Safe Drinking Water Bond obligations. In addition, there are compensating balances at a bank in support of borrowings. All restricted cash is classified in other prepaid expenses. At December 31, 2003 and 2002, the amounts of restricted cash were $1,154 and $1,131, respectively.

         Regulatory Assets and Liabilities. The Company records regulatory assets for future revenues expected to be realized in customers' rates when certain items are recognized as expenses for rate making purposes. The income tax temporary differences relate primarily to the difference between book and income tax depreciation on utility plant that was placed in service before the Commissions adopted normalization for rate making purposes. Previously the tax effect was passed onto customers. In the future, when such timing differences reverse, the Company will be able to include the impact in customer rates. The regulatory assets are net of adjustments related to deferred income taxes that were provided at prior tax rates and the amount that would be provided at current tax rates. The differences will reverse over the remaining book lives of the related assets.

         In addition, regulatory assets include items that are recognized as liabilities for financial statement purposes, which will be recovered in future customer rates. The liabilities relate to postretirement benefits, vacation, self-insured workers' compensation and asset retirement obligations.

         Regulatory liabilities represent future benefit to rate payers for tax deductions that will be allowed in the future for funds received as Advances for Construction and Contributions in Aid of Construction. Regulatory liabilities also reflect timing differences provided at higher than the current tax rate, which will flow through to future rate payers.

         Regulatory assets and liabilities are comprised of the following as of December 31:

                                                              2003          2002
REGULATORY ASSETS
Income tax temporary differences                           $30,157       $31,341
Asset retirement obligations                                 4,985            --
Postretirement benefits other than pensions                  6,846         5,165
Accrued vacation and workers' compensation                  11,338         9,583
--------------------------------------------------------------------------------
  Total regulatory assets                                  $53,326       $46,089
--------------------------------------------------------------------------------

REGULATORY LIABILITIES
Future tax benefits to ratepayers                          $16,676       $17,201
--------------------------------------------------------------------------------

         Long-lived Assets. The Company regularly reviews its long-lived assets for impairment annually or when events or changes in business circumstances have occurred, which indicate the carrying amount of such assets may not be fully realizable. Potential impairment of assets held for use is determined by comparing the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. There have been no such impairments as of December 31, 2003 or 2002.

         Long-term Debt Premium, Discount and Expense. The discount and issuance expense on long-term debt is amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption. These amounts were $3,154, $2,449 and $0 in 2003, 2002 and 2001, respectively. Amortization expense included in interest expense was $415, $183 and $188 for 2003, 2002 and 2001, respectively.

         Accumulated Other Comprehensive Loss. The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan, less the accrued benefit, exceeds the unrecognized prior service cost resulting in an accumulated other comprehensive loss which has been recorded as a separate component of Stockholders' Equity. Advances for Construction.

         Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate-setting purposes. Annual refunds are made to developers without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction when they are no longer refundable in accordance with the contracts. Reclassifications were $1,813 in 2003 and $214 in 2002. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 2003 and 2002, the amounts refundable under the 20-year contracts were $1,350 and $3,248, respectively, and under 40-year contracts were $119,699 and $111,136, respectively. In addition, other Advances for Construction totaling $903 and $1,075 at December 31, 2003 and 2002, respectively, are refundable based upon customer connections. Estimated refunds of advances for each succeeding year (2004-2008) are $4,728, $4,492, $4,221, $4,221 and $4,058, and $100,231 thereafter.

         Contributions in Aid of Construction. Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base.
Depreciation related to assets acquired from contributions is charged to Contributions in Aid of Construction.

         Income Taxes. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

         It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers. The Commissions have granted the Company rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available Investment Tax Credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties for book purposes.

         Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996, the federal tax law, and in 1997, the California tax law, changed and only deposits for new services were taxable. In late 2000, federal regulations were further modified to exclude fire services from tax.

         Workers Compensation, General Liability and Other Claims. For workers compensation, the Company utilizes an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. For general liability claims and other claims, the Company estimates the costs incurred but not yet paid using historical information.

         Earnings Per Share. Basic earnings per share (EPS) is calculated by dividing income available to common stockholders (net income less preferred stock dividends of $153) by the weighted average shares outstanding during the year. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average shares outstanding including potentially dilutive shares as determined by application of the treasury stock method. The difference between basic and diluted weighted average number of common stock outstanding is the effect of dilutive common stock options outstanding.

         Stock-based Compensation. The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of nonqualified stock options. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No.148, "Accounting for Stock-Based Compensation - Transition Disclosure - An Amendment to SFAS No. 123," and as permitted by the statement, applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for its plan. All of the Company's outstanding options have an exercise price equal to the market price on the date they were granted. No compensation expense was recorded for the years ended December 31, 2003, 2002 or 2001.

         The table below illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

                                                                                   2003           2002           2001
Net income, as reported                                                      $   19,417     $   19,073     $   14,965
Deduct: Total stock-based employee compensation expense determined under
  fair value based method for all awards, net of related tax effects                 68             70             57
---------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                         $   19,349     $   19,003     $   14,908
---------------------------------------------------------------------------------------------------------------------

Earnings per share:
  Basic - as reported                                                        $     1.21     $     1.25     $     0.98
  Basic - pro forma                                                          $     1.21     $     1.24     $     0.98


  Diluted - as reported                                                      $     1.21     $     1.25     $     0.97
  Diluted - pro forma                                                        $     1.21     $     1.24     $     0.97

         Recent Accounting Pronouncements. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which applies to legal obligations associated with the retirement of long-lived assets and the associated asset retirement costs. The Statement was effective for the

Company in the first quarter of 2003. The Company recorded a long-term liability associated with its obligation to retire wells in accordance with the Department of Health Services' regulations when wells are abandoned and are no longer useful for utility operations. The balance of the obligation was $7,707 as of December 31, 2003. A portion of the cost ($2,722) has been previously recognized as a component of depreciation expense. The remaining future obligation has been recorded as a regulatory asset, as it will be recovered in the customers' future rates. As the Company incurs the expense of asset retirements, the cost is offset against accumulated depreciation. The accretion element recognized each period is recorded as an increase in the regulatory asset.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not impact the Company's financial position, results of operations or cash flows.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires that a liability be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Interpretation No. 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of the Interpretation expand existing disclosures required by a guarantor about its obligations under a guarantee. The adoption of Interpretation No. 45 did not impact the Company's financial position, results of operations or cash flows.

         In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," which amends Interpretation No. 46, "Consolidation of Variable Interest Entities." The revision exempted certain entities and modified the effective dates. The original guidance issued under Interpretation No. 46 in January 2003 is still applicable. Interpretation No. 46 and Interpretation No. 46R provide guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of the primary beneficiary. Interpretation No. 46R is effective for public entities for periods ending after March 15, 2004. The adoption of Interpretation No. 46R will not impact the Company's financial position, results of operations or cash flows.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." The Statement impacts the accounting for certain derivative contracts entered into after June 30, 2003. This Statement is effective for quarters beginning after June 15, 2003. The Company currently does not enter into derivative or hedging contracts. The adoption of SFAS No. 149 did not have an impact on the Company's financial position, results of operations or cash flows.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement is effective for financial instruments entered into after May 31, 2003, and is otherwise effective for quarters beginning after June 15, 2003. In November 2003, the FASB issued a staff position, which deferred the application of several provisions of SFAS No. 150. The Company has not issued financial instruments that have characteristics of both liabilities and equity. The adoption of SFAS No. 150 did not have nor is expected to have an impact on the Company's financial position, results of operations or cash flows.

         In December 2003, federal legislation was passed reforming Medicare and introducing the Medicare Part D prescription drug program. The Company has not yet determined the effects, if any, the new legislation will have on its postretirement benefit plan or calculations that are required under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which are disclosed in Note 12. The legislation may provide a special subsidy to the Company that may affect the actuarial assumptions used in determining the utilization rates and medical cost trends. In addition, the FASB may take future action in response to the legislation.

         3
         OTHER INCOME AND EXPENSES

         The Company conducts various non-regulated activities as reflected in the table below. Income reflects revenue less direct and allocated costs. Income taxes are not included.


                                             2003                     2002                     2001
                                     Revenue      Income      Revenue      Income      Revenue      Income
Operating and maintenance            $ 4,137     $   939      $ 4,007     $   800      $ 3,724     $   619
Meter reading and billing              1,337         473        1,179         464        1,130         204
Leases                                 1,190         781        1,050         661          818         469
Water rights brokering                   196         112        1,382         515          483         309
Design and construction                1,305         204        6,267         206        7,185         400
Other and non-regulated expenses         320        (412)         262        (459)         411        (575)
----------------------------------------------------------------------------------------------------------
  Total                              $ 8,485     $ 2,097      $14,147     $ 2,187      $13,751     $ 1,426
----------------------------------------------------------------------------------------------------------

         Operating and maintenance services and meter reading and billing services are provided for water and wastewater systems owned by private companies and municipalities. The agreements call for a fee per service or a flat-rate amount per month due from companies and municipalities. Leases have been entered into with telecommunications companies for cellular phone antennas placed on the Company's property. Water right brokering activity involves purchasing water rights from third parties and reselling those rights to other third parties. Design and construction services are for the design and installation of water mains and other water infrastructure for others outside our regulated service areas.


         4
         ACQUISITIONS

         In 2003, after receiving regulatory approval, the Company acquired the Kaanapali Water Corporation and renamed the corporation Hawaii Water Service Company, Inc. The purchase was for $6,094 in cash for the approximate amount of rate base. If the rate base is adjusted by the Commission in the next rate proceeding, the purchase price will be adjusted accordingly.

         During 2002, after receiving regulatory approval, the Company acquired the assets of Rio Grande Utility Corporation (Rio Grande) through its wholly-owned subsidiary, New Mexico Water. The purchase includes the water and wastewater assets of Rio Grande, which serves water and wastewater customers in unincorporated areas of Valencia County, New Mexico. The purchase price was $2,300 in cash, plus assumption of $3,100 in outstanding debt. Rate base for the system is $5,400, including intangible water rights valued at $732.

         In 2001, the Company acquired four companies operating in Cal Water's Visalia District. The acquisitions were completed in February 2001, in exchange for 36,180 shares of Company common stock worth $899 and assumed debt of $218. The acquisitions were accounted for under the pooling of interests method of accounting; however, due to the results from operations not being material to the Company's consolidated results from operations, prior periods were not restated. The net equity acquired was recorded as an increase to retained earnings at the beginning of the year. In addition, Washington Water purchased the assets of eight water companies for cash of $701.

         Condensed balance sheets and pro forma results of operations for these acquisitions have not been presented since the effect of these purchases are not material. Acquisitions that involved purchase of assets were accounted for under the purchase method of accounting.

         5
         INTANGIBLE ASSETS

         As of December 31, 2003 and 2002, intangible assets that will continue to be amortized and those not amortized were:


                                                                           2003                                   2002
                                                              -------------------------------        -------------------------------
                                              Weighted
                                               Average        Gross                       Net        Gross                       Net
                                          Amortization     Carrying  Accumulated     Carrying     Carrying  Accumulated     Carrying
                                          Period (yrs.)       Value Amortization        Value        Value Amortization        Value
Amortized intangible assets:
  Hawthorne lease                                   15      $ 6,515      $ 3,402      $ 3,113      $ 6,515      $ 2,968      $ 3,547
  Water pumping rights                           usage        1,046            8        1,038        1,046            2        1,044
  Water planning studies                            14        2,234          386        1,848        1,783          238        1,545
  Leasehold improvements
    and other                                       15        2,338          952        1,386        2,160        1,027        1,133
------------------------------------------------------------------------------------------------------------------------------------
      Total                                         15      $12,133      $ 4,748      $ 7,385      $11,504      $ 4,235      $ 7,269
------------------------------------------------------------------------------------------------------------------------------------

Unamortized intangible assets:
  Perpetual water rights                           --       $ 2,696           --      $ 2,696      $ 2,425           --      $ 2,425


         For the years ending December 31, 2003, 2002 and 2001, amortization of intangible assets was $713, $670 and $630, respectively. Estimated future amortization expense related to intangible assets for the succeeding five years is $788, $786, $770, $641 and $612 for 2004 to 2008, and $3,788 thereafter.


         6
         PREFERRED STOCK

         As of December 31, 2003 and 2002, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock.

         The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243 would be due to preferred stock shareholders upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation. Each Series C preferred share is entitled to sixteen votes, with the right to cumulative votes at any election of directors.


         7
         COMMON STOCKHOLDERS' EQUITY

         The Company is authorized to issue 25 million shares of $0.01 par value common stock. As of December 31, 2003 and 2002, 16,932,046 shares and 15,182,046 shares, respectively, of common stock were issued and outstanding.

         Dividend Reinvestment and Stock Repurchase Plan. Under the Plan, stockholders may reinvest dividends to purchase additional common stock without commission fees. The Plan also allows existing stockholders and other interested investors to purchase common stock through the transfer agent up to certain limits. The Company's transfer agent operates the Plan and purchases shares on the open market to provide shares for the Plan.

         Stockholder Rights Plan. The Company's Stockholder Rights Plan (SRP) is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board. The SRP was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock in certain circumstances. The Rights are for a ten-year period that expires in February 2008.

         Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a
Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer that would cause the person's ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holder's shares at a premium.

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


         8
         SHORT-TERM BORROWINGS

         At December 31, 2003, the Company maintained a bank line of credit providing unsecured borrowings of up to $10 million at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a separate bank line of credit for an additional $45 million on the same terms as the Company's line of credit. Both agreements required a 30-day out-of-debt period for 2003, which was met. For 2004, the $10 million line has a requirement where the outstanding balance must be below $5 million for a 30-day consecutive period. The $45 million Cal Water line has a requirement that the outstanding balance must be below $10 million for a 30-day consecutive period. Both agreements include a provision that allows the bank to call the loan and cancel the facility if Cal Water's debt ratings fall below investment grade (Moody's Baa3 or S&P's BBB-). The Company and Cal Water were in compliance with all covenants as of December 31, 2003. At December 31, 2003, $4 million was outstanding on the Cal Water line and there were no borrowings on the Company line.

         Washington Water has a loan commitment for $0.1 million from a bank to meet its operating and capital equipment purchase requirements at interest rates negotiated with the bank. At December 31, 2003, nothing was outstanding under the short-term commitment.

         New Mexico Water has a $2.6 million credit agreement with a New Mexico bank that expires in May 2004. The interest rate for the agreement is based on prime rate plus 75 basis points. At December 31, 2003, the amount borrowed was $2.5 million.

         The following table represents borrowings under the bank lines of credit:

                                           2003            2002            2001
Maximum short-term borrowings        $   58,633      $   52,285      $   36,800
Average amount outstanding           $   30,388      $   25,495      $   24,453
Weighted average interest rate             2.96%           3.44%           5.29%
Interest rate at December 31               4.08%           3.61%           3.16%


         9
         LONG-TERM DEBT

         As of December 31, 2003 and 2002, long-term debt outstanding was:

                             Interest    Maturity
                   Series        Rate        Date        2003            2002

First Mortgage Bonds:   J       8.86%        2023    $  3,800        $  4,000
                        K       6.94%        2012       5,000           5,000
                       CC       9.86%        2020      18,300          18,400
                       EE       7.90%        2023          --          19,100
                       FF       6.95%        2023          --          19,100
                       GG       6.98%        2023          --          19,100
-----------------------------------------------------------------------------
                                                       27,100          84,700
-----------------------------------------------------------------------------

Senior Notes:           A       7.28%        2025      20,000          20,000
                        B       6.77%        2028      20,000          20,000
                        C       8.15%        2030      20,000          20,000
                        D       7.13%        2031      20,000          20,000
                        E       7.11%        2032      20,000          20,000
                        F       5.90%        2017      20,000          20,000
                        G       5.29%        2022      20,000          20,000
                        H       5.29%        2022      20,000          20,000
                        I       5.54%        2023      10,000              --
                        J       5.44%        2018      10,000              --
                        K       4.58%        2010      10,000              --
                        L       5.48%        2018      10,000              --
                        M       5.52%        2013      20,000              --
                        N       5.55%        2013      20,000              --
-----------------------------------------------------------------------------
                                                      240,000         160,000
-----------------------------------------------------------------------------

California Department of
  Water Resources loans  3.0% to 7.4%     2003-33       2,747           2,797

Other long-term debt                                    3,283           3,868
-----------------------------------------------------------------------------

  Total long-term debt                                273,130         251,365
Less current maturities                                   904           1,000
-----------------------------------------------------------------------------

  Long-term debt, less current maturities            $272,226        $250,365
-----------------------------------------------------------------------------

         The first mortgage bonds and unsecured senior notes are obligations of Cal Water. All bonds are held by institutional investors and are secured by substantially all of Cal Water's utility plant. The senior notes are held by institutional investors and require interest-only payments until maturity, except Series G and H Senior Notes, which have an annual sinking fund requirement of $1.8 million starting in 2012. The Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt is primarily equipment and system acquisition financing arrangements with financial institutions. Compensating balances of $228 as of December 31, 2003, are required by these institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2004 through 2008) are $904, $880, $808, $819 and $804, and $268,915 thereafter.


         10
         OTHER ACCRUED LIABILITIES

         As of December 31, 2003 and 2002, other accrued liabilities were:

                                                              2003          2002
Accrued pension and postretirement benefits                $11,828       $ 9,635
Accrued and deferred compensation                            7,192         6,041
Accrued insurance                                            2,894         2,914
Other                                                        5,546         5,524
--------------------------------------------------------------------------------
                                                           $27,460       $24,114
--------------------------------------------------------------------------------


         11
         INCOME TAXES

         Income tax expense (benefit) consists of the following:

                                    Federal       State        Total

2003                 Current       $  8,506     $ 2,604     $ 11,110
                    Deferred          1,697          91        1,788
--------------------------------------------------------------------
                       Total       $ 10,203     $ 2,695     $ 12,898
--------------------------------------------------------------------

2002                 Current       $  8,797     $ 2,406     $ 11,203
                    Deferred          1,039         326        1,365
--------------------------------------------------------------------
                       Total       $  9,836     $ 2,732     $ 12,568
--------------------------------------------------------------------

2001                 Current       $  6,472     $ 2,136     $  8,608
                    Deferred          1,456        (336)       1,120
--------------------------------------------------------------------
                       Total       $  7,928     $ 1,800     $  9,728
--------------------------------------------------------------------

         Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statements of Income. The difference is reconciled in the table below:

                                                         2003          2002          2001
Computed "expected" tax expense                      $ 11,310      $ 11,074      $  8,643
Increase (reduction) in taxes due to:
  State income taxes, net of federal tax benefit        1,846         1,818         1,170
  Investment tax credits                                  (91)         (191)         (156)
  Other                                                  (167)         (133)           71
-----------------------------------------------------------------------------------------
Total income tax expense                             $ 12,898      $ 12,568      $  9,728
-----------------------------------------------------------------------------------------


         The components of deferred income tax expense were:

                                                 2003         2002          2001
Depreciation                                  $ 3,110      $ 2,405      $ 2,337
Developer advances and contributions           (1,136)        (789)        (783)
Bond redemption premiums                          911          806          (42)
Investment tax credits                           (110)         (95)         (94)
Other                                            (987)        (962)        (298)
-------------------------------------------------------------------------------
Total deferred income tax expense             $ 1,788      $ 1,365      $ 1,120
-------------------------------------------------------------------------------


         The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented in the following table:

                                                                                              2003        2002
Deferred tax assets:
  Developer deposits for extension agreements and contributions in aid of construction     $42,517     $41,776
  Federal benefit of state tax deductions                                                    6,439       6,325
  Book plant cost reduction for future deferred ITC amortization                             1,728       1,639
  Insurance loss provisions                                                                  1,179         876
  Pension plan                                                                               1,359       1,136
  Other                                                                                        945         850
--------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                   54,167      52,602
--------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Utility plant, principally due to depreciation differences                                89,464      82,130
  Premium on early retirement of bonds                                                       2,708       1,843
--------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                              92,172      83,973
--------------------------------------------------------------------------------------------------------------
  Net deferred tax liabilities                                                             $38,005     $31,371
--------------------------------------------------------------------------------------------------------------

         A valuation allowance was not required at December 31, 2003 and 2002. Based on historical taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

         12
         EMPLOYEE BENEFIT PLANS

         Pension Plan. The Company provides a qualified defined benefit, non-contributory pension plan for substantially all employees. The Company also maintains an unfunded, non-qualified, supplemental executive retirement plan. The costs of the plans are charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. The Company estimates that the annual contribution to the pension plan will be $8,235 in 2004. Plan assets in the pension plan as of December 31, 2003 and 2002 (the measurement dates for the plan) were as follows:

Asset Category                          Target    2003      2002

Bond Funds                              40.0%     42.9%     52.6%
Equity Accounts                         60.0%     57.1%     47.4%

         The investment objective of the fund is to maximize the return on assets, commensurate with the risk the Company Trustees deem appropriate to meet the obligations of the Plan, minimize the volatility of the pension expense and account for contingencies. The Trustees utilize the services of an outside investment advisor and periodically measure fund performance against specific indexes, in an effort to generate a rate of return for the total portfolio that equals or exceeds the actuarial investment rate assumptions.

         Pension benefit payments are generally done in the form of purchasing an annuity from a life insurance company. Benefit payments under the supplemental executive retirement plan are paid currently. Benefits expected to be paid in each year 2004 to 2008 are $3,711, $4,078, $4,817, $5,028 and $6,746,
respectively. The aggregate benefit expected to be paid in the five years 2009 to 2013 is $44,861. The expected benefit payments are based upon the same assumption used to measure the Company's benefit obligation at December 31, 2003, and include estimated future employee service.

         The accumulated benefit obligations of the pension plan are $62,368 and $58,318 as of December 31, 2003 and 2002, respectively. The fair value of pension plan assets was $63,216 and $56,303 as of December 31, 2003 and 2002, respectively. The unfunded supplemental executive retirement plan accumulated benefit obligations were $6,480 and $5,972 as of December 31, 2003 and 2002, respectively.

         The data in the tables below includes the unfunded, non-qualified, supplemental executive retirement plan. In addition, the tables reflect a plan amendment effective January 1, 2003, which increased the annual minimum benefit, which is recognized over the estimated working lives of the employees.

         Savings Plan. The Company sponsors a 401(k) qualified, defined contribution savings plan that allows participants to contribute up to 20% of pretax compensation. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,433, $1,422 and $1,425, for the years 2003, 2002 and 2001, respectively.

         Other Postretirement Plans. The Company provides substantially all active, permanent employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Plan assets are invested in mutual funds and short-term money market funds. Retired employees are also provided with a life insurance benefit.

         The Company records the costs of postretirement benefits during the employees' years of active service. The Commissions have issued decisions that authorize rate recovery of tax deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

         The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2003 and 2002:

                                                                    Pension Benefits                Other Benefits
                                                               ------------------------        ------------------------
                                                                   2003            2002            2003            2002
Change in projected benefit obligation:
Beginning of year                                              $ 79,569        $ 60,359        $ 17,503        $ 14,708
Service cost                                                      3,879           2,968           1,033             815
Interest cost                                                     5,374           4,404           1,224           1,037
Assumption change                                                 6,662              30           1,462             699
Plan amendment                                                       --          15,424              --              40
Experience loss                                                   2,058             660           1,106             845
Benefits paid                                                    (9,186)         (4,276)           (109)           (641)
-----------------------------------------------------------------------------------------------------------------------
End of year                                                    $ 88,356        $ 79,569        $ 22,219        $ 17,503
-----------------------------------------------------------------------------------------------------------------------

Change in plan assets:
Fair value of plan assets at beginning of year                 $ 56,303        $ 57,340        $  2,465        $  2,300
Actual return on plan assets                                     10,667          (2,377)            364             (79)
Employer contributions                                            5,432           5,616             977             885
Retiree contributions                                                --              --             580             470
Benefits paid                                                    (9,186)         (4,276)           (689)         (1,111)
-----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       $ 63,216        $ 56,303        $  3,697        $  2,465
-----------------------------------------------------------------------------------------------------------------------

Funded status                                                  $(25,140)       $(23,266)       $(18,522)       $(15,038)
Unrecognized actuarial loss                                       4,031           1,281           7,175           5,025
Unrecognized prior service cost                                  17,074          18,875             712             786
Unrecognized transition obligation                                   --              --           2,769           3,045
Unrecognized net initial asset                                       --              --            (276)           (276)
-----------------------------------------------------------------------------------------------------------------------
Net amount recognized                                          $ (4,035)       $ (3,110)       $ (8,142)       $ (6,458)
-----------------------------------------------------------------------------------------------------------------------


         Amounts recognized on the balance sheets consist of:

                                           Pension Benefits           Other Benefits
                                         --------------------      --------------------
                                            2003         2002         2003         2002
Accrued benefit costs                    $(4,035)     $(3,110)     $(8,142)     $(6,458)
Additional minimum liability              (2,992)      (4,784)          --           --
Intangible asset                           2,691        4,650           --           --
Accumulated other comprehensive loss         301          134           --           --
---------------------------------------------------------------------------------------
Net amount recognized                    $(4,035)     $(3,110)     $(8,142)     $(6,458)
---------------------------------------------------------------------------------------

         Below are the actuarial assumptions used for the benefit plans:

                                                         Pension Benefits     Other Benefits
                                                       --------------------   --------------
                                                       2003            2002    2003    2002
Weighted average assumptions as of December 31:
  Discount rate                                       6.25%           6.70%   6.25%   6.70%
  Long-term rate of return on plan assets             8.00%           8.00%   8.00%   8.00%
  Rate of compensation increases              1.50 to 4.25%   1.00 to 4.25%     --       --

         The long-term rate of return assumption is the expected rate of return on a balanced portfolio invested roughly 60% in equities and 40% in fixed income securities. The average return for the plan for the last five and ten years was 6.2% and 8.6%, respectively.

         Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 2003, 2002 and 2001 included the following components:

                                              Pension Plan                         Other Benefits
                                   ---------------------------------      ---------------------------------
                                      2003         2002         2001         2003         2002         2001
Service cost                       $ 3,879      $ 2,968      $ 2,786      $ 1,033      $   815      $   625
Interest cost                        5,374        4,404        4,333        1,224        1,037          858
Expected return on plan assets      (4,757)      (4,497)      (4,946)        (233)        (216)        (212)
Net amortization and deferral        1,861        1,166          855          637          500          363
-----------------------------------------------------------------------------------------------------------
Net periodic benefit cost          $ 6,357      $ 4,041      $ 3,028      $ 2,661      $ 2,136      $ 1,634
-----------------------------------------------------------------------------------------------------------


         Postretirement benefit expense recorded in 2003, 2002 and 2001 was $1,160, $1,157 and $885, respectively. A regulatory asset of $6,846 was recorded and is expected to be recoverable through future customer rates. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

         For 2003 measurement purposes, the Company assumed a 6% annual rate of increase in the per capita cost of covered benefits for 2004. Thereafter, the Company assumed a 5% annual rate. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                                       1-percentage    1-percentage
                                                     Point Increase  Point Decrease
Effect on total service and interest costs                $     487      $    (378)
Effect on accumulated postretirement benefit obligation   $   3,926      $  (3,119)


         13
         STOCK-BASED COMPENSATION PLAN

         The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of non-qualified stock options, performance shares and dividend units. Under the plan, a total of 1,500,000 common shares are authorized for option grants. Options are granted at an exercise price that is not less than the per share common stock market price on the date of grant. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a ten-year period. At December 31, 2003, 74,625 options were exercisable at a weighted average price of $24.45. No options were granted in 2003.

         The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                         2003       2002       2001
Expected dividend                         n/a       4.5%       4.3%
Expected volatility                       n/a      14.4%      30.4%
Risk-free interest rate                   n/a      3.25%       4.6%
Expected holding period in years          n/a      5.0         5.0

         The following table summarizes the activity for the stock option plan:

                                                                Weighted
                                                    Weighted     Average                Weighted
                                                     Average   Remaining                 Average
                                                    Exercise Contractual     Options        Fair
                                       Shares          Price        Life Exercisable       Value
Outstanding at December 31, 2000       53,500      $   23.06         9.5          --          --
Granted                                58,000          25.94                            $   5.65
Cancelled                             (12,000)         24.50
------------------------------------------------------------------------------------------------
Outstanding at December 31, 2001       99,500          24.57         8.8      11,875          --
Granted                                55,000          25.15                                2.05
------------------------------------------------------------------------------------------------
Outstanding at December 31, 2002      154,500          24.77         8.2      36,750          --
Cancelled                              (5,250)         24.78
------------------------------------------------------------------------------------------------
Outstanding at December 31, 2003      149,250      $   24.77         7.2      74,625          --
------------------------------------------------------------------------------------------------

         14
         FAIR VALUE OF FINANCIAL INSTRUMENTS

         For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, accounts receivables, accounts payables and short-term borrowings, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $272 million as of December 31, 2003, and $306 million as of December 31, 2002, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The fair value of advances for construction contracts is estimated at $48 million as of December 31, 2003 and $34 million as of December 31, 2002, based on data provided by brokers who purchase and sell these contracts.


         15
         COMMITMENTS AND CONTINGENCIES

         Commitments. The Company leases office facilities in many of its operating districts. The total paid and charged to operations for such leases was $577 in 2003, $700 in 2002 and $620 in 2001.

         The Company has long-term contracts with two wholesale water suppliers that require the Company to purchase minimum annual water quantities. Purchases are priced at the suppliers' then current wholesale water rate. The Company operates to purchase sufficient water to equal or exceed the minimum quantities under both contracts. The total paid under the contracts was $8,557 in 2003, $6,816 in 2002 and $6,208 in 2001.

         The Company leases the City of Hawthorne water system, which in addition to the upfront lease payment, includes an annual payment. The 15-year lease expires in 2011. The annual payments in 2003, 2002 and 2001 were $111, $100 and $100, respectively. In July 2003 the Company entered into a 15-year lease of the City of Commerce water system. The lease includes an annual lease payment of $845 per year plus a cost savings sharing arrangement.

         Payments for these contracts are summarized below:


                      Office Leases   Water Contracts   System Leases
2004                        $   456          $  8,138          $  961
2005                            379             8,463             961
2006                            355             8,802             961
2007                            285             9,154             961
2008                            257             9,520             961
thereafter                      441             9,901           8,346

         The water supply contract with Stockton East Water District (SEWD) requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $3,779 in 2003, $2,967 in 2002 and $3,496 in 2001. Pricing under the contract varies annually.

         In 2002, New Mexico Water signed an agreement to purchase National Utilities Corporation and land for approximately $1.1 million in cash. The purchase of National Utilities is subject to the approval of the New Mexico Public Regulation Commission, which is expected in the first half of 2004.

         Contingencies. In 1995, the State of California's Department of Toxic Substances Control (DTSC) named the Company as a potential responsible party for cleanup of a toxic contamination plume in the Chico groundwater. The toxic spill occurred when cleaning solvents, which were discharged into the city's sewer system by local dry cleaners, leaked into the underground water supply. The DTSC contends that the Company's responsibility stems from its operation of wells in the surrounding vicinity that caused the contamination plume to spread. While the Company is cooperating with the cleanup effort, it denies any responsibility for the contamination or the resulting cleanup and intends to vigorously resist any action that may be brought against it. The Company has negotiated with DTSC regarding dismissal of the Company from the claim in exchange for the Company's cooperation in the cleanup effort. However, no agreement has been reached with DTSC regarding dismissal of the Company from the DTSC action. In December 2002, the Company was named along with eight other defendants in a lawsuit filed by DTSC for the cleanup of the plume. The suit asserts that the defendants are jointly and severally liable for the estimated cleanup of $8.7 million. The Company believes that it has insurance coverage for this claim and that if it were ultimately held responsible for a portion of the cleanup costs, there would not be a material adverse effect on the Company's financial position or results of operations. The Company's insurance carrier is currently paying the cost of legal representation in this matter.

         In 2003, the Company was served with a lawsuit in state court naming it as one of several defendants for damages alleged to have resulted from waste oil contamination in the groundwater in the Marysville District. The suit did not specify a dollar amount. The Company does not believe that the complaint alleges any facts under which it may be held liable. The Court has twice dismissed the complaint on various grounds raised by the Company, but the Court has continued to grant the plaintiff leave to amend the complaint. If necessary, the Company intends to vigorously defend the suit. In 2002, the plaintiff in this action brought a suit against the Company in federal court with similar allegations concerning groundwater contamination. The suit was dismissed; however, the Court did not bar the plaintiff from filing a state claim. If an assessment is determined by a court, the Company believes that its insurance policy will cover costs related to this matter under the terms of the policy.

         In December 2001, the Company and several other defendants were served with a lawsuit by the estate and immediate family members of a deceased employee of a pipeline construction contractor. The contractor's employee had worked on various Company projects over a number of years. The plaintiffs allege that the Company and other defendants are responsible for an asbestos-related disease that is claimed to have caused the death of the contractor's employee. The complaint seeks damages in excess of $0.1 million, in addition to unspecified punitive damages. The Company denies responsibility in the case and intends to vigorously defend itself against the claim. Pursuant to an indemnity provision in the contracts between the contractor and the Company, the contractor has accepted liability for the claim against the Company and is reimbursing the Company for its defense costs.

         The Company and City of Stockton (City) purchase water from Stockton East Water District (SEWD). The City believes that SEWD's meter, which recorded water deliveries to the City's system, malfunctioned for some period of time, and as a result the City overpaid for water deliveries from SEWD. If the City's assertion is correct, SEWD would owe the City a credit which may be recovered from its other customers, which is primarily the Company. SEWD has initially agreed with the City's assertion and has recommended a reimbursement to the City and a billing adjustment to the Company of $1.9 million over a 24-month period. At this time, the Company has not agreed with the assertion or the method in which the overcharging to the City was determined. The Company has not been formally notified by SEWD of a liability to the Company. The Company has been billed $0.7 million, and has paid in 2003 higher costs associated with this claim. These amounts were recorded as an expense in 2003. The Company has ceased further payments of this adjustment and has hired a consultant to perform a study on the situation. After completion of the study, the Company will negotiate with SEWD and the City. Given the assertion of the City, the estimated settlement is between $0.7 and $1.9 million. The Company believes that any additional expense associated with settlement would be recoverable in customers' rates.

         In February 2003, the California Public Utilities Commission (CPUC) Office of Ratepayer Advocates recommended that Cal Water be fined up to $9.6 million and refund $0.5 million in revenue for failing to report two acquisitions as required by the CPUC. One acquisition was completed prior to adoption of the reporting requirement by the CPUC; the other was inadvertently not reported. Cal Water acquired the two water systems, which serve 283 customers, for approximately $0.1 million. The staff's recommendation does not challenge the level of service provided or amounts charged for water service to the customers; it is based solely on the fact that Cal Water failed to report the acquisitions to the CPUC. On July 10, 2003 the CPUC issued Resolution W-4390. In this resolution, the CPUC's staff challenged whether Cal Water was properly authorized to make these two acquisitions, as a result of the failure to report. The resolution grants Cal Water's request to consult and work with the CPUC's Water Division to resolve the matters. Since the CPUC's policy is to encourage large water utilities to acquire small water systems, Cal Water believes that a reasonable resolution will be reached. At this time, Cal Water cannot estimate the costs or the timing of the resolution of these issues. Cal Water does not believe that the staff's recommendation will be upheld when this matter is considered by the CPUC. Accordingly, no liability was accrued in the financial statements.

         In September 2003, the CPUC issued decision D. 03-09-021. In this decision, the CPUC ordered Cal Water to maintain and track sales records for each property that was at any time included in rate base and subsequently sold and to share these records with the CPUC. The CPUC's staff is reviewing Cal Water's recording of proceeds and recognition of gain on sales of these non-utility, surplus properties. Cal Water believes the sales of surplus properties were properly recorded in accordance with the Water Utility
Infrastructure Act of 1995 and the CPUC's decision authorizing the holding company structure for California Water Service Group. Gains have been recognized outside of regulated operations, as the properties sold were not being used in the regulated operations and were excluded from rate base for rate setting purposes. Also, proceeds from these sales have been reinvested in the regulated business of Cal Water. The CPUC has requested documentation to determine whether Cal Water appropriately removed these non-utility, surplus properties from rate base in a timely manner, and has requested documentation on the determination that these properties were no longer used and useful. If the CPUC finds any surplus property sale or transfer was recorded inappropriately, then this could result in a reduction to rate base used to determine future rates charged to regulated customers. This could reduce future revenues, net income and cash flows. The Company is not able to provide estimates of the timing or what the ultimate resolution may be.

         The Company is involved in other proceedings or litigation arising in the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its financial position, results of operations or cash flows.

         16
         QUARTERLY FINANCIAL DATA (UNAUDITED)

         The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT." Through 2003, dividends have been paid on common stock for 59 consecutive years and the rate has been increased each year since 1968.

2003 - in thousands except per share amounts        First             Second             Third            Fourth
                                            -------------      -------------     -------------     -------------
Operating revenue                           $      51,311      $      67,994     $      88,197     $      69,626
Net operating income                                2,625              7,548            12,519             7,542
Net income (loss)                                    (768)             4,585             8,587             7,013
Diluted earnings (loss) per share                   (0.05)              0.30              0.53              0.41
Common stock market price range:
  High                                              26.27              30.97             29.98             27.99
  Low                                               23.92              25.79             25.20             25.51
Dividends paid                                     .28125              .2812             .2812            .28125

2002 - in thousands except per share amounts


Operating revenue                           $      51,611      $      69,183     $      81,440     $      60,917
Net operating income                                5,353              8,405            11,597             5,392
Net income                                          1,928              6,619             7,675             2,851
Diluted earnings per share                           0.12               0.43              0.50              0.19
Common stock market price range:
  High                                              26.25              26.69             26.45             25.95
  Low                                               23.20              23.40             21.60             23.65
Dividends paid                                      .2800              .2800             .2800             .2800

         Independent Auditors' Report

         THE BOARD OF DIRECTORS AND STOCKHOLDERS
         CALIFORNIA WATER SERVICE GROUP:

         We  have  audited  the  accompanying  consolidated  balance  sheets  of
California Water Service Group and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Mountain View, California
January 27, 2004


         Certifications

         As provided in the rules of the New York Stock Exchange (NYSE), the Company's Chief Executive Officer has certified to the NYSE in writing that, as of March 4, 2004, he was not aware of any violation by the Company of the NYSE's Corporate Governance listing standards. The Company has included as Exhibits
31.1 and 31.2 to its Annual Report on Form 10-K for the year ended December 31, 2003, certifications from its Chief Executive Officer and Chief Financial Officer regarding the quality of the Company's public disclosure.