Form 10-K, Exhibit 13
period 2004-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2005-03-15
CIK 1035201

Ten-Year Financial Review
California Water Service Group


(Dollars in thousands, except
  common share data)                                2004      2003       2002      2001      2000
SUMMARY OF OPERATIONS
Operating revenue
        Residential                               $221,323  $194,903   $184,894  $173,823  $171,234
        Business                                    55,803    49,666     46,404    44,944    44,211
        Industrial                                  13,592    11,255     11,043     9,907    11,014
        Public authorities                          15,118    12,789     12,706    11,860    11,609
        Other                                        9,731     8,515      8,104     6,286     6,738
                                                  --------  --------   --------  --------  --------
        Total operating revenue                    315,567   277,128    263,151   246,820   244,806
Operating expenses                                 274,084   246,894    232,404   221,116   211,610
Interest expense, other income
  and expenses, net                                 15,457    10,817     11,674    10,739    13,233
                                                  --------  --------   --------  --------  --------
        Net income                                $ 26,026  $ 19,417   $ 19,073  $ 14,965  $ 19,963
                                                  --------  --------   --------  --------  --------

COMMON SHARE DATA
Earnings per share  diluted                       $   1.46  $   1.21   $   1.25  $   0.97  $   1.31
Dividend declared                                    1.130     1.125      1.120     1.115     1.100
Dividend payout ratio                                   77%       93%        90%      115%       84%
Book value                                          $15.66  $  14.44   $  13.12  $  12.95  $  13.13
Market price at year-end                             37.65     27.40      23.65     25.75     27.00
Common shares outstanding
 at year-end in thousands)                          18,367    16,932     15,182    15,182    15,146
Return on average common
 stockholders equity                                   9.8%      9.1%       9.7%      7.6%     10.1%
Long-term debt interest coverage                      3.38      2.78       2.73      2.64      3.31
                                                  --------  --------   --------  --------  --------

BALANCE SHEET DATA
Net utility plant                                 $800,305  $759,498   $696,988  $624,342  $582,782
Utility plant expenditures
        (company-funded and
          developer-funded)                         68,573    74,253     88,361    62,049    37,161
Total assets                                       942,853   873,035    798,478   710,214   666,605
Long-term debt including
  current portion                                  275,921   273,130    251,365   207,981   189,979
Capitalization ratios:
        Common stockholders equity                    50.8%     47.0%      44.0%     48.8%     51.1%
        Preferred stock                                0.6%      0.7%       0.7%      0.9%      0.9%
        Long-term debt                                48.6%     52.3%      55.3%     50.3%     48.0%
                                                  --------  --------   --------  --------  --------

OTHER DATA
Water production
  (millions of gallons)
        Wells and surface supply                    72,279    68,416     69,414    65,283    65,408
        Purchased                                   66,760    63,264     62,811    61,343    62,237
                                                  --------  --------   --------  --------  --------
                Total water production             139,039   131,680    132,225   126,626   127,645
                                                  --------  --------   --------  --------  --------
Metered customers                                  395,286   387,579    380,087   371,281   366,242
Flat-rate customers                                 77,869    78,843     78,901    79,146    78,104
                                                  --------  --------   --------  --------  --------
        Customers at year-end                      473,155   466,422    458,988   450,427   444,346
                                                  --------  --------   --------  --------  --------
New customers added                                  6,733     7,434      8,561     6,081     5,219
Revenue per customer                              $    667  $    594   $    579  $    552  $    554
Utility plant per customer                           2,418     2,313      2,182     2,020     1,916
Employees at year-end                                  837       813        802       783       797
                                                  --------  --------   --------  --------  --------


(Dollars in thousands, except
  common share data)                                 1999      1998      1997       1996      1995
SUMMARY OF OPERATIONS
Operating revenue
        Residential                               $163,681  $150,491   $158,210  $148,313  $132,859
        Business                                    41,246    38,854     40,520    37,605    35,873
        Industrial                                  12,695    10,150     10,376     9,748     9,952
        Public authorities                          10,898     9,654     11,173    10,509     9,585
        Other                                        6,417     5,777      4,886     4,083     4,833
                                                  --------  --------   --------  --------  --------
        Total operating revenue                    234,937   214,926    225,165   210,258   193,102
Operating expenses                                 201,890   183,245    188,020   177,356   164,958
Interest expense, other income
  and expenses, net                                 11,076    11,821     11,388    11,502    11,176
                                                  --------  --------   --------  --------  --------
        Net income                                $ 21,971  $ 19,860   $ 25,757  $ 21,400  $ 16,968
                                                  --------  --------   --------  --------  --------

COMMON SHARE DATA
Earnings per share  diluted                       $   1.44  $   1.31   $   1.71  $   1.42  $   1.13
Dividend declared                                    1.085     1.070      1.055     1.040     1.020
Dividend payout ratio                                   75%       82%        62%       73%       90%
Book value                                        $  12.89  $  12.49   $  12.15  $  11.47  $  10.97
Market price at year-end                             30.31     31.31      29.53     21.00     16.38
Common shares outstanding
 at year-end in thousands)                          15,094    15,015     15,015    15,015    14,934
Return on average common
 stockholders equity                                  11.5%     10.8%      14.5%     12.8%     10.6%
Long-term debt interest coverage                      3.79      3.64       4.37      3.81      3.41
                                                  --------  --------   --------  --------  --------

BALANCE SHEET DATA
Net utility plant                                 $564,390  $538,741   $515,917  $495,985  $471,994
Utility plant expenditures
        (company-funded and
          developer-funded)                         48,599    41,061     37,511    40,310    31,031
Total assets                                       645,507   613,143    594,444   569,745   553,027
Long-term debt including
  current portion                                  171,613   152,674    153,271   151,725   154,416
Capitalization ratios:
        Common stockholders equity                    53.0%     54.6%      53.8%     52.7%     50.9%
        Preferred stock                                0.9%      1.0%       1.0%      1.1%      1.1%
        Long-term debt                                46.1%     44.4%      45.2%     46.2%     48.0%
                                                  --------  --------   --------  --------  --------

OTHER DATA
Water production
  (millions of gallons)
        Wells and surface supply                    65,144    57,482     63,736    60,964    54,818
        Purchased                                   58,618    54,661     59,646    56,769    57,560
                                                  --------  --------   --------  --------  --------
                Total water production             123,762   112,143    123,382   117,733   112,378
                                                  --------  --------   --------  --------  --------
Metered customers                                  361,235   354,832    350,139   345,307   335,238
Flat-rate customers                                 77,892    77,568     77,878    77,991    78,330
                                                  --------  --------   --------  --------  --------
        Customers at year-end                      439,127   432,400    428,017   423,298   413,568
                                                  --------  --------   --------  --------  --------
New customers added                                  6,727     4,383      4,719     9,730     2,263
Revenue per customer                              $    539  $    500   $    529  $    502  $    468
Utility plant per customer                           1,851     1,768      1,694     1,632     1,580
Employees at year-end                                  790       759        752       740       738
                                                  --------  --------   --------  --------  --------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

California Water Service Group


FORWARD-LOOKING STATEMENTS

     This annual report, including the Letter to Stockholders and Managements Discussion and Analysis, contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (Act). The forward-looking statements are intended to qualify under provisions of the federal securities laws for safe harbor treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions, projections, and managements judgment about the Company, the water utility industry, and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts, or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement.

     Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions decisions, including decisions on proper disposition of property; changes in regulatory commissions policies and procedures; the timeliness of regulatory commissions actions concerning rate relief; new legislation; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and the ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; and other risks and unforeseen events. When considering forward-looking statements, the reader should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates on forward-looking statements.


OVERVIEW

     California Water Service Group provides water utility services to customers in California, Washington, New Mexico, and Hawaii. The majority of the business is regulated by the respective states public utility commission. The Company's California water utility service operations comprise the majority of the business and contributed 96% of revenues and 83% of net income in 2004. The Company also has a regulated wastewater business in New Mexico. Non-regulated activities relate primarily to the water utility business and include operating, maintenance, billing, meter reading, and water testing services.

     The regulatory entities governing the Company's regulated operations are referred to as the Commissions in this report. Revenues, income, and cash flows are earned primarily through delivering drinking water through pipes to homes and businesses. Rates charged to customers for the regulated business are determined by the Commissions. These rates are intended to allow recovery of operating costs and a reasonable rate of return on capital.

     Major factors affecting the financial performance of the Company are: the process and timing of setting rates charged to customers; weather; water quality standards; other regulatory standards; water supply; quality of water sources; and level of capital expenditures.

     The most significant risk and challenge to the business during the past several years has been obtaining timely rate relief to cover increased costs and investments. The Company addresses this risk by having an experienced team dedicated solely to pursuing rate increases and managing Commissions issues. The business can also be impacted by weather. Weather risk is partially mitigated by having operations in both northern and southern California, as well as in three other states. Another risk in the water industry is obtaining adequate financing, as the capital expenditures needed for infrastructure replacements and improvements may significantly exceed the cash flow generated by operations. Management believes that the Company has a strong balance sheet and is capable of supporting the financing needs of the business through use of debt and common stock. Finally, the water industry is highly regulated and must comply with a multitude of standards related to water quality and service. To address the compliance issues, the Company has a highly trained, focused team that uses state-of-the-art technology and works closely with government agencies to monitor water supplies and operations.

     For 2004, net income was $26.0 million compared to $19.4 million in 2003, an increase of 34%. Diluted earnings per share for 2004 were $1.46 compared to $1.21 in 2003, an increase of 21%. The increase in earnings per share was primarily due to increased rates, which were approved by the Commissions. Partially offsetting the increased rates were higher operating costs, lower gains from property sales, and the dilutive effect of having more shares outstanding. The Company plans to continue to seek additional rate increases in future years to recover its operating cost increases and receive reasonable returns on invested capital. Due to more stringent water quality standards and investments in infrastructure, the Company plans to increase capital expenditures in 2005. For each of the five years subsequent to 2005, capital expenditures are expected to be lower compared to 2005, but will remain at much higher levels than depreciation expense. Cash from operations is not expected to be sufficient to fund the cash needs of the Company (capital expenditures, dividends, and other cash needs); therefore, the Company expects to fund anticipated cash shortfalls through a combination of debt and common stock offerings in the next five years. In 2004, the Company received many different types of rate increases, some of which were temporary in nature. As such, the high growth in earnings in 2004 is not expected to be repeated in 2005. A significant factor in 2005 earnings will be the timing and the amount of the approved General Rate Case (GRC) filings expected to be received in the fourth quarter of 2005.

BUSINESS

     California Water Service Group is a holding company incorporated in Delaware with five operating subsidiaries: California Water Service Company (Cal Water), CWS Utility Services (Utility Services), New Mexico Water Service Company (New Mexico Water), Washington Water Service Company (Washington Water), and Hawaii Water Service Company, Inc. (Hawaii Water). Cal Water, New Mexico Water, Washington Water, and Hawaii Water are regulated public utilities. The regulated utility entities also provide some non-regulated services. Utility Services provides non-regulated water operations and related services to private companies and municipalities.

     California water operations are conducted by the Cal Water and Utility Services entities and provide service to 451,785 customers in 75 California communities through 26 separate districts. Of these 26 districts, 24 districts are regulated water systems, which are subject to regulation by the California Public Utilities Commission (CPUC). The other two districts, the City of Hawthorne and the City of Commerce, are governed through their respective city councils and are considered non-regulated because they are outside of the CPUCs jurisdiction. Their activities are reflected in operating revenue and operating costs, as the risks and rewards of these operations are similar to those of the regulated activities. California water operations account for 95% of the total customers and 96% of the total operating revenue.

     Washington Water provides domestic water service to 15,015 customers in the Tacoma and Olympia areas. Washington Waters utility operations are regulated by the Washington Utilities and Transportation Commission. Washington Water accounts for 3% of the total customers and 2% of the total operating revenue.

     New Mexico Water provides service to 5,835 water and wastewater customers in the Belen, Los Lunas, and Elephant Butte areas in New Mexico. Its regulated operations are subject to the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Water accounts for 1% of the total customers and 1% of the total operating revenue.

     Hawaii Water provides water service to 520 customers on the island of Maui, including several large resorts and condominium complexes. Its regulated operations are subject to the jurisdiction of the Hawaii Public Utilities Commission. Hawaii Water accounts for less than 1% of the total customers and 1% of the total operating revenue.

     Other non-regulated activities consist primarily of operating water systems owned by other entities; pro- viding meter reading and billing services; leasing communication antenna sites on the Company's properties; operating recycled water systems; providing brokerage services for water rights; providing lab services; and selling surplus property. These activities are reported below operating profit on the income statement; therefore, the revenue is not included in operating revenue. Due to the variety of services provided and the fact that the activities are outside of the Company's core business, the number of customers is not tracked for these non-regulated activities. Non-regulated activities comprised 5% of the total net income in 2004.

     Rates and operations for regulated customers are subject to the jurisdiction of the respective states regulatory commission. The Commissions require that water and wastewater rates for each regulated district be independently determined. The Commissions are expected to authorize rates sufficient to recover normal operating expenses and allow the utility to earn a fair and reasonable return on invested capital. Rates for the City of Hawthorne and City of Commerce water systems are established in accordance with operating agreements and are subject to ratification by the respective city councils. Fees for other non-regulated activities are based on contracts negotiated between the parties.

RESULTS OF OPERATIONS

     Earnings and Dividends. Net income in 2004 was $26.0 million compared to $19.4 million in 2003 and $19.1 million in 2002. Diluted earnings per common share were $1.46 in 2004, $1.21 in 2003, and $1.25 in 2002. The weighted average number of common shares outstanding used in the diluted earnings per share calculation was 17,674,000 in 2004, 15,893,000 in 2003, and 15,185,000 in 2002.
As explained below, the increase in 2004 earnings per share resulted from these primary factors: receiving rate relief on GRC filings and balancing accounts; customer growth; and increased usage due to improved weather conditions. Partially offsetting these positive factors were: higher purchased water costs; higher operating costs; decreased gains from property sales; and increased common shares outstanding.

     At the January 2005 meeting, the Board of Directors declared the quarterly dividend, increasing it for the 38th consecutive year. Dividends have been paid for 60 consecutive years. The annual dividend paid per common share in 2004, 2003, and 2002 was $1.130, $1.125, and $1.120, respectively. The dividend increases were based on projections that the higher dividend could be sustained while still providing adequate financial resources and flexibility. Earnings not paid as dividends are reinvested in the business for the benefit of stockholders. The dividend payout ratio was 77% in 2004, 93% in 2003, and 90% in 2002, an average of 87% over the three-year period.

     Operating Revenue. Operating revenue was $315.6 million, an increase of $38.5 million, or 14%, above 2003. Operating revenue in 2003 was $277.1 million, an increase of $14.0 million, or 5%, above 2002. The estimated sources of changes in operating revenue were:


Dollars in millions                                      2004         2003
                                                        -----        -----

Customer usage                                          $ 3.3        $(4.6)
Rate  increases                                          29.8         12.6
Usage by new customers                                    5.4          6.0
                                                        -----        -----
Net change                                              $38.5        $14.0
                                                        -----        -----

Average revenue per customer per year (in dollars)      $ 667        $ 594
New customers added                                     6,700        7,400


     Overall, temperatures in the Company's service areas for 2004 were comparable to 2003. Rainfall in the California service areas in 2004 was lower in the spring and higher in the fall. For the entire year, 2004 rainfall in the California service areas was lower, which impacted the Company's revenues and earnings positively. For 2003, rainfall was higher than 2002, which had a negative impact on revenues and earnings. For Washington Water service areas, rainfall was higher in 2004 than in 2003, and 2003 rainfall was lower than 2002. In addition to the overall favorable weather, 2004 revenues were positively impacted compared to 2003 by increases in rates and customer growth.

     The estimated impact of rate changes compared to the prior year is listed in the following table:


Dollars in millions                                             2004     2003
                                                               -----    -----
Step rate increases                                             $4.4     $2.2
Bakersfield Treatment Plant                                      4.2      2.3
General Rate Cases (GRC)                                        13.3      3.7
Offset (purchased water/pump taxes)                              4.7      0.9
Balancing accounts                                               0.4      1.9
Catch-up surcharge                                               2.2      1.3
Other                                                            0.6      0.3
                                                               -----    -----
Total rate increases                                           $29.8    $12.6


     The step rates, Bakersfield Treatment Plant, GRCs, and offset rate changes are permanent until the next rate filing for the applicable districts. Most step rates approved in 2004 were effective in January 2004; therefore, they will not increase revenues in 2005, assuming similar customer usage. Some step rates were approved during 2004 and are estimated to increase 2005 revenues by $0.4 million, assuming similar usage. Rate changes previously approved for the Bakersfield Treatment Plant will have no incremental impact on 2005 revenues due to the effective dates being January 2004 or prior. The GRCs that were approved during 2004 are estimated to increase revenues in 2005 by $2.1 million, assuming similar usage. The offset filings approved during 2004 are estimated to increase 2005 revenues by $0.5 million, assuming similar usage.

     The balancing account rate surcharges and catch-up surcharge have specific termination dates. The balancing accounts termination dates range from one to three years from the effective date. For 2005, management estimates the net impact to revenues from balancing accounts compared to 2004 will be a $3.2 million increase, assuming similar usage. This estimate incorporates the effects of balancing account surcharges that will terminate and balancing accounts approved in 2004. The catch-up surcharge ended in September 2004; therefore, the impact to 2005 revenue compared to 2004 will be a $3.5 million decrease to revenue.

     Effective January 2005, step rate increases were approved for $4.1 million on an annual basis.

     See the RATES AND REGULATION section of this report for more information on regulatory activity occurring in 2003, 2004, and through March 1, 2005.

     The number of customers in 2004 increased by approximately 6,700, or 1%, from 2003 levels. This increase includes 1,700 customers related to an acquisition in New Mexico completed in 2004. In 2003, customer growth was approximately 7,400, or 2%, which included 520 customers related to the acquisition of Kaanapali Water Corporation in Hawaii and 1,100 customers related to the arrangement with the City of Commerce.

     Water Production Expenses. Water production expenses, which consist of purchased water, purchased power, and pump taxes, comprise the largest segment of total operating costs. Water production costs accounted for 43.5%, 44.2%, and 45.6% of total operating costs in 2004, 2003, and 2002, respectively. The rates charged for wholesale water supplies, electricity, and pump taxes are established by various public agencies. As such, these rates are beyond the Company's control. The table below provides the amount of increases (decreases) and percent changes in water production expense during the past two years:


Dollars in millions                2004                            2003
                       --------------------------      -------------------------
                        Amount    Change   % Change     Amount  Change  % Change
Purchased water         $89.7    $  8.9       11%      $ 80.8   $  4.1       5%
Purchased power          21.8      (0.1)      (1%)       21.9     (1.0)     (4%)
Pump taxes                7.6       1.3       20%         6.3       --      --
                       ------    ------    ------      ------   ------    ------
Total water
  production expenses  $119.1    $ 10.1        9%      $109.0   $  3.1       3%
                       ------    ------    ------      ------   ------    ------


     Two of the principal factors affecting water production expenses are the amount of water produced and the source of the water. Generally, water from wells costs less than water purchased from wholesale suppliers. The table below provides the amounts, percentage change, and source mix for the respective years:


Millions of gallons (MG)                  2004                     2003                   2002
                              ------------------------------------------------------------------------
                                    MG      % of Total      MG      % of Total        MG   % of Total
Source:
Wells                           66,951       48.2%       66,009         50.0%     68,663     51.9%
% change from prior year            1%                      (4%)                      6%

Purchased                       66,760       48.0%       63,264         48.2%     62,811     47.5%
% change from prior year            6%                       1%                       2%

Surface                          5,328        3.8%        2,407          1.8%        751      0.6%
% change from prior year          121%                     221%                      18%

Total                          139,039      100.0%      131,680        100.0%    132,225    100.0%
% change from prior year            6%                      (1%)                      4%

     Purchased water expenses are affected by changes in quantities purchased, supplier prices, and cost differentials between wholesale suppliers. For 2004, the $8.9 million increase in purchased water costs was driven by a combination of increased wholesale rates charged by wholesale suppliers in the Stockton and San Francisco Bay-Area districts, and increases in quantities purchased. On an overall blended basis, wholesale water rates increased 5% on a cost-per-million-gallon basis. Included in purchased water expenses was an additional adjustment of $0.9 million, which related to the settlement of a meter malfunction matter in the Stockton district. Purchased power expenses are affected by water pumped from wells, water moved through the distribution system, rates charged by electric utility companies, and rate structures applied for usage during peak and non-peak times of the day or season. The change in purchased power expenses was primarily due to lower rates charged by suppliers, which were partially offset by higher volume and no credits received in 2004 compared to $0.9 million credits received in 2003. Pump taxes were higher primarily due to additional pumping in one district that has a high pump tax rate.

     For 2003, the $4.1 million increase in purchased water costs was primarily driven by increased wholesale rates charged by wholesale suppliers in the Stockton and San Francisco Bay-Area districts. Overall, wholesale water rates increased 5% on a cost-per-million-gallon basis. Included in purchased water was an estimate of $0.7 million, which related to a meter malfunction matter in the Stockton district. The majority of the change in purchased power expenses in 2003 was attributable to credits received from the electric utility companies ($0.9 million) and lower quantities of water pumped from wells. Pump taxes were lower due to the decrease in well water production.

     Administrative and General Expenses. Administrative and general expenses include payroll related to administrative and general functions, all company benefits charged to expense accounts, insurance expenses, legal fees, audit fees, regulatory utility commissions expenses, board of directors fees, and general corporate expenses.

     During 2004, administrative and general expenses increased $6.1 million, or 15%, compared to 2003. Payroll expenses increased $1.0 million, or 13%, due to the addition of new employees and wage increases. Employee benefits increased $1.4 million, due primarily to increases in employee/retiree health-care expenses of $1.7 million, or 25%. The Company is primarily self-insured but does have stop-loss coverage for very large claims. The Company experienced more large-dollar claims (claims above $50,000), which was the primary reason for the increase. The Company also experienced higher costs for workers compensation, general liability claims, and insurance premiums. These costs increased $1.3 million, or 40%. Higher expenses were incurred to comply with the Sarbanes-Oxley Act, section 404 on internal controls, which increased expenses by $0.9 million for consultants and auditors. Fees to the CPUC increased $0.5 million due to the increased revenue, as these fees are calculated as a percentage of revenue. Other expense elements contributed to the balance of the change, but none were individually significant.

     During 2003, administrative and general expenses increased $3.8 million, or 10%, compared to 2002. Payroll expenses increased $0.6 million, or 9%, due to the addition of new employees and wage increases. Employee benefits increased $3.0 million, due primarily to increases in retirement plan expenses of $2.3 million, or 51%, and employee/retiree health-care expenses of $0.4 million, or 7%. The retirement plan cost increase was due primarily to changes in the pension plan effective January 1, 2003, which improved benefits to employees. As part of the negotiations with the unions, lower pay increases were offset by increased pension benefits. Other expense elements contributed to the balance of the change, but none were individually significant.

     Other Operations Expenses. The components of other operations expenses include payroll, material and supplies, and contractor costs related to operating water systems. This includes the costs associated with water transmission and distribution, pumping, water quality, meter reading, billing, and operations of district offices.

     For 2004, other operating expenses increased $2.5 million, or 7%, from 2003. Payroll costs charged to other operating expenses increased $1.3 million, or 6%, due to general wage increases and an increase in the number of employees. Labor increases were in water quality, transmission and distribution, and customer service categories. Other major cost increases were operations of the Bakersfield Treatment Plant of $0.6 million and additional rent of $0.4 million for the City of Commerce operation. Other expense elements contributed to the balance of the change, but none were individually significant.

     For 2003, other operating expenses increased $3.4 million, or 10%, from 2002. Payroll costs charged to other operating expenses increased $1.1 million, or 6%, due to general wage increases, labor related to the Bakersfield Treatment Plant, and labor related to customer service in district offices. Other major cost increases were related to lab expenses of $0.5 million, or 56%; chemicals and filters of $0.5 million, or 42%; uncollectible account expenses of $0.4 million, or 73%; and rent expenses of $0.4 million, or 45%. Other expense elements contributed to the balance of the change, but none were individually significant.

     Maintenance. Maintenance expenses increased $0.5 million, or 4%, in 2004 compared to 2003. For 2003, maintenance expenses increased $1.1 million, or 10%, compared to 2002. The variance was caused by a variety of factors. In 2004, expenses increased primarily for service lines, which are pipes from the mains to the meter boxes. In 2003, more repairs were needed related to leaks and breaks in both mains and service lines. Also, the Company incurred increased maintenance expenses for pumps, and $0.2 million was expended on a well and treatment plant in Hawthorne.

     Depreciation and Amortization. Depreciation and amortization increased due to the level of Company-funded capital expenditures. See the LIQUIDITY AND CAPITAL RESOURCES section for more information.

     Property and Other Taxes. For 2004, expenses increased $1.0 million, or 9%, compared to 2003. For 2003, expenses increased $0.7 million, or 7 %. Increased property taxes were the primary cause for the increase in both years.

     Non-Regulated Income, Net. The major components of non-regulated income are revenue and operating expenses related to the following activities: operating and maintenance services (O&M), meter reading and billing services, leases for cellular phone antennas, water rights brokering, and design and construction services. For 2004, non-regulated income increased $0.3 million compared to 2003, with increases primarily from meter reading and billing services, and reduced expenses related to business development. For 2003, non-regulated income was relatively flat compared to 2002, with increases primarily from O&M and cellular phone antennas offset by decreases in water rights brokerage income. Water rights brokerage income is sporadic and is affected by market opportunities and price volatility. See Footnote 3 of the Consolidated Financial Statements for additional information.

     Gain on Sale of Surplus Property. For 2004, there were minimal gains from surplus property sales. For 2003 and 2002, pretax gains from surplus property sales were $4.6 million and $3.0 million, respectively. The 2003 gains were primarily from three properties sold in the San Francisco Bay Area. Earnings and cash flow from these transactions are sporadic and may or may not continue in future periods depending upon market conditions and other factors. The Company has other surplus properties that may be marketed in the future based on real estate market conditions.

     Interest Expenses. Interest expenses increased in 2004 and 2003 by $0.3 million, or 2%, and $0.7 million, or 4%, respectively. For 2004, the interest expense increase was primarily due to lower capitalized interest, which reduces net interest expenses. Partially offsetting this increase was reduced interest expense from lesser amounts of short-term borrowings. For 2003, the increased expense was due primarily to higher borrowing of long-term debt. Refinancing activities and lower short-term interest rates partially offset the increase. See the LIQUIDITY AND CAPITAL RESOURCES section for more information.

RATES AND REGULATIONS

     Following are summaries of approved and pending rate filings. The amounts reported are annual amounts; therefore, the impact to recorded revenue will normally be recognized over a 12-month period from the effective date of the decision. Most increases are permanent until the next rate filing, except for the increases related to the 2001 GRC catch-up and the balancing accounts (offsetable expenses), which have specific time frames for recovery.

     2004 Regulatory Activity Approved Filings.In 2004, Cal Water received approval from the CPUC for step rate increases of $4.4 million on an annual basis, of which $3.9 million was effective in January 2004 and $0.5 million was effective in April 2004. Step increases allow recovery of cost increases, primarily from inflation, between GRC filings. GRC filings are normally made every three years for each Cal Water district.

     In February 2004, the CPUC authorized an advice letter for $0.7 million for the Stockton district related to increased purchased water rates. The rate change was effective in February 2004.

     In April 2004, Cal Water received authorization from the CPUC on its 2002 GRC. The GRC included four districts and increased rates $3.6 million on an annual basis, effective April 2004.

     In May 2004, Cal Water received approval from the CPUC to refund $1.5 million in rates, effective May 2004, which relates primarily to over-collection of specific expenses incurred over multiple years in the King City and Dominguez districts. The refunds will primarily occur over a 12-month period, with a minor amount occurring over a 36-month period.

     In June 2004, Cal Water received approval from the CPUC to recover in rates $0.4 million in balancing accounts, effective June 2004. This amount relates primarily to recoverable expenses incurred in 2001 for the Salinas district. This amount will be recovered over a two-year period.

     In July 2004, Cal Water received authorization from the CPUC on its Salinas district 2001 filing, which increased rates $1.1 million on an annual basis, effective July 2004.

     In August 2004, Cal Water received authorization from the CPUC for step rate increases for four districts, which increased rates $0.5 million on an annual basis, effective August 2004.

     In September 2004, Cal Water received authorization from the CPUC on its 2003 GRC filing for the South San Francisco and Bakersfield districts, which increased rates a net $0.4 million on an annual basis, effective October 2004.

     In September 2004, Cal Water received authorization from the CPUC on its Los Altos advice letter filing related to purchased water and pump taxes, which increased rates $0.5 million on an annual basis, effective October 2004.

     In the October-December 2004 period, Cal Water received authorization for recovery of $9.2 million in balancing accounts, which will be collected over one to three years varying by district. These amounts relate primarily to recoverable expenses incurred in 2002 and 2003 for several districts. The effective dates range from October 2004 to January 2005.

     No filings were approved during 2004 for Washington Water, New Mexico Water, or Hawaii Water.

     2003 Regulatory Activity Approved Filings.In January 2003, Cal Water received approval for step rate increases totaling $2.2 million.

     In April 2003, the CPUC authorized a second advice letter filing related to the new Bakersfield Treatment Plant. This advice letter allowed an increase in rates of $1.8 million on an annual basis for the plant, which became operational in the second quarter of 2003 and had a total project cost of approximately $50 million.

     In May 2003, the CPUC authorized the recovery of $5.4 million in balancing accounts, of which approximately $3.6 million was collected from May 2003 through May 2004, and approximately $1.8 million is being collected from May 2004 through May 2005. Partially offsetting this increase was a $0.8 million decrease for one district that was effective from June 2003 through June 2004.

     In September 2003, the CPUC approved Cal Waters 2001 GRC applications. These filings were submitted in July 2001 for 14 of Cal Waters 24 California regulated districts. This GRC decision authorized an 8.9% return on rate base and added an estimated $12.8 million to annual revenues. In addition, Cal Water received approval to collect an additional $4.5 million in revenues over 12 months to reflect an effective date of April 3, 2003. The 2001 GRC also authorized the filing of step rate increases for $2.7 million annually for 2004 and 2005 that are effective in January of each year pending approval by the CPUC.

     In the September-December 2003 period, the CPUC approved increases to recover higher purchased water costs for Cal Waters districts in the San Francisco Bay Area. The total annual amount of these filings is $4.8 million.

     In October 2003, the CPUC authorized a third advice letter filing related to the Bakersfield Treatment Plant. This allowed an increase in rates of $4.2 million on an annual basis. Due to depreciation expense for the plant beginning in January 2004, only $0.4 million was billed in the October-December 2003 period. The full $4.2 million annual amount was effective in January 2004.

     No filings were approved during 2003 for Washington Water, New Mexico Water, or Hawaii Water.

     Balancing Accounts, Offsetable Expenses, and Memorandum Accounts.The following discussion relates to changes in the Company's expense balancing memorandum accounts (see Expense Balancing and Memorandum Accounts section in CRITICAL ACCOUNTING POLICIES).

     Remaining Balances from Previously Authorized Balancing Account Recoveries/Refunds.For the balancing accounts authorized in May 2003, the net amount remaining to be collected in rates was $0.6 million as of December 2004 and $2.8 million as of December 2003. The balance is expected to be recovered by May 2005.

     For the balancing accounts authorized in May 2004, the amount remaining to be refunded as of December 2004 was $0.6 million. The balance is expected to be primarily refunded by May 2005 and the remainder refunded by May 2007.

     For the balancing accounts authorized in June 2004, the amount remaining to be collected in rates as of December 2004 was $0.3 million. The balance is expected to be recovered by June 2006.

     For the balancing accounts authorized in the October-December 2004 period, the net amount remaining to be collected in rates as of December 2004 was $8.3 million. The net balance is expected to be fully recovered by January 2008.

     2005 Regulatory Activity Approved Filings through March 1, 2005.In January 2005, Cal Water received approval from the CPUC for step rate increases of $4.1 million on an annual basis, which were effective in January 2005.

     Pending Filings as of March 1, 2005. Cal Water has pending its 2004 GRC filings covering eight districts. The amount requested is $26.5 million, which may change due to a variety of factors. Over the past few years, the amount approved by the CPUC has been substantially less than the requested amount. The Company is unable to predict the timing and final amount of these filings at this time.

     New Mexico Water has submitted a rate filing for its wastewater operations, and Hawaii Water has submitted a rate filing for its water operations. When approved, these filings are not expected to materially affect the total Company results. The Company is unable to predict the timing and final amount of these filings at this time. Washington Water is planning to submit a rate filing in 2005, but has not filed as of the date of this report.

     Failure to Report Acquisitions. In February 2003, the CPUCs Office of Ratepayer Advocates (ORA), a division of the CPUC responsible for representing ratepayers, recommended that Cal Water be fined up to $9.6 million and refund $0.5 million in revenue for failing to report three acquisitions as required by the CPUC. One acquisition was completed prior to adoption of the reporting requirement by the CPUC; the others were inadvertently not reported by Cal Water. In July 2004, the CPUC issued decision D. 04-07-033, in which Cal Water was assessed a fine of $75,000 and a reduction of 50 basis points (0.5%) in the allowed return on equity for its Salinas district, the district that included two of the three acquisitions. The reduction in the allowed return on equity will be terminated upon CPUC approval of the next GRC filing for the Salinas district, which is expected in the fourth quarter of 2005. Cal Water declined to appeal the decision.

     Review of Property Sales by CPUC.In 1995, the California Legislature enacted the Water Utility Infrastructure Improvement Act of 1995 (Infrastructure
Act) to encourage water utilities to sell surplus properties and reinvest in needed water utility facilities. In September 2003, the CPUC issued decision D.03-09-021 in Cal Waters 2001 GRC filing. In this decision, the CPUC ordered Cal Water to file an application setting up an Infrastructure Act memorandum account with an up-to-date accounting of all real property that was at any time in rate base and that Cal Water had sold since the effective date of the Infrastructure Act. Additionally, the decision directed the CPUC staff to file a detailed report on its review of Cal Waters application. On January 11, 2005, the ORA issued a report expressing its opinion that Cal Water had not proven that surplus properties sold since 1996 were no longer used and useful. ORA recommended that Cal Water be fined $160,000 and that gains from property sales should generally benefit ratepayers. Management strongly disagrees with ORAs conclusions and recommendations.

     During the period under review, Cal Waters cumulative gains from surplus property sales were $19.2 million, which included an inter-company gain related to a transaction with Utility Services and a like-kind exchange with a third party. If the CPUC finds any surplus property sale or transfer was recorded inappropriately, Cal Waters rate base could be reduced, which would lower future revenues, net income, and cash flows. Management believes it has fully complied with the Infrastructure Act and that ORAs conclusions and recommendations are without merit. Cal Water intends to vigorously oppose ORAs findings. Accordingly, Cal Water has not accrued a liability in the financial statements for ORAs recommendations. At this time, Cal Water does not know when or how the CPUC will rule in this matter.

WATER SUPPLY

     The Company's source of supply varies among its operating districts. Certain districts obtain all of their supply from wells; some districts purchase all of their supply from wholesale suppliers; and other districts obtain supply from a combination of wells and wholesale suppliers. A small portion of supply comes from surface sources and is processed through Company-owned water treatment plants. The Company is meeting water quality, environmental, and other regulatory standards.

     California's normal weather pattern yields little precipitation between mid-spring and mid-fall. The Washington service areas receive precipitation in all seasons, with the heaviest amounts during the winter. New Mexicos rainfall is heaviest in the summer monsoon season. Hawaii receives precipitation throughout the year, with the largest amounts in the winter months. Water usage in all service areas is highest during the warm and dry summers and declines in the cool winter months. Rain and snow during the winter months replenish underground water aquifers and fill reservoirs, providing the water supply for subsequent delivery to customers. To date, snow and rainfall during the 2004-2005 water year have been above average. Precipitation in the prior five years was near normal levels. Water storage in Californias reservoirs at the end of 2004 was at average levels. Management believes that the supply pumped from underground aquifers and purchased from wholesale suppliers will be adequate to meet customer demand during 2005 and beyond. Long-term water supply plans are developed for each of the Company's districts to help assure an adequate water supply under various operating and supply conditions. Some districts have unique challenges in meeting water quality standards, but management believes that supplies will meet current standards using current treatment processes. The Company is executing a plan to meet a more stringent EPA standard for arsenic, which will become effective in January 2006.


LIQUIDITY AND CAPITAL RESOURCES

     Short-Term Financing. Short-term liquidity is provided by bank lines of credit and internally generated funds. Long-term financing is accomplished through use of both debt and common stock. Short-term bank borrowings were zero at December 31, 2004 and $6.5 million at December 31, 2003. Cash and cash equivalents were $18.8 million at December 31, 2004 and $2.9 million at December 31, 2003. In addition, the Company expects to receive $7.2 million in tax refunds in 2005, which will not impact net income. Given the Company's ability to access its lines of credit on a daily basis, cash balances are managed to levels required for daily cash needs and excess cash is invested in short-term instruments. Minimal operating levels of cash are maintained for Washington Water, New Mexico Water, and Hawaii Water.

     The water business is seasonal. Revenue is lower in the cool, wet winter months when less water is used compared to the warm, dry summer months when water use is higher. During the winter period, the need for short-term borrowings under the bank lines of credit increases. The increase in cash flow during the summer allows short-term borrowings to be paid down. In years when more than normal precipitation falls in the Company's service areas or temperatures are lower than normal, especially in the summer months, customer water usage can be lower than normal. The reduction in water usage reduces cash flow from operations and increases the need for short-term bank borrowings. In addition, short-term borrowings are used to finance capital expenditures until long-term financing is arranged.

     Cal Water has a $45 million credit facility. The term of the current agreement expires in April 2007. The agreement requires a 30-day out-of-debt consecutive period during any 24 consecutive months and a requirement for outstanding balances to be below $10 million for a 30-day consecutive period during any 12-consecutive-month period. In addition, the agreement requires debt as a percent of total capitalization to be less than 67%. The Company has met all covenant requirements. In addition to borrowings, the credit facility allows for letters of credit up to $10 million. One letter of credit was outstanding at December 31, 2004 for $0.5 million related to an insurance policy, which reduces the amount available to borrow. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2004, there were no borrowings against the credit facility.

     A $10 million credit facility exists for California Water Service Group, CWS Utility Services, Washington Water Service Company, New Mexico Water Service Company, and Hawaii Water Service Company, Inc. The term of the current agreement expires in April 2007. The agreement requires a 30-day out-of-debt consecutive period during any 24 consecutive months and a requirement for outstanding balances to be below $5 million for a 30-day consecutive period during any 12-consecutive-month period. In addition, the agreement requires debt as a percent of total capitalization to be less than 67%. The Company has met all covenant requirements. In addition to borrowings, the credit facility allows for letters of credit up to $5 million, which would reduce the amount available to borrow. No letters of credit were outstanding at December 31, 2004. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2004, there were no borrowings against the credit facility.

     Generally, short-term borrowings used for capital expenditures are paid down through the issuance of long-term debt or issuance of common stock.

     Credit Ratings. Cal Waters first mortgage bonds are rated by Moodys Investors Service (Moodys) and Standard & Poors (S&P). Previously, the two major credit facility agreements contained covenants related to these debt ratings. The current agreements do not contain such covenants. During 2004, management met separately with the two credit rating agencies during their annual rating reviews. Both agencies maintain their ratings of A2 for Moodys and A+ for S&P as of the filing date of this report. The last time ratings were changed was in February 2004, when Moodys issued a report lowering Cal Waters senior secured debt from A1 to A2 and characterizing the rating as stable. In November 2003, S&P did not change its rating of A+, but changed its outlook from stable to negative. Although the Company's financial performance and capitalization structure improved in 2004 compared to 2003, which was recognized by both agencies, they noted concerns related to the rate-setting process and decisions by the CPUC. Also, concerns were raised about the Company's level of capital expenditures, which will need to be partially financed through long-term borrowings or common stock offerings. Management believes the Company would be able to meet financing needs even if ratings were downgraded, but a rating change may result in a higher interest rate on new debt.

     Long-Term Financing. Long-term financing, which includes senior notes, other debt securities, and common stock, has been used to replace short-term borrowings and fund capital expenditures. Internally generated funds, after making dividend payments, provide positive cash flow, but have not been at a level to meet all of the Company's capital expenditure needs. Management expects this trend to continue given the Company's capital expenditures plan for the next five years. In addition to Company-funded capital expenditures, some capital expenditures are funded by developers contributions in aid of construction, which are not refundable, and advances for construction, which are refundable. Management believes long-term financing is available to meet the Company's cash flow needs through issuances in both debt and equity markets.

     On June 24, 2004, the Company announced the sale of 1,250,000 shares of common stock. A prospectus supplement and prospectus were filed with the SEC under rule 424 (b) (2) on that date. The shares were sold at $27.25 per share. After the underwriters exercised their over-allotment option, the total number of shares issued was 1,409,700 shares. The net proceeds were $36.8 million and the transaction was closed on June 29, 2004. The funds were used to pay down short-term borrowings and invest in short-term money market instruments pending their use for general corporate purposes. After issuance of these shares, $35.6 million remains in securities under the Company's shelf registration, which is available for future issuance.

     In September 2004, the CPUC issued a decision granting Cal Water authority to complete up to $250 million of equity and debt financing through 2010, subject to certain restrictions. No financing has been applied against this authorization as of December 31, 2004. The prior authorization expired with the approval of the September 2004 decision.

     In November 2004, New Mexico Water entered into a long-term debt arrangement for $3.4 million. The interest rate is 5.65%, the loan terminates in May 2014, and principal payments are required during the term of the loan. The funds were used to retire debt of $2.3 million, fund an acquisition, fund capital expenditures, and for general corporate purposes.

     Washington Water has long-term debt primarily from two banks to meet its operating and capital equipment purchase requirements at interest rates negotiated with the banks. Washington Water did not incur additional long-term debt in 2004. Both Washington Water and Hawaii Water have inter-company debt with the holding company, which is eliminated at consolidation. Hawaii Water does not have any debt with third parties.

     During 2003, additional long-term debt was issued as part of a refinancing program that began in 2002. In May 2003, Cal Water issued $10 million, 5.54%, 20-year Series I Senior Notes and $10 million, 5.44%, 15-year Series J Senior Notes. Both notes were unsecured. The proceeds from these borrowings were used to prepay First Mortgage Bonds Series EE that had an interest rate of 7.9%. The principal, call premiums, and transaction costs were approximately $20 million. In October 2003, Cal Water issued a $20 million, 5.55% Series N Senior Note. The note is unsecured and matures on December 1, 2013. Payment of principal is due at maturity. Funds received were used to prepay First Mortgage Bonds Series FF, which accrued interest at a rate of 6.95% and had a principal balance of $19.1 million. In addition to the prepayment of the principal balance, funds were used to pay a call premium related to Series FF and transaction costs and for general corporate purposes. In November 2003, Cal Water issued a $20 million, 5.52% Series M Senior Note. The note is unsecured and matures on November 1, 2013. Payment of principal is due at maturity. Funds received were used to prepay First Mortgage Bonds Series GG, which accrued interest at a rate of 6.98% and had a principal balance of $19.1 million. In addition to the prepayment of the principal balance, funds were used to pay a call premium related to Series GG and transaction costs and for general corporate purposes.

     In 2003, incremental long-term financing was provided by issuance of senior notes by Cal Water and common equity by California Water Service Group as detailed below.

     In February 2003, Cal Water completed the issuance of $10 million, 4.58%, 7-year Series K Senior Notes and $10 million, 5.48%, 15-year Series L Senior Notes. Both notes were unsecured. The proceeds were used to pay down short-term borrowings and to fund capital expenditures.

     On July 11, 2003, a shelf registration became effective, which provides for the issuance from time to time of up to $120 million in common stock, preferred stock, and/or debt securities. The Company may issue any of these types of securities until the amount registered is exhausted, and will add the net proceeds from the sale of the securities to its general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of short-term borrowings, refinancing of existing long-term debt, acquisitions, and other business opportunities.

     On August 4, 2003, the Company issued 1,750,000 shares of common stock from the shelf registration statement. A prospectus supplement and prospectus were filed with the SEC under Rule 424 (b) (2) on August 5, 2003. The shares were sold at $26.25 per share. The net proceeds were $43.8 million and the transaction was closed on August 7, 2003. The funds were used to pay down short-term borrowings and to invest in short-term money market instruments pending their use for general corporate purposes.

     The Company does not utilize off-balance-sheet financing or utilize special purpose entity arrangements for financing. The Company does not have equity ownership through joint ventures or partnership arrangements.

     Additional information regarding the bank borrowings and long-term debt is presented in Footnotes 8 and 9 in the Consolidated Financial Statements.

     Dividend Reinvestment and Stock Purchase Plan. The Company's transfer agent offers stockholders a Dividend Reinvestment and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional Company common stock without commission fees. The Plan also allows existing stockholders and other interested investors to purchase Company common stock without brokerage fees through the transfer agent up to certain limits. The transfer agent operates the Plan and purchases shares on the open market to provide shares for the Plan.

     2005 Financing Plan. The Company's 2005 financing plan includes raising approximately $20-$40 million of new capital. The plan includes issuance of long-term debt to meet funding needs. Currently, the Company does not plan to issue additional common stock in 2005, although this may change depending on a variety of factors. Beyond 2005, management intends to fund capital needs through a relatively balanced approach between long-term debt and common stock.

     Contractual Obligations. The Company's contractual obligations are summarized in the table below. Long-term debt payments include annual sinking fund payments on first mortgage bonds, maturities of long-term debt, and annual payments on other long-term obligations. Advances for construction represent annual contract refunds to developers for the cost of water systems paid for by the developers. The contracts are non-interest bearing, and refunds are generally on a straight-line basis over a 40-year period. Operating leases are generally rents for office space. The total amount presented for operating leases is for a 20-year period.


                                                        Less Than                                After
Contractual obligations (In thousands)          Total     1 Year    1-3 Years    3-5 Years     5 Years
Long-term debt                                $275,921    $1,100      $2,077      $1,987      $270,757
Advances for construction                      131,292     5,036       8,959       8,708       108,589
Operating leases                                14,227     1,469       2,678       2,317         7,763
Take-or-pay purchase agreements                 58,252     8,782      18,632      20,153        10,685

     Cal Water has water supply contracts with wholesale suppliers in 16 of its operating districts. For each contract, the cost of water is established by the wholesale supplier and is generally beyond the Company's control. The amount paid annually to the wholesale suppliers is charged to purchased water expense on the statement of income. Most contracts do not require minimum annual payments and vary with the volume of water purchased.

     The Company has two material contracts, one in Los Altos and one in Bakersfield, which contain minimal purchase provisions (take or pay). These contract payments vary with the volume of water purchased above the minimal levels. Management plans to continue to purchase and use at least the minimum water requirement under these contracts in the future. Both contracts renew annually. Obligations were estimated assuming a five-year horizon beyond 2004.

     The wholesale water contract with Stockton East Water District (SEWD) is a fixed-fee contract. The SEWD payments, excluding payments related to a prior year meter issue, will total $3.7 million covering SEWDs fiscal year of April 2004 to March 2005. Payments are made monthly. Management estimates the annual price to increase $0.9 million for the SEWD contract effective April 2005, and management intends to apply for rate relief for this increase. Management is unable to estimate price changes beyond a one-year period. SEWD payments are not included in the above table.

     Capital Requirements. Capital requirements consist primarily of new construction expenditures for expanding and replacing utility plant facilities and the acquisition of water systems. They also include refunds of advances for construction.

     Company-funded utility plant expenditures were $50.4 million, $53.9 million, and $71.6 million in 2004, 2003, and 2002, respectively. A major project during this time frame was the $50 million water treatment plant and related water transmission and distribution pipelines in Bakersfield, California. Expenditures to construct the plant were incurred over a five-year period, with the largest portion, $27.1 million, incurred in 2002. The plant became operational in 2003. Other major components of capital expenditures were mains and water treatment equipment.

     For 2005, Company-funded capital expenditures are budgeted at approximately $85 million. The increase in 2005 is primarily related to compliance with the new arsenic standard effective in January 2006. For years beyond 2005, capital expenditures are estimated at $70-$80 million per year for the next five years and will be primarily for mains, related water distribution equipment, pumping, and water quality equipment.

     Other capital expenditures are funded through developer advances and contributions in aid of construction (non-company-funded). The expenditure amounts were $18.2 million, $20.4 million, and $16.8 million in 2004, 2003, and 2002, respectively. The changes from year to year reflect expansion projects by developers in the Company's service areas. Funds are received in advance of incurring costs for these projects. Advances are normally refunded over a 40-year period without interest. Future payments for advances received are listed under contractual obligations above.

     Management expects the Company to incur non-company-funded expenditures in 2005. These expenditures will be financed by developers through refundable advances for construction and non-refundable contributions in aid of construction. Developers are required to deposit the cost of a water construction project with the Company prior to commencing construction work, or the developers may construct the facilities themselves and deed the completed facilities to the Company. Because non-company-funded construction activity is solely at the discretion of developers, management cannot predict the level of future activity. The cash flow impact is expected to be minor due to the structure of the arrangements.

     Capital Structure. In 2004, common stockholders equity increased $43.1 million, or 18%, primarily due to the issuance of common stock in August 2004. The long-term debt portion of the capital structure increased in 2004 by $2.6 million, primarily due to additional debt issued for New Mexico Water. See Long-Term Financing section above for additional information.

     Total capitalization at December 31, 2004 was $565.9 million and $520.2 million at December 31, 2003. The Company expects that its plan for using a balanced approach of common stock and long-term debt for financing, coupled with increased earnings above dividend growth, will increase the equity portion of capitalization in future years. At December 31, capitalization ratios were:

                                          2004             2003
                                          ----             ----
Common equity                             50.8%            47.0%
Preferred stock                            0.6%             0.7%
Long-term debt                            48.6%            52.3%

     The return (from both regulated and non-regulated operations) on average common equity was 9.8% in 2004 compared to 9.1% in 2003.

     Acquisitions. Although there were no significant acquisitions in the periods presented, the following acquisitions were completed in 2004 and 2003:

     In April 2004, the Company  acquired the stock of National  Utility Company
(NUC) and land from owners of NUC for $0.9 million in cash. The Company retired NUCs stock and merged it into New Mexico Water Service Company. Revenue for NUC for the 8-month period in 2004 was $0.4 million and net income was break-even. The purchase price was approximately equal to rate base, and an immaterial amount of goodwill was recorded for the transaction.

     In April 2003, the Company  acquired the Kaanapali  Water  Corporation  for
$6.1 million in cash after certain adjustments. After completing the acquisition, the entitys name was changed to Hawaii Water Service Company, Inc. Hawaii Water provides water utility services to 520 customers in Maui, Hawaii. The final purchase price is expected to be lowered by $0.1 million, which will be collected from the seller after certain matters are resolved. For 2004, revenue was $3.3 million and net income was $0.2 million.

     Real Estate Program. The Company owns a certain amount of real estate. From time to time, certain parcels are deemed unnecessary or no longer useful in water utility operations. Most surplus properties have a low cost basis. A program was developed to realize the value of certain surplus properties through sale or lease of those properties. The program will be ongoing for a period of several years. Property sales produced no pretax gains in 2004, and $4.6 million and $3.0 million in 2003 and 2002, respectively. As sales are dependent on real estate market conditions, future sales may or may not be at prior year levels. Due to the issues reported in the RATES and REGULATIONS section, future sales may be impacted if the CPUC rules against the Company's position on these transactions.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The Company maintains its accounting records in accordance with accounting principles generally accepted in the United States of America and as directed by the regulatory commissions to which its operations are subject. The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on historical experience and an understanding of current facts and circumstances. A summary of significant accounting policies are listed in Footnote 2 of the Consolidated Financial Statements, and other footnotes provide additional information. The following sections describe the level of subjec- tivity, judgment, and variability of estimates that could have a material impact on the financial condition, operating performance, and cash flows of the business.

     Regulated Utility Accounting. Because the Company operates extensively in a regulated business, it is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Application of SFAS No. 71 requires accounting for certain transactions in accordance with regulations defined by the respective regulatory commission of that state. In the event that a portion of the Company's operations were no longer subject to the provisions of SFAS No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if other assets might be impaired. If a regulatory commission determined that a portion of the Company's assets were not recoverable in customer rates, the Company would be required to determine if it had suffered an asset impairment that would require a write-down in the assets valuation. There had been no such asset impairment as of December 31, 2004. Additional information relating to regulatory assets and liabilities are listed in Footnote 2 of the Consolidated Financial Statements.

     Revenue Recognition. Revenue is estimated for metered customers for water used between the last reading of the customers meter and the end of the accounting period. This estimate is based on the usage from the last bill to the customer, which normally covers a 30-day period, and is prorated from the last meter read date to the end of the accounting period. The amount of variability is low at December 31, as this is one of the lowest usage months of the year and usage for the previous 30-day period is relatively consistent during this time of the year. Actual usage may vary from this estimate.

     Flat-rate customers are billed in advance at the beginning of the service period. Since these are constant amounts, appropriate adjustments can be calculated to determine the revenue related to the applicable period.

     Estimated Expenses. Some expenses are recorded using estimates, as actual payments are not known or processed by the accounting deadline. Estimates are made for unbilled purchased water, unbilled purchased power, unbilled pump taxes, payroll, and other types of similar expenses. While management believes its estimates are reasonable, actual results could vary. Differences between actual results and estimates are recorded in the period when the information is known.

     Expense-Balancing and Memorandum Accounts. Expense-balancing accounts and memorandum accounts (offsetable expenses) represent recoverable costs incurred but not billed to customers. The amounts included in these accounts relate to rate changes charged to the Company for purchased water, purchased power, and pump taxes that are different from amounts incorporated into the rates approved by the CPUC. The Company does not record expense-balancing or memorandum accounts in its financial statements as revenue, nor as a receivable, until the CPUC and other regulators have authorized recovery of the higher costs and customers have been billed. Therefore, a timing difference may occur between when costs are recognized and the recognition of associated revenues. The balancing and memorandum accounts are only used to track the specific costs outside of the financial statements. The cost changes, which are beyond the Company's control, are referred to as offsetable expenses because under certain circumstances, they are recoverable from customers in future offset rate increases. During 2003 and 2004, the CPUC gave approval to charge customers for a portion of the offsetable expenses (see Rates and Regulations). Additionally, the Company may file with the CPUC for its offsetable expenses incurred in 2004. The amounts requested may not be ultimately collected through rates, as amounts may be disallowed during the review process or subject to an earnings test. While the adjustments would not impact previously recorded amounts, the adjustments may change future earnings and cash flows. The Company has not compiled its offsetable expenses related to 2004 and therefore cannot provide estimates of what the ultimate collection will be from these accounts.

     Washington Water, New Mexico Water, and Hawaii Water did not have material amounts in expense-balancing or memorandum accounts.

     Income Taxes. Significant judgment is required in determining the provision for income taxes. The process involves estimating current tax exposure and assessing temporary differences resulting from treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in deferred tax assets and liabilities, which are reported in the consolidated balance sheet. Management must also assess the likelihood that deferred tax assets will be recovered in future taxable income. To the extent recovery is unlikely, a valuation allowance would be required. If a valuation allowance was required, it could significantly increase income tax expense. In managements view, a valuation allowance was not required at December 31, 2004. Detailed schedules relating to income taxes are provided in Footnote 11 of the Consolidated Financial Statements.

     Employee Benefit Plans. The Company incurs costs associated with its pension and postretirement health care benefits plans. To measure the expense of these benefits, management must estimate compensation increases, mortality rates, future health cost increases, and discount rates used to value related liabilities and to determine appropriate funding. Management works with independent actuaries to measure these benefits. Different estimates and/or actual amounts could result in significant variances in the costs and liabilities recognized for these benefit plans. The estimates used are based on historical experience, current facts, future expectations, and recommendations from independent advisors and actuaries.

     The Company uses an investment advisor to provide expert advice for managing investments in these plans. To diversify investment risk, the plans goal is to invest 40%-60% of the assets in domestic equity mutual funds, 5%-15% in foreign equity mutual funds, and 35%-45% in bond funds. At December 31, 2004, 50% of the assets were invested in domestic equity mutual funds, 10% in foreign equity mutual funds, and 40% in bond funds. Based on the market values of the investment funds for the year ended December 31, 2004, the total return on the pension plan assets was 13%. For 2003 and 2002, returns were 19% and a negative 3.3%, respectively. Future returns on investments could vary significantly from estimates and could impact earnings and cash flows. Management expects any changes to these costs to be recovered in future rate filings, mitigating the financial impact.

     For measurement in 2004, management estimated the discount rate at 6.0%, which approximates the rate of Moodys AA-rated bonds at December 2004. The discount rate used for 2003 was 6.25% using the same methodology. Management assumed the rate of compensation to increase 3.0% in 2005 and 3.0% thereafter. Any change in these assumptions would have an effect on the service costs, interest costs, and accumulated benefit obligations. Additional information related to employee benefit plans is listed in Footnote 12 of the Consolidated Financial Statements.

     Workers Compensation, General Liability, and Other Claims. For workers compensation, the Company utilizes an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. These estimates could vary significantly from actual claims paid, which could impact earnings and cash flows. For general liability claims and other claims, management estimates the cost incurred but not yet paid using historical information. Although the Company has insurance policies, it is primarily self-insured due to the high deductibles. Actual costs could vary from these estimates. Management believes actual costs incurred would be allowed in future rates, mitigating the financial impact.

     Contingencies. The Company did not record any provisions relating to the contingencies reported in Footnote 15 of the Consolidated Financial Statements, as these did not qualify for recording under SFAS No. 5, Accounting for Contingencies, or other accounting standards. If managements assessment is incorrect, these items could have a material impact on the financial condition, results of operations, and cash flows of the business.


FINANCIAL RISK MANAGEMENT

     The Company does not participate in hedge arrangements, such as forward contracts, swap agreements, options, or other contractual agreements relative to the impact of market fluctuations on the Company's assets, liabilities, production, or contractual commitments. The Company operates only in the United States and, therefore, is not subject to foreign currency exchange rate risks.

     Terrorism Risk. Due to terrorist risks, the Company has heightened security at its facilities over the past few years and has taken added precautions to protect its employees and the water delivered to customers. The Company has complied with the United States Environmental Protection Agency (EPA) regulations concerning vulnerability assessments and has made filings to the EPA as required. In addition, communication plans have been developed as a component of the Company's procedures related to this risk. While the Company does not make public comments on its security programs, the Company has been in contact with federal, state, and local law enforcement agencies to coordinate and improve water delivery systems security.

     Interest Rate Risk. The Company is subject to interest rate risk, although this risk is lessened because the Company operates in a regulated industry. If interest costs were to increase, management believes rates would increase accordingly. The majority of debt is long-term, fixed-rate. Interest rate risk does exist on short-term borrowings within the Company's credit facilities, as these interest rates are variable. The Company also has interest rate risk on new financing, as higher interest cost may occur on new debt if interest rates increase.

     Stock Price Risk. Because the Company operates primarily in a regulated industry, its stock price risk is somewhat lessened; however, regulated parameters also can be recognized as limitations to operations, earnings, and the ability to respond to certain business condition changes. Prior to 2004, the Company experienced stock price risk because of the impact on earnings caused by the delay of certain CPUC decisions. An adverse change in the stock price could make use of common stock more expensive in the future.

     Stock Market Performance Risk. The Company's stock price could be impacted by changes in the general stock market. This could impact the costs of obtaining funds through the equity markets. Stock market performance could also impact the Company through the investments by the Company's defined benefit plan and postretirement medical benefit plan. The Company is responsible for funding these plans. Plan investments are made in stock market equities using mutual funds and in corporate bonds. Poor performance of the equity and bond markets could result in increased costs and additional funding requirements due to lower investment returns. Management believes the Company would be able to recover these higher costs in customer rates.

     Equity Risk. The Company does not have equity investments and, therefore, does not have equity risks.

RECENT ACCOUNTING PRONOUNCEMENTS AND LAW CHANGES

     The description and impact of recent accounting pronouncements that are effective for the periods reported are described in Footnote 2 of the Consolidated Financial Statements.

     As of the filing date, there were no accounting pronouncements affecting future periods that are expected to have a material impact on the Company's financial condition, results of operations, or cash flows.

CONSOLIDATED BALANCE SHEETS
California Water Service Group


In thousands, except per share data

December 31,                                    2004             2003
                                            ---------        ---------
ASSETS

Utility plant:
        Land                                $  13,070        $  12,318
        Depreciable plant and equipment     1,102,932        1,038,058
        Construction work in progress          13,248           13,770
        Intangible assets                      14,824           14,829
                                            ---------        ---------
                Total utility plant         1,144,074        1,078,975
        Less accumulated depreciation
          and amortization                    343,769          319,477
                                            ---------        ---------
                Net utility plant             800,305          759,498
                                            ---------        ---------

Current assets:
        Cash and cash equivalents              18,820            2,856
        Receivables, net of allowance
          for uncollectible accounts
                Customers                      15,867           18,434
                Income taxes                    7,298               --
                Other                           3,147            5,125
        Unbilled revenue                        9,307            8,522
        Materials and supplies at
          weighted average cost                 3,161            2,957
        Prepaid pension expense                 3,671               --
        Taxes and other prepaid expenses        9,122            5,609
                                            ---------        ---------
                Total current assets           70,393           43,503
                                            ---------        ---------

Other assets:
        Regulatory assets                      53,477           53,326
        Unamortized debt premium and expense    8,411            9,071
        Other                                  10,267            7,637
                                            ---------        ---------
                Total other assets             72,155           70,034
                                            ---------        ---------
                                            $ 942,853        $ 873,035
                                            ---------        ---------

                                              2004             2003
                                            ---------        ---------
CAPITALIZATION AND LIABILITIES

Capitalization:
        Common stock, $0.01 par value,
           25,000 shares authorized,
           18,367 and 16,932 outstanding
           in 2004 and 2003, respectively   $     184        $     169
        Additional paid-in capital            131,271           93,748
        Retained earnings                     156,851          150,908
        Accumulated other comprehensive loss     (701)            (301)
                                            ---------        ---------
                Total common
                   stockholders equity        287,605          244,524
        Preferred stock without mandatory
          redemption provision,
          $25 par value, 380 shares
          authorized, 139 shares outstanding    3,475            3,475
        Long-term debt, less
          current maturities                  274,821          272,226
                                            ---------        ---------
                Total capitalization          565,901          520,225
                                            ---------        ---------

Current liabilities:
        Current maturities of long-term debt    1,100              904
        Short-term borrowings                      --            6,454
        Accounts payable                       19,745           23,776
        Accrued taxes                           1,912            2,074
        Accrued interest                        2,676            2,896
        Other accrued liabilities              31,779           27,460
                                            ---------        ---------
                Total current liabilities      57,212           63,564
                                            ---------        ---------

Unamortized investment tax credits              2,721            2,925
Deferred income taxes                          54,826           38,005
Regulatory liabilities                         18,811           16,676
Advances for construction                     131,292          121,952
Contributions in aid of construction           94,915           90,529
Other long-term liabilities                    17,175           19,159
Commitments and contingencies                      --               --
                                            ---------        ---------
                                            $ 942,853        $ 873,035
                                            ---------        ---------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
California Water Service Group

In thousands, except per share data

For the years ended December 31,              2004              2003            2002
                                            ---------        ---------       ---------
Operating revenue                           $ 315,567        $ 277,128       $ 263,151
                                            ---------        ---------       ---------
Operating expenses:
        Operations:
                Purchased water                89,787           80,831          76,672
                Purchased power                21,801           21,921          22,897
                Pump taxes                      7,555            6,272           6,344
                Administrative and general     47,078           40,969          37,196
                Other                          39,929           37,476          34,073
        Maintenance                            13,228           12,717          11,587
        Depreciation and amortization          26,114           23,256          21,238
        Income taxes                           17,084           12,898          12,568
        Property and other taxes               11,508           10,554           9,829
                                            ---------        ---------       ---------
                Total operating expenses      274,084          246,894         232,404
                                            ---------        ---------       ---------

        Net operating income                   41,483           30,234          30,747
                                            ---------        ---------       ---------
Other income and expenses:
        Non-regulated income, net               2,375            2,097           2,187
        Gain on the sale of
          non-utility property                      8            4,603           2,980
                                            ---------        ---------       ---------
                Total other income
                  and expenses                  2,383            6,700           5,167
                                            ---------        ---------       ---------

Interest expense:
        Interest expense                       18,664           19,512          18,314
        Less capitalized interest                 824            1,995           1,473
                Net interest expense           17,840           17,517          16,841
                                            ---------        ---------       ---------
Net income                                  $  26,026        $  19,417       $  19,073
                                            ---------        ---------       ---------

Earnings per share:
        Basic                               $    1.46        $    1.21       $    1.25
        Diluted                             $    1.46        $    1.21       $    1.25

Weighted average number of common shares outstanding:
        Basic                                  17,652           15,882          15,182
        Diluted                                17,674           15,893          15,185

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME California Water Service Group

In thousands

                                                                                      Accumulated
                                                        Additional                           Other          Total
For the years ended                            Common      Paid-in      Retained     Comprehensive   Stockholders
December 31, 2004, 2003 and 2002                Stock      Capital      Earnings      Income/(Loss)         Equity

Balance at December 31, 2001                 $    152     $ 49,984     $ 147,299       $   (816)       $ 196,619
                                             --------     --------     ---------       --------        ---------
        Net income                                 --           --        19,073             --           19,073
        Net other comprehensive income             --           --            --            682              682
                                             --------     --------     ---------       --------        ---------
                Comprehensive income               --           --            --             --           19,755

        Dividends paid:
                Preferred stock                    --           --           153             --              153
                Common stock                       --           --        17,004             --           17,004
                                             --------     --------     ---------       --------        ---------
                        Total dividends paid       --           --        17,157             --           17,157
                                             --------     --------     ---------       --------        ---------
Balance at December 31, 2002                      152       49,984       149,215           (134)         199,217
                                             --------     --------     ---------       --------        ---------

        Net income                                 --           --        19,417             --           19,417
        Net other comprehensive loss               --           --            --           (167)            (167)
                                             --------     --------     ---------       --------        ---------
                Comprehensive income               --           --            --             --           19,250

        Issuance of common stock                   17       43,764            --             --           43,781

        Dividends paid:
                Preferred stock                    --           --           153             --              153
                Common stock                       --           --        17,571             --           17,571
                                             --------     --------     ---------       --------        ---------
                        Total dividends paid       --           --        17,724             --           17,724
                                             --------     --------     ---------       --------        ---------
Balance at December 31, 2003                      169       93,748       150,908           (301)         244,524
                                             --------     --------     ---------       --------        ---------

        Net income                                 --           --        26,026             --           26,026
        Net other comprehensive loss               --           --            --           (400)            (400)
                                             --------     --------     ---------       --------        ---------
                Comprehensive income               --           --            --             --           25,626

        Issuance of common stock                   15       37,523            --             --           37,538

        Dividends paid:
                Preferred stock                    --           --           153             --              153
                Common stock                       --           --        19,930             --           19,930
                        Total dividends paid       --           --        20,083             --           20,083
                                             --------     --------     ---------       --------        ---------
Balance at December 31, 2004                 $    184     $131,271     $ 156,851       $   (701)       $ 287,605
                                             --------     --------     ---------       --------        ---------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
California Water Service Group


In thousands

For the years ended December 31,                                          2004      2003      2002

Operating activities:
        Net income                                                      $ 26,026  $ 19,417  $ 19,073
                                                                        --------  --------  --------
        Adjustments to reconcile net income
          to net cash provided by operating activities:
                        Depreciation and amortization                     26,114    23,256    21,238
                        Deferred income taxes, investment
                          tax credits, and regulatory
                          assets and liabilities, net                     17,637     2,834       786
                        Gain on sale of non-utility property                  (8)   (4,603)   (2,980)
                        Changes in operating assets and liabilities:
                                Receivables                               (2,720)    1,292    (1,088)
                                Unbilled revenue                            (771)     (554)     (561)
                                Taxes and other prepaid expenses          (7,168)   (2,876)      (86)
                                Accounts payable                          (4,042)     (301)     (431)
                                Other current assets                        (203)     (197)     (613)
                                Other current liabilities                  2,713     7,537     1,911
                                Other changes, net                        (2,167)   (1,374)     (696)
                                                                        --------  --------  --------
                                Net adjustments                           29,385    25,014    17,480
                                                                        --------  --------  --------
                                        Net cash provided by
                                          operating activities            55,411    44,431    36,553
                                                                        --------  --------  --------

Investing activities:
        Utility plant expenditures:
                Company-funded                                           (50,388)  (53,884)  (71,553)
                Developer advances and contributions in
                  aid of construction                                    (18,185)  (20,369)  (16,808)
        Proceeds from sale of non-utility assets                              14     4,803     3,006
        Acquisitions                                                        (900)   (6,094)   (2,300)
                                                                        --------  --------  --------
                                        Net cash used in investing
                                          activities                     (69,459)  (75,544)  (87,655)
                                                                        --------  --------  --------

Financing activities:
        Net changes in short-term borrowings                              (6,454)  (29,925)   12,435
        Issuance of common stock, net of expenses                         37,538    43,781        --
        Issuance of long-term debt, net of expenses                        3,501    80,114    79,718
        Advances for construction                                         14,388    13,248    12,545
        Refunds of advances for construction                              (5,049)   (4,838)   (4,597)
        Contributions in aid of construction                               6,882     9,311     7,740
        Retirement of long-term debt                                        (711)  (61,061)  (39,472)
        Dividends paid                                                   (20,083)  (17,724)  (17,157)
                                                                        --------  --------  --------
                                        Net cash provided by
                                          financing activities            30,012    32,906    51,212
                                                                        --------  --------  --------

Change in cash and cash equivalents                                       15,964     1,793       110
Cash and cash equivalents at beginning of year                             2,856     1,063       953
                                                                        --------  --------  --------
Cash and cash equivalents at end of year                                $ 18,820  $  2,856  $  1,063
                                                                        --------  --------  --------

Supplemental disclosures of cash flow information:
        Cash paid during the year for:
                Interest (net of amounts capitalized)                   $ 18,884  $ 17,672  $ 16,527
                Income taxes                                               8,026     6,188    10,205

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
California Water Service Group
December 31, 2004, 2003, and 2002
Amounts in thousands, except per share data and share data


1
ORGANIZATION AND OPERATIONS

     California Water Service Group (Company), a holding company operating through its wholly owned subsidiaries, provides water utility and other related services in California, Washington, New Mexico, and Hawaii. California Water Service Company (Cal Water), Washington Water Service Company (Washington Water),New Mexico Water Service Company (New Mexico Water), and Hawaii Water Service Company, Inc. (Hawaii Water) provide regulated utility services under the rules and regulations of their respective states regulatory commissions (jointly referred to as the Commissions). CWS Utility Services provides non-regulated water utility and utility-related services. The Company operates primarily in one business segment, providing water and related utility services.

2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Accounting Records.The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company transactions and balances have been eliminated. The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions.

     Reclassifications. Certain prior years amounts have been reclassified, where necessary, to conform to the current year presentation. Use of

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

     Revenue. Revenue consists of monthly cycle customer billings for regulated water and wastewater services at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

     The Company provides an allowance for doubtful accounts. The balance of customer receivables is net of the allowance for doubtful accounts at December 31, 2004 and 2003 of $287 and $289, respectively. The activity in the reserve account is as follows:


                                                    2004               2003
Beginning  balance                                 $  289             $ 181
Provision for uncollectible accounts                1,073               833
Net write-off of uncollectible accounts            (1,075)             (725)
                                                   ------             ------
Ending balance                                     $  287             $ 289
                                                   ------             ------

     Non-Regulated Revenue.Revenues from non-regulated operations and maintenance agreements are recognized when services have been rendered to companies or municipalities under such agreements. Expenses are netted against the revenue billed and are reported in Other income and expenses on the Consolidated Statements of Income. Other non-regulated revenue is recognized when title has transferred to the buyer, or ratably over the term of the lease. For construction and design services, revenue is generally recognized on the completed contract method, as most projects are completed in less than three months. One construction and design project spanned multiple years, and revenue was recognized using the percentage-of-completion method based on a zero profit margin until project completion in 2002. See Footnote 3, Other Income and Expenses.

     Expense-Balancing and Memorandum Accounts. Expense-balancing and memorandum accounts are used to track suppliers rate changes for purchased water, purchased power, and pump taxes that are not included in customer water rates. The cost changes are referred to as offsetable expenses, because under certain circumstances, they are recoverable from customers (or refunded to customers) in future rates designed to offset the cost changes from the suppliers. The Company does not record the balancing and memorandum accounts until the Commission has authorized a change in customer rates and the customer has been billed.

     Utility Plant. Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at the date of acquisition. When depreciable plant is retired, the cost is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged to operating expenses as incurred. Maintenance projects are not accrued for in advance. Interest is capitalized on plant expenditures during the construction period and amounted to $824 in 2004, $1,995 in 2003, and $1,473 in 2002.

     Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost and are amortized over their useful lives. Included in intangible assets is $6,515 paid to the City of Hawthorne in 1996 to lease the citys water system and associated water rights. The asset is being amortized on a straight-line basis over the 15-year life of the lease.

     The following table represents depreciable plant and equipment as of December 31:

                                                        2004            2003
Equipment                                          $  214,202       $  199,157
Transmission and distribution plant                   819,793          772,641
Office buildings and other structures                  68,937           66,260
                                                   ----------       ----------
        Total                                      $1,102,932       $1,038,058
                                                   ----------       ----------

     Depreciation of utility plant for financial statement purposes is computed on a straight-line basis over the assets estimated useful lives as follows:

                                                        Useful Lives
Equipment                                                5-50 years
Transmission and distribution plant                     40-65 years
Office buildings and other structures                      50 years

     The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.6% in 2004, 2.5% in 2003, and 2.4% in 2002. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations.

     Cash Equivalents. Cash equivalents include highly liquid investments with maturities of three months or less. As of December 31, 2004 and 2003, investments in money market funds were $6,133 and $0, respectively, and investments in high-quality commercial paper were $4,997 and $0, respectively.

     Restricted Cash. Restricted cash primarily represents proceeds collected through a surcharge on certain customers bills plus interest earned on the proceeds and is used to service California Safe Drinking Water Bond obligations. In addition, there are compensating balances at a bank in support of borrowings. All restricted cash is classified in other prepaid expenses. At December 31, 2004 and 2003, the amounts of restricted cash were $1,337 and $1,154, respectively.

     Regulatory Assets and Liabilities. The Company records regulatory assets for future revenues expected to be realized in customers rates when certain items are recognized as expenses for rate-making purposes. The income tax temporary differences relate primarily to the difference between book and income tax depreciation on utility plant that was placed in service before the regulatory Commissions adopted normalization for rate-making purposes. Previously, the tax effect was passed onto customers. In the future, when such timing differences reverse, the Company will be able to include the impact in customer rates. The regulatory assets associated with income tax differences are net of deferred income taxes that were provided at current tax rates. The differences will reverse over the remaining book lives of the related assets.

     In addition, regulatory assets include items that are recognized as liabilities for financial statement purposes, which will be recovered in future customer rates. The liabilities relate to postretirement benefits, vacation, self-insured workers compensation, and asset retirement obligations.

     Regulatory liabilities represent future benefits to ratepayers for tax deductions that will be allowed in the future for funds received as Advances for Construction and Contributions in Aid of Construction. Regulatory liabilities also reflect timing differences provided at higher than the current tax rate, and which will flow through to future ratepayers.

     Regulatory assets and liabilities are comprised of the following as of December 31:

                                                        2004            2003
REGULATORY ASSETS
Income tax temporary differences                      $29,196         $30,157
Asset retirement obligations                            2,540           4,985
Postretirement benefits other than pensions             9,019           6,846
Accrued vacation and workers compensation              12,722          11,338
                                                      -------         -------
        Total regulatory assets                       $53,477         $53,326
                                                      -------         -------

REGULATORY LIABILITIES
Future tax benefits due ratepayers                    $18,811         $16,676
                                                      -------         -------

     Long-Lived Assets. The Company regularly reviews its long-lived assets for impairment annually, or when events or changes in business circumstances have occurred that indicate the carrying amount of such assets may not be fully realizable. Potential impairment of assets held for use is determined by comparing the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. There have been no such impairments as of December 31, 2004 and 2003.

     Long-Term Debt Premium, Discount and Expense. The discount and issuance expense on long-term debt is amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption. These amounts were $0, $3,154, and $2,449 in 2004, 2003, and 2002, respectively.
Amortization expense included in interest expense was $660, $415, and $183 for 2004, 2003, and 2002, respectively.

     Accumulated Other Comprehensive Loss. The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan, less the accrued benefit, exceeds the unrecognized prior service cost resulting in an accumulated other comprehensive loss that has been recorded net of tax as a separate component of Stockholders Equity.

     Advances for Construction. Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate-setting purposes. Annual refunds are made to developers without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction when they are no longer refundable in accordance with the contracts. Reclassifications were $0 in 2004 and $1,813 in 2003. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 2004 and 2003, the amounts refundable under the 20-year contracts were $828 and $1,350, respectively, and under 40-year contracts were $129,730 and $119,699, respectively. In addition, other Advances for Construction totaling $734 and $903 at December 31, 2004 and 2003, respectively, are refundable based upon customer connections. Estimated refunds of advances for each succeeding year (2005 through 2009) are $5,036, $4,556, $4,403, $4,364, and
$4,344, and $108,589 thereafter.

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

     The Company anticipates that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers. The Commissions have granted the Company rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available Investment Tax Credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties for book purposes.

     Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes, and those received subsequent to 1991 were subject to California income tax. In 1996, the federal tax law, and in 1997, the California tax law, changed and only deposits for new services were taxable. In late 2000, federal regulations were further modified to exclude fire services from tax.

     Worker's Compensation, General Liability and Other Claims. For workers compensation, the Company utilized an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. For general liability claims and other claims, the Company estimates the cost incurred but not yet paid using historical information.

     Earnings Per Share. Basic earnings per share (EPS) is calculated by dividing income available to common stockholders (net income less preferred stock dividends of $153) by the weighted average shares outstanding during the year. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average shares outstanding, including potentially dilutive shares as determined by application of the treasury stock method. The difference between basic and diluted weighted average number of common stock outstanding is the effect of dilutive common stock options outstanding.

     Stock-Based Compensation. The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of non-qualified stock options. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation, "as amended by SFAS No.148, "Accounting for Stock-Based Compensation - Transition Disclosure
- An Amendment to SFAS No. 123," and as permitted by the statement, applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for its plan. All of the Company's outstanding options have an exercise price equal to the market price on the date they were granted. No compensation expense was recorded for the years ended December 31, 2004, 2003, or 2002.

     The table below illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.


                                                2004            2003            2002
Net income, as reported                       $26,026         $19,417         $19,073
Deduct: Total stock-based employee
  compensation expense determined under
  fair value-based method for all awards,
  net of related tax effects                       67              68             70
                                              -------         -------        -------
Pro forma net income                          $25,959         $19,349        $19,003
                                              -------         -------        -------

Earnings per share:
        Basic-as reported                     $  1.46         $  1.21        $  1.25
        Basic-pro forma                       $  1.46         $  1.21        $  1.24

        Diluted-as reported                   $  1.46         $  1.21        $  1.25
        Diluted-pro forma                     $  1.46         $  1.21        $  1.24

     Recent Accounting Pronouncements. In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," which amended Interpretation No. 46, "Consolidation of Variable Interest Entities." The revision exempted certain entities and modified the effective dates of Interpretation No. 46. The original guidance issued under Interpretation No. 46 in January 2003 is still applicable. Interpretation No. 46 and Interpretation No. 46R provide guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of the primary beneficiary. Interpretation No. 46R was effective March 31, 2004. The adoption of Interpretation No. 46R did not impact the Company's financial position, results of operations, or cash flows.

     In December 2003, the FASB issued Statements of Financial Accounting Standards (SFAS) No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits - An Amendment of FASB Statements No. 87, 88, and 106," which changed certain disclosures. SFAS No. 132 (revised) was effective for fiscal years ending after December 15, 2003, and was effective for interim-period disclosures beginning after December 15, 2003. As the revision relates to disclosure requirements, the adoption of SFAS No. 132 (revised) did not impact the Company's financial position, results of operations, or cash flows.

     In May 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003." FSP No. 106-2 was effective for the first quarter after June 15, 2004, and replaces FSP No. 106-1. FSP No. 106-1 was effective for the Company's consolidated financial statements for the year ended December 31, 2003. The Company has determined its retiree health plan is actuarially equivalent and would qualify for the subsidy. Because the Company is regulated, FSP No. 106-2 did not have an impact to the income statement or cash flows in 2004. The adjustment for FSP No. 106-2 impacted the balance sheet only, decreasing liabilities and regulatory assets by $663. The Company believes it will be eligible for the subsidy starting in 2006. The Company has estimated the impact of the subsidy on premiums charged to retirees, but has not made a final decision at this time; therefore, adjustments may occur once a decision has been made.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an Amendment to ARB No. 43, Chapter 4." The statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. The statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets." The statement amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The statement is effective for the Company in the first interim period that begins after June 15, 2005. The adoption of this statement is not expected to materially impact the Company's financial position, results of operations, or cash flows for equity instruments previously granted. The Company intends to request stockholder approval of a new long-term incentive plan in 2005, which includes issuances of equity instruments. At this time, the Company cannot estimate the impact of this new long-term incentive plan on the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued FSP No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Tax, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creations Act of 2004." FSP No. 109-1 gives guidance on the application of SFAS No. 109 to the provisions within the American Jobs Creation Act of 2004 that allow a tax deduction on qualified production activities. The guidance states that the deduction should be accounted for as a special deduction in accordance with SFAS No. 109. The adoption of this guidance is not expected to materially impact the Company's financial position, results of operations, or cash flows.

3
OTHER INCOME EXPENSES

     The Company conducts various non-regulated activities as reflected in the table below. Income reflects revenue less direct and allocated costs. Income taxes are not included.

                                                2004                        2003                    2002
                                        ----------------------------------------------------------------------
                                        Revenue         Income     Revenue      Income      Revenue     Income
                                        ----------------------------------------------------------------------
Operating and maintenance                $4,536         $  997       $4,137      $  939      $ 4,007    $  800
Meter reading and billing                 1,261            622        1,337         473        1,179       464
Leases                                    1,285            818        1,190         781        1,050       661
Water rights brokering                       --            (96)         196         112        1,382       515
Design and construction                     606            209        1,305         204        6,267       206
Other and non-regulated expenses            385           (175)         320        (412)         262      (459)
                                         ------         ------       ------      ------      -------    ------
        Total                            $8,073         $2,375       $8,485      $2,097      $14,147    $2,187
                                         ------         ------       ------      ------      -------    ------

     Operating and maintenance services and meter reading and billing services are provided for water and wastewater systems owned by private companies and municipalities. The agreements call for a fee-per-service or a flat-rate amount per month due from companies and municipalities. Leases have been entered into with telecommunications companies for cellular phone antennas placed on the Company's property. Water rights brokering activity involves purchasing water rights from third parties and reselling those rights to other third parties. Design and construction services are the design and installation of water mains and other water infrastructure for others outside the Company's regulated service areas.

4
ACQUISITIONS

     In 2004, after receiving regulatory approval, the Company's wholly owned subsidiary, New Mexico Water, acquired the stock of National Utility Company. The purchase was for $900 in cash for the approximate amount of rate base of the water system and for certain real estate used by the water system.

     In 2003, after receiving regulatory approval, the Company acquired the Kaanapali Water Corporation and renamed the corporation Hawaii Water Service Company, Inc. The purchase was for $6,094 in cash for the approximate amount of rate base. If the rate base is adjusted by the Commission in the next rate proceeding, the purchase price will be adjusted accordingly.

     During 2002, after receiving regulatory approval, the Company acquired the assets of Rio Grande Utility Corporation (Rio Grande) through its wholly owned subsidiary, New Mexico Water. The purchase includes the water and wastewater assets of Rio Grande, which serves water and wastewater customers in unincorporated areas of Valencia County, New Mexico. The purchase price was $2,300 in cash, plus assumption of $3,100 in outstanding debt. Rate base for the system is $5,400, including intangible water rights valued at $732.

     Condensed balance sheets and pro forma results of operations for these acquisitions have not been presented because the effects of these purchases are not material. Acquisitions that involved purchase of assets were accounted for under the purchase method of accounting. Minimal or no goodwill was recorded for these acquisitions.

5
INTANGIBLE ASSETS

     As of December 31, 2004 and 2003, intangible assets that will continue to be amortized and those not amortized were:

                                                                      2004                                      2003
                                               -------------------------------------------------------------------------------------
                                     Weighted
                                Average Gross                                            Net       Gross                        Net
                                 Amortization       Carrying        Accumulated     Carrying    Carrying    Accumulated    Carrying
                                       Period          Value       Amortization        Value       Value   Amortization       Value
                                       ------          -----       ------------        -----       -----   ------------       -----
Amortized intangible assets:
        Hawthorne lease                    15       $  6,515        $    3,837       $ 2,678     $ 6,515     $  3,402       $ 3,113
        Water pumping rights            usage          1,046                 8         1,038       1,046            8         1,038
        Water planning studies             13          3,164               763         2,401       2,470          485         1,985
        Leasehold improvements and other   19          1,130               624           506       1,849          853           996
                                        -----       --------        ----------       -------     -------     --------       -------
                Total                      15       $ 11,855        $    5,232       $ 6,623     $11,880     $  4,748       $ 7,132
                                        -----       --------        ----------       -------     -------     --------       -------

Unamortized intangible assets:
        Perpetual water rights and other            $  2,969                --       $ 2,969     $ 2,949           --       $ 2,949

     For the years ending December 31, 2004, 2003, and 2002, amortization of intangible assets was $799, $713, and $670, respectively. Estimated future amortization expense related to intangible assets for the succeeding five years is $828, $812, $683, $655, and $633 for 2005 to 2009 and $3,012 thereafter.

6
PREFERRED STOCK

     As of December 31, 2004 and 2003, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock.

     The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243 would be due to preferred stock shareholders upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation. Each Series C preferred share is entitled to 16 votes, with the right to cumulative votes at any election of directors.

7
COMMON STOCKHOLDERS EQUITY

     The Company is authorized to issue 25 million shares of $0.01 par value common stock. As of December 31, 2004 and 2003, 18,367,246 shares and 16,932,046 shares, respectively, of common stock were issued and outstanding.

     Dividend Reinvestment and Stock Purchase Plan. The Company's transfer agent has a Dividend Reinvestment and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional Company common stock without commission fees. The Plan also allows existing stockholders and other interested investors to purchase Company common stock through the transfer agent up to certain limits. The Company's transfer agent operates the Plan and purchases shares on the open market to provide shares for the Plan.

     Stockholder Rights Plan. The Company's Stockholder Rights Plan (Plan) is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board. The Plan was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock in certain circumstances. The Rights are for a 10-year period that expires in February 2008.

     Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a
Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which would cause the persons ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holders shares at a premium.

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

     The Board may determine that in certain circumstances a proposal that would cause a Distribution Date is in the Company stockholders best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $0.001 per Right.

8
SHORT-TERM BORROWINGS

     At December 31, 2004, the Company maintained a bank line of credit providing unsecured borrowings of up to $10 million at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a separate bank line of credit for an additional $45 million on the same terms as the Company's line of credit. Both agreements required a 30-day out-of-debt period during any 24 consecutive months. The $10 million and $45 million lines have a requirement where the outstanding balance must be below $5 million and $10 million, respectively, for a 30-day consecutive period during any 12-month period. Both agreements have a covenant requiring debt as a percentage of total capitalization to be less than 67%. At December 31, 2004, there were no borrowings on the Company or Cal Water line.

     The following table represents borrowings under the bank lines of credit:

                                         2004            2003           2002
                                         ----            ----           ----
Maximum short-term borrowings           $18,800        $58,633        $52,285
Average amount outstanding              $ 4,330        $30,388        $25,495
Weighted average interest rate             2.94%          2.96%          3.44%
Interest rate at December 31                n/a           4.08%          3.61%

9
LONG-TERM DEBT

     As of December 31, 2004 and 2003, long-term debt outstanding was:

                            Interest  Maturity
                    Series      Rate    Date      2004      2003
First mortgage bonds:   J       8.86%   2023    $ 3,800   $ 3,800
                        K       6.94%   2012      5,000     5,000
                        CC      9.86%   2020     18,200    18,300
                        -----------------------------------------
        Total first mortgage bonds               27,000    27,100
        ---------------------------------------------------------


Senior notes:           A       7.28%   2025     20,000    20,000
                        B       6.77%   2028     20,000    20,000
                        C       8.15%   2030     20,000    20,000
                        D       7.13%   2031     20,000    20,000
                        E       7.11%   2032     20,000    20,000
                        F       5.90%   2017     20,000    20,000
                        G       5.29%   2022     20,000    20,000
                        H       5.29%   2022     20,000    20,000
                        I       5.54%   2023     10,000    10,000
                        J       5.44%   2018     10,000    10,000
                        K       4.58%   2010     10,000    10,000
                        L       5.48%   2018     10,000    10,000
                        M       5.52%   2013     20,000    20,000
                        N       5.55%   2013     20,000    20,000
                        -----------------------------------------
        Total senior notes                      240,000   240,000
        ---------------------------------------------------------

California Department of
  Water Resources loans  3.0% to 7.4%  2005-33    2,673     2,747

Other long-term debt                              6,248     3,283
        ---------------------------------------------------------
        Total long-term debt                    275,921   273,130

Current maturities                                1,100       904
        ---------------------------------------------------------

        Long-term debt less current maturities $274,821  $272,226
        ---------------------------------------------------------

     The first mortgage bonds and unsecured senior notes are obligations of Cal Water. All bonds are held by institutional investors and secured by substantially all of Cal Waters utility plant. The senior notes are held by institutional investors and require interest-only payments until maturity, except series G and H, which have an annual sinking fund requirement of $1.8 million starting in 2012. The Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is done through a surcharge on customer bills. Other long-term debt includes a term loan of $3.4 million for New Mexico Water and other equipment and system acquisition financing arrangements with financial institutions. Compensating balances of $228 as of December 31, 2004 are required by these institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2005 through 2009) are $1,100, $1,048, $1,029, $1,030, and $957, and $270,757, thereafter.

10
OTHER ACCRUED LIABILITIES

     As of December 31, 2004 and 2003, other accrued liabilities were:

                                                         2004            2003
Accrued pension and postretirement benefits             $13,032        $11,828
Accrued and deferred compensation                         7,953          7,192
Accrued benefit and workers compensation claims           4,142          2,894
Other                                                     6,652          5,546
                                                        -------        -------
        Total other accrued liabilities                 $31,779        $27,460
                                                        -------        -------

11
INCOME TAXES

     Income tax expense consists of the following:

                       Federal       State        Total
2004    Current        $ 4,211      $3,623      $ 7,834
        Deferred         9,146         104        9,250
                       -------      ------      -------
        Total          $13,357      $3,727      $17,084
                       -------      ------      -------

2003    Current        $ 8,506      $2,604      $11,110
        Deferred         1,697          91        1,788
                       -------      ------      -------
        Total          $10,203      $2,695      $12,898
                       -------      ------      -------

2002    Current        $ 8,797      $2,406      $11,203
        Deferred         1,039         326        1,365
                       -------      ------      -------
        Total          $ 9,836      $2,732      $12,568
                       -------      ------      -------

     Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statements of Income. The difference is reconciled in the table below:

                                                        2004            2003            2002
                                                        ----            ----            ----
Computed "expected" tax expense                       $15,089         $11,310         $11,074
Increase (reduction) in taxes due to:
        State income taxes net of federal tax benefit   2,477           1,846           1,818
        Investment tax credits                           (139)            (91)           (191)
        Other                                            (343)           (167)           (133)
                                                      -------         -------         -------
                Total income tax                      $17,084         $12,898         $12,568
                                                      -------         -------         -------

     The components of deferred income tax expense were:

                                                        2004            2003            2002
                                                        ----            ----            ----
Depreciation                                          $11,603         $3,110          $ 2,405
Developer advances and contributions                   (1,409)        (1,136)            (789)
Bond redemption premiums                                 (231)           911              806
Investment tax credits                                   (107)          (110)             (95)
Other                                                    (606)          (987)            (962)
                                                      -------         ------          -------
        Total deferred income tax expense             $ 9,250         $1,788          $ 1,365
                                                      -------         ------          -------

     The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented in the following table:

                                                                2004            2003
                                                                ----            ----
Deferred tax assets:
        Developer deposits for extension agreements
          and contributions in aid of construction           $ 47,688         $42,517
        Federal benefit of state tax deductions                 7,120           6,439
        Book plant cost reduction for future
          deferred ITC amortization                             1,607           1,728
        Insurance loss provisions                               1,158           1,179
        Pension plan                                            1,524           1,359
        Other                                                     190             945
                                                             --------         --------
                Total deferred tax assets                      59,827          54,167
                                                             --------         --------

Deferred tax liabilities:
        Utility plant, principally due to
          depreciation differences                            111,506          89,464
        Premium on early retirement of bonds                    2,607           2,708
                Total deferred tax liabilities                114,113          92,172
                                                             --------         --------
                        Net deferred tax liabilities         $ 54,826         $38,005
                                                             --------         --------

     A valuation allowance was not required at December 31, 2004 and 2003. Based on historical taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

12
EMPLOYEE BENEFIT PLANS

     Pension Plan. The Company provides a qualified, defined benefit, non-contributory pension plan for substantially all employees. The Company also maintains an unfunded, non-qualified, supplemental executive retirement plan. The cost of plans are charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. The Company estimates that the annual contribution to the pension plan will be $5,400 in 2005. Plan assets in the pension plan as of December 31, 2004 and 2003 (the measurement dates for the plan) were as follows:

Asset Category                  Target                  2004            2003
Bond funds                     35%-45%                 39.4%           42.9%
Equity accounts                55%-65%                 60.6%           57.1%

     The investment objective of the fund is to maximize the return on assets, commensurate with the risk the Company Trustees deem appropriate to meet the obligations of the Plan, minimize the volatility of the pension expense, and account for contingencies. The Trustees utilize the services of an outside investment advisor and periodically measure fund performance against specific indexes in an effort to generate a rate of return for the total portfolio that equals or exceeds the actuarial investment rate assumptions.

     Pension benefit payments are generally done in the form of purchasing an annuity from a life insurance company. Benefit payments under the supplemental executive retirement plan are paid currently. Benefits expected to be paid in each year from 2005 to 2009 are $3,207, $3,509, $4,879, $6,494, and $7,148,
respectively. The aggregate benefit expected to be paid in the five years from 2010 to 2014 is $45,837. The expected benefit payments are based upon the same assumption used to measure the Company's benefit obligation at December 31, 2004 and include estimated future employee service.

     The accumulated benefit obligations of the pension plan are $65,938 and $62,368 as of December 31, 2004 and 2003, respectively. The fair value of pension plan assets was $75,064 and $63,216 as of December 31, 2004 and 2003, respectively. The unfunded supplemental executive retirement plan accumulated benefit obligations were $7,234 and $6,480 as of December 31, 2004 and 2003, respectively.

     The data in the tables below includes the unfunded, non-qualified, supplemental executive retirement plan.

     Savings Plan. The Company sponsors a 401(k) qualified, defined contribution savings plan that allows participants to contribute up to 20% of pretax compensation. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,443, $1,433, and $1,422, for the years 2004, 2003, and 2002, respectively.

     Other Postretirement Plans. The Company provides substantially all active, permanent employees with medical, dental, and vision benefits through a self-insured plan. Employees retiring at or after age 58, along with their spouses and dependents, continue participation in the plan by payment of a premium. Plan assets are invested in mutual funds, short-term money market instruments, and commercial paper. Retired employees are also provided with a $5,000 life insurance benefit.

     The Company records the costs of postretirement benefits during the employees years of active service. The Commissions have issued decisions that authorize rate recovery of tax-deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

     The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2004 and 2003:

                                                 Pension Benefits        Other Benefits
                                                 --------------------------------------
                                                2004         2003       2004         2003
Change in benefit obligation:
Beginning of year                             $ 88,356    $ 79,569     $ 22,219    $ 17,503
Service cost                                     4,608       3,879        1,461       1,033
Interest cost                                    5,613       5,374        1,560       1,224
Assumption change                               (5,992)      6,662        3,266       1,462
Medicare Modernization Act                          --          --       (4,360)         --
Experience loss                                  2,938       2,058        8,130       1,106
Benefits paid, net of retiree premiums          (7,907)     (9,186)      (1,406)       (109)
                                              --------    --------     --------    --------
End of year                                   $ 87,616    $ 88,356     $ 30,870    $ 22,219
                                              --------    --------     --------    --------

Change in plan assets:
Fair value of plan assets at
  beginning of year                           $ 63,216    $ 56,303     $  3,697    $  2,465
Actual return on plan assets                     8,298      10,667          294         364
Employer contributions                          11,457       5,432        1,958         977
Retiree contributions                               --          --          649         580
Benefits paid                                   (7,907)     (9,186)      (2,055)       (689)
                                              --------    --------     --------    --------
Fair value of plan assets at end of year      $ 75,064    $ 63,216     $  4,543    $  3,697
                                              --------    --------     --------    --------

Funded status                                 $(12,552)   $(25,140)    $(26,327)   $(18,522)
Unrecognized actuarial (gain) or loss           (2,783)      4,031       14,293       7,175
Unrecognized prior service cost                 15,383      17,074          638         712
Unrecognized transition obligation                  --          --        2,493       2,769
Unrecognized net initial asset                      --          --         (276)       (276)
                                              --------    --------     --------    --------
Net amount recognized                         $     48    $ (4,035)    $ (9,179)   $ (8,142)
                                              --------    --------     --------    --------

     Amounts recognized on the balance sheet consist of:

                                                 Pension Benefits        Other Benefits
                                                 --------------------------------------
                                                2004         2003       2004         2003

Accrued benefit costs                         $     48    $ (4,035)    $ (9,179)   $ (8,142)
Additional minimum liability                    (3,081)     (2,992)          --          --
Intangible asset                                 2,380       2,691           --          --
Accumulated other comprehensive loss               701         301           --          --
                                              --------    --------     --------    --------
Net amount recognized                         $     48    $ (4,035)    $ (9,179)   $ (8,142)
                                              --------    --------     --------    --------

     Below are the actuarial assumptions used for the benefit plans:

                                                 Pension Benefits        Other Benefits
                                                 --------------------------------------
                                                2004         2003       2004         2003
Weighted average assumptions as of December 31:
        Discount rate                           6.00%        6.25%      6.00%       6.25%
        Long-term rate of return on plan assets 8.00%        8.00%      8.00%       8.00%
        Rate of compensation increases          3.00%   1.5%-4.25%        --          --

     The long-term rate of return assumption is the expected rate of return on a balanced portfolio invested roughly 60% in equities and 40% in fixed income securities. The average return for the plan for the last five and 10 years was 6.4% and 10.1%, respectively.

     Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 2004, 2003, and 2002 included the following components:


                                                 Pension Benefits                          Other Benefits
                                                 ----------------------------------------------------------------
                                                2004         2003       2002        2004         2003       2002
Service cost                                   $ 4,608     $ 3,879    $ 2,968     $ 1,461      $ 1,033     $  815
Interest cost                                    5,613       5,374      4,404       1,560        1,224      1,037
Expected return on plan assets                  (4,861)     (4,757)    (4,497)       (340)        (233)      (216)
Net amortization and deferral                    2,014       1,861      1,166         894          637        500
                                               -------     -------    -------     -------      -------     ------
Net periodic benefit cost                      $ 7,374     $ 6,357    $ 4,041     $ 3,575      $ 2,661     $2,136
                                               -------     -------    -------     -------      -------     ------

     Postretirement benefit expense recorded in 2004, 2003, and 2002 was $1,420, $1,160, and $1,157, respectively. The remaining net periodic benefit cost as of December 31, 2004 of $9,019 is recoverable through future customer rates and is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

     For 2004 measurement purposes, the Company assumed a 9.5% annual rate of increase in the per capita cost of covered benefits with the rate decreasing 1% per year for the next five years to a long-term annual rate of 4.5% per year. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                                1-Percentage    1-Percentage
                                                Point Increase  Point Decrease

Effect on total service and interest costs       $  552            $  (618)
Effect on accumulated postretirement
  benefit obligation                             $6,044            $(4,756)

13
STOCK-BASED COMPENSATION PLANS

     The Company has a stockholder-approved Long-Term Incentive Plan that allows granting of non-qualified stock options, performance shares, and dividend units. Under the plan, a total of 1,500,000 common shares are authorized for option grants. Options are granted at an exercise price that is not less than the per share common stock market price on the date of grant. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a 10-year period. At December 31, 2004, 85,500 options were exercisable at a weighted average price of $24.82. No options were granted in 2004 or 2003.

     The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                       2004    2003    2002
Expected dividend                                      n/a     n/a     4.5%
Expected volatility                                    n/a     n/a     14.4%
Risk-free interest rate                                n/a     n/a     3.25%
Expected holding period in years                       n/a     n/a     5.0

The following table summarizes the activity for the stock option plans:

                                                   Weighted            Weighted                    Weighted
                                                   Average              Average                     Average
                                                  Exercise            Remaining           Options      Fair
                                        Shares       Price     Contractual Life       Exercisable     Value
                                        ------       -----     ----------------       -----------     -----
Outstanding at December 31, 2001        99,500       24.57             8.8               11,875         --
Granted                                 55,000       25.15                                            2.05
Outstanding at December 31, 2002       154,500       24.77             8.2               36,750         --
Cancelled                               (5,250)      24.78
Outstanding at December 31, 2003       149,250       24.77             7.2               74,625         --
Exercised                              (25,500)      23.67
Cancelled                               (2,250)      25.41
Outstanding at December 31, 2004       121,500       24.99             6.3               85,500         --



14
FAIR VALUE OF FINANCIAL INSTRUMENTS

     For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, accounts receivables, accounts payables, and short-term borrowings, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $301 million and $289 million as of December 31, 2004 and 2003, respectively, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The book value of the long-term debt is $276 million and $273 million as of December 31, 2004 and 2003, respectively. The fair value of advances for construction contracts is estimated at $51 million as of December 31, 2004 and $48 million as of December 31, 2003, based on data provided by brokers who purchase and sell these contracts.

15
COMMITMENTS AND CONTINGENCIES

     Commitments. The Company leases office facilities in many of its operating districts. The total paid and charged to operations for such leases was $632 in 2004, $577 in 2003, and $700 in 2002.

     The Company has long-term contracts with two wholesale water suppliers that require the Company to purchase minimum annual water quantities. Purchases are priced at the suppliers then current wholesale water rate. The Company operates to purchase sufficient water to equal or exceed the minimum quantities under both contracts. The total paid under the contracts was $7,918 in 2004, $8,557 in 2003, and $6,816 in 2002.

     The Company leases the City of Hawthorne water system, which in addition to the upfront lease payment, includes an annual payment. The 15-year lease expires in 2011. The annual payments in 2004, 2003, and 2002 were $116, $111, and $100, respectively. In July 2003, the Company entered into a 15-year lease of the City of Commerce water system. The lease includes an annual lease payment of $845 per year plus a cost savings sharing arrangement.

     Lease payments and payments called for in the above contracts are summarized below.

                                Office Leases   Water Contracts   System Leases
2005                                 $508           $8,782             $ 961
2006                                  438            9,133               961
2007                                  318            9,499               961
2008                                  239            9,879               961
2009                                  156           10,274               961
Thereafter                            375           10,685             7,388

     The water supply contract with Stockton East Water District (SEWD) requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed-price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $4,392 in 2004, $3,779 in 2003, and $2,967 in 2002. Pricing under the contract varies annually.

     Contingencies. In 1995, the State of Californias Department of Toxic Substances Control (DTSC) named Cal Water as a potential responsible party for cleanup of a toxic contamination plume in the Chico ground- water. The toxic spill occurred when cleaning solvents, which were discharged into the citys sewer system by local dry cleaners, leaked into the underground water supply. The DTSC contends that Cal Waters responsibility stems from its operation of wells in the surrounding vicinity that caused the contamination plume to spread. While Cal Water is cooperating with the cleanup effort, Cal Water denies any responsibility for the contamination or the resulting cleanup and intends to vigorously resist any action that may be brought against Cal Water. In December 2002, Cal Water was named along with other defendants in two lawsuits filed by DTSC for the cleanup of the plume. The suits assert that the defendants are jointly and severally liable for the estimated cleanup of $8.7 million. A mediation process has begun and no settlement demands by any party have been made at this time. Management believes that insurance coverage exists for this claim, and if Cal Water were ultimately held responsible for a portion of the cleanup costs, there would not be a material adverse effect to its financial position or results of operations. Cal Waters insurance carrier is currently paying the cost of legal representation in this matter.

     In 1995, the California Legislature enacted the Water Utility Infrastructure Improvement Act of 1995 (Infrastructure Act) to encourage water utilities to sell surplus properties and reinvest in needed water utility facilities. In September 2003, the CPUC issued decision D.03-09-021 in Cal Waters 2001 GRC filing. In this decision, the CPUC ordered Cal Water to file an application setting up an Infrastructure Act memorandum account with an up-to-date accounting of all real property that was at any time in rate base and that Cal Water had sold since the effective date of the Infrastructure Act. Additionally, the decision directed the CPUC staff to file a detailed report on its review of Cal Waters application. On January 11, 2005, the Office of Ratepayer Advocates (ORA), a division of the CPUC responsible for representing ratepayers, issued a report expressing its opinion that Cal Water had not proven that surplus properties sold since 1996 were no longer used and useful. ORA recommended that Cal Water be fined $160 and that gains from property sales should generally benefit ratepayers. Management strongly disagrees with ORAs conclusions and recommendations.

     During the period under review, Cal Waters cumulative gains from surplus property sales were $19.2 million, which included an inter-company gain related to a transaction with CWS Utility Services and a like-kind exchange with a third party. If the CPUC finds any surplus property sale or transfer was recorded inappropriately, Cal Waters rate base could be reduced, which would lower future revenues, net income, and cash flows. Management believes it has fully complied with the Infrastructure Act and that ORAs conclusions and recommendations are without merit. Cal Water intends to vigorously oppose ORAs findings. Accordingly, Cal Water has not accrued a liability in the financial statements for ORAs recommendations. At this time, Cal Water does not know when or how the CPUC will rule in this matter.

     The Company is involved in other proceedings or litigation arising in the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its financial position, results of operations, or cash flows.

16
QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT." Through 2004, dividends have been paid on common stock for 59 consecutive years and the dividend amount per common share has been increased each year since 1967.

2004  in thousands except per share amounts                     First           Second          Third           Fourth
Operating revenue                                             $60,240           $88,845        $97,104         $69,378
Net operating income                                            5,391            14,083         14,498           7,511
Net income                                                      1,446            10,054         10,789           3,737
Diluted earnings per share                                       0.08              0.59           0.59            0.20
Common stock market price range:
        High                                                    29.99             29.75          29.42           37.70
        Low                                                     27.25             26.60          26.19           28.20
Dividends paid                                                  .2825             .2825          .2825           .2825

2003  in thousands except per share amounts

Operating revenue                                             $51,311           $67,994        $88,197         $69,626
Net operating income                                            2,625             7,548         12,519           7,542
Net income (loss)                                                (768)            4,585          8,587           7,013
Diluted earnings (loss) per share                               (0.05)             0.30           0.53            0.41
Common stock market price range:
        High                                                    26.27             30.97          29.98           27.99
        Low                                                     23.92             25.79          25.20           25.51
Dividends paid                                                 .28125            .28125         .28125          .28125

CONTROLS AND PROCEDURES

California Water Service Group

MANAGEMENT'S EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

     The Company carried out an evaluation, under the supervision of and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of December 31, 2004, pursuant to Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on their review of the disclosure controls and procedures, the Chief Executive Officer and Chief Financial Officer have concluded that the Company's disclosure controls and procedures are effective in timely alerting management to material information that is required to be included in periodic SEC filings.

     Management, including the Chief Executive Officer and Chief Financial Officer, does not expect that the Company's disclosure controls and procedures or its internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of each control must be considered relative to its costs. Because of the inherent limitations in all control systems, no evaluation of a control system can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected.

     There was no change in the Company's internal control over financial reporting during the quarter ended December 31, 2004 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.


MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended). Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2004, the Company's internal control over financial reporting is effective based on these criteria. The Company's independent registered public accounting firm, KPMG LLP, which has audited the financial statements included in this Annual Report, has issued an audit report on managements assessment of the Company's internal control over financial reporting, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS
CALIFORNIA WATER SERVICE GROUP

     We have audited management's assessment, included in the accompanying Managements Report on Internal Control over Financial Reporting, that California Water Service Group and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management of California Water Service Group is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on managements assessment and an opinion on the effectiveness of the internal control over financial reporting of California Water Service Group and subsidiaries based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating managements assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, managements assessment that California Water Service Group and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the COSO. Also, in our opinion, California Water Service Group and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the COSO.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, common stockholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 22, 2005 expressed an unqualified opinion on those consolidated financial statements.


/s/ KPMG LLP


Mountain View, California
February 22, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS
CALIFORNIA WATER SERVICE GROUP

     We have audited the accompanying consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, common stockholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the management of California Water Service Group. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of California Water Service Group and subsidiaries as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2005 expressed an unqualified opinion on managements assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP


Mountain View, California
February 22, 2005

CERTIFICATIONS

     As provided in the rules of the New York Stock Exchange, the Company's Chief Executive Officer has certified to the Exchange in writing that, as of February 23, 2005, he was not aware of any violation by the Company of the NYSEs Corporate Governance listing standards. The Company has included as Exhibits
31.1 and 31.2 to its Annual Report on Form 10-K for the year ended December 31, 2004, certifications from its Chief Executive Officer and Chief Financial Officer regarding the quality of the Company's public disclosure.


CORPORATE INFORMATION

STOCK TRANSFER, DIVIDEND DISBURSING, AND REINVESTMENT AGENT
American Stock Transfer and Trust Company
57 Maiden Lane
New York, NY 10038
(800) 937-5449

TO TRANSFER STOCK

     A change of ownership of shares (such as when stock is sold or gifted or when owners are deleted from or added to stock certificates) requires a transfer of stock. To transfer stock, the owner must complete the assignment on the back of the certificate and sign it exactly as his or her name appears on the front. This signature must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations, and credit unions with membership in approved signature medallion programs) pursuant to SEC Rule 17Ad-15. A notarys acknowledgement is not acceptable. This certificate should then be sent to American Stock Transfer and Trust Company by registered or certified mail with complete transfer instructions.

EXECUTIVE OFFICE
California Water Service Group
1720 North First Street
San Jose, CA 95112-4598
(408) 367-8200

ANNUAL MEETING

     The Annual Meeting of Stockholders will be held on Wednesday, April 27, 2005, at 10 a.m. at the Company's Executive Office. Details of the business to be transacted during the meeting will be contained in the proxy material, which will be mailed to stockholders on or about March 26, 2005.

DIVIDEND DATES FOR 2005
Quarter Declaration             Record Date     Payment         Date
First                           January 26      February 7      February 18
Second                          April 27        May 9           May 20
Third                           July 27         August 8        August 19
Fourth                          October 26      November 7      November 18

ANNUAL REPORT FOR 2004 ON FORM 10-K

     A copy of the Company's report for 2004 filed with the Securities and Exchange Commission (SEC) on Form 10-k will be available in March 2005 and can be obtained by any stockholder at no charge upon written request to the address below. The Company's filings with the SEC can viewed via the link to the SECs EDGAR system on the Company's web site.

STOCKHOLDER INFORMATION
California Water Service Group
Attn: Stockholder Relations
1720 North First Street
San Jose, CA 95112-4598
(408) 367-8200 or (800) 750-8200
http://www.calwatergroup.com