Form 10-K, Exhibit 13
period 2005-12-31
CALIFORNIA WATER SERVICE GROUP
filed 2006-03-13
CIK 1035201

Ten-Year Financial Review

Dollars in thousands, except common share data             2005           2004          2003
                                                           ----           ----          ----
Summary of Operations
Operating Revenue
  Residential                                            $222,634      $221,323      $194,903
  Business                                                 56,962        55,803        49,666
  Industrial                                               14,241        13,592        11,255
  Public authorities                                       14,965        15,118        12,789
  Other                                                    11,926         9,731         8,515
                                                         --------      --------      --------
Total operating revenue                                   320,728       315,567       277,128
Operating expenses                                        280,918       274,084       246,894
Interest expense, other income and expenses, net           12,587        15,457        10,817
                                                         --------      --------      --------
  Net income                                             $ 27,223      $ 26,026      $ 19,417
                                                         ========      ========      ========
Common Share Data
Earnings per share - diluted                             $   1.47      $   1.46      $   1.21
Dividend declared                                           1.140         1.130         1.125
Dividend payout ratio                                          78%           77%           93%
Book value                                               $  15.98      $  15.66      $  14.44
Market price at year-end                                    38.23         37.65         27.40
Common shares outstanding at year-end (in thousands)       18,390        18,367        16,932
Return on average common stockholders' equity                 9.3%          9.8%          9.1%
Long-term debt interest coverage                             3.61          3.38          2.78

Balance Sheet Data
Net utility plant                                        $862,731      $800,305       $759,498
Utility plant expenditures
  (Company-funded and developer-funded)                    94,517        68,573        74,253
 Total assets                                             996,945       942,853       873,035
Long-term debt including current portion                  275,275       275,921       273,130

Capitalization ratios:
  Common  stockholders' equity                               51.4%         50.8%         47.0%
  Preferred stock                                             0.6%          0.6%          0.7%
  Long-term debt                                             48.0%         48.6%         52.3%

Other Data
Water production (million gallons)
  Wells and surface supply                                 68,162        72,279        68,416
  Purchased                                                64,028        66,760        63,264
                                                         --------      --------      --------
Total water production                                    132,190       139,039       131,680
                                                         ========      ========      ========
Metered customers                                         402,191       395,286       387,579
Flat-rate customers                                        76,810        77,869        78,843
                                                         --------      --------      --------
Customers at year-end                                     479,001       473,155       466,422
                                                         ========      ========      ========
New customers added                                         5,846         6,733         7,434
Revenue per customer                                     $    670      $    667      $    594
Utility plant per customer                                  2,578         2,418         2,313
Employees at year-end                                         840           837           813

Dollars in thousands, except common share data     2002        2001        2000          1999       1998         1997         1996
                                                   ----        ----        ----          ----       ----         ----         ----
Summary of Operations
Operating Revenue
  Residential                                    $184,894   $173,823     $171,234      $163,681   $150,491     $158,210    $148,313
  Business                                         46,404     44,944       44,211        41,246     38,854       40,520      37,605
  Industrial                                       11,043      9,907       11,014        12,695     10,150       10,376       9,748
  Public authorities                               12,706     11,860       11,609        10,898      9,654       11,173      10,509
  Other                                             8,104      6,286        6,738         6,417      5,777        4,886       4,083
                                                 --------   --------     --------      --------   --------     --------    --------
Total operating revenue                           263,151    246,820      244,806       234,937    214,926      225,165     210,258
Operating expenses                                232,404    221,116      211,610       201,890    183,245      188,020     177,356
Interest expense, other income
  and expenses, net                                11,674     10,739       13,233        11,076     11,821       11,388      11,502
                                                 --------   --------     --------      --------   --------     --------    --------
  Net income                                     $ 19,073   $ 14,965     $ 19,963      $ 21,971   $ 19,860     $ 25,757    $ 21,400
                                                 ========   ========     ========      ========   ========     ========    ========
Common Share Data
Earnings per share - diluted                     $   1.25   $   0.97     $   1.31      $   1.44   $   1.31     $   1.71    $   1.42
Dividend declared                                   1.120      1.115        1.100         1.085      1.070        1.055       1.040
Dividend payout ratio                                  90%       115%          84%           75%        82%          62%         73%
Book value                                       $  13.12   $  12.95     $  13.13      $  12.89   $  12.49     $  12.15    $  11.47
Market price at year-end                            23.65      25.75        27.00         30.31      31.31        29.53       21.00
Common shares outstanding
  at year-end (in thousands)                       15,182     15,182       15,146        15,094     15,015       15,015      15,015
Return on average common stockholders' equity         9.7%       7.6%        10.1%         11.5%      10.8%        14.5%       12.8%
Long-term debt interest coverage                     2.73       2.64         3.31          3.79       3.64         4.37        3.81

Balance Sheet Data
Net utility plant                                $696,988   $624,342     $582,782      $564,390   $538,741     $515,917    $495,985
Utility plant expenditures
  (Company-funded and developer-funded)            88,361     62,049       37,161        48,599     41,061       37,511      40,310
 Total assets                                     798,478    710,214      666,605       645,507    613,143      594,444     569,745
Long-term debt including current portion          251,365    207,981      189,979       171,613    152,674      153,271     151,725

Capitalization ratios:
  Common  stockholders' equity                       44.0%      48.8%        51.1%         53.0%      54.6%        53.8%       52.7%
  Preferred stock                                     0.7%       0.9%         0.9%          0.9%       1.0%         1.0%        1.1%
  Long-term debt                                     55.3%      50.3%        48.0%         46.1%      44.4%        45.2%       46.2%

Other Data
Water production (million gallons)
  Wells and surface supply                         69,414     65,283       65,408        65,144     57,482       63,736      60,964
  Purchased                                        62,811     61,343       62,237        58,618     54,661       59,646      56,769
                                                 --------   --------     --------      --------   --------     --------    --------
Total water production                            132,225    126,626      127,645       123,762    112,143      123,382     117,733
                                                 ========   ========     ========      ========   ========     ========    ========

Metered customers                                 380,087    371,281      366,242       361,235    354,832      350,139     345,307
Flat-rate customers                                78,901     79,146       78,104        77,892     77,568       77,878      77,991
                                                 --------   --------     --------      --------   --------     --------    --------
Customers at year-end                             458,988    450,427      444,346       439,127    432,400      428,017     423,298
                                                 ========   ========     ========      ========   ========     ========    ========
New customers added                                 8,561      6,081        5,219         6,727      4,383        4,719       9,730
Revenue per customer                             $    579   $    552     $    554      $    539   $    500     $    529    $    502
Utility plant per customer                          2,182      2,020        1,916         1,851      1,768        1,694       1,632
Employees at year-end                                 802        783          797           790        759          752         740

Management's Discussion and Analysis of
Results of Operations and Financial Condition

Forward-Looking Statements

     This annual report, including the Letter to Stockholders and Management's Discussion and Analysis, (including, but not limited to, the section entitled "Critical Accounting Policies and Estimates" found below, and the section entitled "Risk Factors" in Item 1A on Form 10-K filed with the Securities and Exchange Commission), contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (Act). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions, projections, and management's judgment about the Company, the water utility industry, and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts, or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement.

     Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions, including decisions on proper disposition of property and collection of regulatory assets; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers' prices and the availability of supplies, including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and the ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; and other risks and unforeseen events. When considering forward-looking statements, the reader should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates on forward-looking statements.

Overview

     California Water Service Group (Company) provides water utility services to customers in California, Washington, New Mexico, and Hawaii. The majority of the business is regulated by the respective state's public utility commission. The Company's California water utility service operations comprise the majority of the business and contributed 96% of revenues and 95% of net income in 2005. The Company also has a regulated wastewater business in New Mexico. Non-regulated activities relate primarily to the water utility business and include operating, maintenance, billing, meter reading, water testing services, and a new Extended Service Protection (ESP) Program covering repairs to the customer water line between the meter and the home. Further information on the Company's operations may be found in the Company's Form 10-K filed with the Securities and Exchange Commission (SEC). See page 68 of this Annual Report for information on how to obtain a copy of Form 10-K.

     The state regulatory entities governing the Company's regulated operations are referred to as "Commission(s)" in this report. Revenues, income, and cash flows are earned primarily through delivering potable water through pipes to homes, businesses, industries, and public authorities. Rates charged to customers for the regulated business are determined by the Commissions, which also set operating and customer service standards. The rates are intended to allow recovery of operating costs and a reasonable rate of return on invested capital.

     Major risk factors affecting the financial performance of the Company are: extensive regulation, decisions by state regulatory commissions, and changes in laws and regulations; increased costs, such as electricity, not recoverable from ratepayers; operating costs affected by increased environmental regulations; lack of control over water supply; inability to finance capital expenditures; acquisitions, divestitures, or restructuring; failure and circumvention of controls and procedures; and judgments and estimates regarding financial and accounting matters. For additional information on "Risk Factors," see Item 1A of the Form 10-K on file with the SEC. See page 68 of this Annual Report for information on how to obtain Form 10-K.

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

     For 2005, net income was $27.2 million compared to $26.0 million in 2004, an increase of 4.6%. Diluted earnings per share for 2005 were $1.47 compared to $1.46 in 2004, an increase of 0.7%. The increase in earnings per share was primarily due to higher rates approved by the Commissions, sales to new customers, and increased gains from property sales. Partially offsetting increased earnings were decreased sales to existing customers due to wetter than normal weather conditions, higher maintenance costs, higher depreciation, higher income taxes, and the dilutive effect of having more weighted average shares outstanding than the prior year. The Company plans to continue to seek additional rate increases to recover its operating cost increases and receive reasonable returns on invested capital. For each of the five years subsequent to 2005, capital expenditures are expected to continue to increase generally at the same rate as inflation and remain at much higher levels than depreciation expense. Cash from operations is not expected to be sufficient to fund the cash needs of the Company (capital expenditures, dividends, and other cash requirements); therefore, the Company expects to fund anticipated cash shortfalls through a combination of debt and common stock offerings in the next five years.

     In 2005 and 2004, the Company received many different types of rate increases, some of which were temporary in nature. As such, the growth in earnings due solely to rate relief in 2005 and 2004 is not expected to recur in 2006. A significant factor in 2006 affecting earnings will be the timing and the amount of the General Rate Case (GRC) filings that are expected to be approved in the second quarter of 2006. See the "Rates and Regulation" section of this report for more information on regulatory activity occurring in 2004, 2005, and through February 21, 2006.

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

     California water operations are conducted by Cal Water and Utility Services, which serve 456,674 customers in 75 California communities through 26 separate districts. Of these 26 districts, 24 districts are regulated water systems, subject to regulation by the California Public Utilities Commission
(CPUC). The other two districts, the City of Hawthorne and the City of Commerce, are governed through their respective city councils and are considered non-regulated because they are outside of the CPUC's jurisdiction. Their activities are reflected in operating revenue and operating costs, as the risks and rewards of these operations are similar to those of the regulated activities. California water operations account for 95% of the total customers and 96% of the total operating revenue.

     Washington Water provides domestic water service to 15,311 customers in the Tacoma and Olympia areas. Washington Water's utility operations are regulated by the Washington Utilities and Transportation Commission. Washington Water accounts for 3% of the total customers and 2% of the total operating revenue.

     New Mexico Water provides service to 6,480 water and wastewater customers in the Belen, Los Lunas, and Elephant Butte areas in New Mexico. Its regulated operations are subject to the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Water accounts for 1% of the total customers and 1% of the total operating revenue.

     Hawaii Water provides water service to 537 customers on the island of Maui, including several large resorts and condominium complexes. Its regulated operations are subject to the jurisdiction of the Hawaii Public Utilities Commission. Hawaii Water accounts for less than 1% of the total customers and 1% of the total operating revenue.

     Other non-regulated activities consist primarily of operating water systems owned by other entities; providing meter reading and billing services; leasing communication antenna sites on the Company's properties; operating recycled water systems; providing brokerage services for water rights; providing lab services; selling non-utility property; and ESP. These activities are reported below

Management's Discussion and Analysis of Results of Operations and
Financial Condition


operating net income on the income statement, gross of income taxes; therefore, the revenue is not included in operating revenue. Due to the variety of services provided and the fact that the activities are outside of the Company's core business, the number of customers is not tracked for these non-regulated activities. Non-regulated activities, excluding gain on sale of non-utility property, comprised 6% of the total net income in 2005.

     Rates and operations for regulated customers are subject to the jurisdiction of the respective state's regulatory commission. The Commissions require that water and wastewater rates for each regulated district be independently determined. The Commissions are expected to authorize rates sufficient to recover normal operating expenses, and allow the utility the opportunity to earn a fair and reasonable return on invested capital. Rates for the City of Hawthorne and City of Commerce water systems are established in accordance with operating agreements and are subject to ratification by the respective city councils. Fees for other non-regulated activities are based on contracts negotiated between the parties.

Results of Operations

     Earnings and Dividends Net income in 2005 was $27.2 million compared to $26.0 million in 2004 and $19.4 million in 2003. Diluted earnings per common share were $1.47 in 2005, $1.46 in 2004, and $1.21 in 2003. The weighted average number of common shares outstanding used in the diluted earnings per share calculation was 18,402,000 in 2005, 17,674,000 in 2004, and 15,893,000 in 2003.
As explained below, the increase in 2005 earnings per share resulted from these primary factors: receiving rate relief on GRC filings and balancing accounts;
customer  growth;  and  gains  on  sale  of  non-utility  properties.  Partially offsetting these positive factors were: higher maintenance costs; higher depreciation costs; decreased water usage by existing customers due to wetter than normal weather; higher income taxes; and increased common shares outstanding.

     At the January 2006 meeting, the Board of Directors declared the quarterly dividend, increasing it for the 39th consecutive year. The quarterly dividend was raised from $0.2850 to $0.2875 per common share, an annual rate of $1.15 per common share. Dividends have been paid for 61 consecutive years. The annual dividends paid per common share in 2005, 2004, and 2003 were $1.14, $1.13, and $1.125, respectively. The dividend increases were based on projections that the higher dividend could be sustained while still providing adequate financial resources and flexibility. Earnings not paid as dividends are reinvested in the business for the benefit of stockholders. In its long-term consideration, the Board of Directors plan to achieve a payout ratio in the range of 60%. The dividend payout ratio was 78% in 2005, 77% in 2004, and 93% in 2003, an average of 83% over the three-year period.

     Operating Revenue Operating revenue in 2005 was $320.7 million, an increase of $5.1 million, or 1.6%, over 2004. Operating revenue in 2004 was $315.6 million, an increase of $38.5 million, or 14%, above 2003. The estimated sources of changes in operating revenue were:

Dollars in millions                                        2005          2004
                                                           ----          ----
Customer usage                                            $(10.9)      $  3.3
Rate increases                                              12.2         29.8
Usage by new customers                                       3.8          5.4
                                                          ------       ------
Net change                                                $  5.1       $ 38.5
                                                          ======       ======

Average revenue per customer per year (in dollars)        $  670       $  667
New customers added                                        5,846        6,733

     Overall, temperatures in our service areas for 2005 were comparable to 2004; however, rainfall was significantly higher, particularly in the first half of the year. Southern California had one of its wettest years on record. For 2004, rainfall was lower than 2003 in our California service areas, which positively impacted the Company's revenues and earnings. For Washington Water service areas, rainfall was significantly lower in 2005. As a result, state officials mandated water conservation, resulting in decreased revenues compared to 2004.

     In 2005, rate relief increased revenues by $12.2 million. See the "Rates and Regulation" section of this report for more information on regulatory activity occurring in 2004, 2005, and through February 21, 2006.

     The number of customers in 2005 increased by 5,846, or 1.2%, from 2004 levels. This increase includes 645 customers in New Mexico, 37 customers in
Hawaii, 296 customers in Washington, and 4,868 additional customers in California. Approximately 350, 270, and 169 were added through acquisitions in New Mexico, California, and Washington, respectively, with the remaining new customers resulting from growth in existing service areas. In 2004, customer growth was 6,733, which included approximately 1,700 new customers added through an acquisition in New Mexico.

     Water Production Expenses Water production expenses, which consist of purchased water, purchased power, and pump taxes, comprise the largest segment of total operating expenses. Water production costs accounted for 41.2%, 43.5%, and 44.2% of total operating costs in 2005, 2004, and 2003, respectively. The rates charged for wholesale water supplies, electricity, and pump taxes are established by various public agencies. As such, these rates are beyond our control. The table below provides the amount of increases (decreases), and percentage changes in water production costs during the past two years:

                                        2005                              2004
                             ---------------------------      ---------------------------
Dollars in millions          Amount    Change   % Change      Amount   Change    % Change
-------------------          ------    ------   --------      ------   ------    --------
Purchased water              $ 87.5    $ (2.2)       (3%)     $ 89.7   $  8.9         11%
Purchased power                20.5      (1.3)       (6%)       21.8     (0.1)        (1%)
Pump taxes                      7.6        --        --          7.6      1.3         20%
                             ------    ------   --------      ------   ------    --------
Total water production
  expenses                   $115.6    $ (3.5)       (3%)     $119.1   $ 10.1          9%
                             ======    ======   ========      ======   ======    ========

     Two of the principal factors affecting water production expenses are the amount of water produced and the source of the water. Generally, water from wells costs less than water purchased from wholesale suppliers. The table below provides the amounts, percentage change, and source mix for the respective years:

                                            2005                         2004                        2003
                                  -------------------------    -----------------------      ------------------------
Millions of gallons (MG)             MG          % of Total       MG        % of Total         MG         % of Total
------------------------          -------        ----------    -------      ----------      -------       ----------
Source:
Wells                             63,101          47.7%         66,951         48.2%         66,009          50.0%
% change from prior year              (6%)                           1%                          (4%)
Purchased                         64,028          48.5%         66,760         48.0%         63,264          48.2%
% change from prior year              (4%)                           6%                           1%
Surface                            5,061           3.8%          5,328          3.8%          2,407           1.8%
% change from prior year              (5%)                         121%                         221%
                                 -------         -----         -------        -----         -------         -----
Total                            132,190         100.0%        139,039        100.0%        131,680         100.0%
% change from prior year              (5%)                           6%                          (1%)

     Purchased water expenses are affected by changes in quantities purchased, supplier prices, and cost differences between wholesale suppliers. For 2005, the $2.2 million decrease in purchased water costs is due to a 4% decrease in quantities purchased, partially offset by overall higher wholesale water rates. On an overall blended basis, wholesale water rates increased 1.4% on a cost-per-million-gallon basis. In 2004, purchased water expenses included an additional adjustment of $0.9 million, which related to the settlement of a meter malfunction issue in the Stockton district. Purchased power expenses are affected by the quantity of water pumped from wells and moved through the distribution system, rates charged by electric utility companies, and rate structures applied to usage during peak and non-peak times of the day or season. The purchased power expense decrease of $1.3 million was primarily due to decreased well production. Pump taxes were the same in 2005 as in 2004, as higher rates offset the decreased pumping.

     Administrative and General Expenses Administrative and general expenses include payroll related to administrative and general functions, all Company benefits charged to expense accounts, insurance expenses, legal fees, audit fees, regulatory utility commissions' expenses, board of directors' fees, and general corporate expenses.

Management's Discussion and Analysis of
Results of Operations and Financial Condition


     During 2005, administrative and general expenses increased $1.6 million, or 3.4%, compared to 2004. Payroll expense charged to administrative and general expense remained constant due to a decrease in the number of employees offset by higher wages. Employee/retiree health care costs increased $1.6 million, or 19%, due to increased medical claims. The Company is self-insured and experienced several large-dollar medical claims (claims over $200,000), which primarily caused the increase. Increases in other costs, including legal and outside services, were substantially offset by a decrease in workers' compensation of $1.1 million, which was due to fewer claims and a refund from the Company's stop-loss insurance carrier.

     During 2004, administrative and general expenses increased $6.1 million, or 15%, compared to 2003. Payroll expense charged to administrative and general expense increased $1.0 million, or 13%, due to the addition of new employees and wage increases. Employee benefits increased $1.4 million, due primarily to increases in employee/retiree health care expenses. The Company also experienced higher costs for workers' compensation, general liability claims, and insurance premiums, which increased $1.3 million, or 40%. Higher expenses were incurred to comply with Sarbanes-Oxley Section 404 on internal controls, which increased expenses by $0.9 million for consultants and auditors. Fees to the CPUC increased $0.5 million due to the increased revenue, as these fees are calculated as a percentage of revenue. Other expense elements contributed to the balance of the change, but none were individually significant.

     Other Operations Expenses The components of other operations expenses include payroll, material and supplies, and contract services costs of operating the regulated water systems, including the costs associated with water transmission and distribution, pumping, water quality, meter reading, billing, and operations of district offices.

     For 2005, other operating expenses increased $0.1 million, or 0.2%, from 2004. Payroll costs charged to other operating expenses increased $0.7 million, or 2.2%, due to general wage increases. Expenses were offset by a decrease of $0.5 million, or 64%, for changing the process for disposing of by-products for the Bakersfield Treatment Plant. Other expense elements contributed to the balance of the change, but none were individually significant.

     For 2004, other operating expenses increased $2.5 million, or 7%, from 2003. Payroll costs charged to other operating expenses increased $1.3 million, or 6%, due to general wage increases and increases in the number of employees. Other major cost increases were operations of the Bakersfield Treatment Plant of $0.6 million and additional lease cost of $0.4 million for the City of Commerce operation. Other expense elements contributed to the balance of the change, but none were individually significant.

     Maintenance Maintenance expenses increased $2.0 million, or 15%, in 2005 compared to 2004. For 2004, maintenance expenses increased $0.5 million, or 4%, compared to 2003. In 2005, maintenance expense increased due to repairs of water treatment equipment, water main, and wells. In 2004, expenses increased primarily for service line repairs, which are pipes from the main to the meter box.

     Depreciation and Amortization Depreciation and amortization increased due to the level of Company-funded capital expenditures and a higher depreciation rate authorized by the CPUC.

     Income Taxes For 2005, income taxes increased $2.9 million. The significant items include provision for taxes on gain on sale of non-utility properties of $0.9 million, provision for taxes on increased income from operations of $0.5 million, and $0.7 million for the reversal of federal tax depreciation on pre-1982 assets, which was previously flowed-through to ratepayers. The Company anticipates the reversal of federal tax depreciation on pre-1982 assets to continue in future years; however, its effect on the Company's tax provision is uncertain due to the offsetting flow-through of state tax depreciation, which continues to increase with capital additions.

     Property and Other Taxes For 2005, expenses increased $1.1 million, or 10%, compared to 2004. For 2004, expenses increased $1.0 million, or 9%. Increased property taxes were the primary cause for the increase in both years.

Non-Regulated  Income,

     Net The major components of non-regulated income are revenue and operating expenses related to the following activities: operating and maintenance services (O&M), meter reading and billing services, antenna site leases, water rights brokering, and design and construction services. For 2005, non-regulated income increased $0.5 million, or 18%, compared to 2004, with increases primarily from O&M contracts, antenna site leases, and reduced expenses related to business development. For 2004, non-regulated income increased compared to 2003, with increases primarily from O&M and antenna site leases offset by decreases in water rights brokerage income. Water rights brokerage income is sporadic and is affected by market opportunities and price volatility. See Note 3 of the Notes to Consolidated Financial Statements for additional information.

     Gain on Sale of Non-Utility Property For 2005, pretax gains from non-utility property sales were $2.2 million compared to insignificant gains in 2004. The 2005 gains were primarily from three properties sold in the Los Altos and Chico districts. Earnings and cash flow from these transactions are sporadic and may or may not continue in future periods, depending upon market conditions. The Company has other non-utility properties that may be marketed in the future based on real estate market conditions.

     In 2005, interest expenses decreased by $0.1 million, or 1%, as there were no short-term borrowings in 2005. In 2004, interest expense increased $0.3 million, or 2%, due to a decrease in capitalized interest, which was a result of lower value of capitalized projects. Capitalized interest in 2005 was comparable to 2004. See the "Liquidity and Capital Resources" section for more information.

Rates and Regulation

     The state regulatory commissions have plenary powers setting rates and operating standards. As such, state commission decisions significantly impact revenues, earnings, and cash flow of the Company. The amounts discussed are generally annual amounts, unless specifically stated, and the financial impact to recorded revenue is expected to occur over a 12-month period from the effective date of the decision. In California, water utilities are required to make several different types of filings. Most filings result in rate changes that remain in place until the next GRC. As explained below, surcharges and surcredits to recover balancing and memorandum accounts as well as the catch-up are temporary rate changes, which have specific time frames for recovery.

     General Rate Cases (GRCs)

     GRCs, step rate increase filings, and offset filings change rates to amounts that will remain in effect until the next GRC. The CPUC follows a rate case plan, which requires Cal Water to file a GRC for each of its 24 regulated operating districts every three years. In a GRC proceeding, the CPUC not only considers the utility's rate-setting requests, but may consider other issues that affect the utility's rates and operations. Effective in 2004, Cal Water's GRC schedule was shifted from a calendar year to a fiscal year with test years commencing July 1. The CPUC is generally required to issue its GRC decision prior to the first day of the test year or authorize interim rates. As such, Cal Water's GRC decisions, which prior to 2005 were generally issued in the fourth quarter, are expected to be issued in the second quarter of each year. Cal Water expects decisions on the eight GRCs filed in August of 2005 to be issued in June of 2006.

     Step Rate Increases

     Between GRC filings, utilities may file step rate increases, which allow the utility to recover cost increases, primarily from inflation and incremental investment, during the second and third years of the rate case cycle. However, step rate increases are subject to a weather-normalized earnings test. Under the earnings test, the CPUC may reduce the step rate increase to prevent the utility from earning in excess of the authorized rate of return for that district. Step rate increases, which were previously approved in January, should be approved in July under the new rate case schedule.

     Offset Filings

     In addition, utilities are entitled to file offset filings. Offset filings may be filed to adjust revenues for construction projects authorized in GRCs when the plant is placed in service or for rate changes charged to the Company for purchased water, purchased power, and pump taxes (referred to as "offsettable expenses"). Such rate changes approved in offset filings remain in effect until a GRC is approved.

     Surcharges and  Surcredits

     Surcharges and surcredits, which are usually effective for a 12-month period, are authorized by the CPUC to recover the memorandum and balancing accounts under- and over-collections usually due to changes in offsettable expenses. However, significant under-collections may be authorized over multiple years. Currently, filings to recover offsettable expenses are subject to a non-weather-adjusted earnings test. Under the earnings test, the CPUC may reduce recovery of an offsettable expense to prevent the utility from earning in excess of its authorized rate of return. Typically, an expense difference occurs during the time period from when an offsettable expense changes and the Company is allowed to adjust its water rates. Expense changes for this regulatory lag period, which is about two months, are booked into memorandum and balancing accounts for later recovery. However, in 2001, the CPUC changed its procedures and did not permit water companies to immediately adjust water rates for offsettable expense changes. As a result, the amount accrued in memorandum and balancing accounts, due primarily to the major increases in electric power costs in 2001, grew to $9.2 million at the end of 2004. Beginning in November 2002, the CPUC allowed water companies to file for recovery of memorandum and balancing account under-collections subject to a non-weather-adjusted earnings test. However, the Company did not receive authorization to collect a significant portion of the under-collection from its ratepayers until the fourth quarter of 2004.

     Timing of Expense  Balancing and  Memorandum  Accounts

     The Company does not record an asset (or liability) for the recovery (or refund) of expense balancing or memorandum accounts in its financial statements as revenue (refunds), nor as a receivable (or payable), until the CPUC and other regulators have authorized recovery and the customer is billed. Therefore, a timing difference may occur between when costs are recorded as an expense and the associated revenues are received (or refunds are made) and booked.

Management's Discussion and Analysis of Results of Operations and
Financial Condition


     Summary of Rate  Decisions  and  Resolutions

     The following is a summary of rate filings and the anticipated annual impact on revenues. California decisions and resolutions may be found on the CPUC website at www.cpuc.ca.gov.

Type of                                    Decision/           Approval         Increase (Decrease)      CA District/
Filing                                     Resolution            Date              Annual Revenue         Subsidiary
------                                     ----------            ----              --------------         ----------
GRC, Step Rate, and Offset Filings
Offset                                      AL1748A          February 2006           $0.2 million              Selma
Step Rate                                   Various1          January 2006           $1.9 million       13 districts
GRC 2004                                  D.05-07-022            July 2005           $7.6 million        8 districts
Offset                                      AL 1732              July 2005           $0.6 million           Westlake
Offset                                      AL 1708               May 2005           $0.8 million           Stockton
GRC 2004                                  04-00247-UT           April 2005           $0.3 million         New Mexico
GRC 2004                                     21644             August 2005         ($0.05 million)            Hawaii
Step Rate                                   Various2          January 2005           $4.8 million       19 districts
Offset                                    Res. W-4495         October 2004           $0.5 million          Los Altos
GRC 2003                                  D.04-09-038       September 2004           $0.4 million        2 districts
Step Rate                                 D.04-04-041          August 2004           $0.5 million        4 districts
GRC 2001                                  D.04-07-033            July 2004           $1.1 million            Salinas
GRC 2002                                  D.04-04-041           April 2004           $3.6 million        4 districts
Offset                                    Res. W-4458        February 2004           $0.7 million           Stockton
Step Rate                                   Various3    January-April 2004           $4.4 million       14 districts

Surcharges and Surcredits
Memorandum                                  AL1734A          February 2006           $1.1 million            Salinas
Balancing                                   AL1711A          February 2006          ($0.3 million)           Visalia
Balancing                                   AL1718A          February 2006          ($0.4 million)   Hermosa-Redondo
Balancing                                    AL1710         September 2005           $0.9 million           Stockton
Balancing                                   Various4      4th Quarter 2004           $9.2 million       15 districts
Balancing                                   AL 1622         September 2004           $0.4 million            Salinas
Balancing                                   Various4              May 2004          ($1.5 million)       2 districts


     During 2005 and 2004, no rate filings were approved for Washington Water. In 2004 and 2003, Cal Water collected a catch-up surcharge for its 2001 GRC. In Cal Water's 2001 GRC, the CPUC-authorized effective date for rates was April 2003; however, a final decision was not approved until September 2003. As a result, the Company was authorized to collect approximately $4.5 million of the revenue not billed between April and September of 2003. In 2005, revenues dropped compared to the prior year, due in part to the discontinuance of the catch-up surcharge. In 2005 and 2004, the Company's revenues were favorably impacted by approximately $3.9 million and $0.4 million, respectively, from the net recovery of memorandum and balancing accounts.

1. Step rate increases were granted in compliance with D.03-09-021, D.03-10-005, D.04-04-041, and D.04-09-038.

2. Step rate increases were granted in compliance with D.03-09-021, D.03-10-005, D.04-04-041, D.04-07-033, and D.04-09-038.

3. Step rate increases were granted in compliance with D.01-08-039, D.03-09-021, and D.03-10-005.

4. Various advice letters are approved in aggregate.

     The Company expects that the net effect of surcharges and surcredits will reduce revenue by approximately $2.3 million in 2006, assuming similar usage. The estimated impact of rate changes compared to the prior years is listed in the following table:


Dollars in millions                       2005         2004          2003
-------------------                       ----         ----          ----

Step rate  increases                     $ 4.8        $ 4.4        $  2.2
Bakersfield  Treatment  Plant               --          4.2           2.3
General  Rate Case (GRC)                   5.8         13.3           3.7
Offset (purchased  water/pump taxes)       1.2          4.7           0.9
Balancing  accounts,  net                  3.9          0.4           1.9
Catch-up  surcharge,  net                 (3.5)         2.2           1.3
Other                                       --          0.6           0.3
                                        ------       ------        ------
Rate increases                          $ 12.2       $ 29.8        $ 12.6
                                        ======       ======        ======


     Remaining Unrecorded Balances from Previously Authorized Balancing Account Recoveries/Refunds

     For the balancing accounts authorized in May 2004, the amount remaining to be refunded as of December 2005 was $0.2 million and December 2004 was $0.6 million. The balance is expected to be refunded by May 2006.

     For the balancing accounts authorized in September 2004, the amount remaining to be collected in rates as of December 2005 was $0.2 million and December 2004 was $0.3 million. The balance is expected to be recovered by June 2006.

     For the balancing accounts authorized in the fourth quarter of 2004, the net amount remaining to be collected in rates as of December 2005 was $3.1 million and December 2004 was $8.3 million. The net balance is expected to be fully recovered by January 2008.

     For the balancing accounts authorized in September 2005, the amount remaining to be collected in rates as of December 2005 was $0.8 million. The balance is expected to be recovered by the third quarter of 2006.

     The total amount of unrecorded, under-collected memorandum and balancing accounts was $2.6 million and $8.5 million, as of December 31, 2005 and 2004, respectively. Included in this amount, Cal Water has pending memorandum account filings for 2005 and previously authorized balancing accounts approved for collection as stated above.

     Pending  Filings as of February 21, 2006

     Cal Water has pending its 2005 GRC filings covering eight districts. Cal Water expects decisions regarding its 2005 GRCs to be issued in the second quarter of 2006. The amount requested in the 2005 GRCs is approximately $10.6 million in 2006/2007, $5.5 million in 2007/2008, and $5.5 million in 2008/2009.
The amounts granted may vary due to a variety of factors. Over the past few years, the amount approved by the CPUC has been substantially less than the requested amount. The GRCs also requested the CPUC to consider several modifications to CPUC rate-setting procedures. The GRCs request a water revenue adjustment mechanism that would allow the Company to recover (refund) water revenues when actual water sales are below (above) adopted water sales in the GRCs. This proposal would decouple the Company's revenues from conservation efforts and inaccurate weather forecasts, putting in place a mechanism similar to that employed by California's investor-owned electric utilities. The GRCs also request a full-cost balancing account that would allow the Company to recover changes in source of supply mix as well as price changes under current procedures. The Company requested a rate base equalization account to minimize the impact on rates of large capital projects in small water systems. Finally, the Company requested that the Commission adjust its authorized rate of return if modifications are not adopted to change certain rate-setting procedures. The Company is unable to predict the timing and final outcome of the filings at this time.

     2006 Regulatory Activity

     In accordance with the rate case plan, Cal Water will file a GRC for eight districts in May of 2006. At this time, Cal Water does not know the amounts to be requested. In January 2006, the Company was granted step rate increases for 13 districts and was authorized an increase of $1.9 million. In February 2006, Cal Water received authorization to recover (refund) various balancing and memorandum accounts. Memorandum account decision AL1734A will be collected over a 36-month period. Cal Water also intends to file for step rate increases in July for eight districts. Cal Water is authorized to request up to $5.5 million; however, the request may be adjusted downward by the weather-adjusted earnings test.

Management's Discussion and Analysis of
Results of Operations and Financial Condition


     In the first quarter of 2006, Cal Water will file an advice letter to allow it to track in a memorandum account additional funding associated with its retiree health care plan. Currently, Cal Water funds and recognizes expenses associated with the plan on a pay-as-you-go basis. The excess expense between pay-as-you-go and accrual during the employees' expected service period has been recognized as a regulatory asset. As of December 31, 2005, the regulatory asset was approximately $9.8 million. Cal Water intends to increase its funding so the plan is funded during the employee's service period. Cal Water has established two Voluntary Employee Beneficiary Associations (VEBAs) to allow for increased funding and a current-period income tax deduction. Cal Water will also file an application to recover its regulatory asset. Cal Water believes that the CPUC will recognize in rates the recovery of the regulatory asset and the additional funding of the plan. If the CPUC does not permit the Company to recover the full amount of its regulatory asset, the regulatory asset, to the extent not allowed in recovery, will be written off. If the CPUC does not approve the memorandum account, the Company will not be able to recover the higher expenses of approximately $0.6 million per year until such expenses are recognized in its GRC applications.

     Washington Water is planning to submit a rate filing in the first quarter of 2006, but has not filed as of the date of this report.

     Review of Property Sales by CPUC

     In 1995, the California Legislature enacted the Water Utility Infrastructure Improvement Act of 1995 (Infrastructure Act) to encourage water utilities to sell surplus properties and reinvest in needed water utility facilities. In September 2003, the CPUC issued Decision (D.) 03-09-021 in Cal Water's 2001 GRC filing. In this decision, the CPUC ordered Cal Water to file an application setting up an Infrastructure Act memorandum account with an up-to-date accounting of all real property that was at any time in rate base and that Cal Water had sold since the effective date of the Infrastructure Act. The decision also ordered Cal Water to file an application for approval to replace the operations and customer centers in its Chico district and for treatment of the gain on sale proceeds.

     D.03-09-021 also directed the CPUC staff to file a detailed report on its review of Cal Water's application. On January 11, 2005, the Office of Ratepayer Advocates (ORA) issued a report expressing its opinion that Cal Water had not proven that surplus properties sold since 1996 were no longer necessary and useful to provide utility service. ORA also recommended that Cal Water be fined $160,000 and that gains from property sales should generally benefit ratepayers. During the period under review, Cal Water's cumulative gains from surplus property sales were $19.2 million.

     On December 1, 2005, the CPUC issued its D.05-12-002. This decision found that Cal Water appropriately reclassified all properties as non-utility property prior to being sold and the criteria Cal Water followed to reclassify its properties were reasonable and consistent with the requirements of the CPUC. Since the properties were properly reclassified, the CPUC found that approval of the property sales was not required and no penalty was warranted. Furthermore, the decision found that Cal Water should be allowed to include in rate base the full cost of the Chico customer center.

     Although the decision concluded that all gains for the property sales qualified for reinvestment in accordance with the Infrastructure Act, the decision deferred the rate-making issue regarding treatment of sale proceeds to its Order Instituting Rulemaking (R.) 04-09-003. On November 5, 2005, the Commission issued its draft decision regarding the allocation of proceeds from the sale of utility assets. The draft decision states that the CPUC has limited discretion in how it allocates between ratepayers and utility shareholders the gains on sale of real property that meet the criteria in the Infrastructure Act, provided that water utilities reinvest the proceeds in new water infrastructure. If the draft decision is adopted, the Company will be entitled to earn its full authorized return on the proceeds reinvested in utility plant from the gains on surplus property sales that were under review.

     Based on D.05-12-002 and the draft decision, Cal Water has not recorded any adjustments in its financial statements. Cal Water does not know when the CPUC will issue its decision in the matter of R.04-09-003. If the CPUC rules that any portion of the property sales should be allocated to the ratepayers, Cal Water's rate base could be reduced, which would lower future revenues, net income, and cash flows.

     Elimination of the Earnings Test on Balancing Accounts

     On January 23, 2006, the CPUC issued a draft decision to suspend, until further notice, the non-weather-adjusted earnings test that applies to memorandum and balancing account recovery for water utilities. The elimination of the earnings test should significantly improve Cal Water's opportunity to earn its authorized rate of return. Over the past three years, Cal Water has been unable to recover $3.5 million in offsettable expenses. The draft decision does not address the weather-adjusted earnings test, which is required for step rate increases.

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

     California's  normal weather  pattern yields little  precipitation  between mid-spring and mid-fall. The Washington Water service areas receive precipitation in all seasons, with the heaviest amounts during the winter. New Mexico Water's rainfall is heaviest in the summer monsoon season. Hawaii Water receives precipitation throughout the year, with the largest amounts in the winter months. Water usage in all service areas is highest during the warm and dry summers and declines in the cool winter months. Rain and snow during the winter months replenish underground water aquifers and fill reservoirs, providing the water supply for subsequent delivery to customers. To date, snow and rainfall accumulation during the 2005-2006 water year has been above average. Precipitation in the prior year was also above average. Water storage in California's reservoirs at the end of 2005 was at above-average levels. Management believes that supply pumped from underground aquifers and purchased from wholesale suppliers will be adequate to meet customer demand during 2006 and beyond. Long-term water supply plans are developed for each of the Company's districts to help assure an adequate water supply under various operating and supply conditions. Some districts have unique challenges in meeting water quality standards, but management believes that supplies will meet current standards using current treatment processes. The Company is in compliance with the new Environmental Protection Agency (EPA) standard related to arsenic, which became effective in January 2006.

Liquidity and Capital Resources

     Short-Term Financing

     Short-term liquidity is provided by bank lines of credit and internally generated funds. Long-term financing is accomplished through use of both debt and equity. Short-term bank borrowings were zero at December 31, 2005 and 2004. Cash and cash equivalents were $9.5 million at December 31, 2005 and $18.8 million at December 31, 2004. In January 2005, the Company received a $7.2 million tax refund due to federal bonus depreciation allowed one time in 2004. The Company does not expect to receive a similar refund in 2006. Given the Company's ability to access its lines of credit on a daily basis, cash balances are managed to levels required for daily cash needs, and excess cash is invested in short-term or cash equivalent instruments. Minimal operating levels of cash are maintained for Washington Water, New Mexico Water, and Hawaii Water.

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

     Cal Water has a $45 million credit facility. The term of the current agreement expires in April 2007. The agreement requires a 30-day out-of-debt consecutive period during any 24 consecutive months and that outstanding balances be below $10 million for a 30-day consecutive period during any 12-consecutive-month period. In addition, the agreement requires debt as a percentage of total capitalization to be less than 67%. The Company has met all covenant requirements and is eligible to use the full amount of the commitment. In addition to borrowings, the credit facility allows for letters of credit up to $10 million. One letter of credit was outstanding at December 31, 2005, for $0.5 million related to an insurance policy, which reduces the amount available to borrow. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2005, there were no borrowings against the credit facility.

     A $10 million credit facility exists for the Company, Utility Services, Washington Water, New Mexico Water, and Hawaii Water. The term of the current agreement expires in April 2007. The agreement requires a 30-day out-of-debt consecutive period during any 24 consecutive months and that outstanding balances be below $5 million for a 30-day consecutive period during any 12-consecutive-month period. In addition, the agreement requires debt as a percentage of total capitalization to be less than 67%. The Company has met all covenant requirements and is eligible to use the full amount of the commitment. In addition to borrowings, the credit facility allows for letters of credit up to $5 million, which would reduce the amount available to borrow. No letters of

Management's Discussion and Analysis of Results of Operations and Financial Condition


credit were outstanding at December 31, 2005. Interest is charged on a variable basis and fees are charged for unused amounts. As of December 31, 2005, there were no borrowings against the credit facility.

     Credit Ratings

     Cal Water's first mortgage bonds are rated by Moody's Investors Service (Moody's) and Standard & Poor's (S&P). Previously, the two major credit facility agreements contained covenants related to these debt ratings. The current agreements do not contain such covenants. During 2005, management met separately with the two credit rating agencies, and both agencies have maintained their ratings of A2 for Moody's and A+ for S&P as of the filing date of this report. The last time ratings were changed was in February 2004, when Moody's issued a report lowering Cal Water's senior secured debt from A1 to A2 and characterizing the rating as stable. In November 2003, S&P did not change its rating of A+, but changed its outlook from stable to negative. Although the Company's financial performance and capitalization structure improved in 2004 compared to 2003, which was recognized by both agencies, both agencies noted concerns related to the rate-setting process and decisions by the CPUC. Also, concerns were raised about the Company's level of capital expenditures, which will need to be partially financed through long-term borrowings or equity offerings. Management believes the Company would be able to meet financing needs even if ratings were downgraded, but a rating change could result in a higher interest rate on new debt.

     Long-Term Financing

     Long-term financing, which includes senior notes, other debt securities, and common stock, has been used to replace short-term borrowings and fund capital expenditures. Internally generated funds, after making dividend payments, provide positive cash flow, but have not been at a level to meet all of the Company's capital expenditure needs. Management expects this trend to continue given the Company's capital expenditures plan for the next five years. In addition to Company-funded capital expenditures, some capital expenditures are funded by developers' Contributions in Aid of Construction, which are not refundable, and Advances for Construction, which are refundable. Management believes long-term financing is available to meet the Company's cash flow needs through issuances in both debt and equity markets. The Company did not issue any significant long-term debt or additional stock in 2005.

     In June 2004, the Company issued 1,409,700 shares of its common stock at $27.25 per share. The net proceeds were $36.8 million and the transaction was closed on June 29, 2004. The funds were used to pay down short-term borrowings and invest in short-term money market instruments, pending their use for general corporate purposes. After issuance of these shares, $35.6 million remains in securities under the Company's shelf registration, which are available for future issuance.

     In September 2004, the CPUC issued a decision granting Cal Water authority to complete up to $250 million of equity and debt financing through 2010, subject to certain restrictions. No financing had been applied against this authorization as of December 31, 2005.

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

     Additional information regarding the bank borrowings and long-term debt is presented in Notes 8 and 9 of the Notes to Consolidated Financial Statements.

     Dividend  Reinvestment and Stock Purchase Plan

     The Company's transfer agent offers stockholders a Dividend Reinvestment and Stock Purchase Plan (Plan). Under the Plan, stockholders may reinvest dividends to purchase additional Company common stock without brokerage fees. The Plan also allows existing stockholders and other interested investors to purchase Company common stock without brokerage fees through the transfer agent up to certain limits. Our transfer agent operates the Plan and purchases shares on the open market to provide shares for the Plan.

     2006 Financing Plan

     The Company's 2006 financing plan includes raising approximately $40-$50 million of new capital. The plan includes issuance of long-term debt and additional equity, although this may change depending on a variety of factors. Beyond 2006, management intends to fund capital needs through a relatively balanced approach between long-term debt and equity.

     Contractual Obligations

     The Company's contractual obligations are summarized in the following table. Long-term debt payments include annual sinking fund payments on first mortgage bonds, maturities of long-term debt, and annual payments on other long-term obligations. Advances for Construction represent annual contract refunds to developers for the cost of water systems paid for by the developers. The contracts are non-interest bearing, and refunds are generally on a straight-line basis over a 40-year period. System and Office leases include obligations associated with leasing water systems and rents for office space.

                                                       Less Than                                     After
Contractual  Obligations (In thousands)        Total      1 Year     1-3 Years      3-5 Years       5 Years
---------------------------------------        -----      ------     ---------      ---------      --------
Long-term debt                              $275,275     $ 1,133       $ 2,210        $ 1,991      $269,941
Advances for Construction                    141,842       5,077         9,777          9,588       117,400
Office leases                                  1,880         662           844            309            65
System leases                                 11,232         961         1,922          1,922         6,427
Water Supply Contracts                       403,124      12,731        26,671         27,880       335,842

     Cal Water has water supply contracts with wholesale suppliers in 16 of its operating districts. For each contract, the cost of water is established by the wholesale supplier and is generally beyond our control. The amount paid annually to the wholesale suppliers is charged to purchased water expense on our statement of income. Most contracts do not require minimum annual payments and vary with the volume of water purchased.

     The Company has a contract with the Santa Clara Water District that contains minimal purchase provisions. The contract payment varies with the volume of water purchased above the minimal level. Management plans to continue to purchase and use at least the minimum water requirement under this contract in the future. The total paid under this contract was $4,763 in 2005, $4,610 in 2004, and $4,452 in 2003.

     The water supply contract with Stockton East Water District (SEWD) requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $4,300 in 2005, $4,392 in 2004, and $3,779 in 2003. Pricing under the contract varies annually. Estimated annual contractual obligations in the table above are based on the same payment levels as 2005. Future increased costs by SEWD are expected to be offset by a decline in the allocation of costs to the Company, as other customers of SEWD are expected to receive a larger allocation based upon growth of their service areas.

     On September 21, 2005, the Company entered into an agreement with Kern County Water Agency (Agency) to obtain treated water for the Company's operations. The term of the agreement is to January 1, 2035, or until the repayment of the Agency's bonds (described below) occurs. Under the terms of the agreement, the Company is obligated to purchase 20,500 acre-feet of treated water per year. The Company is obligated to pay a Capital Facilities Charge and a Treated Water Charge, both of which will be expensed as invoiced, regardless of whether it can use the water in its operation, and is obligated for these charges even if the Agency cannot produce an adequate amount to supply the 20,500 acre-feet in the year. (This agreement supersedes a prior agreement with Kern County Water Agency for the supply of 11,500 acre-feet of water per year. The total paid, under the prior agreement, was $3,288 in 2005, $3,308 in 2004, and $2,691 in 2003.)

     Three other parties, including the City of Bakersfield, are also obligated to purchase a total of 32,500 acre-feet per year under separate agreements with the Agency. Furthermore, the Agency has the right to proportionally reduce the water supply provided to all of the participants if it cannot produce adequate supplies. The participation of all parties in the transaction for expansion of the Agency's facilities, including the Water Purification Plant, purchase of the water, and payment of interest and principal on the bonds being issued by the Agency to finance the transaction, is required as a condition to the obligation of the Agency to proceed with expansion of the Agency's facilities. If any of the other parties does not use its allocation, that party is obligated to pay its contracted amount.

     The Agency is planning to issue bonds to fund the project and will use the payments of the Capital Facilities Charges by the Company and the other contracted parties to meet the Agency's obligations to pay interest and repay principal on the bonds. If any of the parties were to default on making payments of the Capital Facilities Charge, then the other parties are obligated to pay for the defaulting party's share on a pro-rata basis. If there is a payment default by a party and the remaining parties have to make payments, they are also entitled to a pro-rata share of the defaulting party's water allocation.

     The Company expects to use all its contracted amount of water in its operations every year. In addition, if the Company were to pay for and receive additional amounts of water due to a default of another participating party, the Company believes it could use this additional water in its operations without

Management's Discussion and Analysis of Results of Operations and Financial Condition


incurring substantial incremental cost increases. If additional treated water is available, all parties have an option to purchase this additional treated water, subject to the Agency's right to allocate the water among the parties.

     The total obligation of all parties, excluding the Company, is approximately $108 million to the Agency. Based on the creditworthiness of the other participants, which are government entities, it is believed to be highly unlikely that the Company would be required to assume any other party's obligations under the contract due to its default. In the event of default by a party, the Company would receive entitlement to the additional water for assuming the additional obligation.

     Once the project is complete, the Company is obligated to pay a Capital Facilities Charge and a Treated Water Charge that together total $4.7 million annually, which equates to $231 per acre-foot. Annual payments of $2.0 million for the Capital Facilities Charge will begin when the Agency issues bonds to fund the project. Some of the Treated Water Charge of $2.8 million is expected to begin July 1, 2007, when a portion of the planned capacity is expected to be available. The expanded water treatment plant is expected to be at full capacity by July 1, 2008, and at that time, the full annual payments of $4.7 million would be made and continue through the term of the agreement. Once treated water is being delivered, the Company will also be obligated for its portion of the operating costs; that portion is currently estimated to be $69 per acre-foot. The actual amount will vary due to variations from estimates, inflation, and other changes in the cost structure. The Company's overall estimated cost of $300 per acre-foot is less than the estimated cost of procuring untreated water (assuming water rights could be obtained) and then providing treatment.

     Capital Requirements Capital requirements consist primarily of new construction expenditures for expanding and replacing utility plant facilities and the acquisition of water systems. They also include refunds of Advances for Construction.

     Company-funded   utility  plant  expenditures  were  $77.6  million,  $50.4 million, and $53.9 million in 2005, 2004, and 2003, respectively. A majority of capital expenditures was associated with mains and water treatment equipment.

     For 2006, Company-funded capital expenditures are budgeted at approximately $85 million. The 2006 capital budget is the same as the 2005 capital budget. For the years 2006 through 2010, capital expenditures are estimated at $75-$85 million per year, and will be primarily for mains, related water distribution equipment, water quality equipment, and pumping.

     Other capital expenditures are funded through developer Advances and Contributions in Aid of Construction (non-Company funded). The expenditure amounts were $16.9 million, $18.2 million, and $20.4 million in 2005, 2004, and 2003, respectively. The changes from year to year reflect expansion projects by developers in our service areas.

     Management expects the Company to incur non-Company funded expenditures in 2006. These expenditures will be financed by developers through refundable Advances for Construction and non-refundable Contributions in Aid of Construction. Developers are required to deposit the cost of a water construction project with the Company prior to our commencing construction work, or the developers may construct the facilities themselves and deed the completed facilities to the Company. Funds are generally received in advance of incurring costs for these projects. Advances are normally refunded over a 40-year period without interest. Future payments for Advances received are listed under contractual obligations above. Because non-Company-funded construction activity is solely at the discretion of developers, management cannot predict the level of future activity. The cash flow impact is expected to be minor due to the structure of the arrangements.

     Capital Structure In 2005, common stockholders' equity increased by $6.3 million, due primarily to an increase in retained earnings. In 2004, common stockholders' equity increased $43.1 million, or 18%, due primarily to earnings and the issuance of new shares of common stock. The long-term debt decreased by $0.7 million, due primarily to sinking fund payments. See the "Long-Term Financing" section above for additional information.

     Total capitalization at December 31, 2005 was $571.5 million and at December 31, 2004 was $565.9 million. The Company intends to issue common stock and long-term debt to maintain the Company's current capitalization structure, taking into account reinvestment of earnings above dividends. At December 31, capitalization ratios were:

                                         2005     2004
                                         ----     ----
Common equity                           51.4%    50.8%
Preferred stock                          0.6%     0.6%
Long-term debt                          48.0%    48.6%

     The return (from both regulated and non-regulated operations) on average common equity was 9.3% in 2005 compared to 9.8% in 2004.

     Acquisitions

     Although there were no significant acquisitions in the periods presented, the following acquisitions were completed in 2005 and 2004:

     In April 2005, the Company acquired the water system assets of the Los Trancos Water District for $125,000 in cash. The Los Trancos water system and its 270 customers were merged into Cal Water's Bear Gulch district. The purchase price was approximately equal to rate base and no goodwill was recorded in the transaction.

     In June 2005, the Company acquired the water system assets of Gamble Bay for $370,000. The Company assumed net liabilities of $336,000 and the balance was paid in cash. The Company merged the water system and its 169 customers into Washington Water. The Company recorded an acquisition adjustment of $18,000, which it believes will be included in rate base. As such, the purchase price is approximately equal to rate base and no goodwill was recorded.

     In June 2005, the Company acquired the water system assets of the Cypress Gardens Water Company for $312,000 in cash. The Company merged the water system and its 350 customers into New Mexico Water. The purchase price is approximately equal to rate base and no goodwill was recorded.

     In April 2004, the Company  acquired the stock of National  Utility Company
(NUC) and land from owners of NUC for $0.9 million in cash. The Company retired NUC's stock and merged it into New Mexico Water. Revenue for NUC for the eight-month period in 2004 was $0.4 million and net income was zero. The purchase price is approximately equal to rate base and an immaterial amount of goodwill was recorded in the transaction.

     Real Estate Program

     The Company owns a certain amount of real estate. From time to time, certain parcels are deemed unnecessary for and are not used in water utility operations. Most surplus properties have a low cost basis. A program was developed to realize the value of certain surplus properties through sale or lease of those properties. The program will be ongoing for a period of several years. Property sales produced pretax gains of $2.2 million in 2005, minimal pretax gains were recorded in 2004, and $4.6 million was recorded in 2003. As sales are dependent on real estate market conditions, future sales, if any, may or may not be at prior year levels. As discussed in the "Rates and Regulation" section, future sales may be impacted by the CPUC ruling in its proceeding regarding sales of utility assets.

Critical Accounting Policies and Estimates

     The Company maintains its accounting records in accordance with accounting principles generally accepted in the United States of America and as directed by the Commissions to which its operations are subject. The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on historic experience and an understanding of current facts and circumstances. A summary of our significant accounting policies is listed in Note 2 of the Notes to Consolidated Financial
Statements and other Notes provide additional information. The following sections describe the level of subjectivity, judgment, and variability of estimates that could have a material impact on the financial condition, operating performance, and cash flows of the business.

     Regulated Utility Accounting

     Because the Company operates extensively in a regulated business, it is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Application of SFAS No. 71 requires accounting for certain transactions in accordance with regulations defined by the respective Commission of that state. Under SFAS No. 71, a utility may defer certain costs of providing services if the rates established by its regulators are designed to recover the utility's specific costs and the economic environment gives reasonable assurance that those rates can be charged and collected throughout the periods necessary to recover the costs. In the event that a portion of the Company's operations were no longer subject to the provisions of SFAS No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if other assets might be impaired. If a Commission determined that a portion of the Company's assets were not recoverable in customer rates, the Company would be required to determine if it had suffered an asset impairment that would require a write-down in the assets' valuation. There was no such asset impairment as of December 31, 2005. Additional information relating to regulatory assets and liabilities are listed in Note 2 of the Notes to Consolidated Financial Statements.

     Unbilled Revenue

     Unbilled revenue is estimated for metered customers for water used between the last reading of the customer's meter and the end of the accounting period. This estimate is based on the usage from the last bill to the customer, which

Management's Discussion and Analysis of Results of Operations and Financial Condition


normally covers a 30-day period, and is prorated from the last meter-read date to the end of the accounting period. The amount of variability is low at December 31, as this is one of the lowest usage months of the year and usage for the previous 30-day period is relatively consistent during this time of the year. Actual usage may vary from this estimate.

     Flat-rate customers are billed in advance at the beginning of the service period. Since these are constant amounts, appropriate adjustments can be calculated to determine the revenue related to the applicable period.

     Estimated Expenses Some expenses are recorded using estimates, as actual payments are not known or processed by the accounting deadline. Estimates are made for unbilled purchased water, unbilled purchased power, unbilled pump taxes, payroll, and other types of similar expenses. While management believes its estimates are reasonable, actual results could vary. Differences between actual results and estimates are recorded in the period when the information is known.

     Expense Balancing and Memorandum Accounts Expense balancing accounts and memorandum accounts (offsettable expenses) represent recoverable costs incurred but not billed to customers. The amounts included in these accounts relate to rate changes charged to the Company for purchased water, purchased power, and pump taxes that are different from amounts incorporated into the rates approved by the CPUC. The Company does not record expense balancing or memorandum accounts in its financial statements as revenue, nor as a receivable, until the CPUC and other regulators have authorized recovery of the higher costs and customers have been billed. Therefore, a timing difference may occur between when costs and associated revenues are recognized. The balancing and memorandum accounts are only used to track the specific costs outside of the financial statements. The cost changes, which are beyond the Company's control, are referred to as "offsettable expenses" because under certain circumstances, they are recoverable from customers in future offset rate increases. During 2004 and 2005, the CPUC gave approval to charge customers for a portion of the offsettable expenses. Additionally, the Company may file with the CPUC for its offsettable expenses incurred in 2005. The amounts requested may not be ultimately collected through rates, as amounts may be disallowed during the review process or subject to a non-weather-adjusted earnings test. While the adjustments would not impact previously recorded amounts, the adjustments may change future earnings and cash flows. At this time, the Company cannot predict the actual recovery (refund) associated with 2005 offsettable expenses to be requested in 2006. (See "Rates and Regulation.")

     Washington Water, New Mexico Water, and Hawaii Water did not have material amounts in expense balancing or memorandum accounts.

     Income Taxes Significant judgment is required in determining the provision for income taxes. The process involves estimating current tax exposure and assessing temporary differences resulting from treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in deferred tax assets and liabilities, which are reported in the consolidated balance sheet. Management must also assess the likelihood that deferred tax assets will be recovered in future taxable income. To the extent recovery is unlikely, a valuation allowance would be required. If a valuation allowance was required, it could significantly increase income tax expense. In management's view, a valuation allowance was not required at December 31, 2005. Detailed schedules relating to income taxes are provided in Note 11 of the Notes to Consolidated Financial Statements.

     Employee Benefit Plans The Company incurs costs associated with its pension and postretirement health care benefit plans. To measure the expense of these benefits, management must estimate compensation increases, mortality rates, future health cost increases, and discount rates used to value related liabilities and to determine appropriate funding. Management works with independent actuaries to measure these benefits. Different estimates and/or actual amounts could result in significant variances in the costs and liabilities recognized for these benefit plans. The estimates used are based on historical experience, current facts, future expectations, and recommendations from independent advisors and actuaries.

     The Company uses an investment advisor to provide expert advice for managing investments in these plans. To diversify investment risk, the plan's goal is to invest 40%-60% of the assets in domestic equity mutual funds, 5%-15% in foreign equity mutual funds, and 35%-45% in bond funds. At December 31, 2005, 51.9% of the assets were invested in domestic equity mutual funds, 11.7% in foreign equity mutual funds, and 36.4% in bond funds. Based on the market values of the investment funds for the year ended December 31, 2005, the total return on the pension plan assets was 6.0%. For 2004 and 2003, returns were 13% and 19%, respectively. Future returns on investments could vary significantly from estimates and could impact earnings and cash flows. Management expects any changes to these costs to be recovered in future rate filings, mitigating the financial impact.

     For measurement in 2005, management estimated the discount rate at 5.60%, which approximates the average return on long-term corporate bonds as of year-end. Using the interest rate curve developed by Citigroup as of December 31, 2004 and 2005, the equivalent level discount rates were 5.74% and 5.58%, respectively. Accordingly, the discount rate was lowered in 2005 from 6% to 5.60%. Management assumed the rate of compensation to increase 3% in its 2005 calculation. Any change in these assumptions would have an effect on the service costs, interest costs, and accumulated benefit obligations. Additional information related to employee benefit plans is listed in Note 12 of the Notes to Consolidated Financial Statements.

     Workers' Compensation, General Liability, and Other Claims The Company is self-insured for a portion of workers' compensation and general liability claims. Excess amounts are covered by insurance policies. For workers' compensation, the Company utilizes an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. These estimates could vary significantly from actual claims paid, which could impact earnings and cash flows. For general liability claims and other claims, management estimates the cost incurred but not yet paid using historical information. Actual costs could vary from these estimates. Management believes actual costs incurred would be allowed in future rates, mitigating the financial impact.

     Contingencies The Company did not record any provisions relating to the contingencies reported in Note 15 of the Notes to Consolidated Financial Statements, as these did not qualify for recording under SFAS No. 5 or other accounting standards. If management's assessment is incorrect, these items could have a material impact on the financial condition, results of operations, and cash flows of the Company.

Financial Risk Management

     The Company does not participate in hedge arrangements, such as forward contracts, swap agreements, options, or other contractual agreements relative to the impact of market fluctuations on its assets, liabilities, production, or contractual commitments. The Company operates only in the United States and, therefore, is not subject to foreign currency exchange rate risks.

     Terrorism Risk Due to terrorist risks, the Company has heightened security at its facilities over the past few years and has taken added precautions to protect its employees and the water delivered to customers. The Company has complied with EPA regulations concerning vulnerability assessments and has made filings to the EPA as required. In addition, communication plans have been developed as a component of the Company's procedures related to this risk. While the Company does not make public comments on its security programs, the Company has been in contact with federal, state, and local law enforcement agencies to coordinate and improve water delivery systems' security.

     Interest Rate Risk The Company is subject to interest rate risk, although this risk is lessened because the Company operates in a regulated industry. If interest rates were to increase, management believes customer rates would increase accordingly, subject to Commission approval in future GRC filings. The majority of debt is long-term, fixed rate. Interest rate risk does exist on short-term borrowings within the Company's credit facilities, as these interest rates are variable. The Company also has interest rate risk on new financing, as higher interest cost may occur on new debt if interest rates increase.

     Stock Price Risk Because the Company operates primarily in a regulated industry, its stock price risk is somewhat lessened; however, regulated parameters also can be recognized as limitations to operations, earnings, and the ability to respond to certain business condition changes. For example, prior to 2004, the Company believes its stock price was adversely affected by analyst reports, which stated the Company's earnings were negatively impacted by the delays of certain CPUC decisions. An adverse change in the stock price could make issuance of common stock less attractive in the future.

     Stock Market Performance Risk The Company's stock price could be impacted by changes in the general market. This could impact the costs of obtaining funds through the equity markets. Stock market performance could also impact the Company through the investments by the Company's defined benefit plan and postretirement medical benefit plan. The Company is responsible for funding these plans. Plan investments are made in stock market equities using mutual funds and in corporate bonds. Poor performance of the equity and bond markets could result in increased costs and additional funding requirements due to lower investment returns. Management believes the Company would be able to recover these higher costs in customer rates.

     Equity Risk The Company does not have equity investments and, therefore, does not have equity risks.

Recent Accounting Pronouncements and Law Changes

     The description and impact of recent accounting pronouncements that are effective for the period reported are described in Note 2 of the Notes to Consolidated Financial Statements.

     As of the filing date, there were no other accounting pronouncements affecting future periods that are expected to have a material impact on the Company's financial condition, results of operations, or cash flows.

Consolidated Balance Sheets


In thousands, except per share data
December 31,                                                       2005           2004
------------                                                       ----           ----
Assets

Utility plant:
  Land                                                         $   14,274     $   13,070
  Depreciable plant and equipment                               1,171,218      1,102,932
  Construction work in progress                                    35,372         13,248
  Intangible assets                                                14,226         14,824
                                                               ----------     ----------
    Total utility plant                                         1,235,090      1,144,074
  Less accumulated depreciation and amortization                  372,359        343,769
                                                               ----------     ----------
    Net utility plant                                             862,731        800,305
                                                               ----------     ----------
Current assets:
  Cash and cash equivalents                                         9,533         18,820
  Receivables, net of allowance for uncollectible accounts
    Customers                                                      16,061         15,867
    Income taxes                                                       --          7,298
    Other                                                           4,700          3,147
  Unbilled revenue                                                 11,445          9,307
  Materials and supplies at weighted average cost                   4,182          3,161
  Prepaid pension expense                                           1,696          3,671
  Taxes and other prepaid expenses                                  4,607          9,122
                                                               ----------     ----------
    Total current assets                                           52,224         70,393
                                                               ----------     ----------
Other assets:
  Regulatory assets                                                58,213         53,477
  Unamortized debt premium and expense                              7,746          8,411
  Other                                                            16,031         10,267
                                                               ----------     ----------
    Total other assets                                             81,990         72,155
                                                               ----------     ----------
                                                               $  996,945     $  942,853
                                                               ==========     ==========

                                                                                    2005             2004
                                                                                    ----             ----
Capitalization and Liabilities

Capitalization:
  Common stock, $0.01 par value; 25,000 shares authorized,
    18,390 and 18,367, outstanding in 2005 and 2004, respectively                $     184        $     184
  Additional paid-in capital                                                       131,991          131,271
  Retained earnings                                                                162,968          156,851
  Accumulated other comprehensive loss                                              (1,202)            (701)
                                                                                 ---------        ---------
    Total common stockholders' equity                                              293,941          287,605

  Preferred stock without mandatory redemption provision, $25 par value;
    380 shares authorized, 139 shares outstanding                                    3,475            3,475
  Long-term debt, less current maturities                                          274,142          274,821
                                                                                 ---------        ---------
    Total capitalization                                                           571,558          565,901
                                                                                 ---------        ---------
Current liabilities:
  Current maturities of long-term debt                                               1,133            1,100
  Accounts payable                                                                  36,120           19,745
  Accrued taxes                                                                      1,791            1,912
  Accrued interest                                                                   2,715            2,676
  Other accrued liabilities                                                         35,057           31,779
                                                                                 ---------        ---------
    Total current liabilities                                                       76,816           57,212
                                                                                 ---------        ---------
Unamortized investment tax credits                                                   2,615            2,721
Deferred income taxes                                                               63,920           54,826
Regulatory liabilities                                                              18,782           18,811
Advances for Construction                                                          141,842          131,292
Contributions in Aid of Construction                                                99,958           94,915
Other long-term liabilities                                                         21,454           17,175
Commitments and contingencies                                                           --               --
                                                                                 ---------        ---------
                                                                                 $ 996,945        $ 942,853
                                                                                 =========        =========

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income

In thousands, except per share data
For the years ended December 31,                            2005         2004         2003
                                                            ----         ----         ----

Operating revenue                                         $320,728     $315,567     $277,128
                                                          --------     --------     --------
Operating expenses:
  Operations
    Purchased water                                         87,504       89,787       80,831
    Purchased power                                         20,541       21,801       21,921
    Pump taxes                                               7,620        7,555        6,272
    Administrative and general                              48,655       47,078       40,969
    Other                                                   40,032       39,929       37,476
  Maintenance                                               15,216       13,228       12,717
  Depreciation and amortization                             28,731       26,114       23,256
  Income taxes                                              20,006       17,084       12,898
  Property and other taxes                                  12,613       11,508       10,554
                                                          --------     --------     --------
    Total operating expenses                               280,918      274,084      246,894
                                                          --------     --------     --------
  Net operating income                                      39,810       41,483       30,234
                                                          --------     --------     --------
Other income and expenses:
  Non-regulated income, net                                  2,863        2,375        2,097
  Gain on the sale of non-utility property                   2,250            8        4,603
                                                          --------     --------     --------
    Total other income and expenses                          5,113        2,383        6,700
                                                          --------     --------     --------
Interest expense:
  Interest expense                                          18,600       18,664       19,512
  Less capitalized interest                                    900          824        1,995
                                                          --------     --------     --------
    Net interest expense                                    17,700       17,840       17,517
                                                          --------     --------     --------
Net income                                                $ 27,223     $ 26,026     $ 19,417
                                                          ========     ========     ========
Earnings per share:
  Basic                                                   $   1.47     $   1.46     $   1.21
  Diluted                                                 $   1.47     $   1.46     $   1.21
Weighted average number of common shares outstanding:
  Basic                                                     18,379       17,652       15,882
  Diluted                                                   18,402       17,674       15,893

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Common Stockholders' Equity and Comprehensive Income


In thousands
For the years ended December 31, 2005, 2004, and 2003

                                                                                      Accumulated
                                                       Additional                           Other              Total
                                            Common        Paid-in        Retained   Comprehensive      Stockholders'
                                             Stock        Capital        Earnings            Loss             Equity
                                             -----        -------        --------            ----             ------
Balance at December 31, 2002                $  152       $ 49,984        $149,215         $  (134)          $199,217
                                            ------       --------        --------         -------           --------
  Net income                                    --             --          19,417              --             19,417
  Net other comprehensive loss                  --             --              --            (167)              (167)
                                            ------       --------        --------         -------           --------
  Comprehensive income                          --             --              --              --             19,250

  Issuance of common stock                      17         43,764              --              --             43,781

  Dividends paid:
    Preferred stock                             --             --            (153)             --               (153)
    Common stock                                --             --         (17,571)             --            (17,571)
                                            ------       --------        --------         -------           --------
      Total dividends paid                      --             --         (17,724)             --            (17,724)
                                            ------       --------        --------         -------           --------
Balance at December 31, 2003                   169         93,748          150,908           (301)           244,524
                                            ------       --------        --------         -------           --------
    Net income                                  --             --           26,026             --             26,026
    Net other comprehensive loss                --             --              --            (400)              (400)
                                            ------       --------        --------         -------           --------
    Comprehensive income                        --             --              --              --             25,626

    Issuance of common stock                    15         37,523              --              --             37,538

  Dividends paid:
    Preferred stock                             --             --            (153)             --               (153)
    Common stock                                --             --         (19,930)             --            (19,930)
                                            ------       --------        --------         -------           --------
      Total dividends paid                      --             --         (20,083)             --            (20,083)
                                            ------       --------        --------         -------           --------
Balance at December 31, 2004                   184        131,271         156,851            (701)           287,605
                                            ------       --------        --------         -------           --------
    Net income                                  --             --          27,223              --             27,223
    Net other comprehensive loss                --             --              --            (501)              (501)
                                            ------       --------        --------         -------           --------
    Comprehensive income                        --             --              --              --             26,722

    Issuance of common stock                    --            720              --              --                720

  Dividends paid:
    Preferred stock                             --             --            (153)             --               (153)
    Common stock                                --             --         (20,953)             --            (20,953)
                                            ------       --------        --------         -------           --------
      Total dividends paid                      --             --         (21,106)             --            (21,106)
                                            ------       --------        --------         -------           --------
Balance at December 31, 2005                $  184       $131,991        $162,968         $(1,202)          $293,941
                                            ======       ========        ========         =======           ========


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

In thousands For the years ended December 31,                                2005               2004             2003
---------------------------------------------                                ----               ----             ----
Operating activities:
Net income                                                                 $ 27,223          $ 26,026         $ 19,417
                                                                           --------          --------         --------
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization                                             28,731            26,114           23,256
  Net change in deferred income taxes, investment tax credits,
    regulatory assets and liabilities                                        3,908            17,637            2,834
  Gain on sale of non-utility property                                      (2,250)               (8)          (4,603)
  Changes in operating assets and liabilities:
    Receivables                                                              5,545            (2,720)           1,292
    Unbilled revenue                                                        (2,138)             (771)            (554)
    Taxes and other prepaid expenses                                         6,491            (7,168)          (2,876)
    Accounts payable                                                        16,374            (4,042)            (301)
    Other current assets                                                    (1,021)             (203)            (197)
    Other current liabilities                                                3,841             2,713            7,537
    Other changes, net                                                        (445)           (2,167)          (1,374)
                                                                          --------          --------         --------
  Net adjustments                                                           59,036            29,385           25,014
                                                                          --------          --------         --------
    Net cash provided by operating activities                               86,259            55,411           44,431
                                                                          --------          --------         --------
Investing activities:
  Utility plant expenditures:
    Company-funded                                                         (77,569)          (50,388)         (53,884)
    Developer advances and contributions in aid of construction            (16,948)          (18,185)         (20,369)
  Proceeds from sale of non-utility assets                                   2,316                14            4,803
  Acquisitions                                                                (471)             (900)          (6,094)
                                                                          --------          --------         --------
    Net cash used in investing activities                                  (92,672)          (69,459)         (75,544)
                                                                          --------          --------         --------
Financing activities:
  Net changes in short-term borrowings                                          --            (6,454)         (29,925)
  Issuance of common stock, net of expenses                                    720            37,538           43,781
  Issuance of long-term debt, net of expenses                                  227             3,501           80,114
  Advances for construction                                                 15,389            14,388           13,248
  Refunds of advances for construction                                      (4,840)           (5,049)          (4,838)
  Contributions in aid of construction                                       7,924             6,882            9,311
  Retirement of long-term debt                                              (1,188)             (711)         (61,061)
  Dividends paid                                                           (21,106)          (20,083)         (17,724)
                                                                          --------          --------         --------
    Net cash (used in) provided by financing activities                     (2,874)           30,012           32,906
                                                                          --------          --------         --------
Change in cash and cash equivalents                                         (9,287)           15,964            1,793
Cash and cash equivalents at beginning of year                              18,820             2,856            1,063
                                                                          --------          --------         --------
Cash and cash equivalents at end of year                                  $  9,533          $ 18,820          $ 2,856
                                                                          ========          ========         ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for
    Interest (net of amounts capitalized)                                 $ 16,811          $ 17,202          $16,873
    Income taxes                                                            12,411             8,026            6,188

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements


December 31, 2005, 2004, and 2003
Amounts in thousands, except per share data and share data


Note 1. Organization and Operations

     California Water Service Group (Company) is a holding company that provides water utility and other related services in California, Washington, New Mexico, and Hawaii through its wholly owned subsidiaries. California Water Service Company (Cal Water), Washington Water Service Company (Washington Water), New Mexico Water Service Company (New Mexico Water), and Hawaii Water Service Company, Inc. (Hawaii Water) provide regulated utility services under the rules and regulations of their respective state's regulatory commissions (jointly referred to as the Commissions). CWS Utility Services (Utility Services) provides non-regulated water utility and utility-related services. At Cal Water, as of December 31, 2005, there were 566 union employees covered by two-year agreements with the Utility Workers Union of America, AFL-CIO, and the International Federation of Professional and Technical Engineers, AFL-CIO. The agreements include a 3.5% wage increase for 2006, with wage increases for 2007 to be negotiated in the fall of 2006. The Company believes that it maintains good relationships with the unions. Employees at Washington Water, Hawaii Water and New Mexico Water do not belong to Unions.

     The Company operates primarily in one business segment, providing water and related utility services.

Note 2. Summary of Significant Accounting Policies

     Principles of Consolidation and Accounting Records

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

     Revenue

     Revenue consists of monthly cycle customer billings for regulated water and wastewater services at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro-rata basis for the portion applicable to the current accounting period.

     The Company provides an allowance for doubtful accounts. The balance of customer receivables, net of the allowance for doubtful accounts was $272 and $287 at December 31, 2005 and 2004, respectively. The activity in the reserve account is as follows:

                                                           2005         2004
                                                           ----         ----
Beginning Balance                                         $ 287        $  289
Provision for uncollectible accounts                        756         1,073
Net write-off of uncollectible accounts                    (771)       (1,075)
                                                           ----        ------
Ending Balance                                            $ 272        $  287
                                                           ====        ======
     Non-Regulated Revenue

     Revenues from non-regulated operations and maintenance agreements are recognized when services have been rendered to companies or municipalities under such agreements. Expenses are netted against the revenue billed and are reported in Other Income and Expenses on the Consolidated Statements of Income. Other non-regulated revenue is recognized when title has transferred to the buyer, or ratably over the term of the lease. For construction and design services, revenue is generally recognized on the completed contract method, as most projects are completed in less than three months.

     Expense Balancing and Memorandum  Accounts

     Expense balancing and memorandum accounts are used to track suppliers' rate changes for purchased water, purchased power, and pump taxes that are not included in customer water rates. The cost changes are referred to as "Offsettable Expenses" because under certain circumstances they are recoverable from customers (or refunded to customers) in future rates designed to offset the cost changes from the suppliers. The Company does not record the balancing and memorandum accounts until the Commission has authorized a change in customer rates and the customer has been billed.

Notes to Consolidated Financial Statements

     Utility  Plant

     Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at the date of acquisition. When depreciable plant is retired, the cost is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged to operating expenses as incurred. Maintenance projects are not accrued for in advance. Interest is capitalized on plant expenditures during the construction period and amounted to $900 in 2005, $824 in 2004, and $1,995 in 2003.

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

     The following table represents depreciable plant and equipment as of December 31:

                                                   2005            2004
                                                   ----            ----

Equipment                                      $  234,073      $  214,202
Transmission and distribution plant               864,450         819,793
Office  buildings and other
structures                                         72,695          68,937
                                               ----------      ----------
Total                                          $1,171,218      $1,102,932
                                               ==========      ==========

     Depreciation of utility plant for financial statement purposes is computed on a straight-line basis over the assets' estimated useful lives and provides for asset retirement costs as follows:

                                                                   Useful
                                                                    Lives
                                                                    -----

Equipment                                                   5 to 50 years
Transmission and distribution plant                        40 to 65 years
Office buildings and other structures                            50 years

     The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.7% in 2005, 2.6% in 2004, and 2.5% in 2003. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations.

     Cash Equivalents

     Cash equivalents include highly liquid investments with original maturities of three months or less. As of December 31, 2005 and 2004, cash equivalents included investments in money market funds in the amount of $4,003 and $6,133, respectively, and investment in high-quality commercial paper in the amount of zero and $4,997, respectively.

     Restricted  Cash

     Restricted cash primarily represents proceeds collected through a surcharge on certain customers' bills, plus interest earned on the proceeds, and is used to service California Safe Drinking Water Bond obligations. All restricted cash is classified in other prepaid expenses. At December 31, 2005 and 2004, restricted cash was $1,200 and $1,337, respectively.

     Regulatory Assets and Liabilities

     The Company records regulatory assets for future revenues expected to be realized in customers' rates when certain items are recognized as expenses for rate-making purposes. The income tax temporary differences relate primarily to the difference between book and federal income tax depreciation on utility plant that was placed in service before the regulatory Commissions adopted normalization for rate-making purposes. Previously, the tax benefit of tax depreciation was passed onto customers (flow-through). For state income tax purposes, the Commission continues to use the flow-through method. As such timing differences reverse, the Company will be able to include the impact of such differences in customer rates. These federal tax differences will continue to reverse over the remaining book lives of the related assets.

     In addition, regulatory assets include items that are recognized as liabilities for financial statement purposes, which will be recovered in future customer rates. Asset retirement obligations are recorded net of depreciation, which has been recorded and recognized through the regulatory process. The liabilities relate to asset retirement obligations, postretirement benefits other than pensions, and accrued benefits for vacation, self-insured workers' compensation, and directors' retirement benefits.

     Regulatory liabilities represent future benefits to ratepayers for tax deductions that will be allowed in the future. Regulatory liabilities also reflect timing differences provided at higher than the current tax rate, which will flow through to future ratepayers.

     Regulatory assets and liabilities are comprised of the following as of December 31:

                                                           2005           2004
                                                           ----           ----
Regulatory Assets
Income tax temporary differences                        $ 32,856       $ 29,196
Asset retirement obligations, net                          1,538          2,540
Postretirement benefits other than pensions                9,791          9,019
Other accrued benefits                                    14,028         12,722
                                                        --------       --------
Total regulatory assets                                 $ 58,213       $ 53,477
                                                        ========       ========

Regulatory Liabilities
Future tax benefits due ratepayers                      $ 18,782       $ 18,811
                                                        ========       ========


     Long-Lived  Assets

     The Company regularly reviews its long-lived assets for impairment, annually or when events or changes in business circumstances have occurred that indicate the carrying amount of such assets may not be fully realizable.
Potential impairment of assets held for use is determined by comparing the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair value. There have been no asset impairments as of December 31, 2005 and 2004.

     Long-Term  Debt  Premium,  Discount,  and Expense

     The discount and issuance expense on long-term debt is amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and the unamortized original issue discount and expense are amortized over the life of new debt issued in conjunction with the early redemption. These amounts were zero in 2005 and 2004 and $3,154 in 2003. Amortization expense included in interest expense was $661, $660, and $415 for 2005, 2004, and 2003, respectively.

     Accumulated   Other   Comprehensive   Loss

     The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan, less the accrued benefit, exceeds the unrecognized prior service cost, resulting in an accumulated other comprehensive loss that has been recorded net of tax as a separate component of Stockholders' Equity.

     Advances for  Construction

     Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate-setting purposes. Annual refunds are made to developers without interest. Advances of $141,168 and $130,558 at December 31, 2005 and 2004, respectively, are refunded primarily over a 40-year period in equal annual amounts. In addition, other Advances for Construction totaling $674 and $734 at December 31, 2005 and 2004, respectively, are refundable based upon customer connections. Estimated refunds of advances for each succeeding year (2006 through 2010) are $5,077, $4,921, $4,856, $4,795,
$4,793, and $117,400 thereafter.

     Contributions  in Aid of Construction

     Contributions  in Aid of  Construction  represent  payments  received  from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to assets acquired from contributions is charged to Contributions in Aid of Construction account.

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

     It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers. The Commissions have granted the Company rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available Investment Tax Credits
(ITC) for all assets placed in service after 1980. ITCs are deferred and amortized over the lives of the related properties for book purposes.

     Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996, the federal tax

Notes to Consolidated Financial Statements


law, and in 1997, the California tax law, changed, and only deposits for new services were taxable. In late 2000, federal regulations were further modified to exclude contributions of fire services from taxable income.

     Workers'  Compensation,  General  Liability  and Other  Claims

     For workers' compensation, the Company utilized an actuary firm to estimate the discounted liability associated with claims submitted and claims not yet submitted based on historical data. For general liability claims and other claims, the Company estimates the cost incurred but not yet paid using historical information.

     Earnings Per Share

     The computations of basic and diluted earnings per share are noted below. Common stock options outstanding to purchase common shares were 98,000, 121,500, and 149,250 at December 31, 2005, 2004, and 2003, respectively.

All options are dilutive and the dilutive effect is shown in the table below.

                                                           2005          2004          2003
                                                           ----          ----          ----
Net income, as reported                                 $ 27,223      $ 26,026      $ 19,417
Less preferred dividends                                     153           153           153
                                                        --------      --------      --------
Net income available to common stockholders             $ 27,070      $ 25,873      $ 19,264
                                                        ========      ========      ========
Weighted average common shares, basic                     18,379        17,652        15,882
Dilutive common stock options (treasury method)               23            22            11
                                                        --------      --------      --------
Shares used for dilutive calculation                      18,402        17,674        15,893
                                                        ========      ========      ========

Earnings per share - basic                              $   1.47      $   1.46      $   1.21
Earnings per share - dilutive                           $   1.47      $   1.46      $   1.21


     Stock-Based  Compensation

     The Company has a stockholder-approved Long-Term Incentive Plan under which non-qualified stock options are outstanding. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition Disclosure - An Amendment to SFAS No. 123," and as permitted by the statement, applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for its plan. All of the Company's outstanding options have an exercise price equal to the market price on the date they were granted. No compensation expense was recorded for the years ended December 31, 2005, 2004, or 2003.

     In 2005, the Company adopted a stockholder-approved Equity Incentive Plan that allows certain stock-based compensation awards. There were no awards during 2005. The Company adopted SFAS No. 123 (revised 2004) "Share-Based Payment," effective January 1, 2006, and will be recording compensation expense in accordance with that standard for any awards granted in the future.

     The table below illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation under the Long-Term Incentive Plan.

                                                                   2005        2004               2003
                                                                   ----        ----               ----
Net income available to common stockholders                    $ 27,070      $ 25,873         $ 19,264
Deduct: Total stock-based employee compensation
  expense determined under fair-value-based method
  for all awards, net of related tax effects                         46            67               68
                                                               --------      --------         --------
Pro forma net income available to common stockholders          $ 27,024      $ 25,806         $ 19,196
                                                               ========      ========         ========
Earnings per share:
  Basic - as reported                                          $   1.47      $   1.46         $   1.21
  Basic - pro forma                                            $   1.47      $   1.46         $   1.21

  Diluted - as reported                                        $   1.47      $   1.46         $   1.21
  Diluted - pro forma                                          $   1.47      $   1.46         $   1.21

     Recent  Accounting  Pronouncements

     In May 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP No. 106-2 was effective for the first quarter after June 15, 2004, and replaces FSP No. 106-1. FSP No. 106-1 was effective for the Company's consolidated financial statements for the year ended December 31, 2003. The Company has determined its retiree health plan is actuarially equivalent and would qualify for the subsidy that would begin in 2006. Because the Company is regulated, FSP No. 106-2 did not have an impact on the income statement or cash flows in 2004. The adjustment for FSP No. 106-2 impacted the balance sheet only, decreasing liabilities and regulatory assets by $663 in 2004. In 2005, the Company elected to apply the entire subsidy to reduce the cost of the retiree health care expense. The impact on the net periodic postretirement benefit costs for 2005 was to reduce the expense by $1,574.

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

     In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets." The statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-Based Compensation." The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The statement is effective for the Company in the first quarter of 2006. The adoption of this statement is not expected to materially impact the Company's financial position, results of operations, or cash flows for equity instruments based upon the level of options previously granted and the level of awards granted in January 2006. In January 2006, Restrict Stock Awards were granted for 9,142 shares of common stock and Stock Appreciation Rights Awards were granted for 37,500 shares of common stock.

     In December 2004, the FASB issued FSP No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Tax, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creations Act of 2004." FSP No. 109-1 provides guidance on the application of SFAS No. 109 to the provision within the American Jobs Creation Act of 2004 (Act) that provides a

Notes to Consolidated Financial Statements


tax deduction on qualified production activities. The guidance states that the deduction should be accounted for as a special deduction in accordance with SFAS No. 109. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations, or cash flows.

     In March 2005, the FASB issued Interpretation No. 46R-5, "Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003)," which amends Interpretation No. 46, "Consolidation of Variable Interest Entities." The revision relates to issues commonly arising in leasing arrangements among related parties and other types of arrangements involving related and unrelated parties. The original guidance under Interpretation No. 46 in January 2003 is still applicable. Interpretation Nos. 46 and 46R-5 provide guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of a primary beneficiary. Interpretation No. 46R-5 is effective for the first reporting period beginning after March 3, 2005. The adoption of Interpretation No. 46R-5 did not impact the Company's financial position, results of operations, or cash flows.

     In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143." Interpretation No. 47 provides guidelines as to when a company is required to record a conditional asset retirement obligation. In general, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred - generally upon acquisition, construction, or development and (or) through the normal operation of the asset. The Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). The adoption of this Interpretation did not have a material impact on the Company's financial position, results of operations, or cash flows. The Company has been allowed to collect retirement obligation costs from ratepayers through depreciation expense. As of December 31, 2005, the Company estimates its retirement obligation costs to be $4,480, of which $2,942 has been collected from ratepayers. The balance is recorded as a regulatory asset.

     In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3." Statement No. 154 replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for and the reporting of a change of an accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Statement is effective for all fiscal years beginning after December 15, 2005. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or cash flows.

Note 3. Other Income and Expenses

     The Company conducts various non-regulated activities as reflected in the table below. Income reflects revenue less direct and allocated costs. Income taxes are not included.

                                                 2005                     2004                       2003
                                        -------------------       --------------------       ---------------------
                                        Revenue      Income       Revenue       Income       Revenue        Income
                                        -------      ------       -------       ------       -------        ------
Operating and maintenance               $ 4,931     $ 1,142       $ 4,536      $   997       $ 4,137      $   939
Meter reading and billing                 1,112         473         1,261          622         1,337          473
Leases                                    1,457         958         1,285          818         1,190          781
Water rights brokering                       --          --            --          (96)          196          112
Design and construction                     929         232           606          209         1,305          204
Other and non-regulated expenses            831          58           385         (175)          320         (412)
                                        -------     -------       -------      -------       -------      -------
Total                                   $ 9,260     $ 2,863       $ 8,073      $ 2,375       $ 8,485      $ 2,097
                                        =======     =======       =======      =======       =======      =======

     Operating and maintenance services and meter reading and billing services are provided for water and wastewater systems owned by private companies and municipalities. The agreements call for a fee-per-service or a flat-rate amount per month. Leases have been entered into with telecommunications companies for cellular phone antennas placed on the Company's property. Water rights brokering activity involves purchasing water rights from third parties and reselling those rights to other third parties. Design and construction services are for the design and installation of water mains and other water infrastructure for others outside the Company's regulated service areas.

Note 4. Acquisitions

     In 2005, after receiving regulatory approval, the Company's subsidiaries acquired three water systems for a combined purchase price of $807, including liabilities assumed of $336, which was the approximate value of the rate base in aggregate of the assets acquired.

     In 2004, after receiving regulatory approval, the Company's wholly owned subsidiary, New Mexico Water, acquired the stock of National Utilities Corporation. The purchase was for $900, which was the approximate amount of rate base of the assets acquired and for certain real estate used by the water system.

     In 2003, after receiving regulatory approval, the Company acquired the Kaanapali Water Corporation and renamed the corporation Hawaii Water Service Company, Inc. The purchase was for $6,094, which was the approximate amount of the rate base of assets acquired.

     Condensed balance sheets and pro forma results of operations for these acquisitions have not been presented since the impact of the purchases was not material. Minimal or no goodwill was recorded in connection with the acquisitions.

Note 5. Intangible  Assets

     As of December 31, 2005 and 2004, intangible assets that will continue to be amortized and those not amortized were:

                                                                        2005                                      2004
                                                       -----------------------------------        --------------------------------
                                        Weighted
                                        Average          Gross                        Net          Gross                     Net
                                      Amortization     Carrying      Accumulated   Carrying      Carrying     Accumulated  Carrying
                                         Period          Value      Amortization     Value         Value     Amortization    Value
                                         ------          -----      ------------     -----         -----     ------------    -----
Amortized intangible assets:
Hawthorne lease                             15         $  6,515       $ 4,271       $ 2,244       $ 6,515       $ 3,837    $ 2,678
Water pumping rights                      usage           1,084            11         1,073         1,046             8      1,038
Water planning studies                      14            2,873           605         2,268         3,164           763      2,401
Leasehold improvements & other              24              876           515           361         1,130           624        506
                                          ----         --------       -------       -------       -------       -------    -------
Total                                       16         $ 11,348       $ 5,402       $ 5,946       $11,855       $ 5,232    $ 6,623
                                          ====         ========       =======       =======       =======       =======    =======
Unamortized intangible assets:
Perpetual water rights and other                       $  2,878            --       $ 2,878       $ 2,969            --    $ 2,969


     For the years ending December 31, 2005, 2004, and 2003, amortization of intangible assets was $876, $799, and $713, respectively. Estimated future amortization expense related to intangible assets for the succeeding five years is $749, $706, $677, $652, and $624, and $2,537 thereafter.

Note 6. Preferred Stock

     As of December 31, 2005 and 2004, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock.

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

Notes to Consolidated Financial Statements

Note 7. Common Stockholders' Equity

     The Company is authorized to issue 25 million shares of $0.01 par value common stock. As of December 31, 2005 and 2004, 18,389,996 shares and 18,367,246 shares, respectively, of common stock were issued and outstanding.

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

     Stockholder  Rights Plan

     The Company's Stockholder Rights Plan (Plan) is designed to protect stockholders and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board. The Plan was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of common stock in certain circumstances. The Rights are for a 10-year period that expires in February 2008.

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

Note 8. Short-Term Borrowings

     At December 31, 2005, the Company maintained a bank line of credit providing unsecured borrowings of up to $10 million at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a separate bank line of credit for an additional $45 million on the same terms as the Company's line of credit. Both agreements required a 30-day out-of-debt period during any 24 consecutive months. The $10 million and $45 million lines have a requirement where the outstanding balance must be below $10 million and $5 million, respectively, for a 30-day consecutive period during any 12-month period. Both agreements have a covenant requiring debt as a percentage of total capitalization to be less than 67%. At December 31, 2005, there were no borrowings on the Company or Cal Water line, and one letter of credit for $0.5 million is outstanding under the Cal Water line.

     The following table represents borrowings under the bank lines of credit:


Dollars in thousands                          2005         2004        2003
--------------------                          ----         ----        ----

Maximum  short-term  borrowings              $  --      $ 18,800     $58,633
Average  amount  outstanding                 $  --      $  4,330     $30,388
Weighted average interest rate                 n/a          2.94%       2.96%
Interest rate at December 31                   n/a           n/a        4.08%

Note 9. Long-Term Debt

As of December 31, 2005 and 2004, long-term debt outstanding was:

                                                               Interest   Maturity
                                                     Series        Rate       Date           2005             2004
                                                     ------        ----       ----           ----             ----
First Mortgage Bonds:                                   J          8.86%       2023       $  3,600         $  3,800
                                                        K          6.94%       2012          5,000            5,000
                                                       CC          9.86%       2020         18,100           18,200
                                                                                         ---------         --------
Total First Mortgage Bonds                                                                  26,700           27,000
                                                                                         ---------         --------
Senior Notes:
                                                        A          7.28%       2025         20,000           20,000
                                                        B          6.77%       2028         20,000           20,000
                                                        C          8.15%       2030         20,000           20,000
                                                        D          7.13%       2031         20,000           20,000
                                                        E          7.11%       2032         20,000           20,000
                                                        F          5.90%       2017         20,000           20,000
                                                        G          5.29%       2022         20,000           20,000
                                                        H          5.29%       2022         20,000           20,000
                                                        I          5.54%       2023         10,000           10,000
                                                        J          5.44%       2018         10,000           10,000
                                                        K          4.58%       2010         10,000           10,000
                                                        L          5.48%       2018         10,000           10,000
                                                        M          5.52%       2013         20,000           20,000
                                                        N          5.55%       2013         20,000           20,000
                                                                                         ---------         --------
Total Senior Notes                                                                         240,000          240,000
                                                                                         ---------         --------

California Department of Water Resources loans              3.0% to 7.4%    2008-32          2,546            2,673

Other long-term debt                                                                         6,029            6,248
                                                                                         ---------         --------
Total long-term debt                                                                       275,275          275,921
Less current maturities                                                                      1,133            1,100
                                                                                         ---------         --------
Long-term debt excluding current maturities                                              $ 274,142         $274,821
                                                                                         =========         ========

     The first mortgage bonds and unsecured senior notes are obligations of Cal Water. All bonds are held by institutional investors and secured by substantially all of Cal Water's utility plant. The senior notes are held by institutional investors and require interest-only payments until maturity, except series G and H, which have an annual sinking fund requirement of $1.8 million starting in 2012. The Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt includes a term loan of $3.4 million for New Mexico Water and other equipment and system acquisition financing arrangements with financial institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2006 through 2010) are $1,133, $1,115, $1,095, $1,026, and $965, and $269,941 thereafter.

Notes to Consolidated Financial Statements


Note 10. Other Accrued Liabilities
As of December 31, 2005 and 2004, other accrued liabilities were:

                                                                              2005             2004
                                                                              ----             ----
Accrued pension and postretirement benefits                                $ 14,272         $ 13,032
Accrued and deferred compensation                                             9,370            7,953
Accrued benefit and workers' compensation claims                              4,533            4,142
Other                                                                         6,882            6,652
                                                                           --------         --------
Total other accrued liabilities                                            $ 35,057         $ 31,779
                                                                           ========         ========

Note 11. Income Taxes

     Income tax expense consists of the following:

                                                            Federal          State            Total
                                                            -------          -----            -----
2005                                           Current     $ 12,275        $  3,433         $ 15,708
                                              Deferred        4,274              24            4,298
                                                           --------        --------         --------
                                                 Total     $ 16,549        $  3,457         $ 20,006
                                                           ========        ========         ========

2004                                           Current     $  4,211        $  3,623         $  7,834
                                              Deferred        9,146             104            9,250
                                                           --------        --------         --------
                                                 Total     $ 13,357        $  3,727         $ 17,084
                                                           ========        ========         ========

2003                                           Current     $  8,506        $  2,604         $ 11,110
                                              Deferred        1,697              91            1,788
                                                           --------        --------         --------
                                                 Total     $ 10,203        $  2,695         $ 12,898
                                                           ========        ========         ========

     Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statements of Income. The difference is reconciled in the table below:

                                                              2005            2004             2003
                                                              ----            ----             ----
Computed "expected" tax expense                            $ 16,530        $ 15,089         $ 11,310
Increase (reduction) in taxes due to:
  State income taxes net of federal tax benefit               2,714           2,477            1,846
  Investment tax credits                                        (31)           (139)             (91)
  Other                                                         793            (343)            (167)
                                                           --------        --------         --------
Total income tax                                           $ 20,006        $ 17,084         $ 12,898
                                                           ========        ========         ========

     Included in Other in the above table is the recognition of the flow-through accounting for federal depreciation expense on assets acquired prior to 1982. For assets acquired prior to 1982, the benefit of excess tax depreciation was previously passed through to the ratepayers. The tax benefit is now reversing and a higher tax expense is being recognized and is included in customer rates.

     In October 2004, the American Jobs Creation Act of 2004 (Act) was signed into law and provides a new federal income tax deduction from qualified U.S. production activities, which is being phased in from 2005 through 2010. Under the Act, qualified production activities include production of potable water, but exclude the transmission and distribution of the potable water. In December 2004, the FASB issued FASB Staff Position No. 109-1 and proposed that the deduction should be accounted for as a "special deduction" in accordance with SFAS No. 109. As such, the special deduction had no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of the deduction is being reported in the year in which the deduction is claimed on the Company's tax return. During 2005, the Company completed its evaluation of the provisions of the Act and included a deduction in the provision for income taxes. The impact was to lower the income tax provision by $175 in 2005.

     The components of deferred income tax expense were:


In thousands                                  2005          2004        2003
------------                                  ----          ----        ----
Depreciation                                $ 3,593      $ 11,603    $ 3,110
Developer Advances and Contributions           (561)       (1,409)    (1,136)
Prepaid expenses                              2,004            --         --
Bond redemption premiums                         --          (231)       911
Investment tax credits                         (106)         (107)      (110)
Other                                          (632)         (606)      (987)
                                            -------      --------    -------
Total deferred income tax expense           $ 4,298      $  9,250    $ 1,788
                                            =======      ========    =======


     The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented in the following table:

                                                                              2005         2004
                                                                              ----         ----
Deferred tax assets:
  Developer deposits for extension agreements
    and Contributions in Aid of Construction                               $ 48,020     $ 47,688
  Federal benefit of state tax deductions                                     7,464        7,120
  Book plant cost reduction for future deferred ITC amortization              1,545        1,607
  Insurance loss provisions                                                   1,846        1,158
  Pension plan                                                                1,663        1,524
  Other                                                                         812          190
                                                                           --------     --------
Total deferred tax assets                                                    61,350       59,287
                                                                           --------     --------
Deferred tax liabilities:
  Utility plant, principally due to depreciation differences                120,875      111,506
  Prepaid expense                                                             2,004           --
  Premium on early retirement of bonds                                        2,391        2,607
                                                                           --------     --------
Total deferred tax liabilities                                              125,270      114,113
                                                                           --------     --------
Net deferred tax liabilities                                               $ 63,920     $ 54,826
                                                                           ========     ========

     A valuation allowance was not required at December 31, 2005 and 2004. Based on historical taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

Notes to Consolidated Financial Statements

Note 12. Employee Benefit Plans

     Pension   Plans

     The Company provides a qualified, defined-benefit, non-contributory pension plan for substantially all employees. The Company also maintains an unfunded, non-qualified, supplemental executive retirement plan. The costs of plans are charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. The Company estimates that the annual contribution to the pension plans will be $7.4 million in 2006. Plan assets in the defined benefit pension plan as of December 31, 2005 and 2004 (the measurement dates for the plan) were as follows:


Asset Category                     Target        2005          2004
--------------                     ------        ----          ----
Bond funds                      35% to 45%       36.4%         39.4%
Equity accounts                 55% to 65%       63.6%         60.6%


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

     Pension payment obligations are generally funded by the purchase of an annuity from a life insurance company. In 2005, the Plan annuitized pension benefits that would otherwise be paid to certain retirees in the future. Benefit payments under the supplemental executive retirement plan are paid currently. Excluding costs to annuitize future retirement benefits, benefits expected to be paid in each year from 2006 through 2010 are $2,610, $3,266, $4,412, $5,617, and
$5,683, respectively. The aggregate benefit expected to be paid in the five years 2011 through 2015 is $39,142. The expected benefit payments are based upon the same assumptions used to measure the Company's benefit obligation at December 31, 2005, and include estimated future employee service.

     The accumulated benefit obligations of the pension plan are $71,463 and $65,938 as of December 31, 2005 and 2004, respectively. The fair value of pension plan assets was $70,225 and $75,064 as of December 31, 2005 and 2004, respectively. The unfunded supplemental executive retirement plan accumulated benefit obligations were $8,608 and $7,234 as of December 31, 2005 and 2004, respectively.

     The data in the following tables includes the unfunded, non-qualified, supplemental executive retirement plan.

     Savings Plan

     The Company sponsors a 401(k) qualified, defined-contribution savings plan that allows participants to contribute up to 20% of pre-tax compensation. The Company matches 50 cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,498, $1,443, and $1,433, for the years 2005, 2004, and 2003, respectively.

     Other  Postretirement

     Plan The Company provides substantially all active, permanent employees with medical, dental, and vision benefits through a self-insured plan. Employees retiring at or after age 58, along with their spouses and dependents, continue participation in the plan by payment of a premium. Plan assets are invested in mutual funds, short-term money market instruments and commercial paper. Retired employees are also provided with a $5,000 life insurance benefit.

     The Company records the costs of postretirement benefits other than pension during the employees' years of active service. The Company has recorded a regulatory asset in prior years for the difference between the Company-funded amount and the net periodic benefit cost. The Company intends to file with the Commission an Advice Letter to recover the regulatory asset in future customer rates, as customer rates have only included the lower Company-funded amount.

     The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2005 and 2004:

                                                      Pension Benefits          Other Benefits
                                                   ---------------------     ---------------------
                                                      2005         2004         2005         2004
                                                      ----         ----         ----         ----
Change in benefit obligation:
Beginning of year                                  $ 87,616     $ 88,356     $ 30,870      $ 22,219
Service cost                                          4,335        4,608        1,019         1,461
Interest cost                                         5,511        5,613        1,088         1,560
Assumption change                                    11,783       (5,992)      (8,364)        3,266
Benefit adjustment                                    4,086           --           --            --
Medicare Modernization Act                               --           --           --        (4,360)
Experience (gain) loss                                3,426        2,938       (2,106)        8,130
Benefits paid, net of retiree premiums              (13,559)      (7,907)      (1,030)       (1,406)
                                                   --------    --------      --------      --------
End of year                                        $103,198     $ 87,616     $ 21,477      $ 30,870
                                                   --------    --------      --------      --------
Change in plan assets:
Fair value of plan assets at beginning of year     $ 75,064     $ 63,216     $  4,543      $  3,697
Actual return on plan assets                          4,000        8,298          184           294
Employer contributions                                4,720       11,457        1,356         1,958
Retiree contributions                                    --           --          651           649
Benefits paid                                       (13,559)      (7,907)      (1,681)       (2,055)
                                                   --------    --------      --------      --------
Fair value of plan assets at end of year           $ 70,225     $ 75,064     $  5,053      $  4,543
                                                   --------    --------      --------      --------

Funded status                                      $(32,973)   $(12,552)     $(16,424)     $(26,327)
Unrecognized actuarial (gain) or loss                13,516      (2,783)        4,053        14,293
Unrecognized prior service cost                      17,473      15,383           564           638
Unrecognized transition obligation                       --          --         2,217         2,493
Unrecognized net initial asset                           --          --          (276)         (276)
                                                   --------    --------      --------      --------
Net amount recognized                              $ (1,984)   $     48      $ (9,866)     $ (9,179)
                                                   ========    ========      ========      ========

     Amounts recognized on the balance sheet consist of:

                                                     Pension Benefits            Other Benefits
                                                   --------------------      ----------------------
                                                      2005       2004           2005         2004
                                                      ----       ----           ----         ----
Accrued benefit costs                              $ (1,984)   $     48      $ (9,866)     $ (9,179)
Additional minimum liability                         (6,921)     (3,081)           --            --
Intangible asset                                      5,719       2,380            --            --
Accumulated other comprehensive loss                  1,202         701            --            --
                                                   --------    --------      --------      --------
Net amount recognized                              $ (1,984)   $     48      $ (9,866)     $ (9,179)
                                                   ========    ========      ========      ========

Notes to Consolidated Financial Statements


     Below are the actuarial assumptions used in determining the benefit obligation for the benefit plans:

                                                                Pension Benefits   Other Benefits
                                                                ----------------   --------------
Weighted average assumptions as of December 31:                  2005      2004    2005     2004
                                                                 ----      ----    ----     ----
     Discount rate                                              5.60%     6.00%   5.60%    6.00%
     Long-term rate of return on plan assets                    8.00%     8.00%   8.00%    8.00%
     Rate of compensation increases                             3.75%     3.00%     --       --

     The long-term rate of return assumption is the expected rate of return on a balanced portfolio invested roughly 60% in equities and 40% in fixed income securities. The average return for the plan for the last five and 10 years was 7% and 8.7%, respectively.

     Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 2005, 2004, and 2003 included the following components:

                                                           Pension Plan                             Other Benefits
                                                  ------------------------------           -------------------------------
                                                  2005         2004         2003           2005          2004         2003
                                                  ----         ----         ----           ----          ----         ----
Service cost                                    $ 4,335      $ 4,608      $ 3,879        $ 1,019       $ 1,461      $ 1,033
Interest cost                                     5,511        5,613        5,374          1,088         1,560        1,224
Expected return on plan assets                   (5,285)      (4,861)      (4,757)          (419)         (340)        (233)
Net amortization and deferral                     2,191        2,014        1,861            355           894          637
                                                -------      -------      -------        -------       -------      -------
Net periodic benefit cost                       $ 6,752      $ 7,374      $ 6,357        $ 2,043       $ 3,575      $ 2,661
                                                =======      =======      =======        =======       =======      =======

     Below are the actuarial assumptions used in determining the net periodic benefit costs for the benefit plans:

                                                               Pension Benefits      Other Benefits
                                                               ----------------      --------------
Weighted average assumptions as of December 31:                2005       2004       2005      2004
                                                               ----       ----       ----      ----
  Discount rate                                                6.00%      6.00%       6.00%    6.00%
  Long-term rate of return on plan assets                      8.00%      8.00%       8.00%    8.00%
  Rate of compensation increases                               3.00%      3.00%         --       --

     Postretirement benefit expense recorded in 2005, 2004, and 2003, was $1,572, $1,420, and $1,160, respectively. The remaining net periodic benefit cost as of December 31, 2005, of $9,791 is expected to be recovered through future customer rates and is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

     For 2005 measurement purposes, the Company assumed an 8.5% annual rate of increase in the per capita cost of covered benefits, with the rate decreasing 1% per year for the next four years to a long-term annual rate of 4.5% per year after four years. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                                          1-percentage        1-percentage
                                                        Point Increase      Point Decrease
                                                        --------------      --------------
Effect on total service and interest costs                     $   422            $   (331)
Effect on accumulated postretirement benefit obligation        $ 3,693            $ (2,949)

Note 13. Stock-Based Compensation Plans

     The Company has two stockholder-approved stock-based compensation plans. Under the Long-Term Incentive Plan that allowed granting of non-qualified stock options, some of which are currently outstanding, there will be no future grants made. Options were granted under the Long-Term Incentive Plan at an exercise price that was not less than the per share common stock market price on the date of grant. At December 31, 2005, 86,500 options were exercisable at a weighted average price of $24.93. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a 10-year period. No options were granted in 2005, 2004, or 2003.

     The following  table  summarizes  the activity of the  Long-Term  Incentive
Plan:

                                                         Weighted            Weighted                      Weighted
                                                          Average             Average                       Average
                                                         Exercise           Remaining           Options        Fair
                                              Shares        Price    Contractual Life       Exercisable       Value
                                              ------        -----    ----------------       -----------       -----
Outstanding at December 31, 2002             154,500        24.77             8.2              36,750            --
Cancelled                                     (5,250)       24.78              --                  --            --
                                             -------        -----           -----              ------         -----

Outstanding at December 31, 2003             149,250        24.77             7.2              74,625            --
Exercised                                    (25,500)       23.67              --                  --            --
Cancelled                                     (2,250)       25.41              --                  --            --
                                             -------        -----           -----              ------         -----

Outstanding at December 31, 2004             121,500        24.99             6.3              85,500            --
Exercised`                                   (22,750)       25.15              --                  --            --
Cancelled                                       (750)       25.15              --                  --            --
                                             -------        -----           -----              ------         -----
Outstanding at December 31, 2005              98,000        24.95             5.4              86,500            --
                                             =======        =====           =====              ======         =====


     In 2005, the Long-Term Incentive Plan was replaced by a stockholder-approved Equity Incentive Plan, which allows granting of incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, and other stock awards. Under the Equity Incentive Plan, a total of 1,000,000 common shares have been authorized for future grants. As of December 31, 2005, there were no grants under the Plan. The Company will be reporting compensation expense related to any grants under this plan in accordance with SFAS No. 123 (revised 2004), as discussed in Note 2.

Note 14. Fair Value of Financial Instruments

     For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, accounts receivables, and accounts payables, the carrying amount approximates the fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $289 million and $301 million as of December 31, 2005, and 2004, respectively, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The book value of the long-term debt is $274 million and $276 million as of December 31, 2005 and 2004, respectively. The fair value of Advances for Construction contracts is estimated at $57 million as of December 31, 2005 and $51 million as of December 31, 2004, based on data provided by brokers who purchase and sell these contracts.

Notes to Consolidated Financial Statements


Note 15. Commitments and Contingencies

     Commitments

     The Company leases office facilities and two water systems from cities, and has long-term commitments to purchase water from water wholesalers. The commitments are noted in the table below.


                             Office Leases    System Leases    Water Contracts
                             -------------    -------------    ---------------

2006                                 $ 662            $ 961           $ 12,731
2007                                   486              961             12,731
2008                                   358              961             13,940
2009                                   184              961             13,940
2010                                   125              961             13,940
Thereafter                              65            6,427            335,842

     The Company leases office facilities in many of its operating districts. The total paid and charged to operations for such leases was $682 in 2005, $632 in 2004, and $577 in 2003.

     The Company leases the City of Hawthorne water system, which in addition to the upfront lease payment, includes an annual payment. The 15-year lease expires in 2011. The annual payments in 2005, 2004, and 2003 were $116, $116, and $111, respectively. In July 2003, the Company negotiated a 15-year lease of the City of Commerce water system. At this time, the lease has not been formally executed by the parties. The lease includes an annual lease payment of $845 per year plus a cost-savings sharing arrangement.

     The Company has a long-term contract with Santa Clara Water District that requires the Company to purchase minimum annual water quantities. Purchases are priced at the District's then-current wholesale water rate. The Company operates to purchase sufficient water to equal or exceed the minimum quantities under the contract. The total paid under the contract was $4,763 in 2005, $4,610 in 2004, and $4,452 in 2003.

     The Company also has a water supply contract with Stockton East Water District (SEWD) that requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $4,300 in 2005, $4,392 in 2004, and $3,779 in 2003. Pricing under the contract varies annually. Estimated annual contractual obligations in the table above are based on the same payment levels as 2005. Future increased costs by SEWD are expected to be offset by a decline in the allocation of costs to the Company, as other customers of SEWD are expected to receive a larger allocation based upon growth of their service areas.

     On September 21, 2005, the Company entered into an agreement with Kern County Water Agency (Agency) to obtain treated water for the Company's operations. The term of the agreement is to January 1, 2035, or until the repayment of the Agency's bonds (described hereafter) occurs. Under the terms of the agreement, the Company is obligated to purchase 20,500 acre-feet of treated water per year. The Company is obligated to pay the Capital Facilities Charge and the Treated Water Charge regardless of whether it can use the water in its operation, and is obligated for these charges even if the Agency cannot produce an adequate amount to supply the 20,500 acre-feet in the year. (This agreement supersedes a prior agreement with Kern County Water Agency for the supply of 11,500 acre-feet of water per year. The total paid under the prior agreement was $3,288 in 2005, $3,308 in 2004, and $2,691 in 2003.)

     Three other parties, including the City of Bakersfield, are also obligated to purchase a total of 32,500 acre-feet per year under separate agreements with the Agency. Furthermore, the Agency has the right to proportionally reduce the water supply provided to all of the participants if it cannot produce adequate supplies. The participation of all parties in the transaction for expansion of the Agency's facilities, including the Water Purification Plant, purchase of the water, and payment of interest and principal on the bonds being issued by the Agency to finance the transaction, is required as a condition to the obligation of the Agency to proceed with expansion of the Agency's facilities. If any of the other parties does not use its allocation, that party is obligated to pay its contracted amount.

     The Agency is planning to issue bonds to fund the project and will use the payments of the Capital Facilities Charges by the Company and the other contracted parties to meet the Agency's obligations to pay interest and repay principal on the bonds. If any of the parties were to default on making payments of the Capital Facilities Charge, then the other parties are obligated to pay for the defaulting party's share on a pro-rata basis. If there is a payment default by a party and the remaining parties have to make payments, they are also entitled to a pro-rata share of the defaulting party's water allocation.

     The Company expects to use all its contracted amount of water in its operations every year. In addition, if the Company were to pay for and receive additional amounts of water due to a default of another participating party; the Company believes it could use this additional water in its operations without incurring substantial incremental cost increases. If additional treated water is available, all parties have an option to purchase this additional treated water, subject to the Agency's right to allocate the water among the parties.

     The total obligation of all parties, excluding the Company, is approximately $108 million to the Agency. Based on the creditworthiness of the other participants, which are government entities, it is believed to be highly unlikely that the Company would be required to assume any other parties' obligations under the contract due to their default. In the event of default by a party, the Company would receive entitlement to the additional water for assuming any obligation.

     Once the project is complete, the Company is obligated to pay a Capital Facilities Charge and a Treated Water Charge that together total $4.7 million annually, which equates to $231 per acre-foot. Annual payments of $2.0 million for the Capital Facilities Charge will begin when the Agency issues bonds to fund the project. Some of the Treated Water Charge of $2.8 million is expected to begin July 1, 2007, when a portion of the planned capacity is expected to be available. The expanded water treatment plant is expected to be at full capacity by July 1, 2008, and at that time, the full annual payments of $4,739,000 would be made and continue through the term of the agreement. Once treated water is being delivered, the Company will also be obligated for its portion of the operating costs; that portion is currently estimated to be $69 per acre-foot. The actual amount will vary due to variations from reimbursable operating cost estimates, inflation, and other changes in the cost structure. The Company's overall estimated cost of $300 per acre-foot is less than the estimated cost of procuring untreated water (assuming water rights could be obtained) and then providing treatment.

     Contingencies

     In 1995, the State of California's  Department of Toxic Substances  Control
(DTSC) named Cal Water as a potential responsible party for cleanup of a toxic contamination plume in the Chico groundwater. The toxic spill occurred when cleaning solvents, which were discharged into the city's sewer system by local dry cleaners, leaked into the underground water supply. The DTSC contends that Cal Water's responsibility stems from its operation of wells in the surrounding vicinity that caused the contamination plume to spread. While Cal Water is cooperating with the cleanup effort, Cal Water denies any responsibility for the contamination or the resulting cleanup and intends to vigorously resist any action that may be brought against Cal Water. In December 2002, Cal Water was named along with other defendants in two lawsuits filed by DTSC for the cleanup of the plume. The suits assert that the defendants are jointly and severally liable for the estimated cleanup of $8.7 million. The parties have undertaken settlement negotiations. In response to Cal Water's request for its insurance carrier to participate in settlement negotiations, the insurance carrier threatened to exercise its reservation of rights letter to seek reimbursement of past defense costs. Past defense costs approximate $0.6 million. Cal Water believes that the carrier clearly has a duty to defend and is not entitled to any defense cost reimbursement. Furthermore, Cal Water believes that insurance coverage exists for this claim. If Cal Water's claim is ultimately found to be excludable under its policies, Cal Water believes any damages will be covered by the ratepayer as pump-and-treat is the most economical approach to the cleanup effort. Cal Water believes that there will not be a material adverse effect to its financial position or results of operations.

     In 1995, the California Legislature enacted the Water Utility Infrastructure Improvement Act of 1995 (Infrastructure Act) to encourage water utilities to sell surplus properties and reinvest in needed water utility facilities. In September 2003, the California Public Utilities Commission (CPUC) issued decision D.03-09-021 in Cal Water's 2001 General Rate Case filing. In this decision, the CPUC ordered Cal Water to file an application setting up an Infrastructure Act memorandum account with an up-to-date accounting of all real property that was at any time in rate base and that Cal Water had sold since the effective date of the Infrastructure Act. Additionally, the decision directed the CPUC staff to file a detailed report on its review of Cal Water's application. On January 11, 2005, the Office of Ratepayer Advocates (ORA) issued a report expressing its opinion that Cal Water had not proven that surplus properties sold since 1996 were no longer used and useful. ORA recommended that Cal Water be fined $160,000 and that gains from property sales be used to benefit ratepayers.

Notes to Consolidated Financial Statements


     During the period under review, Cal Water's cumulative gains from surplus property sales were $19.2 million, which included an inter-company gain related to a transaction with Utility Services and a like-kind exchange with a third party.

     On December 1, 2005, the CPUC issued its decision D.05-12-002 (Decision). The Decision found that Cal Water appropriately reclassified all properties as non-utility property prior to being sold. The criteria Cal Water followed to reclassify its properties was reasonable and consistent with the requirements of the CPUC. Since the properties were properly reclassified, CPUC approval was not required prior to the sale and no penalty is warranted. Furthermore, the Decision found that Cal Water should be allowed to include in rate base the remaining $1,182,462 of the Chico customer center costs not yet in rate base and to earn a return on the additional rate base, an increased revenue requirement of approximately $171,000.

     However, the Decision did not approve the amount of sale proceeds (or gains) that qualify for reinvestment under the Infrastructure Act, although it concluded that all property sales should qualify and should be accounted for in accordance with the Act. The Decision defers the issues regarding treatment of sale proceeds and allocation of gains on sale to its R.04-09-003 proceeding, where the CPUC intends to set guidelines and a specific rule on allocation of the gain on utility asset sales between shareholders and ratepayers. On November 5, 2005, the Commission mailed its proposed decision (Proposed Decision) regarding the allocation of proceeds from the sale of utility assets. The Proposed Decision states that the Commission has limited discretion in how it allocates gains on sale of real property, provided that water companies reinvest the proceeds in new water infrastructure. As such, the Company is entitled to earn a full authorized return on the proceeds reinvested in utility plant.

     Based on the Decision and the Proposed Decision, Cal Water has not accrued a liability in its financial statements. Cal Water has no knowledge when the CPUC will issue its decision in the matter of R.04-09-003. If the CPUC finds any portion of the property sales should be allocated to the ratepayers, Cal Water's rate base could be reduced, which would lower future revenues, net income, and cash flows.

     The Company is involved in other proceedings or litigation arising in the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its financial position, results of operations, or cash flows.

Note 16.  Quarterly  Financial Data (unaudited)

     The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT."

2005 (in thousands, except per share amounts         First        Second           Third        Fourth
                                                     -----        ------           -----        ------
Operating revenue                                 $ 60,303      $ 81,457        $101,128      $ 77,840
Net operating income                                 4,465        11,253          16,103         7,989
Net income                                             680         7,591          13,115         5,837
Diluted earnings per share                            0.03          0.41            0.71          0.32
Common stock market price range:
  High                                               36.76         38.12           41.90         41.09
  Low                                                32.12         32.85           37.53         32.64
Dividends paid                                       .2850         .2850           .2850         .2850


2004 (in thousands, except per share amounts)        First        Second           Third        Fourth
                                                     -----        ------           -----        ------

Operating revenue                                 $ 60,240      $ 88,845        $ 97,104      $ 69,378
Net operating income                                 5,391        14,083          14,498         7,511
Net income                                           1,446        10,054          10,789         3,737
Diluted earnings per share                            0.08          0.59            0.59          0.20
Common stock market price range:
  High                                               29.99         29.75           29.42         37.70
  Low                                                27.25         26.60           26.19         28.20
Dividends paid                                       .2825         .2825           .2825         .2825

Report of Independent Registered Public Accounting Firm


The  Board of Directors and Stockholders
California Water Service Group:

     We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that California Water Service Group and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management of California Water Service Group is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the internal control over financial reporting of California Water Service Group and subsidiaries based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

     In our opinion, management's assessment that California Water Service Group and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, California Water Service Group and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by COSO.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 9, 2006, expressed an unqualified opinion on those consolidated financial statements.


/s/ KPMG LLP

Mountain View, California
March 9, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
California Water Service Group:

     We have audited the accompanying consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the management of California Water Service Group. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of California Water Service Group and subsidiaries as of December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2006, expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP

Mountain View, California
March 9, 2006

Controls and Procedures


Management's Evaluation of Disclosure Controls and Procedures

     The Company carried out an evaluation, under the supervision of and with the participation of management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of December 31, 2005, pursuant to Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on their review of the disclosure controls and procedures, the Chief Executive Officer and Acting Chief Financial Officer have concluded that the Company's disclosure controls and procedures are effective in timely alerting management to material information that is required to be included in periodic SEC filings.

     Management, including the Chief Executive Officer and Acting Chief Financial Officer, does not expect that the Company's disclosure controls and procedures or its internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of each control must be considered relative to its costs. Because of the inherent limitations in all control systems, no evaluation of a control system can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected.

     There was no change in the Company's internal control over financial reporting during the quarter ended December 31, 2005, that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

Management's Report on Internal Control over Financial Reporting

     Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended). Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2005, the Company's internal control over financial reporting is effective based on these criteria. The Company's independent registered public accounting firm, KPMG LLP, which has audited the financial statements included in this Annual Report, has issued an audit report on management's assessment of the Company's internal control over financial reporting, which is included herein.



                                                                   Certification



As provided in the rules of the New York Stock Exchange, the Company's Chief Executive Officer has certified to the Exchange in writing that, as of February 22, 2006, he was not aware of any violation by the Company of the NYSE's Corporate Governance listing standards. The Company has included as Exhibits
31.1 and 31.2 to its Annual Report on Form 10-K for the year ended December 31, 2005, certifications from its Chief Executive Officer and Acting Chief Financial Officer regarding the quality of the Company's public disclosure.